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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PUBLIC LIMITED COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Registered in Ireland—No. 498284
Connaught House
1 Burlington Road
Dublin 4, Ireland

NOTICE OF 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 1, 2012

To the Shareholders:

        The 2012 Annual General Meeting of Alkermes plc (the "Company" or "Alkermes"), a company incorporated under the laws of Ireland, will be held on August 1, 2012 at 12:30 p.m., local time, at the Company's offices at Connaught House, 1 Burlington Road, Dublin 4, Ireland, for the following purposes:

  1.
  By separate resolutions, to elect as Class 1 directors to serve for a three-year term expiring at the Company's Annual General Meeting of Shareholders in 2015 and until their respective successors are elected and shall qualify, the following individuals as nominated by our Board of Directors:

  a.
  Floyd E. Bloom

  b.
  Geraldine A. Henwood

  2.
  To approve an amendment to the Alkermes plc 2011 Stock Option and Incentive Plan to increase the number of shares authorized for issuance thereunder.

  3.
  To hold a non-binding advisory vote on the compensation of our named executive officers.

  4.
  To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation.

  5.
  To authorize holding the 2013 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.

  6.
  To appoint PricewaterhouseCoopers as the independent auditors of the Company and to authorize the Audit and Risk Committee of the Board of Directors to set the auditors' remuneration.

  7.
  To transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

        Proposal 1 relates solely to the election of two Class 1 directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any shareholder of the Company. Proposals 1 through 3 and proposals 5 and 6 are ordinary resolutions, requiring a simple majority of the votes cast at the meeting. A plurality of the votes cast for proposal 4 will determine the frequency of the advisory vote on executive compensation. These items of business are more fully described in the proxy statement accompanying this notice.

        During the Annual General Meeting, management will present the Company's Irish Statutory Accounts for the fiscal year ended March 31, 2012, and the reports of the auditors thereon.

        The board of directors has fixed June 15, 2012 as the record date for the Annual General Meeting. Only shareholders who are registered as shareholders as of the close of trading on the NASDAQ

Global Select Market on the record date will be entitled to notice of, and to vote at, the Annual General Meeting.

        Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy or proxies to attend, speak and vote on such shareholder's behalf. Such proxy need not be a shareholder of the Company. If you wish to appoint as proxy any person other than the individuals specified in the Company's proxy card, please contact the Company Secretary.

        Proxy Materials for the Annual General Meeting of Shareholders to be held on August 1, 2012 at 12:30 p.m. local time at the Company's offices at Connaught House, 1 Burlington Road, Dublin 4, Ireland, are available at: www.edocumentview.com/alks.

        On or around June 22, 2012, we will mail to our shareholders (other than those who previously requested electronic delivery) the Notice of Annual General Meeting of Shareholders, our Proxy Statement, our Proxy Card, our Irish Statutory Accounts for the fiscal year ended March 31, 2012, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 (collectively, the "Proxy Materials"). Note that if you have previously elected to receive our Proxy Materials electronically, you will continue to receive these materials via email unless you elect otherwise.

By Order of the Board of Directors

KATHRYN L. BIBERSTEIN
Secretary

Dublin, Ireland
June 19, 2012

        You are cordially invited to attend the meeting in person. The presence at the meeting, in person or by proxy, of one or more shareholders who hold shares representing not less than a majority of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum. Your vote is important. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Registered in Ireland—No. 498284
Connaught House
1 Burlington Road
Dublin 4, Ireland

PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
AUGUST 1, 2012

Introduction

        On May 9, 2011, Alkermes plc, Alkermes, Inc., Elan Corporation, plc ("Elan") and certain of their respective subsidiaries entered into the Business Combination Agreement and Plan of Merger (the "Business Combination Agreement") pursuant to which Alkermes, Inc. and Elan Drug Technologies ("EDT"), a business unit of Elan, agreed to combine their businesses under the Alkermes plc in a cash and share transaction (the "Business Combination"). On May 4, 2011, Alkermes plc was incorporated by Elan in connection with the negotiation and execution of the Business Combination Agreement solely to effect the Business Combination. Following the execution of the Business Combination Agreement, Elan contributed the assets and legal entities that comprised the EDT business to Alkermes plc through a combination of asset transfers, share transfers and other inter-company transactions, following which the EDT business was contained in several subsidiaries under Alkermes plc.

        On September 16, 2011, the business of Alkermes, Inc. and EDT were combined under Alkermes plc. As part of the Business Combination, a wholly owned subsidiary of Alkermes plc merged with and into Alkermes, Inc., with Alkermes, Inc. surviving as a wholly owned subsidiary of Alkermes plc. At the effective time of the Business Combination, (i) each share of Alkermes, Inc. common stock then issued and outstanding and all associated rights were canceled and automatically converted into and became the right to receive one ordinary share of Alkermes plc and (ii) all issued and outstanding options and stock awards to purchase Alkermes, Inc. common stock granted under any equity compensation plan were converted into options and stock awards to purchase on substantially the same terms and conditions the same number of Alkermes plc ordinary shares at the same exercise price. Alkermes, Inc. was treated as the accounting acquirer under accounting principles generally accepted in the United States ("U.S. GAAP").

        Upon the closing of the Business Combination on September 16, 2011, (i) Dr. Alexander Rich and Michael A. Wall resigned as directors of Alkermes, Inc.; (ii) the board of directors of Alkermes plc was set at eight and each of Geraldine A. Henwood, Floyd E. Bloom, David W. Anstice, Robert A. Breyer, Wendy L. Dixon, Paul J. Mitchell, Richard F. Pops and Mark B. Skaletsky, all of whom were directors of Alkermes, Inc. immediately prior to Business Combination, were appointed as directors of Alkermes plc; (iii) Richard F. Pops and James M. Frates who, immediately prior to the Business Combination, served as the principal executive officer and principal financial officer, respectively, of Alkermes, Inc. were appointed to serve as the principal executive officer and principal financial officer, respectively, of Alkermes plc, and (iv) the following persons were appointed to serve as Alkermes plc executive officers for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Richard F. Pops; Shane Cooke; James M. Frates; Michael J. Landine; Kathryn L. Biberstein; Elliot W. Ehrich, M.D.; Gordon G. Pugh; and James L. Botkin. The Company entered into employment agreements with Mr. Cooke and Mr. Botkin, effective upon the closing of the Business Combination. The employment agreements of the other executive officers were not amended in any manner. The Company did not adopt the poison pill that was in place at Alkermes, Inc.

        On February 29, 2012, Mark Stejbach joined Alkermes plc as our Chief Commercial Officer and was also appointed as an executive officer.

        Use of the terms such as "us," "we," "our" "Alkermes" or the "Company" in this proxy statement is meant to refer to Alkermes plc and its subsidiaries, except when the context makes clear that the time period being referenced is prior to September 16, 2011, the closing date of the Business Combination, in which case such terms shall refer to Alkermes, Inc., which, prior to September 16, 2011, was an independent biotechnology company incorporated in the Commonwealth of Pennsylvania and traded on the NASDAQ Global Select Market ("Nasdaq") under the symbol "ALKS." For purposes of this proxy statement, the presentation of full fiscal year information for the Company will consist of information with respect to Alkermes plc for the period from September 17, 2011 through March 31, 2012 and information with respect to Alkermes, Inc., the predecessor company to Alkermes plc from a U.S. GAAP financial reporting perspective, for the period from April 1, 2011 through September 16, 2011. We believe this will provide the most relevant full fiscal year disclosure for Alkermes plc.

 QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        The board of directors of Alkermes (the "Board") is soliciting your proxy to vote at the Annual General Meeting of Shareholders (the "Meeting") to be held on August 1, 2012 at 12:30 p.m., local time, at the Company's offices at Connaught House, 1 Burlington Road, Dublin 4, Ireland, and at any postponement or adjournment of the Meeting. You are invited to attend the Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or over the Internet. The Company intends to mail this proxy statement and accompanying proxy card on or about June 22, 2012 to all shareholders of record entitled to vote at the Meeting.

Who can vote at the Meeting?

        Only shareholders who are registered as shareholders as of the close of trading on Nasdaq on June 15, 2012 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 130,703,377 ordinary shares issued and outstanding and entitled to be voted.

Shareholder of Record: Shares Registered in Your Name

        If, as of the Record Date, your ordinary shares were registered directly in your name with the Company's transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the Meeting or vote by proxy. Whether or not you plan to attend the Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If, as of the Record Date, your ordinary shares were not held directly in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid proxy from your broker or other agent.

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How do I vote?

        You may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

        If you are a shareholder of record on the Record Date, you may vote in person at the Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Meeting and vote in person even if you have already voted by proxy.

        By Internet.    Access the website of our tabulator, Computershare, at: http://www.envisionreports.com/alks, using the voter control number that we have printed on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. The cutoff time for voting by Internet is 11:59 p.m. (EST) on July 31, 2012.

        By Telephone.    Call 1-800-652-VOTE (1-800-652-8683) toll-free from the U.S. and Canada, and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. The cutoff time for voting by telephone is 11:59 p.m. (EST) on July 31, 2012.

        By Mail.    Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Computershare. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR each proposal and according to the best judgment of the proxy holder upon any other business that may properly be brought before the Meeting and at all adjournments and postponements thereof.

        In Person at the Meeting.    If you attend the Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of ordinary shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Alkermes; if you have not, please contact your broker, bank or other agent. Simply complete and mail the proxy card, in accordance with the instructions you receive, to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each ordinary share you owned as of the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card without making any voting selections, your shares will be voted FOR the election of Geraldine A. Henwood and Floyd E. Bloom as Class 1 directors of the Company; FOR the approval of the amendment to the Alkermes plc 2011 Stock option and Incentive Plan; FOR the advisory vote approving the compensation of our named executive officers; FOR approval of the one-year option as the frequency of the advisory vote on executive compensation; FOR authorization to hold our 2013 Annual General Meeting of Shareholders at a location outside of

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Ireland; FOR appointment of PricewaterhouseCoopers as our independent auditor and authorization for the Audit and Risk Committee of the Board to set auditor remuneration. If any other matter is properly presented at the Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, employees and third party proxy solicitors may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your ordinary shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What is the quorum requirement?

        A quorum of shareholders is necessary to hold a valid Meeting. A quorum will be present if at least one or more shareholders holding not less than a majority of the issued and outstanding shares entitled to vote are present at the Meeting or represented by proxy. On the Record Date, there were 130,703,377 ordinary shares issued and outstanding and entitled to vote. Thus, the holders of 65,351,690 ordinary shares must be present in person or represented by proxy at the Meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, within one hour of the time appointed for the Meeting, the Meeting shall stand adjourned to August 8, 2012 at 12:30 p.m. local time at the offices of the Company located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, or such other time or place as the Board may decide.

What vote is required to approve each proposal and how are votes counted?

  Election of Directors: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual General Meeting of Shareholders and entitled to vote on the proposal is required for the election of Floyd E. Bloom and Geraldine A. Henwood. Our Articles of Association provide that if, at any annual general meeting of shareholders, the number of directors is reduced below the minimum prescribed by the articles of association due to the failure of any director nominee to receive a majority of the votes cast, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected (until the next annual general meeting of shareholders) in order to maintain such prescribed minimum number of directors.

  Amendment of 2011 Stock Option and Incentive Plan: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual General Meeting of Shareholders and entitled to vote on the proposal is required to approve the amendment of the Alkermes plc 2011 Stock Option and Incentive Plan.

  Advisory Vote on Executive Compensation: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual General Meeting of Shareholders and entitled to vote on the proposal is required to approve the compensation of our named executive

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    officers. This proposal calls for a non-binding, advisory vote. We value the opinions expressed by our shareholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.

  Advisory Vote on the Frequency of Executive Compensation Advisory Vote: A plurality of the votes cast will determine the frequency of the advisory vote on executive compensation. This proposal calls for a non-binding, advisory vote. Our Board has recommended an annual vote, and we believe that shareholders will support this recommendation. However, if another frequency receives more votes, our Board will take that fact into account when making its decision on how often to hold executive compensation advisory votes.

  5
  Authorization to hold the 2013 Annual General Meeting at a location outside of Ireland: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual General Meeting of Shareholders and entitled to vote on the proposal is required to authorize holding the 2013 Annual General Meeting of Shareholders of the Company at a location outside of Ireland.

  6
  Appointment of PricewaterhouseCoopers as independent auditor and authorization to set auditor remuneration: The affirmative vote of a majority of shares present in person or represented by proxy at the Annual General Meeting of Shareholders and entitled to vote on the proposal is required to appoint PricewaterhouseCoopers as our independent auditor for the fiscal year ending March 31, 2013 and to authorize the Audit and Risk Committee to set the auditor's remuneration.

How will voting on any other business be conducted?

        The Board knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, the persons named as your proxy in the accompanying proxy are entitled to vote on those matters in accordance with their best judgment.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of the proposals, but will not be counted as votes cast. Broker non-votes will be counted as present for purposes of determining the presence of a quorum for purposes of the proposals, but will not be voted. Since the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting of Shareholders, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

What are "broker non-votes"?

        Broker non-votes occur when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of Nasdaq on which your broker may vote shares held in street name in the absence of your voting instructions. We believe that proposal 6 (appointment of PricewaterhouseCoopers as our independent auditor and authorization for the Audit and Risk Committee of the Board to set auditor remuneration) will be considered routine, or discretionary. However, we note that proposals 1 (election of directors), 2 (approval of an amendment to the 2011 Stock Option and Incentive Plan), 3 (the non-binding advisory vote on executive compensation), 4 (the non-binding advisory vote on the frequency of the advisory vote on executive compensation) and 5 (authorization to hold the 2013 Annual General Meeting of Shareholders of the Company at a location outside of Ireland) are considered non-routine, non-discretionary items for such purposes. Accordingly, if you own ordinary shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted.

Can I change my vote after submitting my proxy?

        Yes. You may revoke your proxy at any time before it is exercised at the Meeting by taking any of the following actions:

  •
  providing written notice to the Secretary of the Company (at Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attn.: Secretary, Annual General Meeting) by any means, including facsimile (+353 1 772 8001), stating that the proxy is revoked;

  •
  signing and delivering a proxy relating to the same shares and bearing a later date, but no later than the date and time of the Annual General Meeting of Shareholders;

  •
  transmitting a subsequent vote over the Internet or by telephone, but no later than July 31, 2012;

  •
  attending the Meeting and voting in person, although attendance at the Meeting will not, by itself, revoke a proxy.

        Please note that if your ordinary shares are held of record by a broker or other nominee, you must contact the broker or other nominee to revoke your proxy. If you wish to vote at the Meeting, you must bring to the Meeting a copy of your brokerage account statement or a letter from such broker or other nominee confirming your beneficial ownership of the shares as of the Record Date.

How can I find out the results of the voting at the Meeting?

        Preliminary voting results will be announced at the Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, to file an additional current report on Form 8-K to publish the final results. You will be able to find a copy of this Form 8-K on the Internet through the electronic data system of the U.S. Securities and Exchange Commission ("SEC") called EDGAR at www.sec.gov or through the "Investors" section of our website, www.alkermes.com.

When are shareholder proposals due for next year's Annual General Meeting?

        In accordance with the rules established by the SEC, as well as under the provisions of our Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the Proxy Statement for next year's Annual General Meeting must be received by us no earlier than January 21, 2013 and no later than March 22, 2013. Such proposals should be sent to our Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association and must be a proper subject for shareholder action under Irish law.

What proxy materials are available on the internet?

        The Notice of the Annual General Meeting, proxy statement, and our Irish Statutory Accounts and Annual Report for the fiscal year ended March 31, 2012 are available at www.edocumentview.com/alks.

 PROPOSAL 1

ELECTION OF DIRECTORS

(Ordinary resolution)

        Our Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Floyd E. Bloom and Geraldine A. Henwood for election as Class 1 directors to serve a three-year term expiring at the Company's Annual General Meeting of Shareholders in 2015 and until their respective successors are elected and shall qualify, unless they resign or are removed. As described in detail below, our nominees have considerable professional and business expertise. The recommendation of our Board is based on its carefully considered judgment that the experience, qualifications, attributes and skills of our nominees qualify them to serve on our Board.

        The persons named in the accompanying proxy intend to vote for the election of Floyd E. Bloom and Geraldine A. Henwood as Class 1 directors to serve a three-year term expiring at the Company's Annual General Meeting of Shareholders in 2015 and until their respective successors are elected and shall qualify, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The Board is informed that both of the nominees are willing to serve as directors, but if either of them should decline to serve or become unavailable for election at the Annual General Meeting of Shareholders, an event which the Board does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board, unless the Board reduces the number of directors accordingly.

        The nominees for Class 1 directors receiving a majority of the votes cast by shareholders entitled to vote thereon will be elected to serve on the Board. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will affect the outcome of the vote on this proposal.

        If, at any annual general meeting of shareholders, the number of directors is reduced below the minimum prescribed by the articles of association due to the failure of any director nominee to receive a majority of the votes cast then, in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director will remain a director (subject to the provisions of the Companies Acts and our Articles) only until the conclusion of the next annual general meeting of shareholders unless he or she is reelected.

        The Board unanimously recommends that you vote FOR the election of Floyd E. Bloom and Geraldine A. Henwood to our Board.

 DIRECTORS AND EXECUTIVE OFFICERS

Our Board Structure

        Our Board consists of three classes of directors with each director serving a staggered three-year term as follows:

Class 1 Directors Term Expires at this Annual General Meeting of Shareholders	Class 2 Directors Term Expires at 2013 Annual General Meeting of Shareholders	Class 3 Directors Term Expires at 2014 Annual General Meeting of Shareholders
Geraldine A. Henwood	David W. Anstice	Paul J. Mitchell
Floyd E. Bloom	Robert A. Breyer	Richard F. Pops*
	Wendy L. Dixon	Mark B. Skaletsky

*
Chairman of the Board

Directors and Executive Officers

        The following table sets forth our directors and executive officers, their ages and the position currently held by each such person as of June 15, 2012. The following biographical descriptions set forth information regarding each director and executive officer, including business experience and, for directors, the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the board of directors, or Board, to determine that the person should serve as our director. Information about the number of our ordinary shares beneficially owned by each director and executive officer, directly and indirectly, appears elsewhere in this proxy statement under the heading "Ownership of the Company's Ordinary Shares." Unless otherwise indicated, each of our executive officers is employed through our U.S. subsidiary, Alkermes, Inc.

Name	Age	Position
Ms. Kathryn L. Biberstein	53	Senior Vice President, General Counsel and Secretary, and Chief Compliance Officer
Mr. James L. Botkin	63	Senior Vice President, Operations
Mr. Shane Cooke	50	President
Dr. Elliot W. Ehrich	53	Senior Vice President, Research and Development, and Chief Medical Officer
Mr. James M. Frates	45	Senior Vice President and Chief Financial Officer
Mr. Michael J. Landine	58	Senior Vice President, Corporate Development
Mr. Gordon G. Pugh	54	Senior Vice President, Chief Operating Officer and Chief Risk Officer
Mr. Mark Stejbach	49	Senior Vice President, Chief Commercial Officer
Mr. Richard F. Pops	50	Director, Chairman of the Board and Chief Executive Officer
Mr. David W. Anstice(3)	63	Director
Dr. Floyd E. Bloom(1)	75	Director
Mr. Robert A. Breyer(2)	68	Director
Dr. Wendy L. Dixon(2)	56	Director
Ms. Geraldine A. Henwood(2*)	59	Director
Mr. Paul J. Mitchell(1*)(3)	59	Director
Mr. Mark B. Skaletsky(1)(3*)	63	Director

(1)
Member, Audit and Risk Committee

(2)
Member, Nominating and Corporate Governance Committee

(3)
Member, Compensation Committee

*
Committee Chairperson

Biographical Information

        Ms. Biberstein is our Senior Vice President, General Counsel and Secretary, and Chief Compliance Officer. Until September 16, 2011, she was Senior Vice President, Government Relations and Public Policy, General Counsel and Secretary and Chief Compliance Officer of Alkermes. From March 2003 to May 2007, Ms. Biberstein served as Vice President and General Counsel of Alkermes. She was Of Counsel at Crowell & Moring LLC from February 2002 to February 2003 and performed legal consulting services for various clients from March 2000 to February 2002. She was also employed by Serono S.A., a biotechnology company, as General Counsel from 1993 to March 2000, where she was a member of the Executive Committee.

        Mr. Botkin is our Senior Vice President, Operations. He is employed by Alkermes Gainesville LLC. Until September 16, 2011, Mr. Botkin was Senior Vice President, Head of Operations of EDT, having been appointed in June 2007. He was formerly Vice President and General Manager of Elan's operations in Gainesville, Georgia from October 2001 to June 2007, President of Sharp Corporation, a private pharmaceutical packaging company, from January 1996 to June 2001, as well as Vice President, United States Production Operations of Sandoz Pharmaceutical Corporation from January 1993 to December 1995. Mr. Botkin has over 40 years of experience in pharmaceutical industry operations. Mr. Botkin is a former Director of FirsTier Bank, Lincoln General Hospital and the Healthcare Compliance Packaging Council.

        Mr. Cooke is our President. He is employed by Alkermes Pharma Ireland Limited, an Irish subsidiary of the company. From May 2005 to September 16, 2011, Mr. Cooke served as a Director of Elan. From May 2007 to September 16, 2011, Mr. Cooke was Executive Vice President of Elan and Head of EDT and had been Chief Financial Officer of Elan from July 2001, when he joined Elan, until May 2011. Prior to joining Elan, Mr. Cooke was Chief Executive of Pembroke Capital Limited, an aviation leasing company, and prior to that held a number of senior positions in finance in the banking and aviation industries. He is a chartered accountant.

        Dr. Ehrich is our Senior Vice President, Research and Development, and Chief Medical Officer. Until September 16, 2011, Dr. Ehrich served Senior Vice President of Research and Development and Chief Medical Officer at Alkermes. From May 2007 to September 2011, Dr. Ehrich also led the Research and Development, Clinical Sciences and Drug Safety functions at Alkermes. Prior to assuming this position in May 2007, Dr. Ehrich served as Vice President, Science Development and Chief Medical Officer of Alkermes. Prior to joining Alkermes in 2000, Dr. Ehrich spent seven years at Merck & Co., Inc. ("Merck"), a publicly traded pharmaceutical company, overseeing the clinical development and registration of novel pharmaceuticals. Dr. Ehrich is a Fellow of the American College of Rheumatology and has had numerous publications in peer-reviewed journals. Dr. Ehrich worked as a research associate at the European Molecular Biology Laboratory in Heidelberg, Germany before attending medical school. Dr. Ehrich is also a member of the scientific advisory board for Aileron Therapeutics, a privately held biopharmaceutical company.

        Mr. Frates is our Senior Vice President and Chief Financial Officer. Until September 16, 2011, Mr. Frates was Senior Vice President, Chief Financial Officer and Treasurer of Alkermes. From June 1998 to May 2007, Mr. Frates served as Vice President, Chief Financial Officer and Treasurer of Alkermes. From June 1996 to June 1998, he was employed at Robertson, Stephens & Company, most recently as a Vice President in Investment Banking. Prior to that time he was employed at Morgan Stanley & Co. Mr. Frates served on the Board of Directors of GPC Biotech AG, a biotechnology company, from June 2004 to 2009, and was a national director of the Association of Bioscience Financial Officers from 2004 to 2009. Mr. Frates is also a Trustee of St. Paul's School.

        Mr. Landine is our Senior Vice President, Corporate Development. Until September 16, 2011, Mr. Landine was Senior Vice President, Corporate Development of Alkermes. From March 1999 until May 2007, Mr. Landine served as Vice President, Corporate Development of Alkermes. From March

1988 until June 1998, he was Chief Financial Officer and Treasurer of Alkermes. Mr. Landine is a member of the board of directors of Kopin Corporation, a publicly traded manufacturer of components for electronic products, and ECI Biotech, a privately held protein sensor company. He also served as a director of GTC Biotherapeutics, Inc., a publicly traded biotechnology company, from 2005 to 2010. Mr. Landine is a Certified Public Accountant.

        Mr. Pugh is our Senior Vice President, Chief Operating Officer and Chief Risk Officer. Until September 16, 2011, Mr. Pugh served as Senior Vice President, Chief Operating Officer and Chief Risk Officer of Alkermes. In that role, he was responsible for the overall leadership of the operations departments of Alkermes. Additionally, he oversaw site management in Waltham, Massachusetts, and Wilmington, Ohio. Prior to assuming the Senior Vice President and Chief Operating Officer positions in May 2007 and the Chief Risk Officer position in July 2010, Mr. Pugh served as Vice President of Operations at Alkermes. Mr. Pugh has over 30 years of operations and manufacturing experience. For the eight-year period prior to joining Alkermes, Mr. Pugh worked at Lonza Biologics, Inc., a publicly traded life sciences company, as the Vice President of manufacturing operations in the United States and Europe. Mr. Pugh has served on the board of directors of KC Bio LLC, a privately held company, since 2000.

        Mr. Stejbach is our Senior Vice President, Chief Commercial Officer. Prior to assuming this position, Mr. Stejbach served at Tengion, Inc. from 2008 to 2012, most recently as its Chief Commercial Officer. He previously held senior positions at Merck & Co. and Biogen Idec Inc. and has 25 years of experience in biotech and pharmaceutical marketing, sales, managed care, and finance. Mr. Stejbach served on the charitable board of the Commonwealth National Fund from 2003 through 2011 and has served on the Advisory Board of the Center for Value-Based Insurance Design since 2009.

        Mr. Pops is our Chairman of the Board of Directors and Chief Executive Officer. Until September 16, 2011, Mr. Pops was Chief Executive Officer, President and Chairman of the Board of Alkermes. Mr. Pops served as Chief Executive Officer of Alkermes from February 1991 to April 2007 and as Chief Executive Officer and President since September 2009. He was a director of Alkermes from February 1991 to September 2011 and was Chairman of the Board of Alkermes since April 2007. Mr. Pops serves on the board of directors of Neurocrine Biosciences, Inc., a publicly traded biopharmaceutical company, Acceleron Pharma, Inc. and Epizyme Inc., both of which are privately held biotechnology companies, Biotechnology Industry Organization, and PhRMA. He has previously served on the board of directors of two other publicly traded biopharmaceutical companies, Sirtris Pharmaceuticals from 2004 to 2008, and CombinatoRx, Incorporated from 2001 to 2009. Mr. Pops also served on the board of directors of Reliant Pharmaceuticals, a privately held pharmaceutical company purchased by GlaxoSmithKline in 2007, and on the advisory board of Polaris Venture Partners. He is also a member of the Harvard Medical School Board of Fellows. Mr. Pops' qualifications for our Board include his leadership experience, business judgment and industry knowledge. As a senior executive of Alkermes for almost 22 years, he provides in-depth knowledge of our company derived from leading our day to day operations. His ongoing involvement as a board member of Biotechnology Industry Organization and PhRMA brings to the organization extensive knowledge of the current state of the pharmaceutical industry.

        Mr. Anstice has served as a director of Alkermes plc since September 16, 2011. From October 2008 to September 16, 2011, he served on Alkermes' board of directors. From 2006 to 2008, he served as Executive Vice President of Merck, with responsibility for enterprise strategy and implementation. During two separate parts of this period he was acting President, Global Human Health and President of Merck's business in Japan. From 2003 to 2006, Mr. Anstice served as President of Merck, with responsibility for Merck's Asia Pacific businesses. In his 34 years with Merck, he held a variety of positions with their worldwide ventures, including President, U.S. Human Health; President Human Health, the Americas; President, U.S./Canada; and President, Human Health, Europe. Mr. Anstice is also Chairman and President of the board for the University of Sydney USA Foundation, a member of the board of the U.S. Studies Centre based at the University of Sydney, Australia and the Board of USA Foundation of the University of the Valley of Guatemala, a member of the U.S. Advisory Council for the American Australian Association in New York, a director of CSL Limited, a global specialty biopharmaceutical company, and an Adjunct Professor at the University of Sydney Business School. Mr. Anstice's lengthy service with Merck & Co., in combination with the breadth of his responsibilities while at Merck, provides us with experience in and knowledge about the pharmaceutical industry. Mr. Anstice's prior leadership positions in industry organizations, including as a board member of the Biotechnology Industry Organization for approximately ten years, augment his pharmaceutical management and organizational expertise and industry knowledge. Mr. Anstice also has expertise in the areas of strategic planning, risk management and corporate governance.

        Dr. Bloom has served as a director of Alkermes plc since September 16, 2011. Dr. Bloom is a founder of Alkermes, Inc. and from 1987 to September 16, 2011 served on Alkermes' board of directors. Dr. Bloom has been active in neuropharmacology for more than 35 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. From 1983 to February 2005, Dr. Bloom was the Chairman of the Neuropharmacology Department at The Scripps Research Institute and Professor Emeritus. Dr. Bloom served as Editor-in-Chief of Science from 1995 to May 2000. He is a member of the National Academy of Science, the Institute of Medicine, the Royal Swedish Academy of Science, Veteran's Administration—Gulf War Veterans Illness Research and the Washington University Board of Trustees. Dr. Bloom is a director of LZ Therapeutics, a privately held biopharmaceutical company. Dr. Bloom also serves on the Scientific Advisory Boards of aTyr Pharma, Riverest and AgeneBio, Inc., all privately held pharmaceutical companies. Dr. Bloom served as a member of the board of directors of Elan from 2007 to 2009 and serves as an advisor to its Science and Technology Committee. Dr. Bloom is a distinguished scientist and long-standing member of various scientific societies, including the National Academy of Sciences. His scientific knowledge makes him a resource to our research and development and commercial teams and a reference point for other directors. Dr. Bloom's service on other publicly traded company boards provides experience relevant to good corporate governance practices. As a founder of Alkermes, Inc., Dr. Bloom brings a historical perspective to the Board.

        Mr. Breyer has served as a director of Alkermes plc since September 16, 2011. From July 1994 to September 16, 2011, Mr. Breyer served on Alkermes' board of directors. He served as the President of Alkermes from July 1994 until his retirement in December 2001 and Chief Operating Officer from July 1994 to February 2001. Prior to that time, Mr. Breyer was an executive and held various positions in the global pharmaceutical and medical device industries, including in the United States, the Netherlands, Belgium and Italy. Mr. Breyer also served on the board of directors of Lentigen, Inc., a privately held, diversified biology company from 2007 to 2009. Mr. Breyer's experience as an executive in the pharmaceutical and medical device industries provides management and operational skills to our board of directors. Mr. Breyer has experience with managing the overall financial performance of pharmaceutical and medical device units and in pharmaceutical manufacturing and sales and marketing operations. As a former executive at Alkermes, Inc., Mr. Breyer also has first-hand knowledge of our technology, manufacturing operations, research and development and management team.

        Dr. Dixon has served as a director of Alkermes plc since September 16, 2011. From January 2011 to September 16, 2011, Dr. Dixon served on Alkermes' board of directors. She has extensive experience in the pharmaceutical and biotechnology industries, combining a technical background with experience in drug development, regulatory affairs and marketing. She directed the launches and growth of more than 20 pharmaceutical products. From 2001 to 2009 she was Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb where she served on the Executive Committee. From 1996 to 2001 she was Senior Vice President, Marketing at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech, and Centocor and various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon is on the board of directors of Furiex Pharmaceuticals, Orexigen Therapeutics, Ardea Biosciences and Incyte Corporation, all publicly traded biotechnology or pharmaceutical companies, and was formerly on the board of Dentsply International. She is also a Senior Advisor to The Monitor Group, a worldwide consulting firm. Dr. Dixon brings a depth of experience in the marketing of pharmaceutical products across a broad variety of disease states and on a global basis to our board. Dr. Dixon has a strong technical background and direct experience in product development and regulatory affairs, and has successfully built and grown commercial organizations in the United States and Europe, each of which provide valuable insight to our board regarding the development and commercialization of pharmaceutical products. Dr. Dixon's additional qualifications include her deep industry knowledge and her reputation as a strategic thinker with a focus on execution, as well as the ability to provide direction regarding improvements to the interface between research and development and marketing.

        Ms. Henwood has served as a director of Alkermes plc since September 16, 2011. From April 2003 to September 16, 2011, Ms. Henwood served on Alkermes' board of directors. She is currently the Chief Executive Officer/President and director of both Recro Pharma, a privately held specialty pharmaceutical company, and interim chief executive officer and board member of Garnet BioTherapeutics, Inc., a privately held clinical stage cell therapy company, and is a consultant with Malvern Consulting Group and SCP Partners. She is the co-founder of Auxilium Pharmaceuticals, Inc. and served as its President, Chief Executive Officer and director from 1999 to 2006. Prior to founding Auxilium, Ms. Henwood founded, in 1985, a contract research organization (CRO), IBAH, Inc. Prior to founding IBAH, Ms. Henwood was employed by SmithKline Beecham in various capacities including senior medical and regulatory positions. Ms. Henwood is a member of the board of directors of MAP Pharmaceuticals, Inc., a publicly traded pharmaceutical company and LZ Therapeutics, a privately held biopharmaceutical company, and previously served as a director of ImmunoScience, Inc., a privately held vaccine development company. She is also a trustee of LaSalle Academy and Neumann University. Ms. Henwood brings expertise in clinical development and regulatory approval processes to our Board. Ms. Henwood's experience at large and small pharmaceutical and biotechnology companies provides insight into drug development, both as conducted by us or in partnership with large pharmaceutical companies. Ms. Henwood's additional qualifications include her industry knowledge and the management and operational experience she acquired as the Chief Executive Officer of several pharmaceutical and biotechnology companies. Her service on various life science boards brings relevant corporate governance experience to our Board.

        Mr. Mitchell has served as a director of Alkermes plc since September 16, 2011. From April 2003 to September 16, 2011, Mr. Mitchell served on Alkermes' board of directors. He served as the Chief Financial Officer and Treasurer of Kenet, Inc. from April 2002 until January 2009. Prior to joining Kenet, Mr. Mitchell was the Chief Financial Officer and Treasurer of Kopin Corporation from April 1985 through September 1998. From September 1998 through June 2001, Mr. Mitchell served in a consulting role at Kopin as Director of Strategic Planning. Prior to joining Kopin, Mr. Mitchell worked for the international accounting firm of Touche Ross & Co. from 1975 to 1984. Mr. Mitchell is also President of Mitchell Financial Group and a member of the board of directors of several private companies. Mr. Mitchell is a Certified Public Accountant. Mr. Mitchell's background as the Chief Financial Officer of several companies, including a publicly traded company, and as a certified public accountant provides expertise to our Board in the areas of financial reporting, treasury, financing issues, executive compensation and compliance with securities obligations. His business judgment is relied upon by our Board when contemplating a variety of organizational and strategic issues.

        Mr. Skaletsky has served as a director and as the Lead Independent Director of Alkermes plc since September 16, 2011. From June 2004 to September 16, 2011, Mr. Skaletsky was a director of Alkermes and, since March 2010, had served as its Lead Independent Director. He is currently the Chief Executive Officer and President of Fenway Pharmaceuticals. From 2001 to 2007, Mr. Skaletsky

was the Chairman, Chief Executive Officer and President of Trine Pharmaceuticals, Inc. Prior to that, Mr. Skaletsky was the Chairman and Chief Executive Officer of The Althexis Company from 2000 to 2001 and President and Chief Executive Officer of GelTex Pharmaceuticals, Inc. from 1993 to 2000, which was acquired by Genzyme in December 2000. Mr. Skaletsky held the position of Chairman and Chief Executive Officer of Enzytech, Inc., from 1988 to 1993, and he was President and Chief Operating Officer of Biogen, Inc., from 1981 to 1988. Mr. Skaletsky was among the founders of the Industrial Biotechnology Association, a predecessor to BIO, and is a former chairman of BIO. He serves on the board of directors of ImmunoGen, Inc. and Targacept, Inc. He served on the board of directors of AMAG Pharmaceuticals from 2005 to 2009. In addition, Mr. Skaletsky is a member of the Board of Trustees of Bentley University. Mr. Skaletsky's qualifications to serve on our Board include his broad industry knowledge as well as the leadership and financial expertise he acquired as an executive officer of several pharmaceutical and biotechnology companies. As the past and present Chief Executive Officer of several biotechnology companies, as well as director of several other life science companies, he brings to our board knowledge and expertise on corporate governance, executive compensation, corporate alliances and financial management of publicly traded companies.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Board Composition

        Our board of directors is comprised of eight members. Our board of directors has determined that each director serving on our board of directors, with the exception of Richard F. Pops, is an independent director as defined by the Nasdaq rules. The composition and functioning of our board of directors and each of our committees complies with all applicable requirements of Nasdaq and the rules and regulations of the Securities and Exchange Commission. There are no family relationships among any of our directors or executive officers.

        In accordance with our articles of association, our board of directors is divided into three classes with staggered three-year terms. At each Annual General Meeting of Shareholders, the successors to directors whose terms then expire will be elected to serve three-year terms. Our directors are divided among the three classes as follows:

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  The Class I directors are Geraldine A. Henwood and Floyd E. Bloom and their terms will expire at the Annual General Meeting of Shareholders to be held in 2012;

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  The Class II directors are David W. Anstice, Robert A. Breyer and Wendy L. Dixon and their terms will expire at the Annual General Meeting of Shareholders to be held in 2013; and

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  The Class III directors are Paul J. Mitchell, Richard F. Pops and Mark B. Skaletsky and their terms will expire at the Annual General Meeting of Shareholders to be held in 2014.

        If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Independence of Members of the Board of Directors

        The Company defines an "independent" director in accordance with the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq. Because it is not possible to anticipate or explicitly provide for all potential situations that may affect independence, the Board periodically reviews each director's status as an independent director and whether any independent director has any other relationship with the Company that, in the judgment of the Board, would interfere with the director's exercise of independent judgment in carrying out such director's responsibilities as a director. The Board makes a determination as to whether each director is "independent" under the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq at two points in time during the year—after the Annual General Meeting of Shareholders and in conjunction with the preparation and filing of the Company's proxy statement. In fiscal year 2012, this independence assessment was also conducted after the close of the Business Combination. To assist in making its determination, the Board solicits information from each of the Company's directors regarding whether such director, or any family member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person's normal compensation.

        The Board has determined that each of David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Wendy L. Dixon, Geraldine A. Henwood, Paul J. Mitchell, and Mark B. Skaletsky are independent within the meaning of the Company's director independence standards and the director independence standards of the Exchange Act and Nasdaq. Furthermore, the Board has determined that each member of each committee of the Board of Directors is independent within the meaning of the director independence standards of the Company, the Exchange Act and Nasdaq.

Executive Sessions of Independent Directors

        The Board's policy is to hold meetings of the independent directors following each regularly scheduled in-person Board meeting. Independent director sessions do not include any employee directors of the Company. The Board has adopted a Charter of the Lead Independent Director which requires that members of the Board elect a non-management director to serve in a lead capacity if the Chairman of the Board and Chief Executive Officer of the Company are the same person (such person called the "Lead Independent Director"). Mr. Skaletsky has served as our Lead Independent Director since March 2010. The Board annually elects an independent director to serve as the Lead Independent Director.

Board Leadership Structure

        The Board appointed Mr. Pops as Chairman of our Board and as our Chief Executive Officer. In determining that Mr. Pops serve in this combined role, the Board considered Mr. Pops' ability to provide consistent and continuous leadership to both our Board and our Company at a time of changing Company priorities, his ability to coordinate the strategic objectives of both management and the Board, his extensive knowledge of our operations and the industry and markets in which we compete and his ability to promote communication and synchronize activities between our Board and our senior management.

        To facilitate effective independent oversight, the Board adopted a Lead Independent Director role, in which, as previously noted, Mr. Skaletsky currently serves. The Board believes that this structure provides an efficient and effective leadership model for the Company and we believe that this Board leadership structure is the most appropriate structure for the Company as of the date of this proxy statement. The duties of the Lead Independent Director include:

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  presiding at all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the independent directors;

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  reviewing and approving matters, such as agenda items, schedule sufficiency, and, where appropriate, information provided to other Board members;

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  serving as the liaison between the Chairman of the Board and the independent directors;

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  authorizing the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;

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  calling meetings of the independent directors of the Board; and

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  ensuring availability, when appropriate and if requested by shareholders, for consultation and direct communication.

        A current copy of our Charter of the Lead Independent Director is available on the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com.

        In addition, the Board has three standing committees, each of which is comprised solely of independent directors and led by an independent chair. These committees are discussed in detail below and under the heading "Board Committees."

Policies Governing Director Nominations

Director Qualifications and Consideration of Diversity

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

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  Directors must be of high ethical character and share the values of the Company as reflected in the Company's Code of Business Conduct and Ethics applicable to all directors, officers and employees;

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  Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

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  Directors must have the ability to exercise sound business judgment; and

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  Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company's management based on that experience.

        Although we do not have a formal diversity policy, we and the Nominating and Corporate Governance Committee endeavor to have a Board representing diverse viewpoints with broad experience in areas important to the operation of our Company such as business, science, medicine, finance/accounting, and education. In this context, the Nominating and Corporate Governance Committee, in addition to the minimum qualifications set forth above, also considers a variety of attributes in selecting nominees to the Board, such as:

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  an understanding of and experience in biotechnology and pharmaceutical industries;

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  an understanding of and experience in accounting oversight and governance, finance and marketing;

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  leadership experience with public companies or other significant organizations;

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  international experience; and

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  diversity of age, gender, culture and professional background.

        These factors and others are considered useful by the Board, and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

        Board members are expected to prepare for, attend, and participate in all Board meetings, meetings of Board committees on which they serve and the Company's Annual General Meeting of Shareholders. In addition, directors should stay abreast of the Company's business and markets. The General Counsel and the Chief Financial Officer will be responsible for assuring the orientation of new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Periodically, the Company will provide opportunities for directors to visit Company facilities in order to provide greater understanding of the Company's business and operations. The Board performs an annual self-evaluation. The Board, in coordination with each Board committee, performs an annual performance evaluation of each such committee. The Board, following review by the Nominating and Corporate Governance Committee, determines whether other educational measures are appropriate as part of the annual Board evaluation.

        Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director. Board members should not hold more than six directorships (including such member's seat on the Company's Board), excluding for this purpose, not-for-profit organizations, trade organizations and related organizations, unless otherwise agreed to by the Nominating and Corporate Governance Committee. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates. Directors are expected to report changes in their primary business or professional association, including retirement, to the Chairman of the Board and the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, will consider any effects these changes may have on the effectiveness of the director's contribution to the work of the Board.

Process for Identifying and Evaluating Director Nominees

        The Board is responsible for selecting its own members to stand for election. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

        Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board's approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board's appointment to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

        The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. Shareholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director candidates, shall follow the following procedures:

  The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to shareholders in connection with the preceding year's Annual General Meeting of Shareholders.

        Such recommendation for nomination must be in writing and include the following:

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  all information relating to the individual recommended for consideration as a director nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor provisions thereto (including the Director Nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board and elected); and

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  name and address of the shareholder making the recommendation, as they may appear on the Company's Register of Members;

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  the class and number of shares that are owned beneficially and/or of record by such shareholder;

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  a representation that the shareholder making the recommendation is a registered holder of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

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  a statement as to whether the shareholder intends or is part of a group that intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding share capital required to approve or elect the nominee and/or (ii) otherwise to solicit proxies from shareholders in support of such nomination.

  The Nominating and Corporate Governance Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. If the shareholder making such director nomination does not appear, either directly or through a qualified representative, at the Annual

  General Meeting of Shareholders, then such nomination shall be disregarded. Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

  By mail (including courier or expedited delivery service to):

  Alkermes plc
  Connaught House
  1 Burlington Road
  Dublin 4, Ireland
  Attn: Secretary of Alkermes plc

  By facsimile to:

  + 353 1 772 8001
  Attn: Secretary of Alkermes plc

        The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominee shall not be counted.

Composition and Responsibilities of the Board of Directors

        The Company's business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing materials provided to them, by visiting the Company's offices and by participating in meetings of the Board and its committees and the Annual General Meeting of Shareholders.

Size of the Board

        The Board of Directors currently consists of eight members. The Board periodically reviews the appropriate size of the Board and, in accordance with the Company's Articles of Association, this number may be adjusted from time to time by the Board.

Board Compensation

        It is the general policy of the Board that Board compensation should be a mix of cash and equity based compensation. Full-time employee directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company if the receipt of such fees would result in disqualifying the director as an "independent" director in accordance with the applicable provisions of the Exchange Act, the rules promulgated thereunder and the applicable rules of Nasdaq. To the extent practicable or required by applicable rule or regulation, independent directors who are affiliated with the Company's service providers or partners or collaborators will undertake to ensure that their compensation from such providers or partners or collaborators does not include amounts connected to payments by the Company. The Compensation Committee periodically reviews director compensation.

Board's Role in Risk Oversight

        Assessing and managing risk is the responsibility of our management and our Board oversees and reviews various aspects of the Company's risk management efforts. The Board executes its oversight responsibility for Company risk management directly and through its Board committees, as set forth below.

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  Each year, the Board holds a meeting with the Chairman of the Board and Chief Executive Officer dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy, including a discussion of key risks to the plans and strategy and ways to mitigate such risks. The involvement of the Board in reviewing, and providing feedback on, our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the Company. In addition, on an informal basis and as part of the regularly scheduled Board meetings, the Board discusses and provides feedback regarding the strategic direction and the issues and opportunities facing our Company in light of trends and developments in the industry and the general business environment.

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  The Audit and Risk Committee is responsible for overseeing our financial, accounting and enterprise risk management programs and policies, as set forth in its charter. As part of fulfilling these responsibilities, the Audit and Risk Committee meets regularly with PricewaterhouseCoopers, our independent auditor, and members of management and others, including our Chief Financial Officer and members of our legal and compliance department, to assess the integrity of our financial reporting processes, internal controls and actions taken to monitor and control risks related to such matters. The Audit and Risk Committee also regularly meets with PricewaterhouseCoopers in executive session, without management present. The Audit and Risk Committee receives regular assessments from management as to our policies and internal procedures designed to promote compliance with laws and regulations affecting our business and the results of our internal auditing and monitoring practices in this regard. In addition, the Audit and Risk Committee engages in a regular review of our enterprise risk management process and discusses, on an as-needed basis, any risks identified by such process or otherwise identified, including an evaluation of any such risk and mitigation activities put in place in reference thereto. On an ongoing basis, members of our Audit and Risk Committee have direct access to our Chief Operating Officer, who serves as chief risk officer of the Company and who is responsible for our enterprise risk management process.

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  The Compensation Committee is responsible for reviewing and evaluating risks related to our compensation programs, policies and practices. For additional discussion of the Company's efforts to manage compensation-related risks, see the discussion under the heading "Risk Assessment of Compensation Policies and Practices."

  •
  The Nominating and Corporate Governance Committee is responsible for reviewing our governance practices, policies and programs, including director and management succession planning, recruiting, and other areas that may impact our risk profile from a governance perspective.

        In performing their risk oversight functions, each Board Committee has full access to management, as well as the ability to engage outside advisors.

Succession Plan

        The chair of our Compensation Committee and members of our Nominating and Corporate Governance Committee review and discuss succession planning with our Chief Executive Officer. On an annual basis, the chair of our Compensation Committee and Chief Executive Officer review succession planning with the Board of Directors.

Scheduling and Selection of Agenda Items for Board Meetings

        In-person Board meetings are scheduled in advance at least four times a year. Furthermore, additional Board meetings may be called upon appropriate notice at any time to address specific needs of the Company. Each director may propose the inclusion of items on the agenda, request the presence of or a report by any member of the Company's management, or at any Board meeting raise subjects that are not on the agenda for that meeting. The Lead Independent Director approves the Board agenda in advance of the meeting. The Board may also take action from time to time by unanimous written consent.

        The meetings of the Board are typically held at the Company's headquarters in Dublin, Ireland, but occasionally meetings may be held at other locations at the discretion of the Board.

Board Committees

        The Company currently has three standing committees: Audit and Risk, Compensation, and the Nominating and Corporate Governance Committees. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances. The Audit and Risk, Compensation and Nominating and Corporate Governance Committees are each composed entirely of independent directors.

        Each Board committee has a written charter, approved by the Board, which describes the committee's general authority and responsibilities. A current copy of each charter is available on the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com. Each Board committee undertakes an annual review of its charter and works with the Board to make such revisions as are considered appropriate.

        Each Board committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Board committee in its work.

Assignment of Committee Members

        The Board is responsible for the appointment of committee members. The Nominating and Corporate Governance Committee recommends candidates to the Board for appointment to the Board committees.

Frequency and Length of Committee Meetings and Committee Agenda

        The chair of each Board committee, in consultation with the Chairman of the Board and appropriate members of management, will determine the frequency and length of the committee meetings and develop the committee's agenda. The agendas and meeting minutes of the Board committees will be shared with the full Board, and other Board members are welcome to attend Board committee meetings, except that non-independent directors are not permitted to attend the executive sessions of any Board committee.

        Each Board committee regularly reports to the Board concerning such committee's activities.

Policies Governing Security Holder Communications with the Board of Directors

        The Board provides to every security holder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the Securities and Exchange Commission) as follows:

    For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairman of the Board via one of the two methods listed below:

    By mail (including courier or expedited delivery service) to:

    Alkermes plc
    Connaught House
    1 Burlington Road
    Dublin 4, Ireland
    Attn: Chairperson of the Board of Directors

    By facsimile at:

    + 353 1 772 8001
    Attn: Chairperson of the Board of Directors

    For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via one of the two methods listed below:

    By mail (including courier or expedited delivery service) to:

    Alkermes plc
    Connaught House
    1 Burlington Road
    Dublin 4, Ireland
    Attn: [Name of Individual Director]

    By facsimile at:

    + 353 1 772 8001
    Attn: [Name of Individual Director]

        The Company will forward any such security holder communication to the Chairman of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified mail to an address specified by each director and the Chairman of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual General Meetings of Shareholders

        The Board adopted a policy that all directors and all nominees for election as directors attend the Company's Annual General Meeting of Shareholders in person. The 2012 Annual General Meeting of Shareholders will be the first annual general meeting of Alkermes plc.

Code of Ethics

        The Company has adopted a "code of ethics" (as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act) that applies to all of the Company's directors and employees, including principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company's Code of Business Conduct and Ethics also meets the requirements of a "code of conduct" (as defined by the rules of Nasdaq) and is applicable to all of the Company's officers, directors and employees. A current copy of the Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investors section of the Company's website, available at http://investor.alkermes.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon request directed to: Alkermes plc, Attention: Investor Relations, Connaught House, 1 Burlington Road, Dublin 4, Ireland.

        Members of the Board of Directors shall act at all times in accordance with the requirements of the Company's Code of Business Conduct and Ethics, which shall be applicable to each director in connection with his or her activities relating to the Company. This obligation shall at all times include, without limitation, adherence to the Company's policies with respect to conflicts of interest, confidentiality, protection of the Company's assets, ethical conduct in business dealings and respect for and compliance with applicable law. Any waiver of the requirements of the Code of Business Conduct and Ethics with respect to any individual director or any executive officer shall be reported to, and be subject to the approval of, the Board of Directors.

        For more corporate governance information, you are invited to access the Corporate Governance page of the Investors section of the Company's website, available at: http://investor.alkermes.com.

 THE BOARD OF DIRECTORS AND ITS COMMITTEES

        Our Board held eight meetings during the last fiscal year and otherwise acted by unanimous consent. All of the Company's directors attended at least 75% of the aggregate of all meetings held during the prior full fiscal year of the Board and of all committees of which the director was a member. The standing committees of the Board are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

Audit and Risk Committee

        The Audit and Risk Committee consists of Paul J. Mitchell, Mark B. Skaletsky and Floyd E. Bloom, each of whom is independent as defined by Rule 5605(a)(2) and as required under Rule 5605(c)(2) of the Nasdaq's listing standards, as well as under the applicable requirements of the Exchange Act. Mr. Mitchell serves as chair of the Audit and Risk Committee. In compliance with the Sarbanes-Oxley Act of 2002, the entire Board determined, based on all available facts and circumstances, that Mr. Mitchell and Mr. Skaletsky are both "audit committee financial experts" as defined by the SEC. The Audit and Risk Committee met five times during the last fiscal year.

        The Audit and Risk Committee operates under a written charter adopted by the board of directors, a current copy of which can be found on the Corporate Governance tab of the Investors section of our website, available at: http://investor.alkermes.com. Under the terms of its current charter, the Audit and Risk Committee is responsible for (1) appointing, compensating and retaining our independent auditors, (2) overseeing the work performed by any independent auditors, (3) assisting the board of directors in fulfilling its responsibilities by: (i) reviewing the financial reports we provide to the SEC, our shareholders or to the general public, (ii) reviewing our internal financial and accounting controls and (iii) reviewing all related party transactions, (4) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations, (5) assessing and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory, compliance and external risks inherent to our business and (6) establishing procedures designed to facilitate: (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The committee will engage advisors as necessary, distribute relevant funding provided by the Company, and serve as the Qualified Legal Compliance Committee (the "QLCC") in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission thereunder. Additionally, the Audit and Risk Committee is responsible for approving, in advance, any and all audit and non-audit services to be performed by PricewaterhouseCoopers. All services provided by PricewaterhouseCoopers during fiscal year 2012 were pre-approved by the Audit and Risk Committee.

Nominating and Corporate Governance Committee

        Since September 16, 2011, Geraldine A. Henwood, Robert A. Breyer and Wendy L. Dixon, each of whom is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards, have served as members of our Nominating and Corporate Governance Committee. Ms. Henwood serves as chair of the Nominating and Corporate Governance Committee. From March 31, 2011 until September 16, 2011, the effective date of the Business Combination, Alexander Rich and Floyd E. Bloom, who were also deemed independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards, served as members of the Nominating and Corporate Governance Committee along with Ms. Henwood. During the last fiscal year, the Nominating and Corporate Governance Committee met three times.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the board of directors, a current copy of which can be found on the Corporate Governance tab of the Investors section of our website, available at: http://investor.alkermes.com. Under the terms of its current charter, the Nominating and Corporate Governance Committee is responsible for (1) identifying individuals qualified to become members of the board and recommending that the board select the director nominees for election, (2) periodically reviewing our Code of Business Conduct and Ethics applicable to all directors, officers and employees and (3) monitoring compliance with the Code of Business Conduct and Ethics.

Compensation Committee

        The Compensation Committee currently consists of Paul J. Mitchell, David W. Anstice and Mark B. Skaletsky, each of whom is independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Mr. Skaletsky serves as chair of the Compensation Committee. The Compensation Committee met thirteen times during fiscal year 2012.

        The Compensation Committee operates under a written charter adopted by the board of directors, a current copy of which can be found on the Corporate Governance tab of the Investors section of our website, available at: http://investor.alkermes.com. Under the terms of its current charter, the Compensation Committee is responsible for (1) discharging the Board's responsibilities relating to the compensation of our executives, (2) administering our incentive compensation and equity plans, (3) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations, and (4) reviewing and discussing with our management our executive compensation disclosure (including our disclosure under "Executive Compensation—Compensation Discussion and Analysis") included in reports and registration statements filed with the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us and which provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing our performance.

        The Compensation Committee has established procedures for the grant of options to eligible new employees. The Limited Compensation Sub-Committee, consisting of Mr. Skaletsky, acted by unanimous written consent during fiscal year 2012. The Limited Compensation Sub-Committee has the authority to make individual grants of stock options, up to the limit of its authority, to employees of the Company who are not subject to the reporting requirements of the Exchange Act and who are below the level of Vice President of the Company. The Limited Compensation Sub-Committee has generally approved new hire employee stock option grants of up to 15,000 shares per individual grant to such eligible employees.

        The Limited Compensation Sub-Committee will grant options to eligible new hires, within the limits of its authority, on the first Wednesday following the first Monday of each month (or the first business day thereafter if such day is a holiday) (the "New Hire Grant Date") for all eligible new hires beginning their employment the prior month. New hire grants that exceed the authority of the Limited Compensation Sub-Committee will be granted on the New Hire Grant Date or, if not possible, as soon as practicable thereafter, by the Compensation Committee as a whole.

Compensation Committee Interlocks and Insider Participation

        For fiscal year ending March 31, 2012, the following directors served on the Compensation Committee: Mark B. Skaletsky (Chair), Paul J. Mitchell and David W. Anstice.

        During the last fiscal year, none of our executive officers served as: (i) a member of the committee (or other committee of the board performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on our Board committee; (ii) a director of another entity, one of whose executive officers served on our Board committee; or (iii) a member of the committee (or other committee of the board performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as our director.

 PROPOSAL 2

APPROVAL OF AMENDMENT TO
ALKERMES PLC 2011 STOCK OPTION AND INCENTIVE PLAN
TO INCREASE SHARES AUTHORIZED FOR ISSUANCE

(Ordinary resolution)

Overview

        In connection with the Business Combination, the Alkermes, Inc. Amended and Restated 2008 Stock Option and Incentive Plan was converted into and adopted as a plan of the Company entitled the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan (the "Restated 2008 Plan").

        The Alkermes plc 2011 Stock Option and Incentive Plan was adopted by our Board on September 16, 2011, with subsequent amendments adopted by our Board on October 5, 2011 and October 31, 2011 (as amended, the "2011 Plan" and, together with the Restated 2008 Plan, the "Equity Plans"). The 2011 Plan was approved by our shareholders on December 8, 2011.

        Our Board is requesting shareholder approval of an amendment to the 2011 Plan to increase the number of ordinary shares authorized for issuance under the 2011 Plan by 4,200,000 ordinary shares (subject to adjustment for stock splits, stock dividends and similar events), for an aggregate of 12,550,000 ordinary shares available for issuance under the 2011 Plan, as amended in accordance with this proposal 2.

        The 2011 Plan, as amended in accordance with this proposal 2, is attached as Appendix A to this proxy statement and is incorporated herein by reference.

        As of the Record Date, approximately 5,338,120 ordinary shares remained available for future issuance under our Equity Plans, excluding those ordinary shares reserved for issuance upon exercise of outstanding options or vesting of outstanding restricted stock units. While some additional shares may become available under our Equity Plans such as through employee terminations, this number is not expected to be material.

        As of the Record Date, an aggregate of 19,428,377 ordinary shares are issuable upon exercise of outstanding options with a weighted average exercise price of $14.02 and a weighted average remaining term of 6.13 years; and 2,532,208 ordinary shares are subject to unvested restricted stock unit awards. As of the Record Date, we have a total of 130,703,377 ordinary shares outstanding.

Why do we believe our shareholders should approve an amendment to our 2011 Plan to increase the number of shares authorized for issuance thereunder?

  1.
  We believe the size of our share reserve increase request is reasonable

  a.
  Our request will provide us with approximately two years of annual equity awards. If our request is not approved, however, we expect to have sufficient ordinary shares to support only one round of annual equity awards.

  2.
  Equity awards are an integral component of our compensation program

  a.
  Equity awards have been and, we believe, will continue to be an integral component of our overall compensation program, enabling us to attract new employees and directors, retain our existing employees and provide incentives for our employees to exert maximum efforts for our success, ultimately contributing to an increase in shareholder value.

  3.
  We believe we have responsibly utilized our equity compensation to align employee interests with those of our shareholders to achieve and sustain share price growth

  a.
  Our one-year total shareholder return, or TSR, as of March 31, 2012 was at the 85.9 percentile of our ISS-selected peer group within our GICS industry group.

  b.
  Our acquisition of EDT, in which we utilized equity incentive compensation, significantly increased our commercial product portfolio, grew revenues and cash flows and more than doubled our employee base.

  i.
  During fiscal year 2012, we awarded more than 1,500,000 ordinary shares to former EDT employees as one-time new hire grants.

  ii.
  The increased amount of our fiscal year 2012 equity awards over fiscal year 2011 also reflects recognition of the substantial contributions of our employees to the EDT acquisition and integration.

  4.
  We manage our equity incentive award use carefully

  a.
  As of June 15, 2012 and including the ordinary shares requested in this Proposal 2, our full dilution (as defined below) is less than 20%.

  i.
  This is despite the fact that a large number of ordinary shares, approximately 12 million or 62% of the total ordinary shares underlying our outstanding stock option awards, are subject to vested, yet unexercised, options. See the table below titled Outstanding Stock Option Awards.

  b.
  Our historical three-year average burn rate, adjusted to reflect our fungible share ratio, as calculated by Institutional Shareholder Services, or ISS, is 4.70%, which is below the 7.49% cap that ISS applies to Russell 3000 companies in our GICS industry group. Our three-year average unadjusted burn rate is 3.79%.

  c.
  We have already made our annual employee grant during fiscal year 2013. We are therefore able to predict, based on this annual grant and assuming director and new hire equity awards similar to those awarded in prior fiscal years (and excluding new hire grants for significant transactions, such as the EDT acquisition), that our fiscal year 2013 adjusted and unadjusted burn rates will decrease to approximately 3.45% and 2.82%, respectively. These calculations assume a weighted average ordinary share amount equal to the number of our ordinary shares outstanding as of June 15, 2012.

  d.
  Excluding shares underlying the new hire awards granted as part of the EDT acquisition and likewise excluding the number of shares issued as part of the EDT acquisition from the number of shares outstanding as of March 31, 2012:

  i.
  Our FY12 adjusted burn rate would have equaled approximately 4.09%, which is between the 50th and 75th percentile of our peer group (as defined by our independent compensation consultant, and

  ii.
  Our FY12 unadjusted burn rate would have equaled approximately 3.24%.

  e.
  Our fiscal year 2011 adjusted burn rate fell between the 50th and 75th percentile of our peer group (as identified by our independent compensation consultant).

  f.
  We believe that the substantial number of shares underlying vested yet unexercised options, which increases our dilution and burn rate percentages, is a bullish indicator as to executive and employee confidence in the future of the Company and provides them with added incentive to increase the ordinary share price and create shareholder value. See the table below titled Outstanding Stock Option Awards.

        The following table shows our historical dilution and burn rate percentages.

	For the fiscal year ended March 31,
	2012	2011	2010
Full Dilution(1)	18.14%	20.34%	21.59%
Adjusted Burn Rate(2)	4.85%	4.00%	5.25%
Unadjusted Burn Rate(3)	4.08%	3.11%	4.16%

(1)
Full dilution is calculated as (shares available for grant + shares subject to outstanding equity incentive awards)/(common stock outstanding + shares available for grant + share subject to outstanding equity incentive awards).

(2)
Adjusted Burn Rate is calculated as (shares subject to options granted + shares subject to other equity incentive awards granted, adjusted to reflect our fungible share ratio)/weighted average common shares outstanding.

(3)
Unadjusted Burn Rate is calculated as (shares subject to options granted + shares subject to other equity incentive awards granted, not adjusted to reflect our fungible share ratio)/weighted average common shares outstanding.

Outstanding Stock Option Awards

        The following table provides supplementary information with respect to stock options outstanding as of June 15, 2012. The exercisable options listed below have a weighted average exercise price less than the closing price of our ordinary shares on Nasdaq on March 30, 2012.

Year Granted	Options Outstanding	Options Exercisable	Weighted Average Exercise Price	Weighted Average Contractual Term
FY13*	2,227,500	—	$16.55	9.94
FY12	3,685,600	440,773	$16.39	9.15
FY11	1,999,400	1,056,150	$12.17	7.98
FY10	2,308,136	1,469,886	$8.89	7.14
FY09	1,376,525	1,285,025	$12.08	6.08
FY08	1,022,500	1,022,500	$15.58	5.11
FY07	1,338,025	1,338,025	$16.89	4.11
FY06	1,297,710	1,297,710	$18.40	3.32
FY05	2,032,764	2,032,764	$14.01	2.35
FY04	1,468,243	1,468,243	$12.42	1.27
FY03	671,974	671,974	$6.78	0.39
Total	19,428,377	12,083,050

*
Reflects option awards granted through June 15, 2012. This includes annual equity awards made to employees on May 18, 2012.

Important Aspects of our 2011 Plan Designed to Protect our Shareholders' Interests

        The 2011 Plan contains certain provisions that are designed to protect our shareholders' interests and reflect corporate governance best practices including those set forth below.

  •
  Shareholder approval is required for additional shares.  The 2011 Plan does not contain an annual "evergreen" provision. Thus, shareholder approval is required each time we need to increase the share reserve allowing our shareholders the ability to have a say on our equity compensation programs.

  •
  Share counting provisions.  The share reserve under the 2011 Plan is reduced one share for each ordinary share issued pursuant to an option and 1.8 ordinary shares for each ordinary share issued pursuant to a full value award. This helps to ensure that management and our Compensation Committee is using the share reserve effectively and with regard to the value of each type of equity award.

  •
  Submission of 2011 Plan amendments to shareholders.  The 2011 Plan requires shareholder approval for material amendments to the 2011 Plan, including, as noted above, any increase in the number of shares reserved for issuance under the 2011 Plan.

  •
  Flexibility in designing equity compensation scheme.  The 2011 Plan allows us to provide a broad array of equity incentives, including traditional option grants, restricted stock awards, restricted stock unit awards, performance stock awards and cash awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

  •
  No option repricing.  The 2011 Plan explicitly prohibits option repricing in any manner without shareholder approval.

Recommendation

        The text of the resolution in respect of Proposal 2 is as follows:

    "RESOLVED, that the amendment to the Alkermes plc 2011 Stock Option and Incentive Plan be APPROVED."

        The Board unanimously recommends that you vote FOR approval of the amendment to the 2011 Plan to increase the number of ordinary shares authorized for issuance thereunder.

Principal Features of the 2011 Plan

        The material features of the 2011 Plan are as set forth below.

  •
  The 2011 Plan will be administered by either the Compensation Committee of the Board or by a similar committee performing the functions of the Compensation Committee and which is comprised of not less than two independent non-employee directors (in either case, the "Administrator"). The Administrator, in its discretion, may grant a variety of incentive awards based on our ordinary shares.

  •
  The award of stock options (both incentive and non-qualified options), restricted stock unit awards, restricted stock awards, cash-based awards, and performance share awards is permitted.

  •
  For purposes of determining the number of our ordinary shares available for issuance under the 2011 Plan, (a) the grant of any full value award (i.e., an award other than a stock option) is deemed as an award of 1.8 ordinary shares for each such ordinary share actually subject to the award and shall be treated similarly if returned to reserve status when forfeited or canceled under the 2011 Plan, and (b) the grant of a stock option is deemed as an award of one ordinary share for each such ordinary share actually subject to the award.

  •
  Our Board may at any time amend or discontinue the 2011 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder's consent. Additionally, no option may be repriced in any manner without shareholder approval. Any amendments that materially change the terms of the 2011 Plan, including any amendments that increase the number of shares reserved for issuance under the 2011 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2011 Plan, or materially change the method of determining the fair market value of our ordinary shares, will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Administrator to be required by the Internal Revenue Code of 1986 (the "Code") to preserve the qualified status of incentive options or to ensure that compensation earned under the 2011 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

        Based solely on the closing price of our ordinary shares as reported on Nasdaq on the Record Date, the aggregate market value of the 12,550,000 shares, representing the maximum number of ordinary shares to be issued under the 2011 Plan, as amended in accordance this proposal 2, is US$196,784,000. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are not available for future issuance under the 2011 Plan. The shares issued by us under the 2011 Plan will be authorized but unissued shares.

        To ensure that certain awards granted under the 2011 Plan to a "Covered Employee" (as defined in the Code) qualify as "performance-based compensation" under Section 162(m) of the Code, the 2011 Plan provides that the Administrator may require that the vesting or grant of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) earnings before interest, taxes, depreciation and amortization, (2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization), (3) changes in the market price of our ordinary shares, (4) economic value-added, (5) initiation or completion of clinical trials, (6) results of clinical trials, (7) drug development or commercialization milestones, (8) collaboration milestones, (9) operational measures including production capacity and capability, (10) hiring and retention of key managers, (11) expense management, (12) capital raising transactions, (13) sales or revenue, (14) acquisitions or strategic transactions, (15) operating income (loss), (16) cash flow (including, but not limited to, operating cash flow and free cash flow), (17) return on capital, assets, equity, or investment, (18) shareholder returns, (19) gross or net profit levels, (20) operating margins, (21) earnings (loss) per ordinary share and (22) sales or market shares, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Administrator will select, within 90 days following the commencement of a performance cycle, the particular performance criteria for such award and the performance goals with respect to each performance criterion. Each such award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 4,000,000 ordinary shares for any performance cycle. If a performance-based award is payable in cash to any executive, it cannot exceed US$25 million for any performance cycle.

Summary of the 2011 Plan

        The following description of certain features of the 2011 Plan, as amended in accordance with this proposal 2, is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2011 Plan, as amended in accordance with this proposal 2, attached hereto as Appendix A.

        Plan Administration.    The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. The Administrator may delegate to a subcommittee comprised of one or more members of the Board all or part of the Administrator's authority and duties with respect to the granting of Options to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of Options that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria.

        Eligibility and Limitations on Grants.    Persons eligible to participate in the 2011 Plan will be those officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of the Company and its subsidiaries as selected from time to time by the Administrator. The intention in making awards to eligible persons under the 2011 Plan will be to align the compensation of these individuals over a multi-year period directly with the interests of our shareholders and serve as a tool in the recruiting and retention of these individuals.

        The maximum award of stock options granted to any one individual will not exceed 4,000,000 ordinary shares (subject to adjustment for stock splits and similar events) for any calendar year period. The maximum number of ordinary shares that can be awarded in the form of incentive stock options under the 2011 Plan, as amended, will not exceed 12,550,000 (subject to adjustment for stock splits and similar events).

        Stock Options granted to employees and key persons.    The 2011 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code and (2) stock options that do not so qualify. Options granted under the 2011 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our ordinary shares on the date of grant.

        The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. Options may be exercised in whole or in part with written or electronic notice to the Company's delegate. Upon exercise of non-qualified stock options, unless otherwise determined by the Administrator, the purchase price must be paid through a net reduction in the number of ordinary shares issuable upon such exercise, based on the fair market value of our ordinary shares on the date of exercise. Upon exercise of incentive stock options and those non-qualified options for which the Administrator elects not to utilize the above payment method, the option exercise price may be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of ordinary shares that are beneficially owned by the optionee based on the fair market value of our ordinary shares on the date of exercise or, subject to applicable law, by delivery to the Company of an exercise notice together with irrevocable instructions to a broker to promptly deliver cash or a check payable to the Company for the purchase price.

        To qualify as incentive options, options must meet additional federal tax requirements, including a US$100,000 limit on the value of our ordinary shares subject to incentive options that first become exercisable by a participant in any one calendar year.

        Stock Options granted to non-employee directors.    The 2011 Plan provides that (a) upon becoming a member of the Board, each non-employee director who is not then a consultant to us shall be granted on such day a non-qualified stock option to acquire 35,000 ordinary shares, which shall vest ratably over the three calendar years following the date of grant, plus an additional stock option to acquire a number of our ordinary shares equal to the product of 25,000 multiplied by a fraction, the numerator of which equals the number of months remaining until the next annual meeting of shareholders of the Company and the denominator of which equals 12, which shall vest on the first anniversary of the date of grant, and (b) each non-employee director who is serving as a director of the Company on each annual meeting of shareholders, beginning with the 2012 Annual General Meeting of Shareholders, shall automatically be granted on such day a non-qualified stock option to acquire 25,000 of our ordinary shares, which shall vest on the first anniversary of the date of grant; provided, however, that no grant shall be made to an individual who ceases to be a member of the Board on such day. The Administrator may grant additional non-qualified stock options to our non-employee directors and such grants may vary among individual non-employee directors. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our ordinary shares on the date of grant.

        The term of each option may not exceed ten years from the date of grant. Options may be exercised only by notice to the Company or the Company's delegate specifying the number of ordinary shares to be purchased. Upon exercise of options, the option exercise price will be paid in the same manner as described above under "Stock Options granted to employees and key persons."

        Grants of stock options to our non-employee directors will initially consist of options in respect of ordinary shares reserved and available for issuance pursuant to our Restated 2008 Plan. If and when no ordinary shares remain available for issuance under our Restated 2008 Plan, then such non-employee director grants will consist of options in respect of ordinary shares reserved and available for issuance under our 2011 Plan and will be as follows:

        Restricted Stock Unit Awards.    The Administrator may award stock units as restricted stock unit awards to participants. Restricted stock unit awards are ultimately payable in the form of ordinary shares and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. However, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period. The Administrator may waive the foregoing restriction in the case of a grantee's death, disability or retirement or upon a sale event (as defined in the 2011 Plan). To the extent a Restricted Stock Unit Award is subject to Section 409A of the Code, it may contain such additional terms and conditions as the Administrator shall determine in order for such Award to comply with the requirements of Section 409A.

        The Administrator, in its sole discretion, may permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Restricted Stock Unit Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units (which may be fully vested) based on the fair market value of our ordinary shares on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred.

        Restricted Stock.    The Administrator may award ordinary shares to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. However, in the event these awards granted to employees have a performance-based restriction, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction will be at least three years, but vesting can occur incrementally over the three-year period. The Administrator may waive the foregoing restriction in the case of a grantee's death, disability or retirement or upon a sale event (as defined in the 2011 Plan).

        Cash-based Awards.    Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a cash-based award may be made in cash or in ordinary shares, as the Administrator determines. Except as may otherwise be provided by the Administrator, a grantee's right in all cash-based awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its subsidiaries for any reason (including if a subsidiary ceases to be a subsidiary of the Company).

        Performance Share Awards.    The Administrator may grant performance share awards independent of, or in connection with, the granting of other awards under the 2011 Plan. The Administrator, in its sole discretion, determines whether and to whom performance share awards will be granted, the performance goals subject to the award, the period during which performance is to be measured, which may not be less than one year, and such other conditions as the Administrator shall determine. Upon the attainment of the performance goal, the grantee is entitled to receive ordinary shares.

        Tax Withholding.    Participants in the 2011 Plan are responsible for the payment of any federal, national, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. The Company has the right to deduct any such taxes from any payment otherwise due to grantee, including the right to reduce the number of ordinary shares otherwise required to be issued to a grantee in an amount that, on the date of issuance, would have a fair market value equal to all such taxes required to be withheld by the Company.

        Change in Control Provisions.    Under the 2011 Plan, in the case of and subject to the consummation of a sale event (as defined in the 2011 Plan), except as the Administrator may otherwise specify with respect to a particular award in the relevant award documentation, all stock options that are not exercisable immediately prior to the effective time of the sale event shall become fully exercisable as of the effective time of the sale event, all other awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the Administrator's discretion. In addition, in the event of a sale event in which the Company's shareholders will receive cash consideration, the Company may make or provide for a cash payment to participants holding stock options equal to the difference between the per share cash consideration and the exercise price of such options.

        Amendments and Termination.    Our Board may at any time amend or discontinue the 2011 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder's consent. Any amendments that materially change the terms of the 2011 Plan, including any amendments that increase the number of ordinary shares reserved for issuance under the 2011 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2011 Plan, or materially change the method of determining the fair market value of our ordinary shares, will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2011 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of the Company or a merger or other transaction, without prior shareholder approval the Administrator may not reduce the exercise price of an outstanding stock option or effect re-pricing of an outstanding stock option through cancellation or re-grants.

Effective Date of 2011 Plan

        The 2011 Plan became effective on December 8, 2011 upon approval by our shareholders. Awards of incentive options may be granted under the 2011 Plan until ten years after Board approval. No awards may be granted under the 2011 Plan after the date that is ten years from the date of shareholder approval.

New Plan Benefits

        Except as set forth below for our non-employee directors, the benefits or amounts that may be received by, or allocated to, the Company's Chief Executive Officer, Chief Financial Officer, and the three other named executive officers, all executives as a group, non-executive directors as a group, and non-executive officer employees as a group are granted on a discretionary basis and, as such, are not determinable as awards under the 2011 Plan.

        Grants of stock options to our non-employee directors will initially consist of options in respect of ordinary shares reserved and available for issuance pursuant to our Restated 2008 Plan. If and when no ordinary shares remain available for issuance under our Restated 2008 Plan, then such non-employee director grants will consist of options in respect of ordinary shares reserved and available for issuance under our 2011 Plan.

U.S. Federal Income Tax Consequences

        The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2011 Plan. It does not describe all U.S. federal tax consequences under the 2011 Plan, nor does it describe state or local tax consequences.

        Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If ordinary shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

        An incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply. If ordinary shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the ordinary shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares.

        Non-Qualified Options.    No taxable income is generally realized by the optionee upon the grant of a non-qualified option. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Parachute Payments

        The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on the Company's Deductions

        As a result of Section 162(m) of the Code, our deduction for certain awards under the 2011 Plan may be limited to the extent that the Chief Executive Officer or other executive officer (other than our Chief Financial Officer) whose compensation is required to be reported in the summary compensation table receives compensation in excess of US$1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2011 Plan is structured to allow certain grants to qualify as performance-based compensation.

        A copy of the 2011 Plan, as amended in accordance with this proposal 2, is attached as Appendix A.

 PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Ordinary resolution)

        Our Compensation Discussion and Analysis, which appears later in this proxy statement, describes our executive compensation program and the compensation decisions that the Compensation Committee made with respect to the compensation of our named executive officers (listed in the Summary Compensation Table) for fiscal year 2012. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As required pursuant to Section 14A of the Exchange Act, our Board is asking that shareholders cast a non-binding, advisory vote FOR the following resolution:

        "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and related compensation tables and narrative discussion."

        Our Board is asking that shareholders support this proposal. Although the vote you are being asked to cast is advisory, and therefore non-binding, we value the views of our shareholders, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

        The Board unanimously recommends that you vote FOR the advisory vote on executive compensation.

 PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Proposal 3 above requests that you cast an advisory vote for the compensation disclosed in this proxy statement that we paid to our named executive officers for fiscal year 2012. That advisory vote is referred to as a "say-on-pay" vote. In this Proposal 4, as required pursuant to Section 14A of the Exchange Act, our Board is asking that shareholders cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. You can vote to hold say-on-pay votes every one, two or three years, or you can abstain from voting.

        Our Board believes that say-on-pay votes should be held annually to give shareholders the opportunity to provide regular input on our executive compensation programs and increase our Board's accountability for its compensation decisions and therefore recommends that shareholders vote for the one year option. This vote, like the say-on-pay vote itself, is non-binding. If a choice other than one year receives the most votes, our Board of Directors will take the voting results into consideration in determining how frequently we will present you with a say-on-pay vote.

        The Board recommends that you vote FOR the one-year option as the frequency of the advisory vote on executive compensation.

 PROPOSAL 5

AUTHORIZATION TO HOLD THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF THE COMPANY AT A LOCATION OUTSIDE OF IRELAND

(Ordinary resolution)

        Under Section 140 of the Companies Act, 1963 and in accordance with article 75 of our Articles of Association, the shareholders of the Company may authorize the holding of any Annual General Meeting of shareholders at a location outside of Ireland. The Board may determine to hold the Annual General Meeting of shareholders for the fiscal year ending March 31, 2013 (the "2013 Annual General Meeting") outside of Ireland, and is therefore asking our shareholders to authorize holding the 2013 Annual General Meeting of Shareholders at a location outside of Ireland.

        The text of the resolution in respect of Proposal 4 is as follows:

        "RESOLVED, that the Annual General Meeting of Shareholders for the fiscal year ending March 31, 2013 may be held at such place outside Ireland as may be determined by the Directors."

        The Board unanimously recommends that you vote FOR the authorization to hold the 2013 Annual General Meeting of Shareholders of Alkermes plc at a location outside of Ireland.

 PROPOSAL 6

APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION
OF AUDIT AND RISK COMMITTEE TO SET AUDITORS' REMUNERATION

(Ordinary resolution)

        PricewaterhouseCoopers ("PwC") served as our independent auditors for the fiscal year ended March 31, 2012. The Audit and Risk Committee of the Board has retained PwC to serve as independent auditor for the fiscal year ending March 31, 2013. The Audit and Risk Committee reviewed and discussed the performance of PwC as the Company's independent auditor for fiscal year ending March 31, 2012. Although we are not required to submit the appointment of PwC for shareholder approval, as a matter of good corporate governance, the Board, upon the recommendation of the Audit and Risk Committee, has determined to submit its selection for approval by shareholders and to ask that shareholders authorize the Audit and Risk Committee to set the auditor's remuneration. If the selection of PwC is approved, the Audit and Risk Committee, in its discretion, may still select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

        A representative of PwC is expected to be present at the Annual General Meeting and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

        The Board unanimously recommends that you vote FOR the appointment of PricewaterhouseCoopers as the Company's independent auditor for the fiscal year ending March 31, 2013 and the authorization of the Audit and Risk Committee of the Board to set the auditor's remuneration.

 REPORT OF THE AUDIT AND RISK COMMITTEE

        No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        As more fully described in its charter, the Audit and Risk Committee oversees Alkermes' financial reporting process on behalf of the Board of Directors. Management has day-to-day responsibility for the Company's financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Alkermes' independent auditors are responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussing with the Audit and Risk Committee any issues they believe should be raised. The independent auditors are also responsible to the Audit and Risk Committee and the Board for testing the integrity of the financial accounting and reporting control systems, for issuing a report on the Company's internal control over financial reporting and for such other matters as the Audit and Risk Committee and Board determine. In addition, the independent auditors perform audit-related and permissible non-audit services for the Company.

        In the performance of its oversight function, the Audit and Risk Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements of the Company, as of and for the fiscal year ended March 31, 2012, contained in Alkermes plc's Annual Report on Form 10-K. The Audit and Risk Committee discussed with PwC, Alkermes plc's independent auditors, the overall scope and plans for their audit. The Audit and Risk Committee met with PwC, with and without management present, to discuss the results of its examination, judgments as to the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, the substance and clarity of disclosures in the financial statements, and the Company's disclosure control process and internal control over financial reporting.

        The Audit and Risk Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T (Communications with Audit Committees), as currently in effect. In addition, the Audit and Risk Committee discussed with PwC the independence of PwC from management and Alkermes, and received the written disclosures and the letter from PwC to confirm its independence as required by applicable requirements of the PCAOB.

        The Audit and Risk Committee also reviewed and discussed with management its assessment and report on the effectiveness of the Company's internal control over financial reporting as of March 31, 2012, which it made in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit and Risk Committee also reviewed and discussed with PwC the Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

        The Audit and Risk Committee monitors the activity and performance of PwC. All services to be provided by PwC are pre-approved by the Audit and Risk Committee. The Audit and Risk Committee's evaluation of PwC included, among other things, consideration as to whether PwC's provision of permissible non-audit services to the Company is compatible with maintaining its independence.

        In reliance on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Alkermes plc's Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the SEC, and the Board of Directors approved such inclusion.

Respectfully submitted by the Audit and Risk Committee,

Paul J. Mitchell, Chair
Floyd E. Bloom
Mark B. Skaletsky

        For more information about our Audit and Risk Committee and its charter, you are invited to access the Corporate Governance page of the Investors section of the Company's website, available at: http://investor.alkermes.com.

 AUDIT FEES

Aggregate fees for fiscal year 2012 and fiscal year 2011

        During the years ended March 31, 2012 and 2011, PwC provided various audit, audit-related and tax services to us. The Audit and Risk Committee understands the need for PwC to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of PwC, our Audit and Risk Committee has adopted policies and procedures which require it to pre-approve all audit and non-audit services performed by PwC. All of the services of PwC for 2012 and 2011 described below were pre-approved by the Audit and Risk Committee.

        The aggregate fees of PwC for the years ended March 31, 2012 and 2011 are as follows:

	2012	2011
Audit fees:
Audit and review of financial statements(1)	$1,514,654	$579,112
Audit-related fees(2)	598,592	66,000
Tax fees(3)	1,167,362	245,824
All other fees(4)	8,020	1,500

Total	$3,288,628	$892,436

(1)
In the year ended March 31, 2012, consists of fees for services related to the audit of our annual consolidated financial statements, statutory audits, and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting as well as procedures related to our S-4 and S-1 registration filings. In the year ended March 31, 2011, consists of fees for services related to the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting.

(2)
In the year ended March 31, 2012, consists of fees for due diligence procedures performed in connection with the acquisition of EDT and a royalty audit of one of our collaboration agreements. In the year ended March 31, 2011, consists of fees for audit procedures performed in connection with one of our collaboration agreements.

(3)
In the years ended March 31, 2012 and 2011, consists of fees for tax advisory services, primarily related to the acquisition of EDT, other than those related to the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements.

(4)
In the year ended March 31, 2012, consists of fees for remuneration surveys performed for our Irish entity and payment for access to the PWC on-line accounting research database. In the year ended March 31, 2011, consists of fees for access to the PWC on-line accounting research database.

        Total fees paid to PWC Ireland in respect of the audit of the group accounts were $0.5 million during the year ended March 31, 2012. In addition, PWC Ireland received $0.6 million for tax advisory services during the year ended March 31, 2012 and less than $0.1 million in all other fees.

 OWNERSHIP OF THE COMPANY'S ORDINARY SHARES

        The following table and notes provide information about the beneficial ownership of our ordinary shares as of the Record Date by:

  •
  each of the Company's current directors and director nominees;

  •
  the Company's Chief Executive Officer;

  •
  the Company's Chief Financial Officer;

  •
  each of the Company's three other named executive officers as set forth in the Summary Compensation Table; and

  •
  all of the Company's current directors and executive officers as a group.

        According to Securities and Exchange Commission rules, the Company has included in the column "Number of Issued Ordinary Shares" all shares over which the person has sole or shared voting or investment power, and the Company has included in the column "Number of Ordinary Shares Issuable" all shares that the person has the right to acquire within 60 days after June 15, 2012 through the exercise of any stock option, vesting of any stock award or other right. All shares that a person has a right to acquire within 60 days of June 15, 2012 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

        Unless otherwise indicated, each person has the sole power (except to the extent authority is shared by spouses under applicable law) to invest and vote the shares listed opposite the person's name. The Company's inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. The business address of each director and that of Shane Cooke and James M. Frates is Connaught House, 1 Burlington Road, Dublin 4, Ireland. The business address of James L. Botkin is 1300 Gould Drive, Gainesville, Georgia 30504. The business address of the other executive officers is 852 Winter Street, Waltham, MA 02451.

Ownership by Directors and Executive Officers

Directors and Executive Officers	Number of Issued Ordinary Shares	Number of Ordinary Shares Issuable(1)	Total	Percent(2)
David W. Anstice	10,000	80,000	90,000	*
Floyd E. Bloom	120,375	180,000	300,375	*
Robert A. Breyer	58,106	150,400	208,506	*
Wendy L. Dixon	—	35,000	35,000	*
Geraldine A. Henwood	—	140,000	140,000	*
Paul J. Mitchell	8,000	188,000	196,000	*
Richard F. Pops	348,173	2,813,750	3,161,923	2.42%
Mark B. Skaletsky	5,000	159,000	164,000	*
Shane Cooke	—	—	—	—
Elliot W. Ehrich	24,466	491,900	516,366	*
James M. Frates	90,092	748,212	838,304	*
Gordon G. Pugh	31,774	459,050	490,824	*
All directors and executive officers as a group (16 individuals in total)	843,956	6,451,312	7,295,268	5.58%

*
Represents less than one percent (1%) of our outstanding ordinary shares.

(1)
Shares that can be acquired through stock options exercisable and restricted stock unit awards vesting by August 14, 2012, which is 60 days from the Record Date.

(2)
Applicable percentage of ownership as of the Record Date is based upon 130,703,377 ordinary shares outstanding.

Ownership By Principal Shareholders

        The following table and notes provides information about the beneficial ownership of our ordinary shares as of the Record Date, or as of the date otherwise set forth below, by each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, it is believed that each shareholder identified in the table possesses sole voting and investment power over all of our ordinary shares shown as beneficially owned by that shareholder. Percentage of beneficial ownership is based on Schedule 13D and Schedule 13G filings made with the SEC as of June 15, 2012. Percentage of beneficial ownership is based on 130,703,377 of our ordinary shares outstanding as of the Record Date.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned	Percent
Shareholders Owning 5% or more:
Elan Corporation, plc(1)	7,750,000	5.9%
Treasury Building Lower Grand Canal Street Dublin 2 Ireland
T. Rowe Price Associates, Inc.(2)	15,528,790	11.9%
100 E. Pratt Street Baltimore, MD 21202
FMR LLC(3)	16,960,050	13.0%
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP(4)	17,069,952	13.1%
75 State Street Boston, MA 02109

(1)
Based solely on a Schedule 13D/A dated March 14, 2012, Elan and the Elan Shareholder (together, the Elan Shareholder and Elan, the "Elan Reporting Parties") may be deemed to beneficially own 7,750,000 ordinary shares. The number of ordinary shares as to which each of the Elan Reporting Parties shares the power to vote or direct the vote is 7,750,000. The number of ordinary shares as to which each of the Elan Reporting Parties shares the power to dispose or direct the disposition of is 7,750,000. The number of ordinary shares as to which each of the Elan Reporting Parties has the sole power to vote or direct the vote, or dispose or direct the disposition is zero. Elan is a neuroscience-based biotechnology company focused on discovering and developing advanced therapies in neurodegenerative and autoimmune diseases. The Elan Shareholder is an indirect wholly owned subsidiary of Elan.

The shares were originally acquired pursuant to the Business Combination, effective September 16, 2011. The Elan Reporting Parties together acquired common beneficial ownership over the ordinary shares and hold such shares pursuant to the Shareholder's Agreement (the "Shareholder's

  Agreement"), dated as of September 16, 2011, by and among the Company, Elan and the Elan Shareholder (the Company, together with Elan and the Elan Shareholder, the "Parties").

Pursuant to an Underwriting Agreement (the "Underwriting Agreement"), dated as of March 8, 2012, by and among the Elan Shareholder, the Company and the several underwriters party thereto, on March 13, 2012, the Elan Shareholder sold 24,150,000 Shares in a marketed underwritten registered offering (the "Registered Offering") (including 3,150,000 Shares sold pursuant to the full exercise of an option to purchase such amount of Shares granted to the underwriters pursuant to the Underwriting Agreement) at a price per share of $15.79875, which represents a price to the public of $16.50 per share less the underwriting discount. The Shares were sold in the Registered Offering pursuant to a shelf registration statement on Form S-1 filed by the Company with the SEC in connection with the resale of the Shares by the Elan Shareholder, which the SEC declared effective on March 2, 2012. Under the terms of the Underwriting Agreement, the Elan Shareholder has agreed that, subject to certain exceptions, for a period of 90 days from the date of the Underwriting Agreement, the Elan Shareholder and its affiliates will not, without the prior written consent of the managing underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for the Ordinary Shares. The managing underwriters in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Under the terms of the Underwriting Agreement, the Elan Shareholder agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

  Waiver and Consent Letters

Under the terms of the Shareholder's Agreement, the Elan Shareholder is subject to certain restrictions on its ability to transfer the Shares without the Company's consent. Two Waiver and Consent Letters (the "Waiver and Consent Letters") to the Shareholder's Agreement were executed by the Parties on March 7, 2012 and March 8, 2012, pursuant to which the Company (i) agreed to waive the limitations that would prohibit both a transfer of the Shares prior to the six (6) month anniversary of the Closing Date (as defined in the Shareholder's Agreement), and following such date, the transfer of more than 40.75% of the Shares in the Registered Offering and (ii) agreed and consented to the sale of the 24,150,000 Shares by the Elan Shareholder in the Registered Offering.

Under the terms of the Shareholder's Agreement, Elan is subject to a standstill provision until September 16, 2021. The standstill provision generally prevents Elan from acquiring any more of our ordinary shares and from taking a number of actions that might result in Elan exerting influence or control over us. The standstill provisions will terminate early on certain events, including a decision by us to publicly seek, recommend or engage in a transaction that would result in our change of control.

Under the Shareholder's Agreement, the Elan Shareholder has agreed to vote on all matters in accordance with the recommendation of our board of directors until at least September 16, 2012.

Under the Shareholder's Agreement, Elan has certain customary registration rights, including demand (including shelf) and piggyback registration rights with respect to transfers of our ordinary shares. The registration rights terminate July 13, 2012 or sooner in certain circumstances.

(2)
Based solely on a Schedule 13G filed April 10, 2012, T. Rowe Price Associates, Inc., in its capacity as investment adviser, may be deemed to beneficially own 15,528,790 ordinary shares of Alkermes. T. Rowe Price Associates, Inc. has sole voting power over 3,294,420 ordinary shares of Alkermes and has sole dispositive power over 15,528,790 ordinary shares of Alkermes. The number of ordinary shares as to which T. Rowe Price Associates, Inc. has shared power to vote or direct the vote, or dispose or direct the disposition is zero.

(3)
Based solely on a Schedule 13G/A dated February 14, 2011, FMR LLC, a parent holding company, has sole voting power over 5,970 ordinary shares of Alkermes and sole investment power over 16,960,050 ordinary shares of Alkermes. Of the shares reported as beneficially owned by FMR LLC:

•
Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 16,958,380 ordinary shares of Alkermes as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

•
The ownership of one investment company, Fidelity Growth Company Fund, amounted to 12,207,261 ordinary shares of Alkermes. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 16,958,380 ordinary shares owned by the Funds.

•
Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

•
Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 1,670 ordinary shares of Alkermes as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 1,670 ordinary shares and sole power to vote or to direct the voting of 1,670 ordinary shares of Alkermes owned by the institutional accounts managed by PGATC as reported above.

(4)
Based solely on a Schedule 13G/A filed February 14, 2012, Wellington Management Company, LLP ("Wellington Management"), in its capacity as investment adviser, may be deemed to beneficially own 17,069,952 ordinary shares of Alkermes which are held of record by clients of Wellington Management. Wellington Management shares voting power over 11,954,121 ordinary shares of Alkermes and shares investment power over 17,069,952 ordinary shares of Alkermes. The number of ordinary shares as to which Wellington Management has the sole power to vote or direct the vote, or dispose or direct the disposition is zero.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of our ordinary shares, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our ordinary shares.

        Executive officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company for the fiscal year ended March 31, 2012, all reports were timely filed.

 REPORT OF THE COMPENSATION COMMITTEE

        No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The Compensation Committee of the Board of Directors, which is comprised solely of independent directors within the meaning of applicable rules of Nasdaq, outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, has reviewed and discussed with management the Compensation Discussion and Analysis section of this proxy statement for the fiscal year ended March 31, 2012. In reliance on the reviews and discussions referred to above, the Compensation Committee has approved the Compensation Discussion and Analysis and recommended it to the Board of Directors, and the Board of Directors has approved the Compensation Discussion and Analysis for inclusion in this proxy statement.

Respectfully submitted by the Compensation Committee,

Mark B. Skaletsky (Chair)
Paul J. Mitchell
David W. Anstice

For more information about our Compensation Committee and its charter, you are invited to access the Corporate Governance page of the Investors section of the Company's website, available at: http://investor.alkermes.com.

 EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses our executive compensation policies and arrangements as they relate to the following individuals to whom we refer as our named executive officers for the fiscal year ended March 31, 2012:

  •
  our Chairman and Chief Executive Officer, Richard F. Pops;

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  our President, Shane Cooke;

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  our Senior Vice President and Chief Financial Officer, James M. Frates;

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  our Senior Vice President, Research and Development and Chief Medical Officer, Elliot W. Ehrich; and

  •
  our Senior Vice President, Chief Operating Officer and Chief Risk Officer, Gordon G. Pugh.

        On September 16, 2011, upon the closing of the Business Combination: (i) Mark B. Skaletsky, David W. Anstice and Paul J. Mitchell, all of whom comprised the Compensation Committee of Alkermes, Inc. immediately prior to the Business Combination, were appointed to serve as the members of the Compensation Committee of Alkermes plc; and (ii) Richard F. Pops and James M. Frates who, immediately prior to the Business Combination, served as the principal executive officer and principal financial officer, respectively, of Alkermes, Inc. were appointed to serve as the principal executive officer and principal financial officer, respectively, of Alkermes plc. In addition, with the exception of our President, Shane Cooke, our other named executive officers were the named executive officers of Alkermes, Inc. immediately prior to the Business Combination. Accordingly, for purposes of this Executive Compensation—Compensation Discussion and Analysis, the presentation of full fiscal year information will consist of information with respect to Alkermes plc for the period September 17, 2011 through March 31, 2012 and information with respect to Alkermes, Inc., the predecessor company to Alkermes plc from a U.S. GAAP financial reporting perspective, for the period April 1, 2011 through September 16, 2011. We believe this will provide the most relevant disclosure pertaining to the compensation practices of Alkermes plc. The following discussion should be read together with the compensation tables and related disclosures set forth below.

Introduction and Corporate Governance

        Our Compensation Committee, or the Committee, reviews, oversees and administers our executive compensation programs. The Committee's complete roles and responsibilities are set forth in the written charter adopted by the Board, which is available on the Corporate Governance page of the Investors section of our website, available at: http://investor.alkermes.com. The Board selected the following individuals to serve on the Committee for our 2012 fiscal year: Mark B. Skaletsky (Chair), Paul J. Mitchell and David W. Anstice.

Executive Compensation Philosophy and Objectives

        Our executive compensation program is designed to attract, retain and motivate experienced and well-qualified executive officers who will promote our research and product development, manufacturing, commercialization and operational efforts. We structure our executive officer compensation packages based on level of job responsibility, internal and external peer comparisons, individual performance, principles of internal fairness and our overall Company performance. The Committee bases its executive compensation programs on the same objectives that guide us in establishing all our compensation programs, which are:

  •
  to provide an overall compensation package that rewards individual performance and corporate performance in achieving our objectives, as a means to promote the creation and retention of value for us and our shareholders;

  •
  to attract and retain a highly skilled work force by providing a compensation package that is competitive with other employers who compete with us for talent;

  •
  to structure an increasing proportion of an individual's compensation as performance-based as he or she progresses to higher levels within our Company;

  •
  to foster the long-term focus required for success in the biotechnology industry; and

  •
  to structure our compensation and benefits programs similarly across our Company.

Compensation Program Elements

        The compensation program for executive officers consists of the following elements:

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  base salary;

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  annual cash performance pay (bonus); and

  •
  long-term equity incentive awards, including:

  •
  stock options; and

  •
  restricted stock unit awards (also referred to as restricted stock awards).

        The Committee utilizes these elements of compensation to structure compensation packages for executive officers that can reward both short and long-term performance of the individual and our Company and foster executive retention.

Base Salary

        Base salaries are used to provide a fixed amount of compensation for the executive's regular work. The Committee establishes base salaries that are competitive with comparable companies for each position and level of responsibility to the extent such comparable companies and positions exist. The salaries of the executive officers are reviewed on an annual basis, at the time of the mid-fiscal year performance review established by us. In determining increases, if any, to base salary, the Committee may consider factors such as the individual's performance, level of pay compared to comparable companies for each position and level of responsibility, experience in the position of the individual, cost of living indices, the magnitude of other annual salary increases at our Company, and general progress towards achieving the corporate objectives. Any base salary increase for an executive officer must be established by the Committee.

Cash Performance Pay

        Cash performance pay motivates executive officers to achieve both short-term operational and longer term strategic goals that are aligned with, and supportive of, our long-term Company value. Cash performance pay is awarded by the Committee after the fiscal year-end based on an evaluation of our Company performance and each individual's contribution to this performance during such fiscal year. Performance objectives are established and evaluated by the Committee as outlined below.

        In March 2011, the Committee approved the Alkermes, Inc. Fiscal 2012 Reporting Officer Performance Pay Plan ("Alkermes, Inc. 2012 Performance Plan") and established target performance pay ranges and target performance pay that may be earned for the period April 1, 2011 to March 31, 2012 by our executive officers, including all of our named executive officers. The plan contained the following fiscal year 2012 corporate objectives for our executives:(i) manage relationships with key business partners, (ii) successfully launch VIVITROL® (naltrexone for extended-release injectable suspension) into the opioid indication, (iii) execute on the expanded development of our late stage product portfolio, (iv) rapidly advance our emerging proprietary pipeline, (v) efficiently supply clinical and commercial products, (vi) achieve financial performance against guidance and (vii) respond to changing business conditions. On May 17, 2011, the Committee added the following as the eighth corporate objective for fiscal year 2012: (viii) complete the acquisition of Elan Drug Technologies and develop and begin execution of an integration plan.

        In March 2011, the Committee set the range of the fiscal year 2012 cash performance pay award under the Alkermes, Inc. 2012 Performance Plan for Mr. Pops at between 0% and 150% of base salary, with a target performance pay award of 75% of base salary, and the range of fiscal year 2012 cash performance pay awards under the Plan for participants other than Richard F. Pops at between 0% and 100% of base salary, with a target cash performance pay award of 50% of base salary. The Committee established such performance pay targets and performance pay ranges based generally on comparable market data.

        In July 2011, in anticipation of the close of the Business Combination and the transformation of the Company into a larger, global pharmaceutical company, the Committee commenced an evaluation of its compensation consultant. On July 29, 2011, the Committee engaged Radford, an AON Hewitt Company ("Radford"), as its independent compensation consultant.

        On September 9, 2011, in order to have an operative reporting officer performance pay plan in effect upon completion of the Business Combination, the Committee recommended that the nominee board of Alkermes plc adopt the Fiscal 2012 Alkermes plc Affiliated Company Reporting Officer Performance Pay Plan (the "2012 Performance Plan"), which incorporated the terms of the existing Alkermes, Inc. 2012 Performance Plan and the terms described below. The nominee board of Alkermes plc adopted such plan immediately prior to the consummation of the Business Combination. The 2012 Performance Plan contained the existing fiscal year 2012 corporate objectives.

        On September 9, 2012, the Committee determined that, subsequent to the completion of the Business Combination, the performance pay for fiscal year 2012 for the Alkermes, Inc. executive officers that continue as Alkermes plc executive officers should be determined under the parameters already established by the Committee and those EDT executives who were appointed as executive officers of Alkermes plc, including Mr. Cooke, would be eligible to receive a performance pay award based on a fifteen month performance period from January 1, 2011 to March 31, 2012. This fifteen month performance pay period was designed to comply with applicable Irish law requirements, to provide former EDT executives with amounts accrued for services rendered while employees of Elan, and to facilitate the transition from a calendar year performance period used by EDT to the Company's fiscal year performance period (April 1 to March 31). The fifteen month performance pay award consisted of (i) an amount equal to the performance pay such executive would have been entitled to receive under the calendar year 2011 performance pay plan in which he participated while employed by Elan, prorated for the period January 1, 2011 to the date of the close of the Business Combination, which amount was credited to the working capital account of EDT by Elan in connection with the Business Combination, and (ii) an amount equal to the performance pay determined by the Committee for the period from September 16, 2011, the closing date of the Business Combination, to March 31, 2012. The Committee set the range of fiscal year 2012 cash performance pay for Mr. Cooke under the Alkermes plc 2012 Performance Plan at between 0% and 150% of base salary, with a target performance pay award of 75% of base salary, with such performance pay prorated for the period during fiscal year 2012 in which Mr. Cooke was an employee of the Company.

        On October 5, 2011, the Committee modified the performance pay range and target performance pay for Richard F. Pops under the 2012 Performance Plan to a performance pay range of between 0% and 200% of base salary and a target performance pay of 100% of base salary. The Committee modified the performance pay range and target performance pay for Mr. Pops based on comparable market data that had recently been updated by Radford and upon the recommendation of Radford, in order to position Mr. Pops' compensation above the 50th percentile and closer to the 75th percentile of the Company's post-merger peer group.

        Cash performance pay under our 2012 Performance Plan is awarded after the close of the fiscal year based upon the Committee's review of the performance of our Company against our fiscal year corporate objectives, and the individual performance of each executive officer against such corporate objectives. Individual performance of the participants is determined by the Committee in its sole discretion.

Equity Incentives—Stock Options, Restricted Stock Awards and Restricted Stock Unit Awards

        In September 2011, in connection with the Business Combination, the Alkermes, Inc. Amended and Restated 2008 Stock Option and Incentive Plan, which was initially approved by shareholders in October 2008, was restated and adopted as the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan. On December 8, 2011, our shareholders approved the Alkermes plc 2011 Stock Option and Incentive Plan.

        The award of stock options (both incentive and non-qualified options), restricted stock unit awards, restricted stock awards, cash-based awards and performance share awards is permitted under the Equity Plans. All of our equity grants are made pursuant to the Equity Plans. As used herein, the term "restricted stock award," unless otherwise specified, will include restricted stock unit awards and restricted stock awards.

        Grants of stock options and restricted stock awards under our Equity Plans are designed to promote long-term retention and stock ownership, and align the interests of executives with those of shareholders, providing our executives with the opportunity to share in the future value they are responsible for creating. Generally, stock options and non-performance-based restricted stock awards vest in equal annual installments over a four-year period. The Committee may, in its discretion, award equity with a different vesting schedule; however, under the Equity Plans, restricted stock awards granted to employees that have a performance-based goal are required to have a restriction period of at least one year, and those with a time-based restriction are required to have at least a three-year restriction period, although vesting can occur incrementally over such three-year period. We had two retirement provisions open to all employees, only one of which (detailed immediately below) contained eligibility criteria that certain of our executive officers have met. If any employee whose age plus years of service equals at least 55 and who has at least 12 years of service with our Company retires, then those stock options granted under our 2008 Plan before May 17, 2010, and under our 1998 Equity Incentive Plan and Amended and Restated 1999 Stock Option Plan (i) after December 9, 2004 and before May 17, 2010 or (ii) before December 9, 2004 with an exercise price less than US$13.69, shall vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. As of March 31, 2012, Mr. Pops and Mr. Frates were the only named executive officers who met the retirement eligibility criteria reflected in these stock option grants; however, Mr. Pops was not entitled to the benefit of this retirement provision for stock options granted to him for performance during fiscal years 2008, 2009, 2010, 2011 and 2012; this retirement provision did not apply to grants made on or after May 17, 2010. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient's date of termination from service and unvested stock options are forfeited, unless otherwise specifically determined by the Committee. Currently, there are no special retirement provisions associated with restricted stock awards.

        The number of shares underlying options and restricted stock awards granted to each executive officer is generally determined by the Committee based on: the performance of the executives and their contributions to overall performance of our Company; information with regard to stock option grants and restricted stock awards at comparable companies, and generally within the biotechnology industry, based upon data provided by the independent compensation consultant (as discussed below); the dollar value of equity awards, as determined using the Black-Scholes option pricing model; consideration of previous equity awards made to such person; and personal knowledge of the Committee members regarding executive stock options and restricted stock awards at comparable companies. Consideration is also given to the impact of stock option and restricted stock awards on our results of operations.

        The Committee selectively utilizes a combination of stock options and restricted stock awards to focus on senior executives and those other key employees, as identified by our Chief Executive Officer in consultation with our human resources department, who are more likely to be motivated by such equity compensation. The Committee believes that using restricted stock awards, in addition to stock option awards, would be more effective in rewarding and retaining key employees and motivating executives to increase shareholder value. In this context, the Committee balances the mix of stock options and restricted stock awards such that senior executives receive a greater proportion of stock options than restricted stock awards, vice presidents receive a more balanced mixture of the two, and we more aggressively utilize restricted stock awards for other of our key employees.

        The Committee set the range of equity compensation for fiscal year 2012 for Richard F. Pops at 0 to 600,000 share units, with each full value award issued under our 2008 Plan and our 2011 Plan, such as the grant of a unit of restricted stock, counted as 2 share units for each ordinary share and 1.8 share units for each ordinary share, respectively, actually subject to the award, and each grant of a stock option issued under our Equity Plans counted as an award of one share unit for each ordinary share actually subject to the award.

Compensation Determinations

Factors Considered in Determining Compensation

        The Committee may consider a number of factors to assist it in determining compensation for our executive officers.

Company Performance

        As discussed previously, the Committee adopted eight corporate objectives for our Company for fiscal year 2012 to measure the performance of our Company and its senior executives during the fiscal year ended March 31, 2012: (i) manage relationships with key business partners, (ii) successfully launch VIVITROL® (naltrexone for extended-release injectable suspension) into the opioid indication, (iii) execute on the expanded development of our late stage product portfolio, (iv) rapidly advance our emerging proprietary pipeline, (v) efficiently supply clinical and commercial products, (vi) achieve financial performance against guidance, (vii) complete the acquisition of Elan Drug Technologies and develop and begin execution of an integration plan, and (viii) respond to changing business conditions.

Corporate Objectives	Accomplishments
Manage relationships with key business partners	We collaborated with our partner, Amylin Pharmaceuticals, Inc. ("Amylin") to respond to a Complete Response Letter ("CRL") from the U.S. Food and Drug Administration ("FDA") for BYDUREON™ and to ensure that the requirements set forth in the CRL were addressed in the reply to the CRL. The FDA subsequently approved BYDUREON for commercial sale in the U.S. in January 2012. Next generation enhancements for BYDUREON, including new once weekly and once monthly product candidates, are being developed.

We continued our close collaboration with Ortho-McNeil-Janssen Pharmaceuticals, Inc. and Janssen Pharmaceutica International, a division of Cilag International AG ("Janssen") regarding RISPERDAL CONSTA development, manufacture and intellectual property protection, which expanded to include INVEGA®SUSTENNA® following the Business Combination with EDT.

We coordinated with multiple new partner companies following the Business Combination with EDT, including Acorda Pharmaceuticals, Inc. ("Acorda") and Zogenix, Inc. ("Zogenix"), to effectively integrate those programs into our business.
We worked with Zogenix to prepare a New Drug Application for ZOHYDRO™ for submission to the FDA; the submission triggered a milestone payment to the Company of $1 million.
Successfully launch VIVITROL into the opioid indication	We successfully grew net sales of VIVITROL from $28.9 million for fiscal 2011 to $41.2 million for fiscal 2012 and met our sales guidance for the product, posting a year-over-year gain of 42%.

We presented positive phase 3 VIVITROL data that supported approval of the product for the prevention of relapse to opioid dependence, following opioid detoxification, at the American Society of Addiction Medicine Conference.
The positive phase 3 study of VIVITROL for the treatment of opioid dependence was published in the top-tier, peer-reviewed journal, The Lancet.
Data demonstrating the pharmacoeconomic value of VIVITROL were published in a leading healthcare policy journal, The American Journal of Managed Care.
We initiated an open-label pilot study of VIVITROL to evaluate its impact on re-arrest and re-incarceration of criminal offenders with a history of opioid dependence.
We initiated an open-label registry study of VIVITROL to evaluate its efficacy and safety in a real-world setting of opioid dependent patients.

Corporate Objectives	Accomplishments
Our partner, Cilag GmbH International, a subsidiary of Johnson & Johnson, received approval for VIVITROL in Russia for the prevention of relapse to opioid dependence, following opioid detoxification. We received a milestone payment of $3 million related to this approval.
Execute on the expanded development of our late-stage product portfolio and Rapidly advance our emerging proprietary pipeline
ALKS 9070

We successfully completed a phase 1b study of ALKS 9070, a proprietary molecule that is designed to provide patients with once-monthly dosing of a medication that, once in the body, converts into aripiprazole, a molecule that is commercially available under the name ABILIFY®.
After a successful End-of-Phase 2 meeting with the FDA, we advanced ALKS 9070 directly into a phase 3 clinical study of approximately 690 patients with schizophrenia.
ALKS 5461

We initiated and completed a successful phase 1/2 clinical study of ALKS 5461, which is the combination of ALKS 33 and buprenorphine and is designed to be a non-addictive opioid modulator for the treatment of major depressive disorder (MDD) in patients who had inadequate response to standard treatment.
Based on the positive results seen in the phase 1/2 study, we accelerated the initiation of a phase 2 study of ALKS 5461 in patients with MDD and inadequate response to standard treatment.
In partnership with the National Institute on Drug Abuse, we initiated a phase 1/2 clinical study of ALKS 5461 for the treatment of cocaine dependence.
Early Stage Pipeline

We organized a focused discovery capability with expertise in opioid receptor biology and chemistry, medicinal chemistry and biologics, and generated data to move various proprietary drug candidates forward.
Efficiently supply clinical and commercial products	We effectively operated three GMP manufacturing sites in two countries producing over 20 products.
We shipped approximately 8.4 million vials of RISPERDAL® CONSTA®.
We shipped approximately 57,000 vials of VIVITROL for the U.S. market and met Cilag GmbH International's demand for VIVITROL for the Russian market.
We shipped approximately 11.3 million tablets of AMPYRA®/FAMPYRA® since completion of the merger with EDT.

Corporate Objectives	Accomplishments
We shipped approximately 288 million doses of our non-core, legacy commercial products to our collaborative partners since the completion of the merger with EDT.
Achieve financial performance against guidance
We provided total revenue guidance of $350 million to $380 million. In February 2012, we increased our expectations for total revenue to $370 million to $400 million. Fiscal 2012 revenues were more than $390 million, an increase of approximately 109% year-over-year, reflecting the financially transformative nature of the merger with EDT.

In November 2011, we provided Adjusted EBITDA guidance of $45 million to $55 million. In February 2012, we increased our expectations for Adjusted EBITDA to $65 million to $75 million. We reported Adjusted EBITDA for fiscal 2012 of more than $70 million.

In November 2011, we provided operating expense guidance totaling a range of $410 million to $445 million. Operating expenses for fiscal 2012 were $478.3 million, which included a one-time, non-cash charge of $45.8 million related to the write-off of in-process research and development (IPR&D) intangible assets.
We provided net sales guidance for VIVITROL of $40 million to $50 million for fiscal 2012. Net sales for VIVITROL were $41.2 million for fiscal 2012, representing a 42% increase year-over-year.
Complete the acquisition of Elan Drug Technologies and develop and begin execution of an integration plan	We initiated comprehensive integration planning activities following the announcement of our entry into a definitive merger agreement relating to the EDT acquisition in May 2011.
On September 8, 2011, we held a special shareholder meeting and vote on the merger between Alkermes, Inc. and EDT during which 99.9% of the votes cast were in favor of the merger.
On September 16, 2011, we announced the completion of the merger and began full execution of the integration plan.
On December 8, 2012, our shareholders overwhelmingly approved the Alkermes plc 2011 Stock Option and Incentive Plan.
Respond to changing business conditions	In May 2011, we entered into a Business Combination Agreement and Plan of Merger with Elan to acquire EDT. We secured $450 million in term loans to finance the transaction.
On September 16, 2011 Alkermes, Inc. and EDT merged to form Alkermes plc.

Corporate Objectives	Accomplishments
In March 2012, we initiated and completed an underwritten public offering of 24,150,000 ordinary shares held by a subsidiary of Elan at a price to the public of $16.50 per share. This offering represented more than 75% of the shares held by the Elan subsidiary.

        The Committee does not apply a formula or assign these performance objectives relative weights. Rather, it makes a subjective determination after considering such measures individually and in the aggregate.

Individual Performance

        In establishing compensation levels, the Committee also evaluates each executive's individual performance using certain subjective criteria, including an evaluation of each executive's managerial ability and contribution to achievement of the corporate objectives and to overall corporate performance. In making its evaluations, the Committee consults on an informal basis with other members of the Board. In establishing compensation for executive officers other than Mr. Pops, the Committee reviewed in detail the recommendations of Mr. Pops. With respect to Mr. Pops, the Committee met at the end of the fiscal year to evaluate his performance against the corporate objectives of our Company.

Use of Compensation Consultant for Benchmarking

        Another factor considered by the Committee in determining executive compensation is the high demand for well-qualified personnel. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee, through our Human Resource Department's Director of Compensation and Benefits, retained the services of Pearl Meyer and Partners ("PMP") through July 28, 2011 and Radford as of July 29, 2011. PMP and Radford are recognized, independent executive compensation consulting firms. The Committee transitioned to Radford because of its expertise in international compensation matters. The Committee engaged PMP and Radford to review market data and various incentive programs and to provide assistance in establishing our cash and equity based compensation targets and awards based, in large part, upon a peer group identification and assessment that it was retained to conduct. PMP and Radford took direction from, and provided reports to, our Director of Compensation and Benefits, who acted on behalf of and at the direction of the Committee. PMP and Radford did not provide us with any services other than the services requested by the Committee.

        In setting the performance pay targets and performance pay ranges for the executives prior to the beginning of the fiscal year, the companies that PMP determined comprised our pharmaceutical peer group at that time consisted of: Alnylam Pharmaceuticals, Inc.; AMAG Pharmaceuticals, Inc.; Amylin Pharmaceuticals, Inc.; Auxilium Pharmaceuticals, Inc.; BioMarin Pharmaceutical Inc.; Cubist Pharmaceuticals, Inc.; Enzon Pharmaceuticals, Inc.; Isis Pharmaceuticals, Inc.; The Medicines Company; Nektar Therapeutics; United Therapeutics Corporation; Vertex Pharmaceuticals Incorporated; and ViroPharma Incorporated. These thirteen publicly traded, United States-headquartered companies competed in similar product, service and labor markets as us and had generally similar revenues to us, in each case prior to the Business Combination.

        PMP also reviewed, and provided to the Committee, data from a survey group of companies, which reflected a broader group of biopharmaceutical/biotechnology companies employing the appropriate revenue, industry and executive role perspectives, and industry composite data, reflecting the average of the industry peer group data and the survey group data, which was calculated for executive compensation comparison purposes. Data for the survey group is collected from survey sources containing data on companies of similar size and in the same industry as us.

        Given the change in size and revenues of the Company following the completion of the Business Combination, Radford conducted a peer group analysis for the Company in September 2011. The companies that Radford determined comprised our pharmaceutical peer group at that time consisted of: Alexion Pharmaceuticals, Inc.; Amylin Pharmaceuticals, Inc.; Auxilium Pharmaceuticals, Inc.; BioMarin Pharmaceutical Inc.; Cubist Pharmaceuticals, Inc.; Dendreon Corporation; Elan Corporation, plc; Endo Pharmaceuticals Holdings Inc.; Human Genome Sciences, Inc.; Incyte Corporation; Jazz Pharmaceuticals plc; Onyx Pharmaceuticals Inc.; Regeneron Pharmaceuticals Inc; Salix Pharmaceuticals Ltd.; The Medicines Company; United Therapeutics Corporation; Vertex Pharmaceuticals Incorporated; and ViroPharma Incorporated. These eighteen publicly traded companies compete in similar product, service and labor markets as us and have generally similar revenues, in each case subsequent to the Business Combination.

        Radford also reviewed, and provided to the Committee, data from a survey group of companies, which reflected a broader group of biopharmaceutical/biotechnology companies employing the appropriate revenue, industry and executive role perspectives. Data is collected from survey sources, including the 2011 Radford Global Life Sciences Survey, containing data on companies of similar size and in the same industry as us. Radford applies a proprietary methodology to the peer group data, survey data and related proxy data to construct a benchmark for compensation comparison purposes.

        The peer group analyses enable the Committee to compare our executive compensation program as a whole and also the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Committee seeks to ensure that our executive compensation program is competitive, meaning generally between the 50th and the 75th percentile of our peers in terms of value when we achieve targeted performance levels; however, as mentioned elsewhere in our compensation discussion and analysis, the comparative data provided by the Committee's compensation consultant is only one of many factors that the Committee takes into consideration in determining executive and individual compensation programs. The Committee, in its sole authority, has the right to hire or terminate outside compensation consultants.

Executive Officer Compensation Determination

Base Salary

        In October 2011, coinciding with our mid-fiscal year performance review, the Committee reviewed base salaries for all of our executive officers, other than Mr. Cooke whose base salary was determined in connection with the completion of the Business Combination when he became an executive officer of the Company. In determining base salary adjustments for such executive officers for fiscal year 2012, the Committee considered a number of factors, such as cost of living indices, market data for comparable companies, general progress towards achieving the fiscal year corporate objectives and, for those executive officers other than Mr. Pops, the recommendations of Mr. Pops. Based on this review, the Committee increased the base salary of Messrs. Pugh and Frates by approximately 3.5% to $430,000 and $438,500, respectively, and Dr. Ehrich by approximately 4.5% to $430,000.

        Radford noted that Mr. Pops' target performance pay was below the 50th percentile of our peer group. Based on the recommendation of Radford, the Committee increased Mr. Pops' base salary to $800,000, an increase of approximately 12.8%.

        At the time of the Business Combination, the Committee had determined that Mr. Cooke's base salary upon joining the Company would be €444,500, the same as the base salary he had been receiving at Elan prior to the Business Combination. Mr. Cooke's salary was not adjusted as part of the mid-fiscal year performance review, since he had only recently commenced employment with Alkermes.

Cash Performance Pay

        In April 2012, the Committee reviewed our performance against the fiscal year corporate objectives, the performance of Mr. Pops against such corporate objectives, and the target cash performance pay and cash performance pay range set by the Committee for each executive officer. The Committee determined that the cash performance pay for Mr. Pops for fiscal year 2012 should be equal to US$1.2 million, which is equal to approximately 150% of his base salary. The cash performance pay for Mr. Pops was determined based on the Committee's assessment of his performance against the corporate objectives, including the integral role he played in completing the Business Combination, registering and selling a substantial portion of Elan's equity ownership in the Company, leading the Company's successful integration of EDT, advancing our proprietary pipeline, facilitating FDA approval for BYDUREON, meeting our financial objectives and leading the Company through a transformative period during which the Company had positive one and three year share price appreciation. In setting Mr. Pops' cash performance pay, the Committee also discussed data from Radford regarding cash performance pay for chief executive officers of our peer group companies.

        Also, in April 2012, Mr. Pops presented to the Committee a performance evaluation of each of the other named executive officers and his recommendations for cash performance pay amounts based on such evaluation. Based upon the achievement of our corporate objectives, the challenges faced by each individual named executive officer in achieving those objectives, the individual performance recommendations of Mr. Pops, the target cash performance pay and cash performance pay ranges set by the Committee, and the contribution of each such executive officer towards the successful completion of the Business Combination and subsequent integration activities, specifically noting, in the case of Dr. Ehrich and Mr. Pugh, the valuable role played by each in the development and advancement of the Company's pipeline, the Committee determined and awarded cash performance pay for fiscal year 2012 in an amount equal to, for Messrs. Frates and Pugh and Dr. Ehrich, approximately 67% , 72% and 75%, respectively, of their current base salaries.

        For Mr. Cooke, the Committee determined and awarded performance pay equal to the Euro equivalent of $787,500, which is comprised of (i) €310,674, an amount equal to the performance pay Mr. Cooke was entitled to receive under the calendar year 2011 performance pay plan in which he participated while employed by Elan, which consisted of his target performance pay of 100% of base salary, prorated for the period January 1, 2011 to September 16, 2011 (and which amount was credited to the working capital account of EDT by Elan prior to the completion of the Business Combination); and (ii) an amount equal to approximately 112.5% of his base salary at the Company, prorated to account for the portion of our fiscal year during which Mr. Cooke was employed by the Company.

        All such amounts for our named executive officers are set forth in the Summary Compensation Table below.

Equity Incentives—Stock Options and Restricted Stock Awards

        In May 2012, after the close of fiscal year 2012, the Committee awarded equity grants for fiscal year 2012 performance. In determining the grant of equity to Mr. Pops, the Committee took into consideration comparable peer group data provided by Radford, the dollar value of equity awards, as determined using the Black-Scholes option pricing model, historic awards, the overall equity position of Mr. Pops, the performance of our Company against corporate objectives, and the performance of Mr. Pops against the corporate objectives. The Committee also considered the potential beneficial impact on shareholder return offered by the long-term incentive nature of time-vesting equity grants.

        Based upon these factors, the Committee awarded Mr. Pops a stock option grant of 450,000 ordinary shares and a restricted stock unit award of 32,500ordinary shares. These stock options and restricted stock unit awards vest in four equal annual installments commencing on the one-year anniversary of the grant date, subject to early vesting in certain instances described below in "—Potential Payments upon Termination or Change in Control."

        The following table sets forth equity incentive awards earned by Mr. Pops based on his performance and the performance of our Company during fiscal years 2012 and 2011.

	For Fiscal Year 2012 Performance (April 1, 2011—March 31, 2012)	For Fiscal Year 2011 Performance (April 1, 2010—March 31, 2011)
Richard F. Pops	Stock option grant of 450,000 ordinary shares, granted on May 21, 2012	Stock option grant of 400,000 shares, granted on May 20, 2011
	Restricted stock unit award for 32,500 ordinary shares, granted on May 21, 2012	Restricted stock unit award for 32,500 shares, granted on May 20, 2011

        In May 2012, after the close of fiscal year 2012, the Committee awarded equity grants to all other executive officers for performance during such fiscal year. The Committee considered the comparable peer group data provided by Radford, the dollar value of equity awards as determined using the Black-Scholes option pricing model, historic awards, the performance of our Company against corporate objectives, the overall equity position of each of the executives and the recommendations of Mr. Pops based on his assessment of each individual's performance against corporate objectives. Based upon these factors, the Committee awarded the following equity grants to each of Messrs. Frates, Pugh and Cooke, and Dr. Ehrich: a stock option grant of 100,000, 110,000, 160,000 and 120,500 ordinary shares, respectively, and a restricted stock unit award of 15,000, 16,500, 22,500 and 18,000 ordinary shares, respectively. Each of these stock option grants and restricted stock unit awards vests in four equal annual installments commencing on the one-year anniversary of the grant date, subject to early vesting in certain instances such as death or permanent disability and other instances as described below in "—Potential Payments upon Termination or Change in Control."

Stock Ownership Guidelines

        Our Board members and executive officers (consisting of those who are required to file reports under Section 16(a) of the Exchange Act) are subject to stock ownership guidelines. The guidelines are designed to align the interests of our Board members and executive officers with those of our shareholders by ensuring that our Board members and executive officers have a meaningful financial stake in our long-term success. The guidelines establish minimum ownership levels by position (set forth below), with such values determined based on the value of our ordinary shares owned by such persons as of certain annual measurement dates specified in guidelines. Our stock ownership guidelines, which were approved by the Committee and the Alkermes Board in September 2011, continue the minimum ownership levels that the Committee and Board of Directors of Alkermes, Inc. adopted in March 2009. The first measurement date to determine compliance with the ownership levels specified in the prior Alkermes, Inc. guidelines for the Chief Executive Officer (Mr. Pops) was April 1, 2010. Subsequent to the Business Combination, the first measurement date to determine compliance with the ownership levels specified in the guidelines for our Chief Executive Officer is April 1, 2012 and for all other current members of our Board and current executive officers who were employed by Alkermes, Inc. as of April 1, 2010 is April 1, 2015. For Shane Cooke, who became an executive officer after April 1, 2010, and for all future Board members and executive officers these stock ownership guidelines will become effective beginning on the April 1 that is five full years after their appointment as a Board member or executive officer.

Position	Value of Shares Owned
Chief Executive Officer	3.0 times base salary as of April 1, 2012 5.0 times base salary as of April 1, 2015
Board Members	US$100,000
Other Executive Officers	1.0 times base salary

        All shares directly or beneficially owned by the director or executive officer, including the value of vested stock options (where the market price of our ordinary shares as of the measurement date exceeds the strike price of such option), are included for purposes of determining the value of shares owned under our stock ownership guidelines. Mr. Pops satisfied the ownership levels specified in the guidelines, for Alkermes, Inc., as of April 1, 2010 and April 1, 2011 and, for Alkermes plc, as of April 1, 2012.

Perquisites

        Our President receives a car allowance. The Committee periodically reviews perquisites to assure that they are appropriate in light of our total compensation program and market practice.

Retirement Benefits

        The terms of our 401(k) Savings Plan ("401k Plan") provide for broad-based participation by our executive officers and employees resident in the United States. Under the 401k Plan, all of our employees are eligible to receive matching contributions from us. Our matching contribution for the 401k Plan for fiscal year 2012 was as follows: dollar for dollar on the first 1% of each participant's eligible compensation and US$0.50 on the dollar on the next 5% of each participant's eligible compensation, for a total match of 3.5% of such participant's eligible compensation, subject to applicable federal limits.

        Mr. Cooke, who is resident in Ireland, participates in a private pension plan to which we have agreed to contribute, on an annual basis, an amount equal to 24.45% of his basic payroll salary, paid quarterly.

Other Benefits

        Executive officers are eligible to participate in our employee benefit plans on the same terms as all other employees. These plans include medical, dental and life insurance. We may also provide relocation expense reimbursement, which is negotiated on an individual basis with executive officers. In addition, executive officers are eligible to receive severance benefits in connection with a termination or a change in control as set forth in each of their employment contracts and described more fully below.

Post Termination Compensation and Benefits

        We have a program in place under which our executive officers receive severance benefits if they are terminated without cause or if they terminate their employment for "good reason" (e.g., a material diminution in his or her responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his or her employment), and thereafter sign a general release of claims. Additionally, named executive officers receive severance benefits if, for a period of time following a corporate transaction or a change in control, they are terminated without cause or they terminate for "good reason." The terms of these arrangements and the amounts payable under them are described in more detail below under "—Potential Payments Upon

Termination or Change in Control." We provide these arrangements because we believe that some severance arrangements are necessary in a competitive market for talent to attract and retain high quality executives. In addition, the change in control benefit allows the executives to maintain their focus on our business during a period when they otherwise might be distracted.

        In connection with the Business Combination and Mr. Cooke's transfer of employment from Elan to the Company, Elan and Mr. Cooke agreed on September 16, 2011 that, if his employment with the Company is terminated otherwise than for disciplinary reasons, and the date of expiry of notice of his termination of employment is not later than August 15, 2012, Elan will make up the shortfall, if any, between the severance amount payable to him by the Company, and the amount that he would have received under the existing Elan severance plan had his employment continued and been terminated by Elan.

Tax Deductibility of Compensation

        In general, under Section 162(m) of the Code, we cannot deduct, for federal income tax purposes, compensation in excess of US$1,000,000 paid to our named executive officers. This deduction limitation does not apply, however, to certain "performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

        Management regularly reviews the provisions of our plans and programs, monitors legal developments and works with the Committee to preserve Section 162(m) tax deductibility of compensation payments. Changes to preserve tax-deductibility are adopted to the extent reasonably practicable, consistent with our compensation policies and as determined to be in our best interests and the best interests of our shareholders.

Summary Compensation Table for the 2012, 2011 and 2010 Fiscal Years

        The following table presents and summarizes the compensation paid to, or earned by, our named executive officers for the fiscal year ended March 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(2)	(d)(3)	(e)(4)	(f)(5)	(g)(6)	(h)	(i)(7)	(j)
Richard F. Pops	FY 12	774,954	—	588,413	3,748,915	1,200,000	—	8,575	6,320,857
Chairman and Chief Executive	FY 11	694,488	—	381,550	1,920,547	900,000	—	8,575	3,905,160
Officer(1)	FY 10	669,012	—	2,516,250	3,483,330	500,000	—	8,575	7,177,167
James M. Frates	FY 12	446,196	—	271,575	938,081	295,000	—	8,613	1,959,465
Senior Vice President and	FY 11	414,787	—	204,276	712,080	275,000	—	8,713	1,614,856
Chief Financial Officer	FY 10	401,943	—	302,925	534,021	204,639	—	8,575	1,452,103
Shane Cooke, President(1)	FY 12	319,085	—	730,000	2,534,000	378,622	—	504,000	4,465,707
Elliot W. Ehrich	FY 12	435,093	—	271,575	938,081	322,500	—	8,575	1,975,824
Senior Vice President, Research	FY 11	402,817	7,326	196,058	684,306	300,000	—	8,575	1,599,082
and Development and Chief	FY 10	390,328	—	256,875	485,907	198,726	—	8,575	1,340,411
Medical Officer
Gordon G. Pugh	FY 12	437,493	—	271,575	938,081	310,000	—	8,575	1,965,724
Senior Vice President, Chief	FY 11	406,646	—	153,794	538,935	300,000	—	8,575	1,407,950
Operating Officer and Chief	FY 10	394,045	—	210,825	437,793	200,619	—	8,575	1,251,857
Risk Officer

Notes to Summary Compensation Table

(1)
During the fiscal year ended March 31, 2010, Mr. Pops was appointed Chairman, President and Chief Executive Officer of Alkermes, Inc. On September 16, 2011 (the effective date of the Business Combination), Mr. Pops was appointed Chairman and Chief Executive Officer of the Company and Mr. Cooke was appointed President of the Company.

(2)
The following salary amounts were earned as employees of Alkermes, Inc. from April 1, 2011 through September 16, 2011 (the effective date of the Business Combination): Mr. Pops, $354,650; Mr. Frates, $211,800; Mr. Pugh, $207,650; and Dr. Ehrich, $205,700. Represents salary earned by Mr. Cooke in the amount of €239,536 from September 17, 2011 through March 31, 2012.

(3)
Column (d) for Dr. Ehrich includes a cash bonus of $7,326, earned in October 2010, in connection with the preparation for and participation in the Psychopharmacologic Drugs Advisory Committee for VIVITROL® (naltrexone for extended-release injectable suspension) for the treatment of opioid dependence. This amount was paid to Dr. Ehrich during the year ended March 31, 2011.

(4)
The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted during the fiscal years ended March 31, 2012, 2011 and 2010, respectively, in accordance with U.S. GAAP. The weighted average grant date fair value of stock awards granted during the fiscal years ended March 31, 2012, 2011 and 2010, respectively, are included in footnote 14 "Share-Based Compensation" to our consolidated financial statements for the fiscal year ended March 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on May 18, 2012. The reported fair value for performance-based restricted stock unit awards granted to Mr. Pops for the fiscal year ended March 31, 2010 is the same at both the probable and maximum levels of outcome.

(5)
The amounts in column (f) reflect the aggregate grant date fair value of option awards granted during the fiscal years ended March 31, 2012, 2011 and 2010, respectively, in accordance with U.S. GAAP. Assumptions used in the calculation of the fair value of option awards granted by us in the fiscal years ended March 31, 2012, 2011 and 2010, respectively, are included in footnote 2 "Summary of Significant Accounting Policies" to our consolidated financial statements for the fiscal year ended March 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on May 18, 2012.

(6)
The amounts in column (g) reflect the cash awards paid to the named executive officers for services performed in the fiscal years ended March 31, 2012, 2011 and 2010, pursuant to the 2012 Performance Plan, Alkermes Fiscal Year 2011 Reporting

  Officer Performance Pay Plan and the Alkermes Fiscal 2010 Reporting Officer Performance Pay Plan. For Mr. Cooke, this amount is for services performed for the Company from September 17, 2011 through March 31, 2012.

(7)
With the exception of Mr. Frates and Mr. Cooke, the amounts in column (i) reflect our match on contributions made by the named executive officers to our 401k plan. Column (i) for Mr. Frates also includes amounts paid under our wellness incentive plan for the years ended March 31, 2012 and 2011. Column (i) for Mr. Cooke includes (a) €310,674 (equivalent to $408,878) earned by Mr. Cooke as an employee of Elan from January 1, 2011 through September 16, 2011, which amount was credited to the working capital account of EDT by Elan prior to the completion of the Business Combination and paid to Mr. Cooke by the Company; (b) €12,933 (equivalent to $17,228) paid by the Company towards his car allowance from September 17, 2011 until March 31, 2012; and (c) €58,475 (equivalent to $77,894) contributed by the Company to a private pension plan in which Mr. Cooke participates. Mr. Cooke was compensated in Euro. For the purposes of this disclosure, we have converted the Euro payments to U.S. Dollars based on the prevailing exchange rate during the time period over which the payments were made.

Grants of Plan-Based Awards—for Fiscal Year Ended March 31, 2012

        The following table presents information on all grants of plan-based awards made in fiscal year 2012 to our named executive officers:

											All Other Option Awards: Number of Securities Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares or Units (#)			Grant Date Fair Value of Stock and Option Awards ($)
												Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)	Maximum (#)
(a)	(b)*	(c)(1)	(d)(1)	(e)(1)	(f)		(g)	(h)		(i)(3)	(j)(4)	(k)	(l)(5)
Richard F. Pops	5/20/2011	—	—	—	—		—	—		32,500	—	—	588,413
	5/20/2011	—	—	—	—		—	—		—	400,000	18.105	3,748,915
	N/A	0	800,000	1,600,000	—		—	—		—	—	—	—
	N/A	—	—	—	0	(2)	—	600,000	(2)	—	—	—	—
James M. Frates	5/20/2011	—	—	—	—		—	—		15,000	—	—	271,575
	5/20/2011	—	—	—	—		—	—		—	100,000	18.105	938,081
	N/A	0	219,250	438,500	—		—	—		—	—	—	—
Shane Cooke	10/5/2011	—	—	—	—		—	—		50,000	—	—	730,000
	10/5/2011	—	—	—	—		—	—		—	350,000	14.60	2,534,000
	N/A	0	444,656	889,311	—		—	—		—	—	—	—
Elliot W. Ehrich	5/20/2011	—	—	—	—		—	—		15,000	—	—	271,575
	5/20/2011	—	—	—	—		—	—		—	100,000	18.105	938,081
	N/A	0	215,000	430,000	—		—	—		—	—	—	—
Gordon G. Pugh	5/20/2011	—	—	—	—		—	—		15,000	—	—	271,575
	5/20/2011	—	—	—	—		—	—		—	100,000	18.105	938,081
	N/A	0	215,000	430,000	—		—	—		—	—	—	—

Notes to Grants of Plan-Based Awards Table

*
In fiscal year 2013, we awarded stock options and restricted stock awards for fiscal year 2012 performance (in May 2012 after the close of the 2012 fiscal year) to Messrs. Pops, Frates, Cooke and Pugh, and to Dr. Ehrich. As such, all of the stock options and the restricted stock awards reflected in this Grants of Plan-Based Awards table granted on May 20, 2011 were for performance by these grantees in the fiscal year ended March 31, 2011. A stock option and restricted stock award for Mr. Cooke was made in October 2011 as a "new hire" grant under his employment agreement with Alkermes. This Grants of Plan-Based Awards table does not include those stock options and restricted stock awards which were granted on May 21, 2012 for performance by grantees in the fiscal year ended March 31, 2012. Such equity grants were as follows: Mr. Pops, 450,000 stock options and 32,500 restricted stock awards; and Messrs. Frates, Cooke, Pugh, and Dr. Ehrich, 100,000, 160,000, 110,000 and 120,500 stock options and 15,000, 22,500, 16,500 and 18,000 restricted stock awards, respectively. The May 21, 2012 stock option grants were each made at an exercise price of $16.55.

(1)
Represents the target cash performance pay range under the 2012 Performance Plan for performance pay awards that may be earned by named executive officers during the performance period April 1, 2011 to March 31, 2012. The target cash performance pay range for Mr. Pops is 0 to 200% of base salary and for Mr. Cooke is 0% to 150% of base salary, with a target cash performance pay of 100% and 75% of base salary in effect at the time of award, respectively. Mr. Cooke's performance pay was prorated based on the number of days he was employed by the Company during the fiscal year. The target cash performance pay range for each of Mr. Frates, Mr. Pugh and Dr. Ehrich is 0% to 100% of base salary with a target cash performance pay of 50% of base salary in effect at the time of award. See "Compensation Discussion and Analysis—Compensation Program Elements—Cash Incentive Bonus" for a detailed discussion of the 2012 Performance Plan and the Summary Compensation Table above for the actual cash performance pay amounts earned in fiscal year 2012.

(2)
Represents the target range of the equity award that may be earned by Mr. Pops for performance during the performance period April 1, 2011 to March 31, 2012. The target range for equity compensation awarded for performance during the fiscal year is 0 to 600,000 share units (with each share underlying a stock option counting as a single share unit and each share underlying a stock award counting as either 2 share units or 1.8 share units, depending upon whether such award was granted under our Restated 2008 Plan or 2011 Plan, respectively). See "Executive Compensation—Executive Compensation and Related Information—Compensation Discussion and Analysis—Equity Incentives—Stock Options and Restricted Stock Awards" for a detailed discussion of the equity awards earned by Mr. Pops for performance during fiscal year 2012.

(3)
Represents stock awards granted under the 2008 Plan which vest in four equal annual installments commencing on the first anniversary of the grant date. All stock awards were granted under the 2008 Plan and no dividend equivalents are paid on unvested restricted stock awards.

(4)
Represents stock options granted under the 2008 Plan which vest in four equal annual installments commencing on the first anniversary of the grant date. Certain of the stock options qualify as incentive stock options under Section 422 of the IRS Code.

(5)
Represents the estimated grant date fair value of stock options and restricted stock awards granted to the named executive officers during the fiscal year ended March 31, 2012, calculated using valuation techniques compliant with U.S. GAAP. Assumptions used in the calculation of the fair value of option awards granted by us during the fiscal year ended March 31, 2012, are included in footnote 2 "Summary of Significant Accounting Policies" to our consolidated financial statements for the fiscal year ended March 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on May 18, 2012. There can be no assurance that the stock options will be exercised (in which case no value will be realized by the optionee) or the value realized upon exercise will equal the grant date fair value.

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table presents the equity awards we have made to each of the named executive officers that were outstanding as of March 31, 2012:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)		(d)	(e)	(f)(2)	(g)		(h)(9)	(i)	(j)
Richard F. Pops	—	—		—	—	—	4,750	(3)	88,113	—	—
	—	—		—	—	—	250,000	(5)	4,637,500	—	—
	—	—		—	—	—	24,375	(6)	452,156	—	—
	—	—		—	—	—	32,500	(7)	602,875	—	—
	100,000	—		—	4.77	7/18/2012	—		—	—	—
	315,000	—		—	7.36	12/12/2012	—		—	—	—
	166,250	—		—	9.97	4/25/2013	—		—	—	—
	149,625	—		—	14.57	10/17/2013	—		—	—	—
	184,125	—		—	12.16	12/10/2013	—		—	—	—
	150,000	—		—	12.30	7/12/2014	—		—	—	—
	350,000	—		—	14.90	12/17/2014	—		—	—	—
	187,500	—		—	18.60	12/9/2015	—		—	—	—
	93,750	—		—	20.79	5/2/2016	—		—	—	—
	120,000	—		—	14.38	12/12/2016	—		—	—	—
	100,000	—		—	15.95	6/1/2017	—		—	—	—
	50,000	—		—	14.13	11/5/2017	—		—	—	—
	127,500	42,500		—	12.29	5/27/2018	—		—	—	—
	110,000	110,000			8.55	5/26/2019	—		—	—	—
	250,000	250,000		—	9.21	11/18/2019	—		—	—	—
	81,250	243,750		—	11.74	5/17/2020	—		—	—	—
	—	400,000		—	18.105	5/20/2021	—		—	—	—
James M. Frates	—	—		—	—	—	1,625	(3)	30,144	—	—
	—	—		—	—	—	4,250	(4)	78,838	—	—
	—	—		—	—	—	12,500	(5)	231,875	—	—
	—	—		—	—	—	13,050	(6)	242,078	—	—
	—	—		—	—	—	15,000	(7)	278,250	—	—
	12,296	—		—	4.77	7/18/2012	—		—	—	—
	60,000	—		—	7.36	12/12/2012	—		—	—	—
	35,000	—		—	9.97	4/25/2013	—		—	—	—
	31,500	—		—	14.57	10/17/2013	—		—	—	—
	83,500	—		—	12.16	12/10/2013	—		—	—	—
	45,000	—		—	12.30	7/12/2014	—		—	—	—
	105,000	—		—	14.90	12/17/2014	—		—	—	—
	56,250	—		—	18.60	12/9/2015	—		—	—	—
	28,125	—		—	20.79	5/2/2016	—		—	—	—
	40,000	—		—	14.38	12/12/2016	—		—	—	—
	30,000	—		—	15.95	6/1/2017	—		—	—	—
	15,000	—		—	14.13	11/5/2017	—		—	—	—
	37,500	12,500	(10)	—	12.29	5/27/2018	—		—	—	—
	32,500	32,500	(10)	—	8.55	5/26/2019	—		—	—	—
	25,000	25,000		—	9.21	11/18/2019	—		—	—	—
	30,125	90,375		—	11.74	5/17/2020	—		—	—	—
	—	100,000		—	18.105	5/20/2021	—		—	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)		(h)(9)	(i)	(j)
Shane Cooke	—	—	—	—	—	50,000	(8)	927,500	—	—
	—	350,000	—	14.60	10/5/2021	—		—	—	—
Elliot W. Ehrich	—	—	—	—	—	1,500	(3)	27,825	—	—
	—	—	—	—	—	4,250	(4)	78,838	—	—
	—	—	—	—	—	10,000	(5)	185,500	—	—
	—	—	—	—	—	12,525	(6)	232,339	—	—
	—	—	—	—	—	15,000	(7)	278,250	—	—
	27,000	—	—	14.57	10/17/2013	—		—	—	—
	44,500	—	—	12.16	12/10/2013	—		—	—	—
	30,000	—	—	12.30	7/12/2014	—		—	—	—
	71,500	—	—	14.90	12/17/2014	—		—	—	—
	38,000	—	—	18.60	12/9/2015	—		—	—	—
	18,750	—	—	20.79	5/2/2016	—		—	—	—
	20,500	—	—	14.38	12/12/2016	—		—	—	—
	30,000	—	—	15.95	6/1/2017	—		—	—	—
	15,000	—	—	14.13	11/5/2017	—		—	—	—
	33,750	11,250	—	12.29	5/27/2018	—		—	—	—
	32,500	32,500	—	8.55	5/26/2019	—		—	—	—
	20,000	20,000	—	9.21	11/18/2019	—		—	—	—
	28,950	86,850	—	11.74	5/17/2020	—		—	—	—
	—	100,000	—	18.105	5/20/2021	—		—	—	—
Gordon G. Pugh	—	—	—	—	—	1,500	(3)	27,825	—	—
	—	—	—	—	—	4,250	(4)	78,838	—	—
	—	—	—	—	—	7,500	(5)	139,125	—	—
	—	—	—	—	—	9,825	(6)	182,254	—	—
	—	—	—	—	—	15,000	(7)	278,250	—	—
	3,850	—	—	9.97	4/25/2013	—		—	—	—
	30,000	—	—	14.57	10/17/2013	—		—	—	—
	54,600	—	—	12.16	12/10/2013	—		—	—	—
	30,000	—	—	12.30	7/12/2014	—		—	—	—
	70,000	—	—	14.90	12/17/2014	—		—	—	—
	37,500	—	—	18.60	12/9/2015	—		—	—	—
	18,750	—	—	20.79	5/2/2016	—		—	—	—
	20,000	—	—	14.38	12/12/2016	—		—	—	—
	30,000	—	—	15.95	6/1/2017	—		—	—	—
	15,000	—	—	14.13	11/5/2017	—		—	—	—
	33,750	11,250	—	12.29	5/27/2018	—		—	—	—
	2,500	32,500	—	8.55	5/26/2019	—		—	—	—
	15,000	15,000	—	9.21	11/18/2019	—		—	—	—
	22,800	68,400	—	11.74	5/17/2020	—		—	—	—
	—	100,000	—	18.105	5/20/2021	—		—	—	—

Notes to Outstanding Equity Awards at 2012 Fiscal Year-end Table

(1)
Grant date of all stock options is ten years prior to the option expiration date (Column (f)). All stock options vest ratably in 25% increments on the first four anniversaries of the grant date.

(2)
Stock options expire ten years from the grant date.

(3)
Restricted stock awards granted on May 27, 2008 under the 2002 Restricted Stock Award Plan. The restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, unvested restricted stock awards are forfeited on the date of termination.

(4)
Restricted stock awards granted on May 26, 2009 under the 2008 Plan. The restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, restricted stock awards are forfeited on the date of termination.

(5)
Restricted stock awards granted on November 18, 2009 under the 2008 Plan. With the exception of Mr. Pops, the restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. The restricted stock awards granted to Mr. Pops vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. No dividend equivalents are paid on restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, restricted stock awards are forfeited on the date of termination.

(6)
Restricted stock awards granted on May 17, 2010 under the 2008 Plan. The restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, restricted stock awards are forfeited on the date of termination.

(7)
Restricted stock awards granted on May 20, 2011 under the 2008 Plan. The restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, restricted stock awards are forfeited on the date of termination.

(8)
Restricted stock awards granted on October 5, 2011 under the 2008 Plan. The restricted stock awards vest in equal amounts on the first, second, third and fourth anniversaries of the grant date and are issued on the vesting date. No dividend equivalents are paid on restricted stock awards. In the event the individual's employment or any other relationship with us is terminated for any reason, restricted stock awards are forfeited on the date of termination.

(9)
Market value is based on the closing price of our ordinary shares on March 30, 2012 (the last day of trading for the fiscal year ended March 31, 2012) as reported by Nasdaq, which was $18.55.

(10)
Subject to vesting upon retirement in accordance with the following retirement provision: If any employee, including a named executive officer, retires after having met certain of our retirement eligibility criteria, then those stock options granted under our 2008 Plan before May 17, 2010 and under the 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan (i) before May 17, 2010 but after December 9, 2004 or (ii) before December 9, 2004 with an exercise price less than $13.69, shall vest and become exercisable in full for a period of five years after retirement, not to exceed the full term of the grant.

Option Exercises and Stock Vested—for Fiscal Year Ended March 31, 2012

        The following table presents information regarding option exercising and vesting of restricted stock awards for each named executive officer during the year ended March 31, 2012:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Richard F. Pops	60,000	753,142	55,625	1,041,809
James M. Frates	27,704	336,346	21,725	379,325
Shane Cooke	—	—	—	—
Elliot W. Ehrich	—	—	14,800	250,838
Gordon G. Pugh	69,550	697,862	17,650	313,407

Pension Benefits—for Fiscal Year Ended March 31, 2012

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation—for Fiscal Year Ended March 31, 2012

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans maintained by us.

Potential Payments upon Termination or Change in Control

        If, during the term of the executive officer's employment agreement with us, we terminate such executive officer's employment without cause or such executive officer terminates his employment for "good reason" (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he or she must perform his employment) and such executive officer thereafter signs a general release of claims, we will provide severance, as follows: to Mr. Pops, over a twenty-four month period, we will pay an amount equal to two times the sum of (i) his current base salary, plus (ii) the average of his annual cash incentive compensation received for the two immediately preceding fiscal years, and will provide for continued participation in our health benefit plans during such twenty-four month period; to Mr. Cooke, over an eighteen month period, we will pay an amount equal to one and one-half times the sum of (i) his current base salary, plus (ii) the average of his annual cash incentive compensation received for the two immediately preceding fiscal years; and to Messrs. Frates and Pugh and Dr. Ehrich, over a twelve month period, we will pay an amount equal to the sum of (i) his current base salary plus (ii) the average of his annual cash incentive compensation received for the two immediately preceding fiscal years, and will provide for continued participation in our health benefit plans during such twelve month period.

        Under the employment agreements with our executive officers, in the event of a change in control, each executive officer would be entitled to continue his employment with us for a period of two years following the change in control. If, during this two-year period, we terminate such executive officer without cause or if such executive officer terminates his employment for "good reason," we shall pay such executive officer a pro rata bonus (based upon the average of the annual bonus for the prior two years) for the year in which the termination occurs. Additionally, he or she will receive a lump sum payment equal to: for Mr. Pops, two times; and for Messrs. Frates, Cooke and Pugh and Dr. Ehrich, one and one-half times, the sum of his then base salary (or the base salary in effect at the time of the change in control, if higher) plus an amount equal to the average of his annual cash incentive compensation received for the two immediately preceding fiscal years. Messrs. Pops, Pugh, Frates and Dr. Ehrich will also be entitled to continued participation in our health benefit plans: for Mr. Pops, for a period of two years following the date of termination, and for Messrs. Frates and Pugh and Dr. Ehrich, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if we terminate such executive officer without cause or if such executive officer terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the executive officer. Messrs. Pops, Pugh, Frates and Dr. Ehrich are also entitled to a "gross-up payment" equal to the excise tax imposed upon the severance payments made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an "excess parachute payment" and subject to an excise tax under the Code. We no longer provide such "gross-up payments" to newly hired employees. As such, Mr. Cooke is not entitled to a "gross-up payment" in the event of a change in control.

        Upon a change in control of our Company, all outstanding stock options issued under our amended and restated 1999 Stock Option Plan and all outstanding stock options and restricted stock unit awards with time-based vesting issued under our Equity Plans become exercisable. Restricted stock awards issued under our 2002 Restricted Stock Award Plan, all awards with conditions and restrictions relating to the attainment of performance goals issued under our Equity Plans, and all other outstanding stock options may become vested and nonforfeitable in connection with a change in control in the Committee's discretion. The consummation of the Business Combination on September 16, 2011 was not deemed a change of control for these purposes.

        Except as set forth below, if any employee, including a named executive officer, retires after having met certain of our retirement eligibility criteria, then those stock options granted under our 2008 Plan before May 17, 2010, and under our 1998 Equity Incentive Plan and amended and restated 1999 Stock Option Plan (i) before May 17, 2010 but after December 9, 2004 or (ii) before December 9, 2004 with an exercise price less than US$13.69, shall vest and become exercisable in full for a prescribed period of time after retirement, not to exceed the full term of the grant. As of March 31, 2012, Messrs. Pops and Frates were the only named executive officers who met the retirement eligibility criteria reflected in these stock option grants; however, as previously discussed, Mr. Pops is not entitled to the benefit of this retirement provision for stock options granted to him for performance during fiscal years 2008, 2009, 2010, 2011 and 2012. If the retirement criteria have not been met, vested exercisable stock options remain exercisable for up to three months from the recipient's date of termination from service and unvested stock options are forfeited. In addition, in the event an employee (including a named executive officer) is terminated by reason of death or permanent disability, his stock options shall vest and become exercisable in full for a period of one to three years following termination depending on the date of the stock option grant, not to exceed the full term of the grant.

        The named executive officers are entitled to certain benefits upon death or disability available to all our employees, as described below. Under our flexible benefits program, all of our eligible employees, including the named executive officers, have the ability to purchase long-term disability coverage that will pay up to 60% of base monthly salary, up to US$20,000 per month during disability. In addition, under our flexible benefits program, we provide life insurance coverage for all of our eligible employees, including the named executive officers, equal to two times base salary, with a maximum of US$500,000 in coverage paid by us. In the event of termination due to death or disability, stock options granted prior to November 2000 become exercisable for a one-year period, not to exceed the full term of the grant, and stock options granted after November 2000 become fully vested and exercisable for a three-year period, not to exceed the full term of the grant.

Potential Post-Termination Payments

        The following table summarizes the potential payments to each named executive officer under various termination events. The table assumes that the event occurred on March 31, 2012, and the calculations use the closing price of our ordinary shares on March 30, 2012 (the last trading day of fiscal year 2012) as reported by Nasdaq, which was US$18.55 per share.

Name and Payment Elements	Voluntary Termination or Retirement		Involuntary Termination Without Cause or Voluntary Termination for Good Reason Not Following a Change in Control	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control
Richard F. Pops
Cash Compensation:
Severance	$		$3,000,000	$3,700,000
Equity Awards:
Stock Options and awards(1)		—	—	11,231,519
Benefits:
Health and Dental Insurance		—	36,166	36,166

Total		$—	$3,036,166	$14,967,685

James M. Frates
Cash Compensation:
Severance		$—	$678,320	$1,257,299
Equity Awards:
Stock Options and awards(1)		403,250	—	2,048,906
Benefits:
Health and Dental Insurance		—	17,316	25,974

Total		$403,250	$695,636	$3,332,179

Shane Cooke
Cash Compensation:
Severance (2)		$—	$1,535,642	$1,974,397
Equity Awards:
Stock Options and awards(1)		—	—	2,310,000
Benefits:
Health and Dental Insurance		—	—	—

Total		$—	$1,535,642	$4,284,397

Elliot W. Ehrich
Cash Compensation:
Severance		$—	$679,363	$1,268,408
Equity Awards:
Stock Options and awards(1)		—	—	1,914,262
Benefits:
Health and Dental Insurance		—	18,083	27,125

Total		$—	$697,446	$3,209,795

Gordon G. Pugh
Cash Compensation:
Severance		$—	$680,309	$1,270,774
Equity Awards:
Stock Options and awards(1)		—	—	1,645,458
Benefits:
Health and Dental Insurance		—	18,083	27,125

Total		$—	$698,392	$2,943,357

Notes to Post-Termination Payments Table

(1)
This amount represents the difference between the exercise price and the market closing price of our ordinary shares on March 30, 2012, which was $18.55 per share, for outstanding unvested stock options that had an exercise price less than $18.55 per share, and the value of unvested restricted stock unit awards with time-based vesting, valued at $18.55 per share.

(2)
Mr. Cooke's severance amount, which is calculated based on his then current salary and bonus amounts, each of which is paid in Euro, has been converted to U.S. Dollar utilizing the average exchange rate for April 2012, which equaled $1.3161 for one Euro.

Risk Assessment of Compensation Policies and Practices

        The Compensation Committee, at the direction of the Board, reviewed our compensation policies and practices and concluded that these policies and practices are not structured to be reasonably likely to have a material adverse effect on the Company. Specifically, our compensation programs contain many features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

  •
  a balance of fixed cash compensation and variable cash and equity compensation, with variable compensation tied both to short- and long-term objectives and the long-term value of our stock price;

  •
  the Compensation Committee's ability to exercise discretion in determining incentive program payouts and equity awards;

  •
  share ownership guidelines applicable to our directors and executive officers; and

  •
  mandatory training on our policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

 DIRECTOR COMPENSATION

        On September 16, 2011, upon the closing of the Business Combination: (i) Dr. Alexander Rich and Michael A. Wall resigned as directors of Alkermes, Inc.; and (ii) the board of directors of Alkermes plc was set at eight and each of Geraldine A. Henwood, Floyd E. Bloom, David W. Anstice, Robert A. Breyer, Wendy L. Dixon, Paul J. Mitchell, Richard F. Pops and Mark B. Skaletsky, all of whom were directors of Alkermes, Inc. immediately prior to Business Combination, were appointed as directors of Alkermes plc. Accordingly, the presentation of full fiscal year director compensation information consists of information with respect to Alkermes plc for the period September 17, 2011 through March 31, 2012 and information with respect to Alkermes, Inc., the predecessor company to Alkermes plc from a U.S. GAAP financial reporting perspective, for the period April 1, 2011 through September 16, 2011. We believe this will provide the most relevant disclosure pertaining to the compensation practices of Alkermes plc.

        David W. Anstice, Floyd E. Bloom, Robert A. Breyer, Geraldine A. Henwood, Paul J. Mitchell, Wendy L. Dixon and Mark B. Skaletsky served as non-employee directors for the fiscal year ended March 31, 2012. Alexander Rich served as a non-employee director, and Michael A. Wall as a director, until their resignation from the board of directors on September 16, 2011. During fiscal year 2012, Michael A. Wall also served as a part-time employee of our Company. We believe that we obtain services from Mr. Wall on terms no less favorable to us than those of an independent third party.

        Richard F. Pops became Chairman of the Board effective April 1, 2007 and was an employee during the fiscal year ended March 31, 2012. Mr. Pops does not receive equity or attendance fees for his service on the Board.

Annual retainers

        The Board adopted the following annual retainers, to be paid pro rata on a quarterly basis, for service on the Board and Board committees, and for participation in each telephonic Board meeting.

	Retainer Fee
Service	April 1, 2011 - September 16, 2011	September 17, 2011 - December 31, 2011	Effective as of January 1, 2012
Board Member	$30,000	$45,000	$60,000
Board Member Meeting Attendance	2,500	3,500	3,500
Board Member Telephonic Meeting Attendance	1,250	—	—
Audit and Risk Committee Chair	22,000	25,000	25,000
Audit and Risk Committee Member	10,000	15,000	15,000
Compensation Committee Chair	15,000	20,000	20,000
Compensation Committee Member	7,500	10,000	10,000
Nominating and Corporate Governance Committee Chair	10,000	15,000	15,000
Nominating and Corporate Governance Committee Member	5,000	7,500	7,500

        In addition, we reimburse our directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under our travel accident and directors' and officers' indemnity insurance policies.

Equity Compensation

        Each of our non-employee directors receive, on the date of our annual general meeting of shareholders, an option to purchase ordinary shares in the amount set forth in the table below. In addition, upon becoming a member of the Board, each new non-employee director automatically receives a one-time grant of options to purchase ordinary shares in an amount set forth in the table below. If a new non-employee director was elected other than at the annual meeting of shareholders, the newly elected non-employee director also received a grant of options equal to the product of the annual director ordinary share grant multiplied by a fraction, the numerator of which equaled the number of months remaining until the next annual meeting of our shareholders and the denominator of which equaled 12. During our fiscal year 2012, as a newly formed company, we did not hold an annual general meeting of shareholders. As a result, on October 5, 2011, the Committee made the annual grant to directors which normally would have occurred automatically on the date of our annual general meeting of shareholders.

Equity Compensation
Service	April 1, 2011 - September 16, 2011	September 17, 2011 - March 31, 2012
Initial equity grant upon joining the Board	One-time grant of an option to purchase 20,000 shares of common stock, vesting in full six months after the date of grant	One-time grant of an option to purchase 35,000 ordinary shares, vesting ratably over the three calendar years following the date of grant
Annual equity grant for Board members	Option to purchase 20,000 shares of common stock, vesting in full six months after the date of grant	Option to purchase 25,000 ordinary shares, vesting in full on the one year anniversary of the date of grant

        Non-employee directors did not receive any options to purchase ordinary shares except for the yearly grant described above and the one-time grant of an option to purchase ordinary shares upon joining the Board.

Fiscal Year 2012 changes to Director Compensation

        On July 29, 2011, the Committee, in anticipation of the closing of the Business Combination, unanimously voted to retain Radford as the Committee's independent compensation consultant and authorized management to terminate the services of PMP. The Committee then engaged Radford to assist in reviewing the compensation of our non-employee directors, including providing the Committee with an updated report and benchmarking analysis of our non-employee director compensation relative to the peer companies of Alkermes.

        On September 9, 2011, Radford presented its analysis of the Alkermes, Inc. Board compensation, which included an assessment of market comparable ranges for board compensation for the Company, given its expected financial and operational composition after consummation of the EDT acquisition. After review and discussion of the Alkermes, Inc. Board compensation analysis and proposed new Alkermes Board compensation, the Committee recommended to the Alkermes, Inc. Board, and on September 12, 2011, the Alkermes, Inc. Board approved, the proposed new Board compensation recommended by Radford. The Board approved such revised compensation on September 16, 2011. In December 2011, Radford, in recognition of the increased time, travel and effort required of our directors after completion of the Business Combination, recommended a modification to the Board annual cash retainer. As a result, the Committee recommended, and the Board approved, an increase in the Board's annual cash retainer, effective January 1, 2012, from $45,000 to $60,000.

Director Compensation Table—for Fiscal Year Ended March 31, 2012

        The following table presents and summarizes the compensation of our directors for the year ended March 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)(2)	(c)	(d)(3)(4)	(e)	(f)	(g)(5)	(h)
David W. Anstice	73,000	—	181,750	—	—	—	254,750
Floyd E. Bloom	72,250	—	181,750	—	—	—	254,000
Robert A. Breyer	66,750	—	181,750	—	—	—	248,500
Wendy L. Dixon	69,250	—	181,750	—	—	—	251,000
Geraldine Henwood	76,750	—	181,750	—	—	—	258,500
Paul J. Mitchell	96,500	—	181,750	—	—	—	278,250
Alexander Rich (1)	27,500	—	—	—	—	—	27,500
Mark B. Skaletsky	96,750	—	181,750	—	—	—	278,500
Michael A. Wall* (1)	25,000	—	—	—	—	39,723	64,723

Notes to Director Compensation Table—For Fiscal Year Ended March 31, 2012

*
Part-time employee director.

(1)
Dr. Rich and Mr. Wall resigned from the board upon the consummation of the Business Combination on September 16, 2011.

(2)
Represents fees earned by our directors in the fiscal year ended March 31, 2012 for services as a director, including annual retainer fees, committee and/or committee chair fees and meeting fees. Amounts include the following fees paid to directors for their service on the Alkermes, Inc. Board and/or its Committees from April 1, 2011 through September 16, 2011: Mr. Anstice, $25,625; Dr. Bloom, $28,750; Mr. Breyer, $22,500; Dr. Dixon, $25,000; Ms. Henwood, $28,750; Mr. Mitchell, $31,125; Dr. Rich, $27,500; Mr. Skaletsky, $32,500; Mr. Wall, $25,000.

(3)
The amounts in column (d) reflect the aggregate grant date fair value recognized for financial statement reporting purposes, excluding estimates of forfeitures, if any, in accordance with U.S. GAAP for stock option awards granted in the fiscal year ended March 31, 2012. Each director received an option to purchase 25,000 ordinary shares, which had an estimated grant date fair value of $7.27 per share. The stock options granted to the non-employee directors were granted under the Restated 2008 Plan. Stock options granted under the Restated 2008 Plan are nonqualified stock options that vest one year from the grant date and expire upon the earlier of ten years from the grant date or three years after the optionee terminates their service relationship with us. Additionally, any unvested portion of the option grant shall vest upon the optionee's termination of their service relationship with us. We recognize the cost of the stock options granted to non-employee on a straight-line basis over the requisite service period of the stock options. There can be no assurance that the stock options will be exercised or the value realized upon exercise will equal the grant date fair value.

(4)
Assumptions used in the calculation of the fair value of option awards made by us for the stock options granted to directors on October 5, 2011 are as follows: option exercise price, $14.60; expected term, 6.95 years; volatility, 48%; interest rate, 1.45%; dividend yield, zero. Our directors hold the following aggregate number of outstanding stock options as of March 31, 2012: David W. Anstice, 105,000 shares; Floyd E. Bloom, 205,000 shares; Robert A. Breyer, 175,400 shares; Wendy L. Dixon, 60,000 shares; Geraldine A. Henwood, 165,000 shares; Paul J. Mitchell, 213,000 shares; and Mark B. Skaletsky, 184,000 shares.

(5)
Represents fees paid to Mr. Wall for his service as a part-time employee of Alkermes from April 1, 2011 through September 16, 2011, the date he resigned from the Board. We believe that Mr. Wall's part-time employee status is no less favorable to us than obtaining services from an independent third party.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Shareholder's Agreement with Elan

        In connection with the Business Combination, we paid Elan $500 million in cash and issued 31.9 million ordinary shares of Alkermes plc to the Elan Shareholder, a wholly owned subsidiary of Elan. In connection with this share issuance, we entered into a Shareholder's Agreement with Elan and the Elan Shareholder. Under the Shareholder's Agreement, Elan was subject to certain restrictions on its ability to transfer our ordinary shares without our consent. Elan could initially only transfer a portion of its holdings (up to 40.75% (approximately 13 million ordinary shares) of its holdings) in a marketed registered underwritten offering. At least 90 days after such offering, Elan could transfer a further portion of its holdings (up to an additional 31.5% (approximately 10 million ordinary shares) of its holdings) in another marketed registered underwritten offering.

        On March 13, 2012, the Elan Shareholder sold 24,150,000 Shares in a marketed underwritten registered offering (the "Registered Offering") (including 3,150,000 Shares sold pursuant to the full exercise of an option to purchase such amount of Shares granted to the underwriters pursuant to the Underwriting Agreement). The Shares were sold in the Registered Offering pursuant to a shelf registration statement on Form S-1 filed by the Company with the SEC in connection with the resale of the Shares by the Elan Shareholder, which the SEC declared effective on March 2, 2012. In connection with this Registered Offering, we executed two Waiver and Consent Letters to the Shareholder's Agreement on March 7, 2012 and March 8, 2012, pursuant to which we (i) agreed to waive the limitations that would prohibit both a transfer of the Shares prior to the six (6) month anniversary of the Closing Date (as defined in the Shareholder's Agreement), and following such date, the transfer of more than 40.75% of the Shares in the Registered Offering and (ii) agreed and consented to the sale of the 24,150,000 Shares by the Elan Shareholder in the Registered Offering.

        Currently, as a holder of less than ten percent (10%) of our ordinary shares outstanding, Elan remains subject to certain restrictions pursuant to the terms of the Shareholder's Agreement, including:

  •
  Elan is subject to a standstill provision until September 16, 2021. The standstill provision generally prevents Elan from acquiring any more of our ordinary shares and from taking a number of actions that might result in Elan exerting influence or control over us. The standstill provisions will terminate early on certain events, including a decision by us to publicly seek, recommend or engage in a transaction that would result in our change of control.

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  The Elan Shareholder has agreed to vote on all matters in accordance with the recommendation of our board of directors until at least September 16, 2012.

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  Elan has certain customary registration rights, including demand (including shelf) and piggyback registration rights with respect to transfers of our ordinary shares. The registration rights terminate July 13, 2012 or sooner in certain circumstances.

Development and Manufacturing Services Agreement

        On September 16, 2011, we entered into a Development and Manufacturing Services Agreement with Elan, pursuant to which we may perform certain development services in respect of an Elan clinical product, and have the right to manufacture a certain percentage of clinical, registration and, if approved, commercial supplies of such product.

Transition Services Agreement

        On September 16, 2011, we entered into an Agreement for the Provision of Transitional Services with Elan, pursuant to which we purchased and continue to purchase from Elan certain transition services for specified periods of time following the closing of the Business Combination. The services are currently due to terminate on September 30, 2012.

Policy Concerning Related Person Transactions

        Our Audit and Risk Committee charter, which is posted on the Corporate Governance tab of the Investors section of our website, available at http://investor.alkermes.com, makes clear that our Audit and Risk Committee is responsible for reviewing transactions with related persons, including transactions that would be required to be disclosed in this prospectus in accordance with SEC rules. In addition, our Code of Business Conduct and Ethics, which sets forth legal and ethical guidelines for all of our directors and employees, states that directors, executive officers and employees must avoid relationships or activities that might impair that person's ability to make objective and fair decisions while acting in their company roles and requires that, among other things, any transactions with related persons be disclosed to, and receive the approval of, the appropriate committee of our board.

        In addition, at the end of each fiscal quarter, we ask all of our directors and officers (vice presidents and higher) to disclose a list of their "related parties"; this practice is not pursuant to a written policy or procedure. Related parties are defined as any public, private, profit, or non-profit companies or organizations of which they or their immediate family is an officer, director or 10% or greater shareholder. All reported "related parties" are sent to our Finance department, which checks them against transactions of the Company in that prior quarter. At the Audit and Risk Committee meeting held to review the quarter's financial results, any transactions between a reported related party and us are reported to the Audit and Risk Committee for its review and, if deemed appropriate by the Audit and Risk Committee in its sole discretion, approval.

DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance(1)
Equity compensation plans approved by security holders	17,359,760	$13.68	9,381,849

(1)
Share information is as of March 31, 2012. There are no warrants or other rights outstanding. In addition, as of March 31, 2012, there are 2,114,176 ordinary shares issued as restricted stock awards, which are subject to forfeiture until such awards have vested. These restricted stock awards are not included in this share number.

(2)
Represents the weighted average exercise price of our outstanding options under our equity compensation plans. This does not include outstanding restricted stock awards under our equity compensation plans as such awards do not have an exercise price.

 OTHER BUSINESS

        The Board of Directors does not intend to present to the Annual General Meeting of Shareholders any business other than that set forth in this proxy statement. If any other matter is presented to the Annual General Meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

Independent Auditor

        PwC, our independent auditor, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 2012. Representatives of PwC are expected to attend the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Shareholder Proposals for the 2013 Annual General Meeting

        In accordance with the rules established by the SEC, as well as under the provisions of our Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the Proxy Statement for next year's Annual General Meeting must be received by us no earlier than January 21, 2013 and no later than March 22, 2013. Such proposals should be sent to our Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association and must be a proper subject for shareholder action under Irish law.

Expenses and Solicitation

        The cost of solicitation will be borne by Alkermes, and in addition to directly soliciting shareholders by mail, Alkermes may request banks and brokers to solicit their customers who have stock of Alkermes registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Alkermes may also be made of some shareholders in person or by mail or telephone following the original solicitation. In addition, Alkermes has retained the services of Alliance Advisors LLC to solicit proxies, at an estimated cost of $8,000 plus such firm's expenses.

Presentation of Irish Statutory Accounts

        The Company's Irish Statutory Accounts for the fiscal year ended March 31, 2012, including the reports of the auditors thereon, will be presented at the Annual General Meeting. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company's Irish Statutory Accounts are available with the Proxy Materials at www.edocumentview.com/alks.

Registered and Principal Executive Offices

        The registered and principal executive offices of Alkermes plc are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland. The telephone number there is +353 1 772-8000.

United States Securities and Exchange Commission Reports

        Copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as filed with the SEC, are available to shareholders free of charge under the "Investors" tab of our website at www.alkermes.com or by writing to our Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attention: Company Secretary.

Delivery of Documents to Shareholders Sharing an Address

        If you have requested a paper copy of our proxy materials, our Annual Report, including our audited financial statements for the year ended March 31, 2012, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will deliver promptly a separate copy of such documents to any shareholder who sends a written request to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attention: Company Secretary. If your household is receiving multiple copies of the Company's annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, Attention: Company Secretary.

 APPENDIX A

ALKERMES plc

2011 Stock Option and Incentive Plan

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

        The name of the plan is the Alkermes plc 2011 Stock Option and Incentive Plan (the "Plan"). The Plan is established in connection with a business combination transaction pursuant to which Alkermes, Inc. (the "Company") would become a wholly owned subsidiary of a new holding company to be named Alkermes plc, an Irish public limited company (the "Parent"). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of the Parent and its Subsidiaries upon whose judgment, initiative and efforts the Parent and its Subsidiaries largely depend for the successful conduct of their business to acquire a proprietary interest in the Parent. It is anticipated that providing such persons with a direct stake in the Parent's welfare will assure a closer identification of their interests with those of the Parent and its stockholders, thereby stimulating their efforts on the Parent's and its Subsidiaries' behalf and strengthening their desire to remain with the Parent and its Subsidiaries.

        The following terms shall be defined as set forth below:

        "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Administrator" means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

        "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Cash-Based Awards and Performance Share Awards.

        "Award Certificate" means a written or electronic certificate setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

        "Board" means the Board of Directors of the Parent.

        "Cash-Based Award" means an Award entitling the recipient to receive a cash-denominated payment.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

        "Covered Employee" means an employee who is a "Covered Employee" within the meaning of Section 162(m) of the Code.

        "Effective Date" means the date set forth in Section 18.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Fair Market Value" of the Stock on any given date for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to the closing price reported by NASDAQ or such other exchange. If the market is closed on such date, the determination shall be made by reference to the last date preceding such date for which the market is open.

        "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

        "Non-Employee Director" means a member of the Board who is not also an employee of the Parent or any Subsidiary.

        "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

        "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

        "Performance-Based Award" means any Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.

        "Performance Criteria" means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Parent or a unit, division, group, or a Subsidiary) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, initiation or completion of clinical trials, results of clinical trials, drug development or commercialization milestones, collaboration milestones, operational measures including production capacity and capability, hiring and retention of key managers, expense management, capital raising transactions, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, gross or net profit levels, operating margins, earnings (loss) per share of Stock and sales or market shares, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

        "Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee's right to and the payment of a Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Cash-Based Award. Each such period shall not be less than 12 months.

        "Performance Goals" means the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

        "Performance Share Award" means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified Performance Goals.

        "Restricted Stock Award" means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

        "Restricted Stock Unit Award" means an Award of phantom stock units to a grantee.

        "Sale Event" shall mean (i) the sale of all or substantially all of the assets of the Parent on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Parent's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Stock to an unrelated person or entity.

        "Sale Price" means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

        "Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

        "Stock" means the Common Stock, par value $.01 per share, of Parent, subject to adjustments pursuant to Section 3.

        "Subsidiary" means the Company and any corporation or other entity in which the Parent has at least a 50 percent interest, either directly or indirectly.

        "Ten Percent Owner" means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Parent or any parent or subsidiary corporation of the Parent, within the meaning of Section 424 of the Code.

SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

        (a)    Administration of Plan.    The Plan shall be administered by the Administrator.

        (b)    Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i)  to select the individuals to whom Awards may from time to time be granted;

           (ii)  to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, Cash-Based Awards and Performance Share Awards, or any combination of the foregoing, granted to any one or more grantees;

          (iii)  to determine the number of shares of Stock to be covered by any Award;

          (iv)  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written (or electronic) instruments evidencing the Awards;

           (v)  subject to the provisions of Sections 6(d) and 7(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

          (vi)  subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised; and

         (vii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written and electronic instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

        All decisions and interpretations of the Administrator shall be binding on all persons, including the Parent, Subsidiaries and Plan grantees.

        (c)    Delegation of Authority to Grant Options.    Subject to applicable law, the Administrator, in its discretion, may delegate to a subcommittee comprised of one or more members of the Board all or part of the Administrator's authority and duties with respect to the granting of Options to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of Options that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

        (d)    Award Certificates.    Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

        (e)    Indemnification.    Subject to Section 200 of the Irish Companies Act 1963, neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Parent in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Parent's articles or bylaws or any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Parent.

        (f)    Foreign Award Recipients.    Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Parent and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

        (a)    Stock Issuable.

            (i)    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be equal to (i) 12,550,000 ordinary shares, plus (ii) the number of shares of Stock underlying any grants under the Plan that are forfeited, cancelled, repurchased or terminated (other than by exercise) from and after the date the Plan is approved by shareholders. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon net exercise of

    Options, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options with respect to no more than 4,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and no more than 12,550,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Parent.

        (b)    Effect of Awards.    The grant of any full value Award (i.e., an Award other than an Option) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a)(i), as an Award of 1.8 shares of Stock for each such share of Stock actually subject to the Award and shall be treated similarly if returned to reserve status when forfeited or canceled as provided in Section 3(a). The grant of an Option shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a)(i), as an Award for one share of Stock for each such share of Stock actually subject to the Award.

        (c)    Changes in Stock.    Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Parent's capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Parent, or additional shares or new or different shares or other securities of the Parent or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Parent the outstanding shares of Stock are converted into or exchanged for securities of the Parent or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, (v) the number of Stock Options automatically granted to Non-Employee Directors, and (vi) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

        (d)    Mergers and Other Transactions.    Except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award documentation, in the case of and subject to the consummation of a Sale Event, all Options that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event and all other Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator's discretion. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, the Company shall make or provide for a cash payment to the grantees holding Options, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options.

        (e)    Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Parent or a Subsidiary or the acquisition by the Parent or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a)(i).

SECTION 4.    ELIGIBILITY

        Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Parent and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.    STOCK OPTIONS

        Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

        Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Parent or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

        (a)    Stock Options Granted to Employees and Key Persons.    The Administrator in its discretion may grant Stock Options to eligible employees and key persons of the Parent or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee's election, subject to such terms and conditions as the Administrator may establish.

          (i)    Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

          (ii)    Option Term and Termination.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant. Unless otherwise determined by the Administrator on or after the date of grant, if a grantee's employment (or other service relationship) with the Parent and its Subsidiaries terminates for any reason (including if a Subsidiary ceases to be a Subsidiary of the Parent), the portion of each Stock Option held by the grantee that is not then exercisable shall be immediately forfeited. Unless otherwise determined by the Administrator on or after the date of grant, the grantee may exercise the exercisable portion of his Stock Options until the earlier of three months after such date of termination or the expiration of the stated term of such Stock Option.

          (iii)    Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

          (iv)    Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company's delegate, specifying the number of shares to be purchased. In the case of a Stock Option that is not an Incentive Stock Option, unless otherwise determined by the Administrator on or after the date of grant, payment of the purchase price must be made by reduction in the number of shares of Stock issuable upon such exercise, based, in each case, on the Fair Market Value of the Stock on the date of exercise. If the Administrator determines not to use the above payment method or in the case of the exercise of Incentive Stock Options, then payment of the purchase price may be made by one or more of the following methods:

          (A)  In cash, by certified or bank check or other instrument acceptable to the Administrator;

          (B)  Subject to the consent of the Administrator and on the basis of such form of surrender agreement as the Administrator may specify, through the delivery (or attestation to the ownership) of shares of Stock owned by the optionee. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

          (C)  By the optionee delivering to the Parent a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Parent cash or a check payable and acceptable to the Parent for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Parent or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Parent of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Parent is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Parent establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

        (v)    Annual Limit on Incentive Stock Options.    To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

        (b)   Stock Options Granted to Non-Employee Directors.

        (i)    Automatic Grant of Options.

        (A)  Upon becoming a member of the Board, each Non-Employee Director who is not then a consultant to the Parent or its Subsidiaries shall be granted on such day a Non-Qualified Stock Option to acquire 35,000 shares of Stock, which shall vest ratably over the three calendar years following the date of grant, plus an additional Stock Option to acquire a number of shares of Stock equal to the product of 25,000 multiplied by a fraction, the numerator of which equals the number of months remaining until the next annual meeting of stockholders of the Parent and the denominator of which equals 12, which shall vest on the first anniversary of the date of grant.

        (B)  Each Non-Employee Director who is serving as Director of the Parent on each annual meeting of stockholders, beginning with the 2012 annual meeting, shall automatically be granted on such day a Non-Qualified Stock Option to acquire 25,000 shares of Stock, which shall vest on the first anniversary of the date of grant; provided, however, that no grant shall be made to an individual who ceases to be a member of the Board on such day.

        (C)  The exercise price per share for the Stock covered by a Stock Option granted under this Section 5(b) shall be equal to the Fair Market Value of the Stock on the date the Stock Option is granted.

        (D)  The Administrator, in its discretion, may grant additional Non-Qualified Stock Options to Non-Employee Directors. Any such grant may vary among individual Non-Employee Directors.

        (ii)    Exercise; Termination.

        (A)  Unless otherwise determined by the Administrator, an Option granted under this Section 5(b) shall become vested and exercisable in accordance with the vesting provisions set forth in this Section 5(b). An Option issued under this Section 5(b) shall not be exercisable after the expiration of ten years from the date of grant.

        (B)  Options granted under this Section 5(b) may be exercised only by notice to the Parent (or the Parent's delegate) specifying the number of shares to be purchased. Payment of the full purchase price of the shares to be purchased may be made by one or more of the methods specified in Section 5(a)(iv). An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

        (C)  Unless otherwise determined by the Administrator on or after the date of grant, if a Non-Employee Director's relationship with the Parent and its Subsidiaries terminates for any reason, the portion of each Stock Option held by the Non-Employee Director that is not then exercisable shall be immediately forfeited. Unless otherwise determined by the Administrator on or after the date of grant, the Non-Employee Director may exercise the exercisable portion of his Stock Options only to the extent set forth in his Stock Option Award Certificates.

        (iii)    Shares Available for Grant.    Grants of Stock Options contemplated by this Section 5(b) shall consist of shares of Stock reserved and available for issuance pursuant to the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan, and if there are no such shares of Stock remaining, then such grants shall consist of shares of Stock reserved and available for issuance pursuant to the Plan.

SECTION 6.    RESTRICTED STOCK AWARDS

        (a)    Nature of Restricted Stock Awards.    The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each Restricted Stock Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

        (b)    Rights as a Stockholder.    Upon the grant of a Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Certificate. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Parent or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 6(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 6(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

        (c)    Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. If a grantee's employment (or other service relationship) with the Parent and its Subsidiaries terminates for any reason (including if a Subsidiary ceases to be a Subsidiary of the Parent), any Restricted Stock that has not vested at the time of termination shall automatically, without any requirement of notice to such grantee from, or other action by or on behalf of, the Parent or its Subsidiaries, be deemed to have been reacquired by the Parent at its original purchase price (if any) from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Parent by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Parent upon request without consideration.

        (d)    Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Parent's right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. The Administrator may waive the foregoing restriction in the case of a grantee's death, disability or retirement or upon a Sale Event. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." Except as may otherwise be provided by the Administrator pursuant to the authority reserved in this Section 6, a grantee's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Parent and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Parent) and such shares shall be subject to the provisions of Section 6(c) above.

SECTION 7.    RESTRICTED STOCK UNIT AWARDS

        (a)    Nature of Restricted Stock Unit Awards.    The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each Restricted Stock Unit Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Unit Award granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Unit Award granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Unit Award with a time-based restriction may become vested incrementally over such three-year period. The Administrator may waive the foregoing restriction in the case of a grantee's death, disability or retirement or upon a Sale Event. At the end of the restriction period, the Restricted Stock Unit Award, to the extent vested, shall be settled in the form of shares of Stock. To the extent that a Restricted Stock Unit Award is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

        (b)    Election to Receive Restricted Stock Unit Awards in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Restricted Stock Unit Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units (which may be fully vested) based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

        (c)    Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of a Restricted Stock Unit Award; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his Restricted Stock Unit Award, subject to such terms and conditions as the Administrator may determine.

        (d)    Termination.    Except as may otherwise be provided by the Administrator pursuant to the authority reserved in Section 7(a), a grantee's right in all Restricted Stock Unit Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Parent and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Parent).

SECTION 8.    CASH-BASED AWARDS

        Grant of Cash-Based Awards.    The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the

Award and may be made in cash or in shares of Stock, as the Administrator determines. Except as may otherwise be provided by the Administrator pursuant to the authority reserved in this Section 8, a grantee's right in all Cash-Based Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Parent and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Parent).

SECTION 9.    PERFORMANCE SHARE AWARDS

        (a)    Nature of Performance Share Awards.    The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the Performance Cycles, and such other limitations and conditions as the Administrator shall determine.

        (b)    Rights as a Stockholder.    A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

        (c)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award Certificate is issued, a grantee's rights in all Performance Share Awards shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Parent and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Parent).

SECTION 10.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

        (a)    Performance-Based Awards.    Any Covered Employee who is selected by the Administrator may be granted one or more Performance-Based Awards payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Parent or the performance of a Subsidiary, division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Parent or its Subsidiaries, or the financial statements of the Parent or its Subsidiaries, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

        (b)    Grant of Performance-Based Awards.    With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

        (c)    Payment of Performance-Based Awards.    Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee's Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

        (d)    Maximum Award Payable.    The maximum Performance-Based Award payable to any one Covered Employee under the Plan for any twelve month period constituting all or part of a Performance Cycle is 4,000,000 Shares (subject to adjustment as provided in Section 3(b) hereof) or $25 million in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 11.    TRANSFERABILITY OF AWARDS

        (a)    Transferability.    Except as provided in Section 11(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

        (b)    Administrator Action.    Notwithstanding Section 11(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Parent to be bound by all of the terms and conditions of the Plan and the applicable Award.

        (c)    Family Member.    For purposes of Section 11(b), "family member" shall mean a grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

        (d)    Designation of Beneficiary.    Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.

SECTION 12.    TAX WITHHOLDING

        (a)    Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Parent or its Subsidiaries, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Parent or its Subsidiaries with respect to such income. The Parent and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Parent's obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

        (b)    Payment in Stock.    In connection with its obligations to withhold Federal, state, city or other taxes from amounts paid to grantees, the Parent or its Subsidiaries may make any arrangements that are consistent with the Plan as it may deem appropriate. Without limitation of the preceding sentence, the Parent shall have the right to reduce the number of shares of Stock otherwise required to be issued to a grantee (or other recipient) in an amount that would have a Fair Market Value on the date of such issuance equal to all Federal, state, city or other taxes as shall be required to be withheld by the Parent or its Subsidiaries pursuant to any statute or other governmental regulation or ruling and paid to any Federal, state, city or other taxing authority.

SECTION 13.    SECTION 409A AWARDS.

        To the extent that any Award is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A (a "409A Award"), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a "separation from service" (within the meaning of Section 409A) to a grantee who is then considered a "specified employee" (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's separation from service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 14.    TRANSFER, LEAVE OF ABSENCE, ETC.

        For purposes of the Plan, the following events shall not be deemed a termination of employment:

        (a)   a transfer to the employment of the Parent from a Subsidiary or from the Parent to a Subsidiary, or from one Subsidiary to another;

        (b)   an approved leave of absence for military service or sickness, or for any other purpose approved by the Parent or its Subsidiaries, as the case may be, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing; or

        (c)   the transfer in status from one eligibility category under Section 4 hereof to another category.

SECTION 15.    AMENDMENTS AND TERMINATION

        The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the stockholders of the Parent entitled to vote at a meeting of stockholders. Nothing in this Section 15 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(d).

SECTION 16.    STATUS OF PLAN

        With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Parent unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Parent's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17.    GENERAL PROVISIONS

        (a)    No Distribution.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Parent in writing that such person is acquiring the shares without a view to distribution thereof.

        (b)    Delivery of Stock Certificates.    Stock certificates to grantees under the Plan shall be deemed delivered for all purposes when the Parent or a stock transfer agent of the Parent shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Parent. Uncertificated Stock shall be deemed delivered for all purposes when the Parent or a Stock transfer agent of the Parent shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee's last known address on file with the Parent or any Subsidiary, notice of issuance and recorded the issuance in its records (which may include electronic "book entry" records). Notwithstanding anything herein to the contrary, the Parent shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

        (c)    Stockholder Rights.    Until Stock is deemed delivered in accordance with Section 17(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

        (d)    Other Compensation Arrangements; No Employment Rights.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation plans or arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Parent or any Subsidiary.

        (e)    Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to the Parent's insider trading policies and procedures, as in effect from time to time.

        (f)    Forfeiture of Awards under Sarbanes-Oxley Act.    If the Parent is required to prepare an accounting restatement due to the material noncompliance of the Parent , as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Parent for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

        (g)    Section 60 of Irish Companies Act 1963.    The Parent and any Subsidiary incorporated in Ireland may do all such things as are contemplated by the Plan except to the extent that they are prohibited by Section 60 of the Irish Companies Act 1963. Nothing in this Section 17 (g) shall prohibit anything which may be done as contemplated by the Plan by a Subsidiary which is incorporated outside of Ireland.

SECTION 18.    EFFECTIVE DATE OF PLAN

        The Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 19.    GOVERNING LAW

        This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

SECTION 20.    DISPUTE RESOLUTION

        All disputes and differences arising out of the Plan or otherwise in connection therewith may be referred by the Parent to arbitration pursuant to the procedures set forth in the applicable grant agreement of any grantee so affected.

 APPENDIX B

DIRECTORS' REPORT

For the Year Ended March 31, 2012

        No portion of this Directors' Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

        The directors present their report and audited consolidated financial statements for the fiscal year ended March 31, 2012.

        The directors have elected to prepare the consolidated financial statements in accordance with section 1 of the Companies (Miscellaneous Provisions) Act, 2009, which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

Principal Activities

        Alkermes plc develops medicines that address the unmet needs and challenges of people living with serious chronic disease. A fully integrated global biopharmaceutical company, Alkermes applies proven scientific expertise, proprietary technologies and global development capabilities to create innovative treatments for major clinical conditions with a focus on central nervous system ("CNS") disorders, such as schizophrenia, addiction and depression.

        We create new, proprietary pharmaceutical products for our own account, and we collaborate with other pharmaceutical and biotechnology companies. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets.

        We are an Irish public limited company incorporated in Dublin, Ireland, with a research and development ("R&D") center in Waltham, Massachusetts and manufacturing facilities in Athlone, Ireland; Gainesville, Georgia; and Wilmington, Ohio. Our corporate headquarters are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland.

        Use of the terms such as "us," "we," "our," "Alkermes" or the "Company" in this Directors' Report is meant to refer to Alkermes plc and its subsidiaries, except when the context makes clear that the time period being referenced is prior to September 16, 2011, in which case such terms shall refer to Alkermes, Inc. ("Old Alkermes"). Prior to September 16, 2011, Alkermes, Inc. was an independent pharmaceutical company incorporated in the Commonwealth of Pennsylvania, United States ("U.S.") and traded on the NASDAQ Global Select Stock Market under the symbol "ALKS."

Business Combination

        On September 16, 2011, the business of Alkermes, Inc. and the drug technologies business ("EDT") of Elan Corporation, plc ("Elan") were combined (this combination is referred to as the "Business Combination", the "acquisition of EDT" or the" EDT acquisition"). The historical financial statements of Alkermes, Inc. are included in the comparative prior periods. As part of the Business Combination, Antler Acquisition Corp., a wholly owned subsidiary of the Company, merged with and into Alkermes, Inc. (the "Merger"), with Alkermes, Inc. surviving as a wholly owned subsidiary of the

Company. Prior to the Merger, EDT was carved-out of Elan and reorganized under the Company. At the effective time of the Merger, (i) each share of Alkermes, Inc. common shares then issued and outstanding and all associated rights were canceled and automatically converted into the right to receive one ordinary share of the Company; (ii) all then issued and outstanding options to purchase Alkermes, Inc. common shares granted under any share option plan were converted into options to purchase, on substantially the same terms and conditions, the same number of ordinary shares of the Company at the same exercise price; and (iii) all then issued and outstanding awards of Alkermes, Inc. common shares were converted into awards of the same number, on substantially the same terms and conditions, of ordinary shares of the Company. As a result, upon consummation of the Merger and the issuance of the ordinary shares of the Company in exchange for the canceled shares of Alkermes, Inc. common shares, the former shareholders of Alkermes, Inc. owned approximately 75% of the Company, with the remaining approximately 25% of the Company owned by a subsidiary of Elan pursuant to the terms of a shareholder's agreement. As of March 31, 2012, Elan, through its subsidiary, owned approximately 6% of the Company's outstanding ordinary shares.

Business Overview

Commercial Products

        Our commercial products are described in the table below, including, among other things, the territory where currently sold and the source of revenues for us.

Product	Indication	Technology	Territory	Revenue Source	Marketer
RISPERDAL CONSTA	Schizophrenia Bipolar I Disorder	Extended-release microsphere	Worldwide	Manufacturing and Royalty	Janssen
INVEGA SUSTENNA XEPLION	Schizophrenia	NanoCrystal®	Worldwide	Royalty	Janssen
AMPRYA FAMPYRA	Treatment for multiple sclerosis ("MS")	OCR (MXDAS®)	U.S. United Kingdom, Australia, Germany, Norway, Denmark Iceland, Canada	Manufacturing and Royalty	Acorda Therapeutics, Inc. in U.S. Biogen Idec (ex-U.S. under sublicense from Acorda)
BYDUREON	Type 2 diabetes	Extended-release microsphere	U.S. European Union U.A.E.	Royalty	Amylin
VIVITROL	Alcohol dependence Opioid dependence	Extended-release microsphere	U.S. Russia and Commonwealth of Independent States ("CIS")	Product sales Manufacturing and Royalty	Alkermes plc Janssen
TRICOR® LIPANTHYL® LIPIDIL® SUPRALIP®	Cholesterol lowering	NanoCrystal	Worldwide	Royalty	Abbott
ZANAFLEX® CAPSULES® ZANAFLEX® TABLETS	Muscle spasticity	OCR (SODAS®)	U.S.	Manufacturing and Royalty	Acorda
AVINZA®	Chronic moderate to severe pain	OCR (SODAS)	U.S.	Manufacturing and Royalty	Pfizer
EMEND®	Nausea associated with chemotherapy and surgery	NanoCrystal	Worldwide	Royalty	Merck
FOCALIN® XR RITALIN LA®	Attention Deficit Hyperactivity Disorder	OCR (SODAS)	Worldwide	Manufacturing and Royalty	Novartis

Product	Indication	Technology	Territory	Revenue Source	Marketer
MEGACE® ES	Cachexia associated with AIDS	NanoCrystal	U.S.	Royalty	Strativa Pharmaceuticals (a business division of Par Pharmaceutical Companies, Inc.)
LUVOX CR®	Obsessive-compulsive disorder	OCR (SODAS)	U.S.	Manufacturing and Royalty	Jazz Pharmaceuticals plc
RAPAMUNE®	Prevention of renal transplant rejection	NanoCrystal	Worldwide	Manufacturing	Pfizer
NAPRELAN®	Various mild to moderate pain indications	OCR (IPDAS®)	U.S. Canada	Manufacturing	Shionogi Sunovion Pharmaceuticals Canada, Inc.
VERAPAMIL SR VERELAN® VERELAN® PM VERAPAMIL PM VERECAPS® UNIVER®	Hypertension	OCR (SODAS)	Licensed on country/region basis throughout the world	Manufacturing	UCB Kremers-Urban Watson; Cephalon; Aspen; Orient Europharma
DILZEM SR DILZEM XL DILTELAN ACALIX CD DINISOR TILAZEM CR CARDIZEM CD	Hypertension and/or Angina	OCR (SODAS)	Licensed on country/region basis throughout the world	Manufacturing and Royalty (for CARDIZEM CD only)	Cephalon; Pfizer; Roemmers; Kun Wha; Orient Europharma; Sanofi-Aventis
AFE Ditab® CR (AB Rated to Adalat CC®) (Nifedipine) (A)	Hypertension	OCR (MXDAS®)	U.S.	Manufacturing	Watson Pharmaceutical

        We have five principal commercial products which either currently, or in the future, are expected to contribute meaningfully to our revenues.

RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION

        RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, which are two long-acting atypical antipsychotics, incorporate our extended-release injectable technology. They are products of Janssen.

        RISPERDAL CONSTA is the first and only long-acting, atypical antipsychotic approved by the U.S. Food and Drug Administration ("FDA") for the treatment of schizophrenia and for the treatment of bipolar I disorder. INVEGA SUSTENNA/XEPLION is a once-monthly, long-acting injectable atypical antipsychotic approved by the FDA for the acute and maintenance treatment of schizophrenia in adults.

        Revenues from Janssen accounted for approximately 48%, 83% and 83% of our consolidated revenues for the fiscal years ended March 31, 2012, 2011 and 2010, respectively. See "Collaborative Arrangements" below for information about our relationship with Janssen.

For the treatment of schizophrenia

        RISPERDAL CONSTA (risperidone long-acting injection) uses our polymer-based microsphere injectable extended-release technology to deliver and maintain therapeutic medication levels in the body through just one injection every two weeks. RISPERDAL CONSTA is exclusively manufactured by us and is marketed and sold by Janssen in more than 90 countries, including the U.S., United Kingdom ("UK"), Japan, Italy, Spain and Germany. It was first approved for the treatment of schizophrenia in the U.S. in 2003 and in countries in Europe in 2002.

        INVEGA SUSTENNA (paliperidone palmitate) uses our nanoparticle injectable extended-release technology to increase the rate of dissolution and enable the formulation of an aqueous suspension for once-monthly intramuscular administration. INVEGA/SUSTENNA was approved in the U.S. in 2009. Paliperidone palmitate extended-release for injectable suspension is also approved in the European Union ("EU") and other countries worldwide, and is marketed and sold in the EU under the trade name XEPLION. INVEGA SUSTENNA/XEPLION is manufactured and commercialized by Janssen.

What is schizophrenia?

        Schizophrenia is a chronic, severe and disabling brain disorder. The disease is marked by positive symptoms (hallucinations and delusions) and negative symptoms (depression, blunted emotions and social withdrawal), as well as by disorganized thinking. An estimated 2.4 million Americans have schizophrenia, with men and women affected equally. Worldwide, it is estimated that one person in every 100 develops schizophrenia. Studies have demonstrated that as many as 75% of patients with schizophrenia have difficulty taking their oral medication on a regular basis, which can lead to worsening of symptoms.

For the treatment of bipolar I disorder

        The FDA approved RISPERDAL CONSTA as both monotherapy and adjunctive therapy to lithium or valproate in the maintenance treatment of bipolar I disorder in May 2009. RISPERDAL CONSTA is also approved for the maintenance treatment of bipolar I disorder in Canada, Australia and Saudi Arabia.

What is bipolar I disorder?

        Bipolar disorder is a brain disorder that causes unusual shifts in a person's mood, energy and ability to function. It is often characterized by debilitating mood swings, from extreme highs (mania) to extreme lows (depression). Bipolar I disorder is characterized based on the occurrence of at least one manic episode, with or without the occurrence of a major depressive episode. Bipolar disorder is believed to affect approximately 5.7 million American adults, or about 2.6% of the U.S. population aged 18 and older in a given year. The median age of onset for bipolar disorder is 25 years.

AMPYRA/FAMPYRA

        Dalfampridine extended-release tablets are marketed and sold in the U.S. under the trade name AMPYRA by Acorda. Prolonged-release fampridine tablets are marketed and sold outside the U.S. under the trade name FAMPYRA by Biogen Idec. AMPYRA was approved by the FDA in January 2010 as a treatment to improve walking in patients with MS as demonstrated by an increase in walking speed. Efficacy was shown in people with all four major types of MS (relapsing remitting, secondary progressive, progressive relapsing and primary progressive). It is the first and, currently, only product to be approved for this indication. A product of Acorda, it incorporates our Oral Controlled Release ("OCR") technology. FAMPYRA received conditional marketing approval in the EU in July 2011 and is currently being sold by Biogen Idec in select European countries, as well as Australia. AMPYRA and FAMPYRA are manufactured by us.

What is multiple sclerosis?

        MS is a chronic, usually progressive disease in which the immune system attacks and degrades the function of nerve fibers in the brain and spinal cord. These nerve fibers consist of long, thin fibers, or axons, surrounded by a myelin sheath, which facilitates the transmission of electrical impulses. In MS, the myelin sheath is damaged by the body's own immune system, causing areas of myelin sheath loss, also known as demyelination. This damage, which can occur at multiple sites in the CNS, blocks or diminishes conduction of electrical impulses. People with MS may suffer impairments in any number of neurological functions. These impairments vary from individual to individual and over the course of time, depending on which parts of the brain and spinal cord are affected, and often include difficulty walking. Individuals vary in the severity of the impairments they suffer on a day-to-day basis, with impairments becoming better or worse depending on the activity of the disease on a given day.

BYDUREON

        We collaborated with Amylin on the development of a once-weekly formulation of exenatide, BYDUREON, for the treatment of type 2 diabetes. BYDUREON, an injectable formulation of Amylin's BYETTA® (exenatide), uses our polymer-based microsphere injectable extended-release technology. Amylin is responsible for commercializing exenatide products, including BYDUREON, in the U.S. Eli Lilly and Company ("Lilly") has exclusive rights to commercialize exenatide products outside of the U.S. until December 31, 2013 or such earlier date as agreed upon between Lilly and Amylin pursuant to the terms of their transition agreement, following which Amylin will have such exclusive rights.

        In June 2011, the European Commission granted marketing authorization for BYDUREON for the treatment of type 2 diabetes in adult patients in combination with metformin, a sulfonylurea, a thiazolidinedione, metformin plus a sulfonylurea or metformin plus a thiazolidinedione. In July 2011, Lilly launched BYDUREON in the UK, and in September 2011, BYDUREON was launched in Germany. We received a $7.0 million milestone payment upon first commercial sale of BYDUREON in the EU, which was recognized during the quarter ended September 30, 2011.

        In January 2012, the FDA approved BYDUREON as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes. We received a $7.0 million milestone payment upon first commercial sale of BYDUREON in the U.S., which was recognized as revenue during the quarter ended March 31, 2012. BYDUREON was launched in the U.S. in February 2012.

What is type 2 diabetes?

        Diabetes is a disease in which the body does not produce or properly use insulin. Diabetes can result in serious health complications, including cardiovascular, kidney and nerve disease. Diabetes is believed to affect nearly 26 million people in the U.S. and an estimated 347 million adults worldwide. Approximately 90-95% of those affected have type 2 diabetes. According to the U.S. Centers for Disease Control and Prevention's National Health and Nutrition Examination Survey, approximately 60% of people with diabetes do not achieve their target blood sugar levels with their current treatment regimen. In addition, 85% of type 2 diabetes patients are overweight and 55% are considered obese. Data indicate that weight loss (even a modest amount) supports patients in their efforts to achieve and sustain glycemic control.

VIVITROL

        VIVITROL is the first and only once-monthly injectable medication for the treatment of alcohol dependence and the prevention of relapse to opioid dependence, following opioid detoxification. The medication uses our polymer-based microsphere injectable extended-release technology to deliver and maintain therapeutic medication levels in the body through just one injection every four weeks. We developed, and currently market and sell, VIVITROL in the U.S.

        VIVITROL was approved by the FDA for the treatment of alcohol dependence in April 2006 and was launched in the U.S. for this indication in June 2006. The FDA approved VIVITROL for the prevention of relapse to opioid dependence, following opioid detoxification, in October 2010.

        In December 2007, we exclusively licensed the right to commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence in Russia and other countries in the CIS to Cilag. In August 2008, the Russian regulatory authorities approved VIVITROL for the treatment of alcohol dependence, and Cilag launched VIVITROL in Russia in March 2009. The Russian regulatory authorities approved VIVITROL for the prevention of relapse to opioid dependence following opioid detoxification in April 2011.

What are opioid dependence and alcohol dependence?

        Opioid dependence is a serious and chronic brain disease characterized by compulsive, prolonged self-administration of opioid substances that are not used for a medical purpose. According to the 2010 U.S. National Survey on Drug Use and Health, an estimated 1.5 million people aged 18 or older were dependent on pain relievers or heroin.

        Alcohol dependence is a serious and chronic brain disease characterized by cravings for alcohol, loss of control over drinking, withdrawal symptoms and an increased tolerance for alcohol. Approximately 18 million people in the U.S. are dependent on or abuse alcohol, half of whom are considered to be alcohol dependent. Adherence to medication is particularly challenging with this patient population.

Other Commercial Products

        We expect revenues from our other commercial products will decrease in the future due to existing and expected competition from generic manufacturers. For a more detailed discussion of current and expected future revenue contribution of such products, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Annual Report.

Key Development Programs

ALKS 9070

        We are studying ALKS 9070 for the treatment of schizophrenia. ALKS 9070 is an injectable, sustained-release product candidate designed to provide once-monthly dosing of a medication that converts in vivo into aripiprazole, a molecule that is commercially available under the name ABILIFY®. ALKS 9070 is our first product candidate to leverage our proprietary LinkeRx™ product platform. In June 2011, we announced positive results from a phase 1b, double-blind, randomized, placebo- controlled, 20-week study that assessed the safety, tolerability and pharmacokinetic profile of a single administration of three ascending doses of ALKS 9070 in 32 patients with chronic, stable schizophrenia. Data from the study showed that ALKS 9070 was generally well tolerated, achieved therapeutically relevant plasma concentrations of aripiprazole with a pharmacokinetic profile that supports once-monthly dosing. In December 2011, based on these results, we advanced ALKS 9070 into a multicenter, double-blind, placebo-controlled phase 3 study designed to assess the efficacy, safety and tolerability of ALKS 9070 in approximately 690 patients experiencing acute exacerbation of schizophrenia; these patients will be randomized to receive one of two doses of ALKS 9070 or placebo. The clinical data from this study, which are expected mid-calendar year 2013, may form the basis of an NDA to the FDA for ALKS 9070 for the treatment of schizophrenia.

        During the three months ended March 31, 2012, we transferred ALKS 9070, including all ALKS 9070 intellectual property, from the U.S. to Ireland.

ALKS 37

        We are developing ALKS 37, an orally active, peripherally restricted opioid antagonist for the treatment of opioid-induced constipation ("OIC"). According to IMS Health information, an estimated

280 million prescriptions were written for opioids in the U.S. during 2010. Many studies indicate that a high percentage of patients receiving opioids are likely to experience side effects affecting gastrointestinal motility. OIC can be severe and adversely impact quality of life, compromising patient compliance with opioid therapy in order to achieve pain management.

        In May 2011, we presented positive results from a phase 2 double-blind, randomized, placebo-controlled, multidose clinical study of ALKS 37 for the treatment of OIC. Data from the study showed that ALKS 37 significantly improved gastrointestinal motility, demonstrated by increased frequency of bowel movements in patients with OIC, while simultaneously preserving the analgesic effects of opioid treatment. The study also demonstrated that ALKS 37 was generally well tolerated. In July 2011, we announced the initiation of a multicenter, randomized, double-blind, placebo-controlled, repeat-dose phase 2b study of ALKS 37 to assess the safety, tolerability, efficacy and pharmacokinetic profile of ALKS 37 in approximately 150 patients. In October 2011, we announced the initiation of a second phase 2b study of ALKS 37. This multicenter, randomized, double-blind, placebo-controlled, fixed-dose study is designed to assess the safety and efficacy of daily administration of a 100 mg dose of ALKS 37 versus placebo for 12 weeks in approximately 80 patients with OIC. The results of this phase 2b study, along with those from the repeat-dose, four-week phase 2b study initiated earlier in 2011, are expected in mid-calendar year 2012.

ALKS 33

        ALKS 33 is an oral opioid modulator characterized by limited hepatic metabolism and durable pharmacologic activity in modulating brain opioid receptors.

        We conducted two phase 1 studies and one phase 2 study of ALKS 33. The first phase 1 study was a randomized, double-blind, placebo-controlled, multidose study designed to assess the steady-state pharmacokinetics, safety and tolerability of ALKS 33. In the study, ALKS 33 demonstrated rapid oral absorption and sustained pharmacologically active plasma levels supporting once-daily dosing. The second phase 1 study was a randomized, single-blind, placebo-controlled, single-dose study designed to test the ability of ALKS 33 to block the subjective and objective effects of a potent opioid agonist, remifentanil, a commercially available analgesic. Data showed that the onset of action of ALKS 33 was rapid and observed as early as 15 minutes following oral administration. A full blockade of the opioid agonist was observed and sustained for more than 24 hours following a single administration of ALKS 33. ALKS 33 was generally well tolerated in both studies.

        The phase 2 study of ALKS 33 was designed to assess the safety, tolerability, pharmacokinetics and efficacy of daily oral administration of three different dose levels of ALKS 33 compared to placebo in 400 alcohol dependent patients. The phase 2 study showed that ALKS 33 was generally well tolerated and characterized by its potential for daily dosing, non-hepatic metabolism, extended pharmacologic benefit in the event of missed doses and pharmacologic activity in reducing heavy drinking behavior. ALKS 33 is currently being evaluated as a potential treatment for alcohol dependence. There are currently no ongoing clinical trials of ALKS 33 for the treatment of alcohol dependence.

ALKS 5461

        ALKS 5461 is a combination of ALKS 33 and buprenorphine that we are developing to be a non-addictive therapy for the treatment of major depressive disorder ("MDD"), in patients who have an inadequate response to standard antidepressant therapies, and for the treatment of cocaine dependence.

Major Depressive Disorder

        In January 2012, we announced positive results from a phase 1/2 study of ALKS 5461 compared to placebo in 32 patients with MDD who did not adequately respond to standard antidepressant therapies.

In the study, ALKS 5461 was shown to significantly reduce depressive symptoms, as measured by the Hamilton Depression Rating Scale (HAM-D17; a standard, clinician-assessed measure of depression severity), in patients who received ALKS 5461 for the seven-day treatment period. In addition, data from the study showed that ALKS 5461 was generally well tolerated. Based on these results, we initiated a randomized, double-blind, multicenter, placebo-controlled phase 2 study to evaluate the efficacy and safety of ALKS 5461 when administered once daily for four weeks in approximately 130 patients with MDD who have inadequate response to antidepressant therapy. Data from the study are expected in the first half of calendar year 2013.

Cocaine Dependence

        Our randomized, double-blind, multidose, placebo-controlled phase 1 clinical study assessed the safety, tolerability and pharmacodynamic effects of the combination of ALKS 33 and buprenorphine when administered alone, and in combination as ALKS 5461, to 12 opioid-experienced users. Data from the study showed that ALKS 5461 was generally well-tolerated and sublingual administration of ALKS 33 effectively blocked the agonist effects of buprenorphine.

        Based on these positive results, we filed an Investigational New Drug application ("IND") for ALKS 5461 for the treatment of cocaine dependence in June 2011. In the second half of 2011, we initiated a phase 1b study of ALKS 5461 for cocaine dependence, which is being funded through a grant from the National Institute on Drug Abuse ("NIDA"). NIDA has granted us up to $2.4 million to accelerate the clinical development of ALKS 5461 for the treatment of cocaine dependence. Currently, there are no medications approved for the treatment of cocaine dependence. The results of this phase 1b study are expected in mid-calendar year 2012.

ZOHYDRO™

        ZOHYDRO (hydrocodone bitartrate) extended-release capsules is a novel, oral, single-entity (without acetaminophen), controlled-release formulation of hydrocodone in development by Zogenix, Inc. ("Zogenix") for the U.S. market. ZOHYDRO utilizes our oral controlled-release technology, which potentially enables longer-lasting and more consistent pain relief with fewer daily doses than the commercially available formulations of hydrocodone. In August 2011, Zogenix announced positive top-line results from its pivotal phase 3 efficacy study of ZOHYDRO for the treatment of moderate to severe chronic pain in patients requiring around-the-clock opioid therapy. On May 2, 2012, Zogenix announced that it submitted a NDA to the FDA for ZOHYDRO. We will earn manufacturing revenues in the U.S. for ZOHYDRO and are entitled to receive a royalty on U.S. sales of ZOHYDRO, if approved. We have maintained all rights to the product in territories outside the U.S. and will seek to develop and license the product through commercial partnerships in those territories.

Our Research and Development Expenditures

        We devote significant resources to R&D programs. We focus our R&D efforts on identifying novel therapeutics in areas of high unmet medical need. Please see "Item 6. Selected Financial Data" for our R&D expenditures for our previous five fiscal years.

Collaborative Arrangements

        Our business strategy includes forming collaborations to develop and commercialize our products and, in so doing, access technological, financial, marketing, manufacturing and other resources. We have entered into several collaborative arrangements, as described below.

Janssen

RISPERDAL CONSTA

        Under a product development agreement, we collaborated with Janssen on the development of RISPERDAL CONSTA. Under the development agreement, Janssen provided funding to us for the development of RISPERDAL CONSTA, and Janssen is responsible for securing all necessary regulatory approvals for the product.

        Under license agreements, we granted Janssen and an affiliate of Janssen exclusive worldwide licenses to use and sell RISPERDAL CONSTA. Under our license agreements with Janssen, we receive royalty payments equal to 2.5% of Janssen's net sales of RISPERDAL CONSTA in each country where the license is in effect based on the quarter when the product is sold by Janssen. This royalty may be reduced in any country based on lack of patent coverage and significant competition from generic versions of the product. Janssen can terminate the license agreements upon 30 days' prior written notice to us. The licenses granted to Janssen expire on a country-by-country basis upon the later of (i) the expiration of the last patent claiming the product in such country or (ii) fifteen years after the date of the first commercial sale of the product in such country, provided that in no event will the license granted to Janssen expire later than the twentieth anniversary of the first commercial sale of the product in such country, with the exception of certain countries where the fifteen-year limitation shall pertain regardless. After expiration, Janssen retains a non-exclusive, royalty-free license to manufacture, use and sell RISPERDAL CONSTA. We exclusively manufacture RISPERDAL CONSTA for commercial sale. Under our manufacturing and supply agreement with Janssen, we record manufacturing revenues when product is shipped to Janssen, based on 7.5% of Janssen's net unit sales price for RISPERDAL CONSTA for the calendar year.

        The manufacturing and supply agreement terminates on expiration of the license agreements. In addition, either party may terminate the manufacturing and supply agreement upon a material breach by the other party, which is not resolved within 60 days after receipt of a written notice specifying the material breach or upon written notice in the event of the other party's insolvency or bankruptcy. Janssen may terminate the agreement upon six months' written notice to us. In the event that Janssen terminates the manufacturing and supply agreement without terminating the license agreements, the royalty rate payable to us on Janssen's net sales of RISPERDAL CONSTA would increase from 2.5% to 5.0%.

INVEGA SUSTENNA/XEPLION

        Under our license agreement with Janssen Pharmaceutica N.V., we granted Janssen a worldwide exclusive license under our NanoCrystal technology to develop, commercialize and manufacture INVEGA SUSTENNA/XEPLION and related products.

        Under our license agreement, we receive certain development milestone payments from Janssen and tiered royalty payments between 5% and 9% of INVEGA SUSTENNA net sales in each country where the license is in effect, with the exact royalty percentage determined based on worldwide net sales. These royalty payments may be reduced in any country based on lack of patent coverage or patent litigation, or where competing products achieve certain minimum sales thresholds. The licenses granted to Janssen expire on a country-by-country basis upon the later of (i) March 31, 2019 or (ii) the expiration of the last of the patents claiming the product in such country. After expiration, Janssen retains a non-exclusive, royalty-free license to develop, manufacture and commercialize the products.

        Janssen may terminate the license agreement in whole or in part upon three months' notice to us. We and Janssen have the right to terminate the agreement upon a material breach of the other party, which is not cured within a certain time period or upon the other party's bankruptcy or insolvency.

Acorda

        Under an amended and restated license agreement, we granted Acorda an exclusive worldwide license to use and sell and, solely in accordance with our supply agreement, to make or have made, AMPYRA/FAMPYRA. Under our license agreement with Acorda, we receive certain commercial and development milestone payments, license revenues and a royalty of approximately 10% based on sales of AMPYRA/FAMPYRA by Acorda or its sub-licensee, Biogen Idec. This royalty payment may be reduced in any country based on lack of patent coverage, competing products achieving certain minimum sales thresholds, and whether Alkermes manufactures the product.

        Acorda has the right to terminate the license agreement upon 90 days' written notice. We have the right to terminate the license agreement for countries in which Acorda fails to launch a product within a specified time after obtaining the necessary regulatory approval or fails to file regulatory approvals within a commercially reasonable time after completion and receipt of positive data from all preclinical and clinical studies required for filing a marketing authorization application. If we terminate Acorda's license in any country, we are entitled to a license from Acorda of its patent rights and know-how relating to the product as well as the related data, information and regulatory files, and to market the product in the applicable country, subject to an initial payment equal to Acorda's cost of developing such data, information and regulatory files and to ongoing royalty payments to Acorda. Subject to the termination of the license agreement, licenses granted under the license agreement terminate on a country-by-country basis on the later of (i) September 2018 or (ii) the expiration of the last to expire of our patents or the existence of a threshold level of competition in the marketplace.

        Under our commercial manufacturing supply agreement with Acorda, we manufacture and supply AMPYRA/FAMPYRA for Acorda (and its sub-licensees). Under the terms of the agreement, Acorda may obtain up to 25% of its total annual requirements of product from a second source manufacturer. We receive royalties equal to 8% of net selling price for all product manufactured by us and a compensating payment for product manufactured and supplied by a third party. We may terminate the supply agreement upon 12 months' prior written notice to Acorda, and either party may terminate the supply agreement following a material and uncured breach of the supply or license agreement or the entry into bankruptcy or dissolution proceedings of the other party. In addition, subject to early termination of the supply agreement noted above, the supply agreement terminates upon the expiry or termination of the license agreement.

        In January 2011, we entered into a development and supplemental agreement to our amended and restated license agreement with Acorda. Under the terms of this agreement, we granted Acorda the right, either with us or with a third party, in each case in accordance with certain terms and conditions, to develop new formulations of dalfampridine or other aminopyridines. Under the terms of the agreement, Acorda has the right to select either a formulation developed by us or by a third party for commercialization. If Acorda selects and commercializes a formulation developed by us, we are entitled to development fees, milestone payments (for new indications if not previously paid), license revenues and royalties in accordance with our amended and restated license agreement, and either manufacturing fees as a percentage of net selling price for product manufactured by us or compensating fees for product manufactured by third parties. If Acorda selects a formulation not developed by us, then we will be entitled to various compensation payments and have the first option to manufacture such third-party formulation. The agreement expires upon the expiry or termination of the 2003 license agreement or may be earlier terminated by either party following an uncured breach of the agreement by the other party.

        Acorda's financial obligations under this development and supplemental agreement continue for a minimum of ten years from the first commercial sale of such new formulation, and may extend for a longer period of time, depending on the intellectual property rights protecting the formulation, regulatory exclusivity and/or the absence of significant market competition. These financial obligations survive termination.

Amylin

        In May 2000, we entered into a development and license agreement with Amylin for the development of exendin products falling within the scope of our patents, which includes the once-weekly formulation of exenatide, BYDUREON. Pursuant to the development and license agreement, Amylin has an exclusive, worldwide license to our polymer-based microsphere technology for the development and commercialization of injectable extended-release formulations of exendins and other related compounds. We receive funding for research and development and milestone payments consisting of cash and warrants for Amylin common shares upon achieving certain development and commercialization goals and will also receive royalty payments based on future product sales, if any. In October 2005 and in July 2006, we amended the development and license agreement. Under the amended agreement, we are responsible for formulation and are principally responsible for non-clinical development of any products that may be developed pursuant to the agreement and for manufacturing these products for use in early-phase clinical trials.

        Amylin is responsible for commercializing exenatide products, including BYDUREON, in the U.S. and for U.S. regulatory matters relating to BYDUREON. Lilly, Amylin's former worldwide collaboration partner with respect to exenatide products, continues to have exclusive rights to commercialize exenatide products outside of the U.S. until December 31, 2013 or such earlier date as agreed by the parties pursuant to the terms of their transition agreement, following which Amylin will have such exclusive rights. Subject to these arrangements with Lilly, Amylin is responsible for conducting clinical trials, securing regulatory approvals and marketing any products resulting from the collaboration on a worldwide basis.

        In conjunction with the 2005 amendment of the development and license agreement with Amylin, we reached an agreement regarding Amylin's construction of a manufacturing facility for BYDUREON and certain technology transfer related thereto. The facility and technology transfer of our manufacturing processes was completed in 2009. Amylin will be responsible for the manufacture of BYDUREON and will operate the facility.

        Until December 31, 2021, we will receive royalties equal to 8% of net sales from the first 40 million units of BYDUREON sold in any particular year and 5.5% of net sales from units sold beyond the first 40 million units for that year. Thereafter, during the term of the development and license agreement, we will receive royalties equal to 5.5% of net sales of products sold. We received a $7.0 million milestone payment in July 2011 upon the first commercial sale of BYDUREON in the EU, and we received a $7.0 million milestone payment upon the first commercial sale of BYDUREON in the U.S. BYDUREON was launched in the U.S. in February 2012.

        The development and license agreement terminates on the later of (i) 10 years from the first commercial sale of the last of the products covered by the development and license agreement, or (ii) the expiration or invalidation of all of our patents covering such product. Upon termination, all licenses become non-exclusive and royalty-free. Amylin may terminate the development and license agreement for any reason upon 180 days' written notice to us. In addition, either party may terminate the development and license agreement upon a material default or breach by the other party that is not cured within 60 days after receipt of written notice specifying the default or breach.

Cilag

        In December 2007, we entered into a license and commercialization agreement with Cilag to commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence in Russia and other countries in the CIS. Under the terms of the agreement, Cilag has primary responsibility for securing all necessary regulatory approvals for VIVITROL, and Janssen-Cilag, an affiliate of Cilag, commercializes the product. Under the terms of the agreement, we granted an exclusive license to Janssen-Cilag to use and sell VIVITROL in Russia and certain other countries in the CIS for the treatment of alcohol and opioid abuse/dependence. We are responsible for the manufacture of VIVITROL and receive manufacturing and royalty revenues based upon product sales.

        Cilag has paid us $6.0 million to date in nonrefundable payments, and our agreement provides that we could be eligible for up to an additional $33.0 million in milestone payments upon the receipt of regulatory approvals for the product, the occurrence of certain agreed-upon events and the achievement of certain VIVITROL sales levels.

        Commencing five years after the effective date of the agreement, Cilag will have the right to terminate the agreement at any time by providing 90 days' written notice to us, subject to certain continuing rights and obligations between the parties. Cilag will also have the right to terminate the agreement at any time upon 90 days' written notice to us if a change in the pricing and/or reimbursement of VIVITROL in Russia and other countries of the CIS has a material adverse effect on the underlying economic value of commercializing the product such that it is no longer reasonably profitable to Cilag. In addition, either party may terminate the agreement upon a material breach by the other party, which is not cured within 90 days after receipt of written notice specifying the material breach or, in certain circumstances, a 30-day extension of that period.

Proprietary Product Platforms

        Our proprietary product platforms, which include technologies owned and exclusively licensed to us, address several important development opportunities. We have used these technologies as platforms to establish drug development, clinical development and regulatory expertise.

  Injectable Extended-Release Microsphere Technology

        Our injectable extended-release technology allows us to encapsulate small molecule pharmaceuticals, peptides and proteins, in microspheres made of common medical polymers. The technology is designed to enable novel formulations of pharmaceuticals by providing controlled, extended release of drugs over time. Drug release from the microsphere is controlled by diffusion of the drug through the microsphere and by biodegradation of the polymer. These processes can be modulated through a number of formulation and fabrication variables, including drug substance and microsphere particle sizing and choice of polymers and excipients.

  LinkeRx Technology

        The long-acting LinkeRx technology platform is designed to enable the creation of extended-release injectable versions of antipsychotic therapies and may also be useful in other disease areas in which long action may provide therapeutic benefits. The technology uses proprietary linker-tail chemistry to create New Molecular Entities ("NMEs") derived from known agents. These NMEs are designed to have improved clinical utility, manufacturing and ease-of-use compared to other long-acting medications.

  NanoCrystal Technology

        Our NanoCrystal technology is applicable to poorly water-soluble compounds and involves formulating and stabilizing drugs into particles that are nanometers in size. A drug in NanoCrystal form can be incorporated into a range of common dosage forms and administration routes, including tablets, capsules, inhalation devices and sterile forms for injection, with the potential for enhanced oral bioavailability; increased therapeutic effectiveness; reduced/eliminated fed/fasted variability; and sustained duration of intravenous/intramuscular release.

  Oral Controlled Release Technology Platform

        Our OCR technologies are used to formulate, develop and manufacture oral dosage forms of pharmaceutical products that improve and control the release characteristics and efficacy of standard dosage forms.

        Our OCR platform includes technologies for tailored pharmacokinetic profiles including SODAS® technology, IPDAS® technology, CODAS® technology and the MXDAS® drug absorption system, each as described below.

  •
  SODAS Technology:    SODAS (Spheroidal Oral Drug Absorption System) technology involves producing uniform spherical beads of 1 mm to 2 mm in diameter containing drug plus excipients and coated with product-specific modified-release polymers. Varying the nature and combination of polymers within a selectively permeable membrane enables varying degrees of modified release depending upon the required product profile.

  •
  CODAS Technology:    CODAS (Chronotherapeutic Oral Drug Absorption System) enables the delayed onset of drug release incorporating the use of specific polymers, resulting in a drug release profile that more accurately complements circadian patterns.

  •
  IPDAS Technology:    IPDAS (Intestinal Protective Drug Absorption System) technology conveys gastrointestinal protection by a wide dispersion of drug candidates in a controlled and gradual manner, through the use of numerous high-density controlled-release beads compressed into a tablet form. Release characteristics are modified by the application of polymers to the micro matrix and subsequent coatings, which form a rate-limiting semi-permeable membrane.

  •
  MXDAS Technology:    MXDAS (Matrix Drug Absorption System) formulates the drug candidate in a hydrophilic matrix and incorporates one or more hydrophilic matrix-forming polymers into a solid oral dosage form, which controls the release of drug through a process of diffusion and erosion in the gastrointestinal tract.

Manufacturing and Product Supply

        We own and occupy manufacturing, office and laboratory facilities in Wilmington, Ohio; Athlone, Ireland; and Gainesville, Georgia. We either purchase active drug product from third parties or receive it from our third-party collaborators to formulate product using our technologies. The manufacture of our product for clinical trials and commercial use is subject to cGMP and other regulatory agency regulations. Our manufacturing and development capabilities include formulation through process development, scale-up and full-scale commercial manufacturing and specialized capabilities for the development and manufacturing of controlled substances.

        Although some materials for our drug products are currently available from a single source or a limited number of qualified sources, we attempt to acquire an adequate stock of such materials, establish alternative sources and/or negotiate long-term supply arrangements. We believe we do not have any significant issues obtaining suppliers. However, we cannot be certain that we will continue to be able to obtain long-term supplies of our manufacturing materials.

        Our third-party service providers involved in the manufacture of our products are subject to inspection by the FDA or comparable agencies in other jurisdictions. Any delay, interruption or other issues that arise in the acquisition of active pharmaceutical ingredients ("API"), manufacture, fill-finish, packaging, or storage of our products or product candidates, including as a result of a failure of our facilities or the facilities or operations of third parties to pass any regulatory agency inspection, could significantly impair our ability to sell our products or advance our development efforts, as the case may be. For information about risks relating to the manufacture of our products and product candidates, see "Risk Factors" and specifically those sections entitled "—Our revenues largely depend on the actions of our third party collaborators, and if they are not effective, our revenues could be materially adversely affected," "—We are subject to risks related to the manufacture of our products," "—We rely on third parties to provide services in connection with the manufacture and distribution of our products," "—If we or our third party providers fail to meet the stringent requirements of governmental regulation in the manufacture of our products, we could incur substantial remedial costs and a reduction in sales and/or revenues" and "—We rely heavily on collaborative partners to develop and commercialize our products."

  Commercial Products

        We manufacture RISPERDAL CONSTA, VIVITROL and polymer for BYDUREON in our Wilmington, Ohio facility. We are currently operating two RISPERDAL CONSTA lines and one VIVITROL line at commercial scale. Janssen has granted us an option, exercisable upon 30 days' advance written notice, to purchase the most recently constructed and validated RISPERDAL CONSTA manufacturing line at its then-current net book value. We source our packaging operations for VIVITROL to a third-party contractor. Janssen is responsible for packaging operations for RISPERDAL CONSTA. The facility has been inspected by U.S., European, Japanese, Brazilian and Saudi Arabian regulatory authorities for compliance with required cGMP standards for continued commercial manufacturing.

        We manufacture AMPYRA/FAMPYRA, NAPRELAN, LUVOX CR, RAPAMUNE and other products in our Athlone, Ireland facility. The facility has been inspected by U.S., Irish and Mexican regulatory authorities for compliance with required cGMP standards for continued commercial manufacturing.

        We manufacture FOCALIN XR, RITALIN LA, AVINZA, VERAPAMIL and other products in our Gainesville, Georgia facility. The facility has been inspected by U.S., Danish and Brazilian regulatory authorities for compliance with required cGMP standards for continued commercial manufacturing. For more information about our manufacturing facilities, see "—Properties."

  Clinical Products

        We have established and are operating facilities with the capability to produce clinical supplies of our injectable extended-release products at our Wilmington, Ohio facility; our NanoCrystal and OCR technology products at our Athlone, Ireland facility; and our OCR technology products at our Gainesville, Georgia facility. We have also contracted with third-party manufacturers to formulate certain products for clinical use. We require that our contract manufacturers adhere to cGMP in the manufacture of products for clinical use.

  Research & Development

        We devote significant resources to research and development programs. We focus our research and development efforts on finding novel therapeutics in areas of high unmet medical need. Our research and development efforts include, but are not limited to, areas such as pharmaceutical formulation, analytical chemistry, process development, engineering, scale-up and drug optimization/delivery. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations of Alkermes" for our research and development expenditures for our prior three fiscal years.

Permits and Regulatory Approvals

        We hold various licenses in respect of our manufacturing activities conducted in Wilmington, Ohio; Athlone, Ireland; and Gainesville, Georgia. The primary licenses held in this regard are FDA Registrations of Drug Establishment and Drug Enforcement Administration ("DEA"), Controlled

Substance Registration. We also hold a Manufacturers Authorisation (No. M516), an Investigational Medicinal Products Manufacturers Authorisation (No. IMP008) and Certificates of Good Manufacturing Practice Compliance of a Manufacturer (Ref. 2010-096 and 2010-097) from the Irish Medicines Board ("IMB") in respect of our Athlone facility, and a number of Controlled Substance Licenses granted by the Minister for Health and Children in Ireland. Due to certain U.S. state law requirements, we also hold certain state licenses to cover distribution activities through certain states and not in respect of any manufacturing activities conducted in those states.

        We do not generally act as the product authorization holder for products incorporating our drug delivery technologies that have been developed on behalf of a collaborator. In such cases, our collaborator would hold the relevant authorization from the FDA or other national regulator, and we would support this authorization by furnishing a copy of the Drug Master File ("DMF"), or the chemistry, manufacturing and controls data to the relevant regulator to prove adequate manufacturing data in respect of the product. We would generally update this information annually with the relevant regulator. In other cases where we are developing proprietary product candidates, such as VIVITROL, we may hold the appropriate regulatory documentation ourselves.

Marketing, Sales and Distribution

        We focus our sales and marketing efforts on specialist physicians in private practice and in public treatment systems. We use customary pharmaceutical company practices to market our product and to educate physicians, such as sales representatives calling on individual physicians, advertisements, professional symposia, selling initiatives, public relations and other methods. We provide customer service and other related programs for our product, such as product-specific websites, insurance research services and order, delivery and fulfillment services. Our sales force for VIVITROL in the U.S. consists of approximately 70 individuals. VIVITROL is sold directly to pharmaceutical wholesalers, specialty pharmacies and a specialty distributor. Product sales of VIVITROL during the fiscal year ended March 31, 2012, to McKesson Corporation, AmerisourceBergen Drug Corporation, CVS Caremark Corporation and Cardinal Health ("Cardinal"), represented approximately 19%, 16%, 14% and 13%, respectively, of total VIVITROL sales.

        Effective April 1, 2009, we entered into an agreement with Cardinal Health Specialty Pharmaceutical Services ("Cardinal SPS"), a division of Cardinal, to provide warehouse, shipping and administrative services for VIVITROL. Our expectation for fiscal year 2013 is to continue to distribute VIVITROL through Cardinal SPS.

        Under our collaboration agreements with Janssen, Cilag, Amylin, Acorda and other collaboration partners, these companies are responsible for the commercialization of any products developed thereunder if and when regulatory approval is obtained.

Competition

        We face intense competition in the development, manufacture, marketing and commercialization of our products and product candidates from many and varied sources, such as academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other companies with similar technologies. Some of these competitors are also our collaborative partners, who control the commercialization of products for which we receive manufacturing and royalty revenues. These competitors are working to develop and market other systems, products, vaccines and other methods of preventing or reducing disease, and new small-molecule and other classes of drugs that can be used with or without a drug delivery system.

        The biotechnology and pharmaceutical industries are characterized by intensive research, development and commercialization efforts and rapid and significant technological change. Many of our competitors are larger and have significantly greater financial and other resources than we do. We expect our competitors to develop new technologies, products and processes that may be more effective than those we develop. The development of technologically improved or different products or technologies may make our product candidates or product platforms obsolete or noncompetitive before we recover expenses incurred in connection with their development or realize any revenues from any commercialized product.

        There are other companies developing extended-release product platforms. In many cases, there are products on the market or in development that may be in direct competition with our products or product candidates. In addition, we know of new chemical entities that are being developed that, if successful, could compete against our product candidates. These chemical entities are being designed to work differently than our product candidates and may turn out to be safer or to be more effective than our product candidates. Among the many experimental therapies being tested around the world, there may be some that we do not now know of that may compete with our proprietary product platforms or product candidates. Our collaborative partners could choose a competing technology to use with their drugs instead of one of our product platforms and could develop products that compete with our products.

        With respect to our proprietary injectable product platform, we are aware that there are other companies developing extended-release delivery systems for pharmaceutical products. RISPERDAL CONSTA and INVEGA SUSTENNA may compete with a number of other injectable products including ZYPREXA® RELPREVV® ((olanzapine) For Extended Release Injectable Suspension), which is marketed and sold by Lilly in the U.S., the EU and Australia/New Zealand, and other products currently in development, including a once-monthly injectable formulation of ABILIFY® (aripiprazole) developed by Otsuka Pharmaceutical Co., Ltd., ("Otsuka") which is currently under FDA review. RISPERDAL CONSTA and INVEGA SUSTENNA may also compete with new oral compounds currently on the market or being developed for the treatment of schizophrenia.

        In the treatment of alcohol dependence, VIVITROL competes with CAMPRAL® (acamprosate calcium) sold by Forest Laboratories and ANTABUSE® sold by Odyssey as well as currently marketed drugs also formulated from naltrexone. Other pharmaceutical companies are developing product candidates that have shown some promise in treating alcohol dependence and that, if approved by the FDA, would compete with VIVITROL.

        In the treatment of opioid dependence, VIVITROL competes with methadone, oral naltrexone, and SUBOXONE® (buprenorphone HCl/naloxone HCl dehydrate sublingual tablets), SUBOXONE® (buprenorphone/naloxone) Sublingual Film, and SUBUTEX® (buprenorphine HCl sublingual tablets), each of which is marketed and sold by Reckitt Benckiser Pharmaceuticals, Inc. in the U.S. It also competes with other buprenorphine-based products on the market. Other pharmaceutical companies are developing product candidates that have shown promise in treating opioid dependence and that, if approved by the FDA, would compete with VIVITROL.

        BYDUREON competes with established therapies for market share. Such competitive products include sulfonylureas, metformin, insulins, thiazolidinediones, glinides, dipeptidyl peptidase type IV inhibitors, insulin sensitizers, alpha-glucosidase inhibitors and sodium-glucose transporter-2 inhibitors. BYDUREON also competes with other glucagon-like peptide-1 ("GLP-1") agonists, including VICTOZA® (liraglutide (rDNA origin) injection), which is marketed and sold by Novo Nordisk A/S. Other pharmaceutical companies are developing product candidates for the treatment of type 2 diabetes that, if approved by the FDA, could compete with BYDUREON.

        AMPYRA/FAMPYRA is, to our knowledge, the first product that is approved as a treatment to improve walking in patients with MS. However, there are a number of FDA-approved therapies for MS disease management that seek to reduce the frequency and severity of exacerbations or slow the accumulation of physical disability for people with certain types of MS. These products include AVONEX® from Biogen Idec, BETASRON® from Bayer HealthCare Pharmaceuticals, COPAXONE®

from Teva Pharmaceutical Industries Ltd., REBIF® from Merck Serono, TYSABRI® from Biogen Idec and Elan, and GILENYA™ and EXTAVIA® from Novartis AG.

        With respect to our NanoCrystal technology, we are aware that other technology approaches similarly address poorly water soluble drugs. These approaches include nanoparticles, cyclodextrins, lipid-based self-emulsifying drug delivery systems, dendrimers and micelles, among others, any of which could limit the potential success and growth prospects of products incorporating our NanoCrystal technology. In addition, there are many competing technologies to our OCR technology, some of which are owned by large pharmaceutical companies with drug delivery divisions and other smaller drug delivery specific companies.

Patents and Proprietary Rights

        Our success will be dependent, in part, on our ability to obtain and maintain patent protection for our product candidates and those of our collaborators, to maintain trade secret protection and to operate without infringing upon the proprietary rights of others. We have a proprietary portfolio of patent rights and exclusive licenses to patents and patent applications. We have filed numerous patent applications in the U.S. and in other countries directed to compositions of matter as well as processes of preparation and methods of use, including applications relating to each of our delivery technologies. We own more than 200 issued U.S. patents. In the future, we plan to file additional patent applications in the U.S. and in other countries directed to new or improved products and processes. We intend to file additional patent applications when appropriate and defend our patent position aggressively.

        Our OCR technology is protected by a patent estate including patents and patent applications filed worldwide. Some of our OCR patent families are product specific whereas others cover generic delivery platforms (e.g. different release profiles, taste masking, etc.). The latest of the patents covering AMPYRA/FAMPYRA, which incorporates our OCR technology, expires in 2027 in the U.S. and 2025 in Europe.

        Our NanoCrystal technology patent portfolio contains a number of patents granted throughout the world, including the U.S. and countries outside of the U.S. We also have a significant number of pending patent applications covering our NanoCrystal technology. The latest of the patents covering INVEGA SUSTENNA expires in 2019 in the U.S. and 2018 in the EU. Additional pending applications may provide a longer period of patent coverage, if granted.

        We have filed patents worldwide that cover our microsphere technology and have a significant number of patents and pending patent applications covering our microsphere technology. The latest of our patents covering VIVITROL, RISPERDAL CONSTA and BYDUREON expire in 2029, 2023 and 2025 in the U.S., respectively, and 2021, 2021 and 2024 in Europe, respectively.

        We have exclusive rights through licensing agreements with third parties to issued U.S. patents, a number of U.S. patent applications and corresponding patents outside the U.S. and patent applications in many countries, subject in certain instances to the rights of the U.S. government to use the technology covered by such patents and patent applications. Under certain licensing agreements, we are responsible for patent expenses, and we pay annual license fees and/or minimum annual royalties. In addition, under these licensing agreements, we are obligated to pay royalties on future sales of products, if any, covered by the licensed patents.

        We know of several U.S. patents issued to other parties that may relate to our products and product candidates. The manufacture, use, offer for sale, sale or import of some of our product candidates might be found to infringe on the claims of these patents. A party might file an infringement action against us. The cost of defending such an action is likely to be high, and we might not receive a favorable ruling.

        We also know of patent applications filed by other parties in the U.S. and various other countries that may relate to some of our product candidates if issued in their present form. The patent laws of the U.S. and other countries are distinct, and decisions as to patenting, validity of patents and infringement of patents may be resolved differently in different countries. If patents are issued to any of these applicants, we or our collaborators may not be able to manufacture, use, offer for sale or sell some of our product candidates without first getting a license from the patent holder. The patent holder may not grant us a license on reasonable terms, or it may refuse to grant us a license at all. This could delay or prevent us from developing, manufacturing or selling those of our product candidates that would require the license.

        We try to protect our proprietary position by filing patent applications in the U.S. and in other countries related to our proprietary technology, inventions and improvements that are important to the development of our business. Because the patent position of biotechnology and pharmaceutical companies involves complex legal and factual questions, enforceability of patents cannot be predicted with certainty. The ultimate degree of patent protection that will be afforded to biotechnology products and processes, including ours, in the U.S. and in other important markets, remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts and lawmakers in these countries. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed outside the scope of our patents. The laws of certain countries do not protect our intellectual property rights to the same extent as do the laws of the U.S.

        We are involved as a plaintiff in various Paragraph IV litigations in the U.S. and similar suits in Canada and France in respect of five different products: TRICOR 145, FOCALIN XR, AVINZA, LUVOX CR and MEGACE ES.

        We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to, or independently developed by, a competitor, such event could materially adversely affect our business, results of operations, cash flows and financial condition. For more information, see "Risk Factors—Risks Related to Our Business."

        Our trademarks, including VIVITROL, are important to us and are generally covered by trademark applications or registrations in the U.S. Patent and Trademark Office and the patent or trademark offices of other countries. Our partnered products also use trademarks that are owned by our partners, such as the marks RISPERDAL CONSTA and INVEGA SUSTENNA, which are trademarks of Johnson & Johnson Corp., BYDUREON, which is a trademark of Amylin, and AMPYRA and FAMPYRA, which are trademarks of Acorda. Trademark protection varies in accordance with local law, and continues in some countries as long as the mark is used and in other countries as long as the mark is registered. Trademark registrations generally are for fixed but renewable terms.

Employees

        As of May 10, 2012, we had approximately 1,200 full-time employees. A significant number of our management and professional employees have prior experience with pharmaceutical, biotechnology or medical product companies. We believe that we have been successful in attracting skilled and experienced scientific and senior management personnel; however, competition for such personnel is intense. None of our employees is covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Review of the Performance of the Business

Overview

        For the year ended March 31, 2012, we reported $390.0 million in revenues, which included the revenues generated from products associated with the former EDT business, and represented an increase of more than 109% over the year ended March 31, 2011 compared to those for Old Alkermes. Revenues from our five key products accounted for 60% of our total consolidated revenues for the year ended March 31, 2012.

        For the year ended March 31, 2012, total expenses increased by $246.0 million, as compared to the year ended March 31, 2011, due primarily to the addition of EDT. Expenses from the EDT business were $175.0 million for the year ended March 31, 2012, and we incurred $29.1 million during the year ended March 31, 2012 related to the EDT acquisition, which consisted primarily of banking, legal and accounting services.

        On September 16, 2011, we entered into the Term Loans with MSSF and HSBC. The $310.0 million First Lien Term Loan has an initial applicable margin for borrowings of three-month LIBOR plus 5.25%, was issued with an original issue discount of $3.1 million and has a term of six years. The $140.0 million Second Lien Term Loan has an initial applicable margin for borrowings of three-month LIBOR plus 8.00%, was issued with an original issue discount of $2.8 million, and has a term of seven years. Under each of the Term Loans, LIBOR is subject to an interest rate floor of 1.50%. Required quarterly principal payments of $0.8 million on the First Lien Term Loan began during the three months ended March 31, 2012. In addition, beginning in fiscal year 2013, we are required to make principal payments on the First Lien Term Loan for amounts up to 50% of excess cash flows as defined in the First Lien Term Loan credit agreement. The principal amount of the Second Lien Term Loan is due and payable in full on the maturity date. If prepayments are made prior to September 16, 2012, we may be subject to prepayment premium of 1% of the amount of the term loans being repaid if the prepayment is made in connection with a refinancing transaction or 1% of the amount of the outstanding term loans if the prepayment is made in connection with an amendment to the agreement resulting in a refinancing transaction.

Results of Operations

Manufacturing and Royalty Revenues

	Years Ended March 31,
(in millions)	2012	2011
Manufacturing and royalty revenues:
RISPERDAL CONSTA	$168.3	$154.3
TRICOR 145	27.8	—
AMYPRA/FAMPYRA	24.6	—
RITALIN LA/FOCALIN XR	23.1	—
INVEGA SUSTENNA/XEPLION	18.0	—
VERELAN	14.2	—
BYDUREON	1.5	—
Other	48.9	2.5

Manufacturing and royalty revenues	$326.4	$156.8

        Manufacturing revenues are earned from the sale of products we manufacture for resale by our collaborative partners. Royalty revenues are earned on our collaborators' sales of products that incorporate our technologies. Royalties are generally recognized in the period the products are sold by our collaborators.

        Under our RISPERDAL CONSTA supply and license agreements with Janssen, we earned manufacturing revenues at 7.5% of Janssen's unit net sales price of RISPERDAL CONSTA and royalty revenues at 2.5% Janssen's net sales of RISPERDAL CONSTA in the fiscal years ending March 31, 2012 and 2011. The increase in RISPERDAL CONSTA manufacturing and royalty revenues for the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to an 8% increase in the number of units shipped to Janssen and a 1% increase in royalties. The increase in royalties was due to an increase in Janssen's end-market sales of RISPERDAL CONSTA from $1,525.6 million during the year ended March 31, 2011 to $1,540.3 million during the year ended March 31, 2012. Units sold in countries outside the U.S. by Janssen in the years ended March 31, 2012 and 2011 for 83% of the total units sold, respectively.

        We expect revenues from RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, our long acting atypical antipsychotic franchise, to continue to grow, as INVEGA SUSTENNA/XEPLION is launched around the world. A number of companies, including us, are working to develop products to treat schizophrenia and/or bipolar disorder that may compete with RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION. Increased competition may lead to reduced unit sales of RISPERDAL CONSTA and INVEGA SUSTENNA/XEPLION, as well as increasing pricing pressure. RISPERDAL CONSTA is covered by a patent until 2021 in the EU and 2023 in the U.S., and INVEGA SUSTENNA/XEPLION is covered by a patent until 2018 in the EU and 2019 in the U.S., and as such, we do not anticipate any generic versions in the near-term for either of these products.

        The increase in royalty revenues from TRICOR 145, AMPYRA/FAMPYRA, RITALIN LA/FOCALIN XR, INVEGA SUSTENNA/XEPLION, VERELAN and the other manufacturing and royalty revenues were primarily due to the addition of the portfolio of commercialized products from the former EDT business on September 16, 2011, which was the closing date of the Business Combination. A number of our mature products, including RITALIN LA and VERELAN, are currently facing generic competition and TRICOR 145 and FOCALIN XR will face generic competition in FY'13. As a result, we expect sales of these products to decline over the next few fiscal years.

        We expect AMPYRA/FAMPYRA sales to continue to grow as Acorda continues to penetrate the U.S. market with AMPYRA and Biogen Idec continues to launch FAMPYRA in the rest of the world. AMPYRA is covered by a patent until 2027 in the U.S. and FAMPYRA is covered by a patent until 2025 in the EU, and as such, we do not anticipate any generic versions of these products in the near-term. A number of companies are working to develop products to treat multiple sclerosis that may compete with AMPYRA/FAMPYRA, which may negatively impact future sales of the products.

Product Sales, Net

        Our product sales consist of sales of VIVITROL in the U.S. to wholesalers, specialty distributors and specialty pharmacies. The following table presents the adjustments to arrive at VIVITROL product sales, net for sales of VIVITROL in the U.S. during the years ended March 31, 2012 and 2011:

	Year Ended March 31, 2012		Year Ended March 31, 2011
(in millions)	Amount	% of Sales	Amount	% of Sales
Product sales, gross	$57.6	100.0%	$39.3	100.0%
Adjustments to product sales, gross:
Medicaid rebates	(4.6)	(8.0)%	(3.1)	(8.0)%
Chargebacks	(4.1)	(7.1)%	(2.4)	(6.1)%
Wholesaler fees	(3.0)	(5.2)%	(2.2)	(5.6)%
Reserve for inventory in the channel(1)	(1.3)	(2.3)%	(0.8)	(2.0)%
Other	(3.4)	(5.9)%	(1.9)	(4.8)%

Total adjustments	(16.4)	(28.5)%	(10.4)	(26.5)%

Product sales, net	$41.2	71.5%	$28.9	73.5%

(1)
Our reserve for stock in the channel is an estimate that reflects the deferral of the recognition of revenue on shipments of VIVITROL to our customers until the product has left the distribution channel as we do not yet have the history to reasonably estimate returns related to these shipments. We estimate that product shipments out of the distribution channel through data provided by external sources, including information on stock levels provided by our customers as well as prescription information.

        The increase in product sales, gross for the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to a 34% increase in the number of units sold into the distribution channel and a 9% increase in price. The increases in chargebacks during the year ended March 31, 2012, as compared to the year ended March 31, 2011 was primarily due to the increase in the price of VIVITROL and increased 340B/PHS pricing discounts.

        We expect VIVITROL sales to continue to grow as we continue to penetrate the opioid dependence indication market in the U.S. In addition, we anticipate that Janssen-Cilag will increase sales of VIVITROL in Russia and the CIS, which are recorded as manufacturing and royalty revenues, and there exists the potential to launch the product in other countries around the world. A number of companies, including us, are working to develop products to treat addiction, including alcohol and opioid dependence, that may compete with VIVITROL, which may negatively impact future sales of VIVITROL. Increased competition may lead to reduced unit sales of VIVITROL, as well as increasing pricing pressure. VIVITROL is covered by a patent that will expire in the U.S. in 2029 and in Europe in 2021 and, as such, we do not anticipate any generic versions of this product in the near-term.

Research and Development Revenue

	Years Ended March 31,
(in millions)	2012	2011
Research and development programs:
BYDUREON	$14.1	$0.6
Other	8.2	0.3

Research and development revenue	$22.3	$0.9

        R&D revenue is generally earned for services performed and milestones achieved under arrangements with our collaborators. The increase in R&D revenue for the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to $14.0 million in BYDUREON milestone payments we received during the year. Under our agreement with Amylin, we received a $7.0 million milestone payment related to the first commercial sale of BYDUREON in the EU and a $7.0 million milestone payment related to the first commercial sale of BYDUREON in the U.S. During the year ended March 31, 2012, we also received a $3.0 million milestone payment upon receipt of regulatory approval for VIVITROL in Russia for the opioid dependence indication.

Costs and Expenses

Cost of Goods Manufactured and Sold

	Years Ended March 31,
(in millions)	2012	2011
Cost of goods manufactured and sold	$127.6	$52.2

        The increase in cost of goods manufactured and sold in the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to the addition of $70.0 million of cost of goods manufactured from the addition of EDT's portfolio of commercialized products and a $3.0 million increase in VIVITROL cost of goods manufactured and sold primarily due to an increase in the number of units sold. We expect an increase in cost of goods manufactured and sold in fiscal year 2013, as compared to fiscal year 2012, as a result of the inclusion of a full year of operations from the former EDT business as well as from an increase in production volumes to support higher sales of AMPYRA/FAMPYRA and VIVITROL, as well as various other contract manufacturing activities.

Research and Development Expense

	Years Ended March 31,
(in millions)	2012	2011
Research and development	$141.9	$97.2

        The increase in R&D expense in the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to the addition of $15.5 million of R&D expense for the former EDT business, and an increase in the following expenses from the Old Alkermes business: $13.6 million in clinical study and laboratory expense; $6.8 million in professional service expense; and $9.9 million in employee-related expense, partially offset by a $2.8 million decrease in license and collaboration fees. The increase in clinical study, laboratory and professional service expense was primarily due to increased activity related to our ALKS 37 and ALKS 9070 development programs, and the increase in employee-related expense is primarily due to an increase in headcount within the Old Alkermes business and share-based compensation expense as recent equity grants were awarded with a higher grant-date fair value than older grants. The decrease in license and collaboration fees was primarily due to a decrease in expense under a collaboration agreement with Acceleron Pharma, Inc. ("Acceleron").

        We expect a modest increase in R&D expense in the year ended March 31, 2013 primarily due to increased R&D investment as certain of our key development programs, notably ALKS 9070, ALKS 37 and ALKS 5461 continue to advance through the pipeline and due to the inclusion of a full year of operations from the former EDT business.

        A significant portion of our R&D expenses (including laboratory supplies, travel, dues and subscriptions, recruiting costs, temporary help costs, consulting costs and allocable costs such as occupancy and depreciation) are not tracked by project as they benefit multiple projects or our technologies in general. Expenses incurred to purchase specific services from third parties to support our collaborative R&D activities are tracked by project and are reimbursed to us by our partners. We generally bill our partners under collaborative arrangements using a negotiated Full Time Equivalent ("FTE"), or hourly rate. This rate has been established by us based on our annual budget of employee compensation, employee benefits and the billable non-project-specific costs mentioned above and is generally increased annually based on increases in the consumer price index. Each collaborative partner is billed using a negotiated FTE or hourly rate for the hours worked by our employees on a particular project, plus direct external costs, if any. We account for our R&D expenses on a departmental and functional basis in accordance with our budget and management practices.

Selling, General and Administrative Expense

	Years Ended March 31,
(in millions)	2012	2011
Selling, general and administrative	$137.6	$82.8

        The increase in selling, general and administrative ("SG&A") costs for the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to an increase of $24.7 million in professional service expense, $8.0 million in employee-related expenses and $3.0 million in marketing expense from the Old Alkermes business, as well as the addition of $18.3 million of SG&A expense for the former EDT business. The increase in professional service was primarily due to costs incurred in connection with the Business Combination. The increase in employee-related expense was primarily due to an increase in headcount and share-based compensation expense as recent equity grants were awarded with a higher grant-date fair value than older grants, and the increase in marketing expenses was due to an analysis we performed to determine the marketability of our existing products and product candidates.

        We expect an increase in SG&A expense in the year ended March 31, 2013 as a result of the inclusion of a full year of operations from the former EDT business.

Amortization and Impairment of Acquired Intangible Assets

	Years Ended March 31,
(in millions)	2012	2011
Amortization and impairment of acquired intangible assets	$71.2	$—

        In connection with the Business Combination, we acquired certain amortizable intangible assets with a fair value of $643.2 million, which are expected to be amortized over 12 to 13 years. We amortize our amortizable intangible assets using the economic use method, which reflects the pattern that the economic benefits of the intangible assets are consumed as revenue is generated from the underlying patent or contract. During the year ended March 31, 2012, we had $25.4 million of amortization expense related to the intangible assets acquired as part of the Business Combination. Based upon our most recent analysis, amortization of intangible assets included within our consolidated balance sheet at March 31, 2012, is expected to be in the range of approximately $40.0 million to $70.0 million annually through fiscal year 2017.

        In connection with the Business Combination, we acquired IPR&D of $45.8 million, including Megestrol for use in Europe at a value of $28.8 million. During the fourth quarter of fiscal year 2012, and after finalization of the purchase accounting for the Business Combination, the Company identified events and changes in circumstance, such as correspondence from regulatory authorities and further clinical trial results related to three product candidates, including Megestrol for use in Europe, acquired as part of the Business Combination which indicated that the assets may be impaired. Accordingly, we performed an analysis to measure the amount of the impairment loss, if any. We performed the valuation of the IPR&D from the viewpoint of a market participant through the use of a discounted cash flow model. The model contained certain key assumptions including the cost to bring the products through the clinical trial and regulatory approval process; the gross margin a market participant would likely earn if the product were approved for sale; the cost to sell the approved product and a discount factor based on an industry average weighted average cost of capital. Based on the analysis performed, we determined that the IPR&D was impaired and recorded an impairment charge of $45.8 million within "Amortization and impairment of acquired intangible assets."

        We also acquired $92.7 million of goodwill in connection with the Business Combination, which is considered an indefinite-lived asset and is not amortized, but is subject to an annual review for impairment or when circumstances indicate the fair value may be below its carrying value. As a result of a qualitative assessment we performed as of October 31, 2011, we determined that it was not more-likely-than-not that the fair value of the reporting unit was less than its carrying amount, and an impairment of our goodwill was not recorded.

Other (Expense) Income

	Years Ended March 31,
(in millions)	2012	2011
Interest income	$1.5	$2.7
Interest expense	(28.1)	(3.3)
Other income (expense), net	0.5	(0.3)

Total other expense	$(26.1)	$(0.9)

        The increase in interest expense for the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to our entry into $450.0 million of term loan financing in July 2011. The $310.0 million First Lien Term Loan has a principal amount of $310.0 million and an interest rate of three-month LIBOR plus 5.25%, and the $140.0 million Second Lien Term Loan has a principal amount of $140.0 million and an interest rate of three-month LIBOR plus 8.00%. Under the Term Loans, three-month LIBOR is subject to an interest rate floor of 1.50%. The Term Loans became effective upon the closing of the Business Combination in September 2011. Included in interest expense during the year ended March 31, 2012 are commitment fees of $5.9 million which were incurred during the period from when we priced the Term Loans to when the Term Loans were funded.

        We expect interest expense to increase in fiscal year 2013, as fiscal year 2013 will include a full year of interest expense on the $450.0 million principal balance of the Term Loans. Beyond fiscal year

2013, we anticipate that interest expense will decrease as the Term Loans are paid down, assuming a consistent LIBOR rate.

Provision for Income Taxes

	Years Ended March 31,
(in millions)	2012	2011
Income tax benefit	$(0.7)	$(1.0)

        Our income tax benefit for the year ended March 31, 2012 consists of a current income tax provision of $14.0 million and a deferred income tax benefit of $14.7 million. The current income tax provision is primarily due to a provision of $13.1 million on the taxable transfer of the BYDUREON intellectual property from the U.S. to Ireland The deferred tax benefit is primarily due to a benefit of $4.6 million from the partial release of the Irish deferred tax liability relating to acquired intellectual property that was established in connection with the Business Combination and a benefit of $9.9 million due to the partial release of an existing U.S. Federal valuation allowance as a consequence of the Business Combination. In connection with the Business Combination, we were incorporated, and are headquartered, in Dublin, Ireland. As a result, our statutory tax rate decreased from 34% in the U.S. to 12.5% in Ireland.

        As of March 31, 2012, we had $441.4 million of Irish NOL carryforwards, $107.3 million of U.S. federal NOL carryforwards, $15.4 million of state NOL carryforwards, and $18.7 million of other foreign NOL and capital loss carryforwards, which either expire on various dates through 2032 or can be carried forward indefinitely. These loss carryforwards are available to reduce certain future Irish, U.S. and foreign taxable income, if any. These loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. These loss carryforwards, which may be utilized in any future period, may be subject to limitations based upon changes in the ownership of our shares. We have performed a review of ownership changes in accordance with the U.S. Internal Revenue Code and have determined that it is more likely than not that, as a result of the Business Combination, we have experienced a change of ownership. As a consequence, our U.S. federal NOL carryforwards and tax credit carryforwards are subject to an annual limitation of $127.0 million.

Liquidity and Capital Resources

        Our financial condition is summarized as follows:

(in millions)	March 31, 2012	March 31, 2011
Cash at bank and in-hand	$83.6	$38.4
Investments—short-term	106.8	162.9
Investments—long-term	55.7	93.4

Total cash and investments	$246.1	$294.7

Working capital	$250.0	$204.9
Outstanding borrowings—current and long-term	$444.5	$—

        Our cash flows for the years ended March 31, 2012, 2011 and 2010 were as follows:

	Years Ended March 31,
(in millions)	2012	2011
Cash at bank and in-hand, beginning of period	$38.4	$79.3
Cash (used in) operating activities	(2.5)	(5.9)
Cash (used in) provided by investing activities	(417.1)	5.6
Cash provided by (used in) financing activities	464.8	(40.6)

Cash at bank and in-hand, end of period	$83.6	$38.4

        The decrease in cash used in operating activities during the year ended March 31, 2012, as compared to the year ended March 31, 2011 was due to an increase in the amount of cash received from our customers, partially offset by an increase in the amount of cash paid to our employees and suppliers. Both the increase in cash from our customers and cash payments to our suppliers and employees is primarily due to the Business Combination. The increase in cash used by investing activities in the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to the $500.0 million of cash we paid to acquire EDT and a $7.6 million increase in cash used to acquire property, plant and equipment, partially offset by a $79.7 million increase in the net sales of investments. The increase in cash provided by financing activities during the year ended March 31, 2012, as compared to the year ended March 31, 2011, was primarily due to our entry into the Term Loans and an increase of $12.4 million in the amount of cash received related to the issuance of ordinary shares related to our share-based arrangements.

        At March 31, 2012, our investments consisted of the following:

		Gross Unrealized
	Amortized Cost			Estimated Fair Value
(in millions)		Gains	Losses
Investments—short-term	$106.7	$0.1	$—	$106.8
Investments—long-term available-for-sale	54.5	0.8	(0.8)	54.5
Investments—long-term held-to-maturity	1.2	—	—	1.2

Total	$162.4	$0.9	$(0.8)	$162.5

        Our investment objectives are, first, to preserve liquidity and conservation of capital and, second, to obtain investment income. Our available-for-sale investments consist primarily of short and long-term U.S. government and agency debt securities, debt securities issued by foreign agencies and backed by foreign governments, corporate debt securities and strategic equity investments, which include the common shares of public companies we have or had a collaborative arrangement with. Our held-to-maturity investments consist of investments that are restricted and held as collateral under certain letters of credit related to certain of our lease agreements. Our primary sources of liquidity are cash provided by past operating activities, payments we have received under R&D arrangements and other arrangements with collaborators and private placements of debt securities.

        We classify available-for-sale investments in an unrealized loss position which do not mature within the upcoming 12 months as long-term investments. We have the intent and ability to hold these investments until recovery, which may be at maturity, and it is more likely than not that we would not be required to sell these securities before recovery of their amortized cost. At March 31, 2012, we performed an analysis of our investments with unrealized losses for impairment and determined that they were temporarily impaired. At March 31, 2012, 7% of our investments were valued using unobservable, or Level 3, inputs to determine fair value as they were not actively trading and fair values could not be derived from quoted market prices. The illiquidity of our Level 3 investments does not have a material impact on our overall liquidity, operations, financial flexibility or stability.

        We expect to incur significant additional R&D costs and other costs as we expand the development of our proprietary product candidates, including costs related to preclinical studies and clinical trials. Our costs, including R&D costs for our product candidates, manufacturing, and sales, marketing and promotional expenses for any current or future products marketed by us or our collaborators, if any, may exceed revenues in the future, which may result in losses from operations. We believe that our current cash and cash equivalents and short and long-term investments, combined with anticipated revenues and anticipated interest income, will generate sufficient cash flows to meet our current anticipated liquidity and capital requirements for the foreseeable future.

        We expect to spend approximately $25.0 million during the year ended March 31, 2013 for capital expenditures. Our capital expenditures were higher in the year ended March 31, 2012, as compared to the year ended March 31, 2011, due to the addition of the former EDT business. Our capital expenditures were higher in the year ended March 31, 2010, as compared to the years ended March 31, 2011, due to the relocation of our corporate headquarters from Cambridge, Massachusetts to Waltham, Massachusetts, which occurred during the fourth quarter of the year ended March 31, 2010.

        Amounts included as construction in progress in the consolidated balance sheets primarily include costs incurred for the expansion of our manufacturing facilities in Ohio. We continue to evaluate our manufacturing capacity based on expectations of demand for our products and will continue to record such amounts within construction in progress until such time as the underlying assets are placed into service, or we determine we have sufficient existing capacity and the assets are no longer required, at which time we would recognize an impairment charge. We continue to periodically evaluate whether facts and circumstances indicate that the carrying value of these long-lived assets to be held and used may not be recoverable.

Borrowings

        At March 31, 2012, our borrowings consisted of $450.0 million of term loan financing under the Term Loans. Please refer to Note 10, Long-Term Debt, in the accompanying Notes to Consolidated Financial Statements for a discussion of our outstanding term loans.

Contractual Obligations

        The following table summarizes our obligations to make future payments under our current contracts at March 31, 2012:

Contractual Obligations	Total	Less Than One Year (Fiscal 2013)	One to Three Years (Fiscal 2014 - 2015)	Three to Five Years (Fiscal 2016 - 2017)	More than Five Years (After Fiscal 2018)
	(in thousands)
Term Loans—Principal	$449,225	$3,100	$6,200	$6,200	$433,725
Term Loans—Interest	198,228	34,094	67,561	66,723	29,850
Operating lease obligations	33,473	6,190	7,841	7,442	12,000
Purchase obligations	109,738	91,761	17,977	—	—
Capital expansion programs	5,034	5,034	—	—	—

Total contractual cash obligations	$795,698	$140,179	$99,579	$80,365	$475,575

        As the interest rate on our Term Loans is based on three-month LIBOR, we assumed LIBOR to be 1.5%, which is the LIBOR rate floor under the Term Loans for the purposes of this table. This table excludes any liabilities pertaining to uncertain tax positions as we cannot make a reliable estimate of the period of cash settlement with the respective taxing authorities. We have $0.8 million of liabilities associated with uncertain tax positions at March 31, 2012 and we expect a net reduction in our unrecognized tax benefits in the amount of $0.5 million due to the expected resolution of certain matters over the next twelve months.

        In September 2006, we entered into a license agreement with RPI which granted us exclusive rights to a family of opioid receptor compounds discovered at RPI. Under the terms of the agreement, RPI granted us an exclusive worldwide license to certain patents and patent applications relating to its compounds designed to modulate opioid receptors. We are responsible for the continued research and development of any resulting product candidates. We are obligated to pay annual fees of up to $0.2 million, and tiered royalty payments of between 1% and 4% of annual net sales in the event any products developed under the agreement are commercialized. In addition, we are obligated to make milestone payments in the aggregate of up to $9.1 million upon certain agreed-upon development events. All amounts paid to RPI to date under this license agreement have been expensed and are included in R&D expense.

        In December 2009, we entered into a collaboration and license agreement with Acceleron which granted us an exclusive license to Acceleron's proprietary long-acting Fc fusion technology platform, called the MEDIFUSIONTM technology, which is designed to extend the circulating half-life of proteins and peptides in exchange for a nonrefundable upfront payment of $2.0 million and an equity investment in Acceleron of $8.0 million and certain potential milestone payments and royalties. In addition, we reimburse Acceleron for any time, at an agreed-upon FTE rate, and materials expense Acceleron incurs on product development, and we are obligated to make developmental and sales milestone payments in the aggregate of up to $110.0 million per product in the event that certain development and sales goals are achieved. We are also obligated to make tiered royalty payments in the mid-single digits on annual net sales in the event any products developed under the agreement are commercialized. Since our initial investment in December 2009, we invested an additional $0.7 million in Acceleron. All amounts paid to Acceleron to date under this license and collaboration agreement have been expensed and are included in R&D expense, except for our $8.7 million equity investment which is included in other assets in our consolidated balance sheet at March 31, 2012.

        Due to the contingent nature of the payments under the RPI and Acceleron arrangements, we cannot predict the amount or period in which royalty, milestone and other payments may be made and accordingly they are not included in the table of contractual maturities.

Off-Balance Sheet Arrangements

        At March 31, 2012, we were not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Financial Risk Management

        We hold securities in our investment portfolio that are sensitive to market risks. Our securities with fixed interest rates may have their market value adversely impacted by a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectation due to a fall in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However, because we classify our investments in debt securities as available-for-sale, no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary. Should interest rates fluctuate by 10%, our interest income would change by approximately $0.2 million over an annual period. Due to the conservative nature of our short-term and long-term investments and our investment policy, we do not believe that we have a material exposure to interest rate risk as our investment policies specify credit quality standards for our investments and limit the amount of credit exposure from any single issue, issuer or type of investment.

        We do not believe that inflation and changing prices have had a material impact on our results of operations, and as over 83% of our investments are in debt securities issued by the U.S. government and/or agencies of developed countries, our exposure to liquidity and credit risk does not appear significant.

        In September 2011, we and certain of our subsidiaries, as guarantors, entered into the Term Loans with MSSF as administrative agent and as collateral agent, MSSF and HSBC as co-syndication agents, joint lead arrangers and joint bookrunners, and various other financial institutions, as lenders. The initial applicable margin for borrowings under the First Lien Term Loan is three-month LIBOR plus 5.25% and three-month LIBOR plus 8.00% under the Second Lien Term Loan. Under each of the Term Loans, LIBOR is subject to an interest rate floor of 1.50%. Commencing with completion of our first fiscal quarter ending after the Business Combination, the applicable margin under the First Lien Term Loan is subject to adjustment each fiscal quarter, based upon meeting a certain consolidated leverage ratio during the preceding quarter. The applicable margin under the Second Lien Term Loan is not subject to adjustment.

        In accordance with the terms of the Term Loans, we entered into two interest rate cap agreements and an interest rate swap agreement to mitigate the interest rate risk on $225.0 million principal amount of the Term Loans. One interest rate cap, with a notional amount of $65.0 million protects us if three-month LIBOR were to reach 1.78% from the date of issuance through December 3, 2012. The second interest rate cap, with a notional amount of $160.0 million protects us if three-month LIBOR were to reach 3% from the date of issuance through December 13, 2013. The interest rate swap protects us if three-month LIBOR were to reach 2.057% from December 3, 2012 through September 3, 2014. As the three-month LIBOR rate was 0.47% at March 31, 2012, the LIBOR floor under the agreement is 1.50%; and as our interest rate cap fixes our interest rate at 1.78% for $65.0 million principal amount and 3.0% for $160.0 million principal amount of our term loans, we do not expect changes in the three-month LIBOR to have a material effect on our financial statements through March 31, 2013.

        We do not use derivative financial instruments for speculative trading purposes. The counterparties to our interest rate cap and interest rate swap contracts are multinational commercial banks. We believe the risk of counterparty nonperformance is remote.

  Currency Exchange Rate Risk

        The manufacturing and royalty revenues we receive on RISPERDAL CONSTA, FAMPYRA, INVEGA SUSTENNA, TRICORE 145 and RITALIN LA are a percentage of the net sales made by our collaborative partners. A significant portion of these sales are made in countries outside the U.S. and are denominated in currencies in which the product is sold, which is predominantly the Euro. The manufacturing and royalty payments on these non-U.S. sales are calculated initially in the currency in which the sale is made and is then converted into USD to determine the amount that our partners pay us for manufacturing and royalty revenues. Fluctuations in the exchange ratio of the USD and these non-U.S. currencies will have the effect of increasing or decreasing our manufacturing and royalty revenues even if there is a constant amount of sales in non-U.S. currencies. For example, if the USD weakens against a non-U.S. currency, then our manufacturing and royalty revenues will increase given a constant amount of sales in such non-U.S. currency. For the year ended March 31, 2012, an average 10% strengthening of the USD relative to the currencies in which these products are sold would have resulted in our manufacturing and royalty revenues being reduced by approximately $11.5 million. For the year ended March 31, 2011, an average 10% strengthening of the USD relative to the currencies in which RISPERDAL CONSTA are sold would have resulted in our manufacturing and royalty revenues being reduced by approximately $8.1 million.

        As a result of the Business Combination, we incur substantial operating costs in Ireland. We face exposure to changes in the exchange ratio of the USD and the Euro arising from expenses and payables at our Irish operations that are settled in Euro. The impact of changes in the exchange ratio of the USD and the Euro on our USD denominated manufacturing and royalty revenues earned in countries other than the U.S. is partially offset by the opposite impact of changes in the exchange ratio of the USD and the Euro on operating expenses and payables incurred at our Irish operations that are settled in Euro. For the fiscal year ended March 31, 2012, an average 10% weakening in the USD relative to the Euro would have resulted in an increase to our expenses denominated in Euro of $4.7 million.

Principal Risks

        Investing in our company involves a high degree of risk. In deciding whether to invest in our ordinary shares, you should consider carefully the risks described below in addition to the financial and other information contained in this prospectus, including the matters addressed under the caption " Forward-Looking Statements." If any events described by the following risks actually occur, they could materially adversely affect our business, financial condition or operating results. This could cause the market price of our ordinary shares to decline, and could cause you to lose all or a part of your investment.

Our revenues largely depend on the actions of our third-party collaborators, and if they are not effective, our revenues could be materially adversely affected.

        The revenues from the sale of our products may fall below our expectations, the expectations of our partners or those of investors, which could have a material adverse effect on our results of operations and the price of our ordinary shares, and will depend on numerous factors, many of which are outside our control.

  RISPERDAL CONSTA, AMPYRA/FAMPYRA, BYDUREON AND INVEGA SUSTENNA/XEPLION

        While we manufacture RISPERDAL CONSTA and AMPYRA/FAMPYRA, we are not involved in the commercialization efforts for those products. RISPERDAL CONSTA is commercialized by Janssen. AMPYRA/FAMPYRA is commercialized by Acorda in the U.S. and by Biogen Idec outside the U.S. Our revenues depend on manufacturing fees and royalties we receive from Janssen, Acorda and Biogen Idec, each of which relates to sales of such products by or on behalf of our partners. Accordingly, our revenues will depend in large part on the efforts of our partners, and we will not be able to control this.

        Pursuant to our arrangements with Amylin and Janssen, we are not responsible for the clinical development, manufacture or commercialization efforts for BYDUREON or INVEGA SUSTENNA/XEPLION, respectively. In addition, in November 2011, Lilly terminated their collaboration agreement pursuant to which they collaborated in the global development and commercialization of exenatide, including BYDUREON. Historically, Lilly and Amylin jointly commercialized exenatide products in the U.S., and Lilly solely commercialized such products outside of the U.S. Commencing on November 30, 2011, however, Amylin assumed the exclusive right to commercialize exenatide products in the U.S.. While Lilly continues to have exclusive rights to commercialize exenatide products outside of the U.S. until December 31, 2013 (or such earlier date as may be agreed by Amylin and Lilly), after that time Amylin will assume the exclusive right to commercialize exenatide products outside of the U.S. as well. This transition represents the first time that Amylin will assume sole responsibility for the commercialization of exenatide products on a global basis, and we cannot assure you that Amylin will be successful in that role.

        For these and other reasons outside of our control, our revenues from the sale of RISPERDAL CONSTA, AMPYRA/FAMPYRA, BYDUREON and INVEGA SUSTENNA/XEPLION may not meet our or our partners' expectations or those of investors.

  VIVITROL

        In December 2007, we exclusively licensed the right to commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence in Russia and other countries in the CIS to Cilag. Cilag has primary responsibility for securing all necessary regulatory approvals for VIVITROL and Janssen-Cilag, an affiliate of Cilag, has full responsibility for the commercialization of the product in these countries. We receive manufacturing revenues and royalty revenues based upon product sales. Our revenues from the sale of VIVITROL in Russia and countries of the CIS may not be significant and will depend on numerous factors, many of which are outside of our control.

  REMAINING COMMERCIAL PORTFOLIO

        In addition, we are not responsible for, or involved with, the sales and marketing efforts for many of our other products and, in some instances, we are also not involved in their manufacture.

We are substantially dependent on revenues from our principal product.

        While our dependence on revenues from RISPERDAL CONSTA has decreased following the Business Combination, we still depend substantially upon continued sales of RISPERDAL CONSTA by our partner, Janssen. Any significant negative developments relating to this product, such as safety or efficacy issues, the introduction or greater acceptance of competing products, or adverse regulatory or legislative developments, would have a material adverse effect on our business, results of operations, cash flows and financial condition. Although we have developed and continue to develop additional products for commercial introduction, a decline in sales from this product would adversely affect our business.

We rely heavily on collaborative partners to develop and commercialize our products.

        Our arrangements with collaborative partners are critical to bringing our products to the market and successfully commercializing them. We rely on these parties in various respects, including providing funding for product candidate development programs; to conduct preclinical testing and clinical trials; to participate actively in, or manage, the regulatory approval process; and to commercialize our products.

        The process of establishing collaborative arrangements with third parties to develop particular products or to accelerate the development of early-stage product candidates is difficult, time-consuming and involves significant uncertainty. We face, and will continue to face, significant competition in seeking appropriate collaborative partners. If we are unable to establish and maintain collaborative arrangements on acceptable terms, we may have to delay or discontinue further development of one or more of our product candidates or manufacture, seek regulatory approval and/or undertake commercialization activities for the product at our own expense.

        Our collaborative partners may also choose to use their own or other technology to develop an alternative product and withdraw their support of our product candidate, or to compete with our jointly developed product. Alternatively, proprietary products we may develop in the future could compete directly with products we developed with our collaborative partners. Disputes may also arise between us and a collaborative partner, and may involve the ownership of technology developed during a collaboration or other issues arising out of collaborative agreements. Such a dispute could delay the related program or result in expensive arbitration or litigation, which may not be resolved in our favor.

        Most of our collaborative partners can terminate their agreements with us without cause, and we cannot guarantee that any of these relationships will continue. Failure to make or maintain these arrangements or a delay in a collaborative partner's performance, or factors that may affect a partner's sales, may materially adversely affect our business, financial condition, cash flows and results of operations.

Our revenues may be lower than expected as a result of failure by the marketplace to accept our products or for other factors.

        We cannot be assured that our products will be, or will continue to be, accepted in the U.S. or in any markets outside the U.S. or that sales of our products will not decline or cease in the future. A number of factors may cause revenues from sales of our products to grow at a slower than expected rate, or even to decrease or cease, including:

  •
  perception of physicians and other members of the healthcare community as to our products' safety and efficacy relative to that of competing products;

  •
  the cost-effectiveness of our products;

  •
  patient and physician satisfaction with our products;

  •
  the successful manufacture of our commercial products on a timely basis;

  •
  the cost and availability of raw materials necessary for the manufacture of our products;

  •
  the size of the markets for our products;

  •
  reimbursement policies of government and third-party payors;

  •
  unfavorable publicity concerning our products, similar classes of drugs or the industry generally;

  •
  the introduction, availability and acceptance of competing treatments, including treatments marketed and sold by our collaborators;

  •
  the reaction of companies that market competitive products;

  •
  adverse event information relating to our products or to similar classes of drugs;

  •
  changes to the product labels of our products, or of products within the same drug classes, to add significant warnings or restrictions on use;

  •
  our continued ability to access third parties to vial, label and distribute our products on acceptable terms;

  •
  the unfavorable outcome of patent litigation, including so-called "Paragraph IV" litigation, related to any of our products;

  •
  regulatory developments related to the manufacture or continued use of our products, including the issuance of a REMS by the FDA;

  •
  the extent and effectiveness of the sales and marketing and distribution support our products receive;

  •
  our collaborators' decisions as to the timing of product launches, pricing and discounting;

  •
  disputes with our collaborators relating to the marketing and sale of partnered products;

  •
  exchange rate valuations and fluctuations; and

  •
  any other material adverse developments with respect to the commercialization of our products.

        Our revenues will also fluctuate from quarter to quarter based on a number of other factors, including the acceptance of our products in the marketplace, our partners' orders, the timing of shipments, our ability to manufacture successfully, our yield and our production schedule. The unit costs to manufacture our products may be higher than anticipated if certain volume levels are not achieved. In addition, we may not be able to supply the products in a timely manner or at all.

We are subject to risks related to the manufacture of our products.

        The manufacture of pharmaceutical products is a highly complex process in which a variety of difficulties may arise from time to time including, but not limited to, product loss due to material failure, equipment failure, vendor error, operator error, labor shortages, inability to obtain material, equipment or transportation, physical or electronic security breaches, natural disasters and many other factors. Problems with manufacturing processes could result in product defects or manufacturing failures, which could require us to delay shipment of products or recall products previously shipped, or could impair our ability to expand into new markets or supply products in existing markets. We may not be able to resolve any such problems in a timely fashion, if at all.

        We rely solely on our manufacturing facility in Wilmington, Ohio for the manufacture of RISPERDAL CONSTA, VIVITROL, polymer for BYDUREON and some of our product candidates. We rely on our manufacturing facility in Athlone, Ireland for the manufacture of AMPYRA/FAMPYRA and some of our other products using our NanoCrystal and OCR technologies. We rely on our manufacturing facility in Gainesville, Georgia for the manufacture of RITALIN LA/FOCALIN XR and some of our other products using our OCR technologies.

        Due to regulatory and technical requirements, we have limited ability to shift production among our facilities or to outsource any part of our manufacturing to third parties. If we cannot produce sufficient commercial quantities of our products to meet demand, there are currently very few, if any, third-party manufacturers capable of manufacturing our products as contract suppliers. We cannot be certain that we could reach agreement on reasonable terms, if at all, with those manufacturers. Even if we were to reach agreement, the transition of the manufacturing process to a third party to enable commercial supplies could take a significant amount of time and money, and may not be successful.

        Our manufacturing facilities also require specialized personnel and are expensive to operate and maintain. Any delay in the regulatory approval or market launch of product candidates, or suspension of the sale of our products, to be manufactured in our facilities may cause operating losses as we continue to operate these facilities and retain specialized personnel. In addition, any interruption in manufacturing could result in delays in meeting contractual obligations and could damage our relationships with our collaborative partners, including the loss of manufacturing and supply rights.

We rely on third parties to provide services in connection with the manufacture and distribution of our products.

        We rely on third parties for the timely supply of specified raw materials, equipment, contract manufacturing, formulation or packaging services, product distribution services, customer service activities and product returns processing. Although we actively manage these third-party relationships to ensure continuity and quality, some events beyond our control could result in the complete or partial failure of these goods and services. Any such failure could materially adversely affect our business, financial condition, cash flows and results of operations.

        The manufacture of products and product components, including the procurement of bulk drug product, packaging, storage and distribution of our products, require successful coordination among us and multiple third-party providers. For example, we are responsible for the entire supply chain for VIVITROL, up to the sale of final product and including the sourcing of key raw materials and active pharmaceutical agents from third parties. We have limited experience in managing a complex cGMP supply chain and product distribution network. Issues with our-third party providers, including our inability to coordinate these efforts, lack of capacity available at such third-party providers or any other problems with the operations of these third-party contractors, could require us to delay shipment of saleable products, recall products previously shipped or could impair our ability to supply products at all. This could increase our costs, cause us to lose revenue or market share and damage our reputation and have a material adverse effect on our business, financial condition, cash flows and results of operations.

        Due to the unique nature of the production of our products, there are several single-source providers of our key raw materials. For example, certain solvents and kit components used in the manufacture of RISPERDAL CONSTA are single-sourced. We endeavor to qualify new vendors and to develop contingency plans so that production is not impacted by issues associated with single-source providers. Nonetheless, our business could be materially and adversely affected by issues associated with single-source providers.

        We are also dependent in certain cases on third parties to manufacture products. Where the manufacturing rights to the products in which our technologies are applied are granted to or retained by our third-party licensee or approved sub-licensee, we have no control over the manufacturing, supply or distribution of the product.

If we or our third-party providers fail to meet the stringent requirements of governmental regulation in the manufacture of our products, we could incur substantial remedial costs and a reduction in sales and/or revenues.

        We and our third-party providers are generally required to comply with cGMP and are subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm such compliance. Any changes of suppliers or modifications of methods of manufacturing require amending our application to the FDA, and ultimate amendment acceptance by the FDA, prior to release of product to the marketplace. Our inability or the inability of our third-party service providers to demonstrate ongoing cGMP compliance could require us to withdraw or recall products and interrupt commercial supply of our products. Any delay, interruption or other issues that arise in the manufacture, formulation, packaging or storage of our products as a result of a failure of our facilities or the facilities or operations of third parties to pass any regulatory agency inspection could significantly impair our ability to develop and commercialize our products. This could increase our costs, cause us to lose revenue or market share and damage our reputation.

        The FDA and various regulatory agencies outside the U.S. have inspected and approved our commercial manufacturing facilities. We cannot guarantee that the FDA or any other regulatory agencies will approve any other facility we or our suppliers may operate or, once approved, that any of these facilities will remain in compliance with cGMP regulations. Any third-party we use to manufacture bulk drug product, or package, store or distribute our products to be sold in the U.S., must be licensed by the FDA. Failure to gain or maintain regulatory compliance with the FDA or regulatory agencies outside the U.S. could materially adversely affect our business, financial condition, cash flows and results of operations.

Revenues generated by sales of our products depend on the availability of reimbursement from third-party payors, and a reduction in payment rate or reimbursement or an increase in our financial obligation to governmental payors could result in decreased sales of our products and revenue.

        In both U.S. and non-U.S. markets, sales of our products depend, in part, on the availability of reimbursement from third-party payors such as state and federal governments, including Medicare and Medicaid in the U.S. and similar programs in other countries, managed care providers and private insurance plans. Deterioration in the timeliness, certainty and amount of reimbursement for our products, including the existence of barriers to coverage of our products (such as prior authorization, criteria for use or other requirements), limitations by healthcare providers on how much, or under what circumstances, they will prescribe or administer our products or unwillingness by patients to pay any required co-payments could reduce the use of, and revenues generated from, our products and could have a material adverse effect on our business, financial condition, cash flows and results of operations.

        The government-sponsored healthcare systems in Europe and many other countries are the primary payors for healthcare expenditures, including payment for drugs and biologics. While mandatory price reductions have been a recurring aspect of business for the pharmaceutical and biotechnology industries in Europe, given the current worldwide economic conditions, certain European national governments have increased the frequency and size of such mandatory price reductions to extract further cost savings. We expect that countries may take actions to reduce expenditure on drugs and biologics, including mandatory price reductions, preference for generic or biosimilar products or reduction in the amount of reimbursement. While we cannot fully predict the extent of price reductions by countries in Europe or the impact such price reductions will have on our business, such reductions in price and/or the coverage and reimbursement for our products in European countries could have a material adverse effect on our product sales and/or revenues and results of operations.

        In addition, public and private insurers have pursued, and continue to pursue, aggressive cost containment initiatives, including increased focus on comparing the effectiveness, benefits and costs of similar treatments, which may result in lower reimbursement rates for our products.

        The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 were signed into law in the U.S. on March 23, 2010 and March 30, 2010, respectively. A number of the provisions of those laws require further rulemaking action by governmental agencies to implement. Among other things, this legislation imposes cost containment measures that have adversely affected the amount of reimbursement for our products. These measures include increasing the minimum rebates we pay to U.S. state Medicaid programs in the U.S. for our drugs covered by Medicaid; extending such rebates to drugs dispensed to Medicaid beneficiaries enrolled in Medicaid managed care organizations; and expanding the 340B/PHS drug discount program under which we must provide certain discounts on our drugs to eligible purchasers. Additional provisions of the healthcare reform legislation may negatively affect our revenues and prospects for profitability in the future. Beginning in 2011, a new fee also became payable by all branded prescription drug manufacturers and importers. This fee is calculated based upon each organization's percentage share of total branded prescription drugs sales to qualifying U.S. government programs, including Medicare and Medicaid. In addition, as part of the healthcare reform legislation's provisions closing a coverage gap that currently exists in the Medicare Part D prescription drug program (the "Donut Hole"), we are also required to provide a 50% discount on brand-name prescription drugs sold to beneficiaries who fall within the Donut Hole. Future rulemaking could increase rebates, reduce prices or the rate of price increases for healthcare products and services, or require additional reporting and disclosure. We cannot predict the timing or impact of any future rulemaking.

Patent protection for our products is important and uncertain.

        The following factors are important to our success:

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  receiving and maintaining patent and/or trademark protection for our products, product candidates, technologies and developing technologies, including those that are the subject of collaborations with our collaborative partners;

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  maintaining our trade secrets;

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  not infringing the proprietary rights of others; and

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  preventing others from infringing our proprietary rights.

        Patent protection only provides rights of exclusivity for the term of the patent. We are able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. In this regard, we try to protect our proprietary position by filing patent applications in the U.S. and elsewhere related to our proprietary product inventions and improvements that are important to the development of our business. Our pending patent applications, together with those we may file in the future, or those we may license from third parties, may not result in patents being issued. Even if issued, such patents may not provide us with sufficient proprietary protection or competitive advantages against competitors with similar technology. The development of new technologies or pharmaceutical products may take a number of years, and there can be no assurance that any patents which may be granted in respect of such technologies or products will not have expired or be due to expire by the time such products are commercialized.

        Although we believe that we make reasonable efforts to protect our intellectual property rights and to ensure that our proprietary technology does not infringe the rights of other parties, we cannot ascertain the existence of all potentially conflicting claims. Therefore, there is a risk that third parties may make claims of infringement against our products or technologies. We know of several U.S. patents issued in the U.S. to third parties that may relate to our product candidates. We also know of patent applications filed by other parties in the U.S. and various countries outside the U.S. that may relate to some of our product candidates if such patents are issued in their present form. If patents are issued that cover our product candidates, we may not be able to manufacture, use, offer for sale, import or sell such product candidates without first getting a license from the patent holder. The patent holder may not grant us a license on reasonable terms or it may refuse to grant us a license at all. This could delay or prevent us from developing, manufacturing or selling those of our product candidates that would require the license. A patent holder might also file an infringement action against us claiming that the manufacture, use, offer for sale, import or sale of our product candidates infringed one or more of its patents. Even if we believe that such claims are without merit, our cost of defending such an action is likely to be high and we might not receive a favorable ruling, and the action could be time-consuming and distract management's attention and resources. Claims of intellectual property infringement also might require us to redesign affected products, enter into costly settlement or license agreements or pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology at all, license the technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

        Because the patent positions of pharmaceutical and biotechnology companies involve complex legal and factual questions, enforceability of patents cannot be predicted with certainty. The ultimate degree of patent protection that will be afforded to biotechnology products and processes, including ours, in the U.S. and in other important markets, remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts and lawmakers in these countries. The recently enacted America Invents Act, which reformed certain patent laws in the U.S., may create additional uncertainty. Patents, if issued, may be challenged, invalidated or circumvented. As more products are commercialized using our proprietary product platforms, or as any product achieves greater commercial success, our patents become more likely to be subject to challenge by potential competitors. The laws of certain countries may not protect our intellectual property rights to the same extent as do the laws of the U.S. Thus, any patents that we own or license from others may not provide any protection against competitors. Furthermore, others may independently develop similar technologies outside the scope of our patent coverage.

        We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our collaborative partners, licensees, employees and consultants. Any of these parties may breach the agreements and disclose our confidential information, or our competitors might learn of the information in some other way. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to, or independently developed by, a competitor, such event could materially adversely affect our business, results of operations, cash flows and financial condition.

Uncertainty over intellectual property in the biotechnology industry has been the source of litigation, which is inherently costly and unpredictable.

        There is considerable uncertainty within the biotechnology industry about the validity, scope and enforceability of many issued patents in the U.S. and elsewhere in the world and, to date, there is not consistency regarding the breadth of claims allowed in biotechnology patents. We cannot currently determine the ultimate scope and validity of patents which may be granted to third parties in the future or which patents might be asserted to be infringed by the manufacture, use and sale of our products.

        In part as a result of this uncertainty, there has been, and we expect that there may continue to be, significant litigation in the biotechnology industry regarding patents and other intellectual property rights. We may have to enforce our intellectual property rights against third parties who infringe our patents and other intellectual property or challenge our patent or trademark applications. For example, in the U.S., putative generics of innovator drug products (including products in which the innovation comprises a new drug delivery method for an existing product, such as the drug delivery market occupied by us) may file ANDAs and, in doing so, they are not required to include preclinical and clinical data to establish the safety and effectiveness of their drug. Instead, they would rely on such data provided in the innovator drug NDA. However, to benefit from this less costly abbreviated procedure, the ANDA applicant must demonstrate that its drug is "generic" or "bioequivalent" to the innovator drug, and, to the extent that patents protecting the innovator drug are listed in the "Orange Book," the ANDA applicant must write to the innovator NDA holder and the patent holder (to the extent that the Orange Book-listed patents are not owned by the innovator NDA holder) certifying that its product either does not infringe the innovator's and, if applicable, the patent holder's patents and/or that the relevant patents are invalid. The innovator and the patent holder may sue the ANDA applicant within 45 days of receiving the certification and, if they do so, the FDA may not approve the ANDA for 30 months from the date of certification unless, at some point before the expiry of those 30 months, a court makes a final decision in the ANDA applicant's favor. This type of litigation is commonly known as "Paragraph IV" litigation in the U.S. We and our collaborative partners are involved in a number of Paragraph IV litigations in the U.S. and similar suits in Canada and France in respect of some of our products. These litigations could result in new or additional generic competition to our marketed products and a potential reduction in product revenue.

        Litigation and administrative proceedings concerning patents and other intellectual property rights may be expensive, distracting to management and protracted with no certainty of success. Competitors may sue us as a way of delaying the introduction of our products. Any litigation, including any interference or derivation proceedings to determine priority of inventions, oppositions or other post-grant review proceedings to patents in the U.S. or in countries outside the U.S., or litigation against our partners may be costly and time-consuming and could harm our business. We expect that litigation may be necessary in some instances to determine the validity and scope of certain of our proprietary rights. Litigation may be necessary in other instances to determine the validity, scope and/or non-infringement of certain patent rights claimed by third parties to be pertinent to the manufacture, use or sale of our products. Ultimately, the outcome of such litigation could adversely affect the validity and scope of our patent or other proprietary rights or hinder our ability to manufacture and market our products.

Our level of indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business.

        In September 2011 we entered into a $310 million first lien term loan facility and a $140 million second lien term loan facility, which are guaranteed by certain of our subsidiaries. Our level of indebtedness and the terms of these financing arrangements could adversely affect our business by, among other things:

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  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts, research and development and capital expenditures;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to competitors with less debt;

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  limiting our ability to take advantage of significant business opportunities, such as potential acquisition opportunities; and

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  increasing our vulnerability to adverse economic and industry conditions.

        Our term loan facilities impose restrictive covenants on us and require certain payments of principal and interest over time. A failure to comply with these restrictions or to make these payments could lead to an event of default that could result in an acceleration of the indebtedness. Our future operating results may not be sufficient to ensure compliance with these covenants or to remedy any such default. In the event of an acceleration of this indebtedness, we may not have or be able to obtain sufficient funds to make any accelerated payments.

We rely on a limited number of pharmaceutical wholesalers to distribute our product.

        As is typical in the pharmaceutical industry, we rely upon pharmaceutical wholesalers in connection with the distribution of our products. A significant amount of our product is sold to end-users through the three largest wholesalers in the U.S. market, Cardinal Health Inc., AmerisourceBergen Corp., and McKesson Corp. If we are unable to maintain our business relationships with these major pharmaceutical wholesalers on commercially acceptable terms, if the buying patterns of these wholesalers fluctuate due to seasonality, wholesaler buying decisions or other factors outside of our control, our financial condition, cash flows and results of operations may be affected.

We have limited experience in the commercialization of products.

        We assumed responsibility for the marketing and sale of VIVITROL in the U.S. from Cephalon in December 2008. VIVITROL is the first commercial product for which we have had sole responsibility for commercialization, including but not limited to sales, marketing, distribution and reimbursement-related activities. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets.

        We have limited commercialization experience. We may not be able to attract and retain qualified personnel to serve in our sales and marketing organization, to develop an effective distribution network or to otherwise effectively support our commercialization activities. The cost of establishing and maintaining a sales and marketing organization may exceed its cost-effectiveness. If we fail to develop sales and marketing capabilities, if sales efforts are not effective or if the costs of developing sales and marketing capabilities exceed their cost effectiveness, such events could materially adversely affect our business, results of operations, cash flows and financial condition.

Our product platforms or product development efforts may not produce safe, efficacious or commercially viable products and, if we are unable to develop new products, our business may suffer.

        Many of our product candidates require significant additional research and development, as well as regulatory approval. To be profitable, we must develop, manufacture and market our products, either alone or by collaborating with others. It can take several years for a product candidate to be approved, and we may not be successful in bringing additional product candidates to market. A product candidate may appear promising at an early stage of development or after clinical trials and never reach the market, or it may reach the market and not sell, for a variety of reasons. The product candidate may, among other things:

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  be shown to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;

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  fail to receive regulatory approval on a timely basis or at all;

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  be difficult to manufacture on a large scale;

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  be uneconomical; or

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  infringe on proprietary rights of another party.

        Because we fund the development of our proprietary product candidates, there is a risk that we may not be able to continue to fund all such development efforts to completion or to provide the support necessary to perform the clinical trials, obtain regulatory approvals or market any approved products on a worldwide basis. We expect the development of products for our own account to consume substantial resources. If we are able to develop commercial products on our own, the risks associated with these programs may be greater than those associated with our programs with collaborative partners.

        For factors that may affect the market acceptance of our products approved for sale, see "—We face competition in the biotechnology and pharmaceutical industries." If our delivery technologies or product development efforts fail to result in the successful development and commercialization of product candidates, if our collaborative partners decide not to pursue development and/or commercialization of our product candidates or if new products do not perform as anticipated, our business, financial condition, cash flows and results of operations may be materially adversely affected.

The FDA or regulatory agencies outside the U.S. may not approve our product candidates or may impose limitations upon any product approval.

        We must obtain government approvals before marketing or selling our drug candidates in the U.S. and in jurisdictions outside the U.S. The FDA and comparable regulatory agencies in other countries impose substantial and rigorous requirements for the development, production and commercial introduction of drug products. These include preclinical, laboratory and clinical testing procedures, sampling activities, clinical trials and other costly and time-consuming procedures. In addition, regulation is not static, and regulatory agencies, including the FDA, evolve in their staff, interpretations and practices and may impose more stringent requirements than currently in effect, which may adversely affect our planned drug development and/or our commercialization efforts. Satisfaction of the requirements of the FDA and of other regulatory agencies typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the drug candidate. The approval procedure and the time required to obtain approval also varies among countries. Regulatory agencies may have varying interpretations of the same data, and approval by one regulatory agency does not ensure approval by regulatory agencies in other jurisdictions. In addition, the FDA or regulatory agencies outside the U.S. may choose not to communicate with or update us during clinical testing and regulatory review periods. The ultimate decision by the FDA or other regulatory agencies regarding drug approval may not be consistent with prior communications. See "—Our revenues may be lower than expected as a result of failure by the marketplace to accept our products or for other factors."

        This product development process can last many years, be very costly and still be unsuccessful. Regulatory approval by the FDA or regulatory agencies outside the U.S. can be delayed, limited or not granted at all for many reasons, including:

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  a product candidate may not demonstrate safety and efficacy for each target indication in accordance with FDA standards or standards of other regulatory agencies;

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  poor rate of patient enrollment, including limited availability of patients who meet the criteria for certain clinical trials;

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  data from preclinical testing and clinical trials may be interpreted by the FDA or other regulatory agencies in different ways than we or our partners interpret it;

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  the FDA or other regulatory agencies might not approve our or our partners' manufacturing processes or facilities;

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  the FDA or other regulatory agencies may not approve accelerated development timelines for our product candidates;

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  the failure of third-party clinical research organizations and other third-party service providers and independent clinical investigators to manage and conduct the trials, to perform their oversight of the trials or to meet expected deadlines;

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  the failure of our clinical investigational sites and the records kept at such sites, including the clinical trial data, to be in compliance with the FDA's Good Clinical Practices, or EU legislation governing good clinical practice, including the failure to pass FDA, EMA or EU Member State inspections of clinical trials;

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  the FDA or other regulatory agencies may change their approval policies or adopt new regulations;

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  adverse medical events during the trials could lead to requirements that trials be repeated or extended, or that a program be terminated or placed on clinical hold, even if other studies or trials relating to the program are successful; and

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  the FDA or other regulatory agencies may not agree with our or our partners' regulatory approval strategies or components of our or our partners' filings, such as clinical trial designs.

        In addition, our product development timelines may be impacted by third-party patent litigation. Moreover, recent events, including complications experienced by patients taking FDA-approved drugs, have raised questions about the safety of marketed drugs and may result in new legislation by the U.S. Congress and increased caution by the FDA and regulatory agencies outside the U.S. in reviewing new drugs. In summary, we cannot be sure that regulatory approval will be granted for drug candidates that we submit for regulatory review. Our ability to generate revenues from the commercialization and sale of additional drug products will be limited by any failure to obtain these approvals. In addition, share prices have declined significantly in certain instances where companies have failed to obtain FDA approval of a drug candidate or if the timing of FDA approval is delayed. If the FDA's or any other regulatory agency's response to any application for approval is delayed or not favorable for any of our product candidates, our share price could decline significantly.

        Even if regulatory approval to market a drug product is granted, the approval may impose limitations on the indicated use for which the drug product may be marketed and additional post-approval requirements with which we would need to comply in order to maintain the approval of such products. Our business could be seriously harmed if we do not complete these studies and the FDA, as a result, requires us to change related sections of the marketing label for our products. In addition, adverse medical events that occur during clinical trials or during commercial marketing of our products could result in legal claims against us and the temporary or permanent withdrawal of our products from commercial marketing, which could seriously harm our business and cause our share price to decline.

Clinical trials for our product candidates are expensive, and their outcome is uncertain.

        Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we or our partners must demonstrate, through preclinical testing and clinical trials, that our product candidates are safe and effective for use in humans. We have incurred, and we will continue to incur, substantial expense for preclinical testing and clinical trials.

        Our preclinical and clinical development efforts may not be successfully completed. Completion of clinical trials may take several years or more. The length of time can vary substantially with the type, complexity, novelty and intended use of the product candidate. The commencement and rate of completion of clinical trials may be delayed by many factors, including:

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  the potential delay by a collaborative partner in beginning the clinical trial;

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  the inability to recruit clinical trial participants at the expected rate;

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  the failure of clinical trials to demonstrate a product candidate's safety or efficacy;

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  the inability to follow patients adequately after treatment;

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  unforeseen safety issues;

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  the inability to manufacture sufficient quantities of materials used for clinical trials; and

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  unforeseen governmental or regulatory delays.

        In addition, we often depend on independent clinical investigators, contract research organizations and other third-party service providers and our collaborators in the conduct of clinical trials for our product candidates. We rely heavily on these parties for successful execution of our clinical trials but do not control many aspects of their activities. For example, while the investigators are not our employees, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols.

        The results from preclinical testing and early clinical trials often have not predicted results of later clinical trials. A number of new drugs have shown promising results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Clinical trials conducted by us, by our collaborative partners or by third parties on our behalf may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals for our product candidates.

        If a product candidate fails to demonstrate safety and efficacy in clinical trials or if third parties fail to conduct clinical trials in accordance with their obligations, the development, approval and commercialization of our product candidates may be delayed or prevented, which may materially adversely affect our business, financial condition, cash flows and results of operations.

The commercial use of our products may cause unintended side effects or adverse reactions, or incidents of misuse may occur.

        We cannot predict whether the commercial use of our products will produce undesirable or unintended side effects that have not been evident in the use of, or in clinical trials conducted for, such products to date. Additionally, incidents of product misuse may occur. These events, among others, could result in product recalls, product liability actions or withdrawals or additional regulatory controls (including additional regulatory scrutiny and requirements for additional labeling), all of which could have a material adverse effect on our business, results of operations, cash flows and financial condition. In addition, the reporting of adverse safety events involving our products and public rumors about such events could cause our share price to decline or experience periods of volatility.

If we fail to comply with the extensive legal and regulatory requirements affecting the healthcare industry, we could face increased costs, penalties and a loss of business.

        Our activities, and the activities of our collaborators and third-party providers, are subject to comprehensive government regulation. Government regulation by various national, state and local agencies, which includes detailed inspection of, and controls over, research and laboratory procedures, clinical investigations, product approvals and manufacturing, marketing and promotion, adverse event reporting, sampling, distribution, recordkeeping, storage, and disposal practices, and achieving compliance with these regulations, substantially increases the time, difficulty and costs incurred in obtaining and maintaining the approval to market newly developed and existing products. Government regulatory actions can result in delay in the release of products, seizure or recall of products, suspension or revocation of the authority necessary for their production and sale, and other civil or criminal sanctions, including fines and penalties. Pharmaceutical and biotechnology companies have been the target of lawsuits and investigations alleging violations of government regulation, including claims asserting submission of incorrect pricing information, impermissible off-label promotion of pharmaceutical products, payments intended to influence the referral of federal or state healthcare business, submission of false claims for government reimbursement, antitrust violations or violations related to environmental matters.

        Changes in laws affecting the healthcare industry could also adversely affect our revenues and profitability, such as new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to patent protection and enforcement, healthcare availability, and product pricing and marketing. Changes in FDA regulations and regulations issued by regulatory agencies outside of the U.S., including new or different approval requirements, timelines and processes, may also delay or prevent the approval of new products, require additional safety monitoring, labeling changes, restrictions on product distribution or other measures that could increase our costs of doing business and adversely affect the market for our products. The enactment in the U.S. of healthcare reform, new legislation or implementation of existing statutory provisions on importation of lower-cost competing drugs from other jurisdictions and legislation on comparative effectiveness research are examples of previously enacted and possible future changes in laws that could adversely affect our business.

        While we continually strive to comply with these complex requirements, we cannot guarantee that we, our employees, our collaborators, our consultants or our contractors are or will be in compliance with all potentially applicable U.S. federal and state regulations and/or laws or all potentially applicable regulations and/or laws outside the U.S. and interpretations of the applicability of these laws to marketing practices. If we or our agents fail to comply with any of those regulations and/or laws, a range of actions could result, including, but not limited to, the termination of clinical trials, the failure to approve a product candidate, restrictions on our products or manufacturing processes, withdrawal of our products from the market, significant fines, exclusion from government healthcare programs or other sanctions or litigation. Additionally, while we have implemented numerous risk mitigation measures, we cannot guarantee that we will be able to effectively mitigate all operational risks. Failure to effectively mitigate all operational risks may materially adversely affect our product supply, which could have a material adverse effect on our product sales and/or revenues and results of operations.

We face competition in the biotechnology and pharmaceutical industries.

        We face intense competition in the development, manufacture, marketing and commercialization of our products and product candidates from many and varied sources, such as academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other companies with similar technologies, and we can provide no assurance that we will be able to compete successfully. Some of these competitors are also our collaborative partners, who control the commercialization of products for which we receive manufacturing and/or royalty revenues. These competitors are working to develop and market other systems, products, vaccines and other methods of preventing or reducing disease, and new small-molecule and other classes of drugs that can be used with or without a drug delivery system.

        The biotechnology and pharmaceutical industries are characterized by intensive research, development and commercialization efforts and rapid and significant technological change. Many of our competitors are larger and have significantly greater financial and other resources than we do. As a result, we expect that our competitors may develop new technologies, products and processes that may be more effective than those we develop. They may also develop their products more rapidly than us, complete any applicable regulatory approval process sooner than we can or offer their newly developed products at prices lower than our prices. The development of technologically improved or different products or technologies may make our product candidates or product platforms obsolete or noncompetitive before we recover expenses incurred in connection with their development or realize any revenues from any commercialized product.

        There are other companies developing extended-release product platforms. In many cases, there are products on the market or in development that may be in direct competition with our products or product candidates. In addition, we know of new chemical entities that are being developed that, if successful, could compete against our product candidates. These chemical entities are being designed to work differently than our product candidates and may turn out to be safer or to be more effective than our product candidates. Among the many experimental therapies being tested around the world, there may be some that we do not now know of that may compete with our proprietary product platforms or product candidates. Our collaborative partners could choose a competing technology to use with their drugs instead of one of our product platforms and could develop products that compete with our products.

        With respect to our proprietary injectable product platform, we are aware that there are other companies developing extended-release delivery systems for pharmaceutical products. RISPERDAL CONSTA and INVEGA SUSTENNA may compete with a number of other injectable products including ZYPREXA RELPREVV ((olanzapine) For Extended Release Injectable Suspension), which is marketed and sold by Lilly in the U.S., the EU and Australia/New Zealand, and other products currently in development, including a once-monthly injectable formulation of ABILIFY (aripiprazole) developed by Otsuka Pharmaceutical Co. Ltd. ("Otsuka"), which is currently under FDA review. RISPERDAL CONSTA and INVEGA SUSTENNA may also compete with new oral compounds currently on the market or being developed for the treatment of schizophrenia.

        In the treatment of alcohol dependence, VIVITROL competes with CAMPRAL (acamprosate calcium) sold by Forest Laboratories and ANTABUSE sold by Odyssey as well as currently marketed drugs also formulated from naltrexone. Other pharmaceutical companies are developing product candidates that have shown some promise in treating alcohol dependence and that, if approved by the FDA, would compete with VIVITROL.

        In the treatment of opioid dependence, VIVITROL competes with methadone, oral naltrexone, and SUBOXONE (buprenorphone HCl/naloxone HCl dehydrate sublingual tablets), SUBOXONE (buprenorphone/naloxone) Sublingual Film, and SUBUTEX (buprenorphine HCl sublingual tablets), each of which is marketed and sold by Reckitt Benckiser Pharmaceuticals, Inc. in the U.S. It also competes with other buprenorphine-based products on the market. Other pharmaceutical companies are developing product candidates that have shown promise in treating opioid dependence and that, if approved by the FDA, would compete with VIVITROL.

        BYDUREON competes with established therapies for market share. Such competitive products include sulfonylureas, metformin, insulins, thiazolidinediones, glinides, dipeptidyl peptidase type IV inhibitors, insulin sensitizers, alpha-glucosidase inhibitors and sodium-glucose transporter-2 inhibitors. BYDUREON also competes with other GLP-1 agonists, including VICTOZA (liraglutide (rDNA origin) injection), which is marketed and sold by Novo Nordisk A/S. Other pharmaceutical companies are developing product candidates for the treatment of type 2 diabetes that, if approved by the FDA, could compete with BYDUREON.

        AMPYRA/FAMPYRA is, to our knowledge, the first product that is approved as a treatment to improve walking in patients with MS. However, there are a number of FDA-approved therapies for MS disease management that seek to reduce the frequency and severity of exacerbations or slow the accumulation of physical disability for people with certain types of MS. These products include AVONEX® from Biogen Idec, BETASRON® from Bayer HealthCare Pharmaceuticals, COPAXONE® from Teva Pharmaceutical Industries Ltd., REBIF® from Merck Serono, TYSABRI® from Biogen Idec and Elan, and GILENYA™ and EXTAVIA® from Novartis AG.

        With respect to our NanoCrystal technology, we are aware that other technology approaches similarly address poorly water soluble drugs. These approaches include nanoparticles, cyclodextrins, lipid-based self-emulsifying drug delivery systems, dendrimers and micelles, among others, any of which could limit the potential success and growth prospects of products incorporating our NanoCrystal technology. In addition, there are many competing technologies to our OCR technology, some of which are owned by large pharmaceutical companies with drug delivery divisions and other smaller drug delivery specific companies.

        If we are unable to compete successfully in the biotechnology and pharmaceutical industries, it may materially adversely affect our business, financial condition, cash flows and results of operations.

We may not become profitable on a sustained basis.

        At March 31, 2012, our accumulated deficit was $524.9 million, which was primarily the result of net losses incurred from 1987, the year we were founded, through March 31, 2012, partially offset by net income over previous fiscal years. There can be no assurance we will achieve sustained profitability.

        A major component of our revenue is dependent on our partners' and our ability to commercialize, and our ability to manufacture economically, our marketed products.

        Our ability to achieve sustained profitability in the future depends, in part, on our ability to:

  •
  obtain and maintain regulatory approval for our products and product candidates, and for our partnered products, both in the U.S. and in other countries;

  •
  efficiently manufacture our products;

  •
  support the commercialization of our products by our collaborative partners;

  •
  successfully market and sell VIVITROL in the U.S.;

  •
  support the commercialization of VIVITROL in Russia and the countries of the CIS by our partner Cilag;

  •
  enter into agreements to develop and commercialize our products and product candidates;

  •
  develop, have manufactured or expand our capacity to manufacture and market our products and product candidates;

  •
  obtain adequate reimbursement coverage for our products from insurance companies, government programs and other third-party payors;

  •
  obtain additional research and development funding from collaborative partners or funding for our proprietary product candidates; and

  •
  achieve certain product development milestones.

        In addition, the amount we spend will impact our profitability. Our spending will depend, in part, on:

  •
  the progress of our research and development programs for our product candidates and for our partnered product candidates, including clinical trials;

  •
  the time and expense that will be required to pursue FDA and/or non-U.S. regulatory approvals for our products and whether such approvals are obtained;

  •
  the time and expense required to prosecute, enforce and/or challenge patent and other intellectual property rights;

  •
  the cost of building, operating and maintaining manufacturing and research facilities;

  •
  the cost of third-party manufacture;

  •
  the number of product candidates we pursue, particularly proprietary product candidates;

  •
  how competing technological and market developments affect our product candidates;

  •
  the cost of possible acquisitions of technologies, compounds, product rights or companies;

  •
  the cost of obtaining licenses to use technology owned by others for proprietary products and otherwise;

  •
  the costs of potential litigation; and

  •
  the costs associated with recruiting and compensating a highly skilled workforce in an environment where competition for such employees may be intense.

        We may not achieve all or any of these goals and, thus, we cannot provide assurances that we will ever be profitable on a sustained basis or achieve significant revenues. Even if we do achieve some or all of these goals, we may not achieve significant or sustained commercial success.

We may require additional funds to complete our programs, and such funding may not be available on commercially favorable terms or at all, and may cause dilution to our existing shareholders.

        We may require additional funds to complete any of our programs, and we may seek funds through various sources, including debt and equity offerings, corporate collaborations, bank borrowings, arrangements relating to assets, sale of royalty streams we receive on our products or other financing methods or structures. The source, timing and availability of any financings will depend on market conditions, interest rates and other factors. If we are unable to raise additional funds on terms that are favorable to us or at all, we may have to cut back significantly on one or more of our programs or give up some of our rights to our product platforms, product candidates or licensed products. If we issue additional equity securities or securities convertible into equity securities to raise funds, our shareholders will suffer dilution of their investment, and it may adversely affect the market price of our ordinary shares.

Our products or product candidates may cause or contribute to injury or dangerous drug interactions, and we may not learn about or understand those effects until the product or product candidate has been administered to patients for a prolonged period of time.

        Claims for or from such injuries or interactions may be brought by consumers, clinical trial participants, our collaborative partners or third parties selling the products. We currently carry product liability insurance coverage in such amounts as we believe are sufficient for our business. However, this coverage may not be sufficient to satisfy any liabilities that may arise. As our development activities progress and we continue to have commercial sales, this coverage may be inadequate, we may be unable to obtain adequate coverage at an acceptable cost or at all, or our insurer may disclaim coverage as to a future claim. This could prevent or limit our commercialization of our products. We may not be successful in defending ourselves in the litigation and, as a result, our business could be materially harmed. These lawsuits may result in large judgments or settlements against us, any of which could have a negative effect on our financial condition and business if in excess of our insurance coverage. Additionally, lawsuits can be expensive to defend, whether or not they have merit, and the defense of these actions may divert the attention of our management and other resources that would otherwise be engaged in managing our business.

        Additionally, product recalls may be issued at our discretion or at the direction of the FDA, other government agencies or other entities having regulatory control for pharmaceutical product sales. We cannot assure you that product recalls will not occur in the future or that, if such recalls occur, such recalls will not adversely affect our business, results of operations, cash flows and financial condition or reputation.

Our business involves environmental, health and safety risks.

        Our business involves the controlled use of hazardous materials and chemicals and is subject to numerous environmental, health and safety laws and regulations and to periodic inspections for possible violations of these laws and regulations. Under certain of those laws and regulations, we could be liable for any contamination at our current or former properties or third party waste disposal sites. In addition to significant remediation costs, contamination can give rise to third party claims for fines, penalties, natural resource damages, personal injury and damage (including property damage). The costs of compliance with environmental, health and safety laws and regulations are significant. Any violations, even if inadvertent or accidental, of current or future environmental, health or safety laws or regulations, the cost of compliance with any resulting order or fine and any liability imposed in connection with any contamination for which we may be responsible could adversely affect our business, financial condition, cash flows and results of operations.

Adverse credit and financial market conditions may exacerbate certain risks affecting our business.

        As a result of adverse credit and financial market conditions, organizations that reimburse for use of our products, such as government health administration authorities and private health insurers, may be unable to satisfy such obligations or may delay payment. In addition, federal and state health authorities may reduce reimbursements (including Medicare and Medicaid reimbursements in the U.S.) or payments, and private insurers may increase their scrutiny of claims. We are also dependent on the performance of our collaborative partners, and we sell our products to our collaborative partners through contracts that may not be secured by collateral or other security. Accordingly, we bear the risk if our partners are unable to pay amounts due to us thereunder. Due to the recent tightening of global credit and the volatility in the financial markets, there may be a disruption or delay in the performance of our third-party contractors, suppliers or collaborative partners. If such third parties are unable to pay amounts owed to us or satisfy their commitments to us, or if there are reductions in the availability or extent of reimbursement available to us, our business and results of operations would be adversely affected.

Currency exchange rates may affect revenue.

        We conduct a large portion of our business in international markets. For example, we derive a majority of our RISPERDAL CONSTA revenues and all of our FAMPYRA and XEPLION revenues from sales in countries other than the U.S. and these sales are denominated in non-U.S. dollar ("USD") currencies. Such revenues fluctuate when translated to USD as a result of changes in currency exchange rates. We currently do not hedge this exposure. An increase in the USD relative to other currencies in which we have revenues will cause our non-USD revenues to be lower than with a stable exchange rate. A large increase in the value of the USD relative to such non-USD currencies could have a material adverse affect on our revenues, results of operations, cash flows and financial condition.

        As a result of the Business Combination, we incur substantial operating costs in Ireland. We face exposure to changes in the exchange ratio of the USD and the Euro arising from expenses and payables at our Irish operations that are settled in Euro. The impact of changes in the exchange ratio of the USD and the Euro on our USD denominated manufacturing and royalty revenues earned in countries other than the U.S. is partially offset by the opposite impact of changes in the exchange ratio of the USD and the Euro on operating expenses and payables incurred at our Irish operations that are settled in Euro. For the fiscal year ended March 31, 2012, an average 10% weakening in the USD relative to the Euro would have resulted in an increase to our expenses denominated in Euro of $4.7 million.

We may not be able to retain our key personnel.

        Our success depends largely upon the continued service of our management and scientific staff and our ability to attract, retain and motivate highly skilled technical, scientific, manufacturing, management, regulatory compliance and selling and marketing personnel. The loss of key personnel or our inability to hire and retain personnel who have technical, scientific, manufacturing, management, regulatory compliance or commercial backgrounds could materially adversely affect our research and development efforts and our business.

Future transactions may harm our business or the market price of our ordinary shares.

        We regularly review potential transactions related to technologies, products or product rights and businesses complementary to our business. These transactions could include:

  •
  mergers;

  •
  acquisitions;

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  strategic alliances;

  •
  licensing agreements; and

  •
  co-promotion agreements.

        We may choose to enter into one or more of these transactions at any time, which may cause substantial fluctuations in the market price of our ordinary shares. Moreover, depending upon the nature of any transaction, we may experience a charge to earnings, which could also materially adversely affect our results of operations and could harm the market price of our ordinary shares.

        If we are unable to successfully integrate the companies, businesses or properties that we acquire, we could experience a material adverse effect on our business, financial condition or results of operations. Merger and acquisition transactions, including the recent Business Combination of Old Alkermes with EDT involve various inherent risks, including:

  •
  uncertainties in assessing the value, strengths and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities of, the respective parties;

  •
  the potential loss of key customers, management and employees of an acquired business;

  •
  the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;

  •
  the ability to achieve identified operating and financial synergies from an acquisition in the amounts and within the timeframe predicted;

  •
  problems that could arise from the integration of the respective businesses, including the application of internal control processes to the acquired business;

  •
  difficulties that could be encountered in managing international operations; and

  •
  unanticipated changes in business, industry, market or general economic conditions that differ from the assumptions underlying our rationale for pursuing the transaction.

        Any one or more of these factors could cause us not to realize the benefits anticipated from a transaction.

        Moreover, any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur additional indebtedness, seek equity capital or both. Future acquisitions could also result in our assuming more long-term liabilities relative to the value of the acquired assets than we have assumed in our previous acquisitions. Further, acquisition accounting rules require changes in certain assumptions made subsequent to the measurement period as defined in current accounting standards, to be recorded in current period earnings, which could affect our results of operations.

The recent Business Combination of Old Alkermes and EDT created numerous risks and uncertainties, and we may fail to realize the expected benefits of the Business Combination.

        Strategic transactions like the recent Business Combination of Old Alkermes and EDT create numerous risks and uncertainties. This Business Combination entailed many changes, including the integration of EDT and its personnel with those of Old Alkermes, and changes in systems and employee benefit plans. These transition activities are complex, and we may encounter unexpected difficulties or incur unexpected costs, including:

  •
  the diversion of management's attention to integration matters;

  •
  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of EDT with that of Old Alkermes;

  •
  difficulties in the integration of operations and systems;

  •
  difficulties in managing a significantly larger business;

  •
  challenges in controlling additional costs and expenses incurred as a result of the Business Combination;

  •
  difficulties in the assimilation of employees; and

  •
  deterioration of general industry and business conditions.

        If any of these factors limits our ability to integrate the operations of EDT with those of Old Alkermes successfully or on a timely basis, the expectations of future results of operations, including certain cost savings and synergies expected to result from the Business Combination, might not be met. As a result, we may not be able to realize the expected benefits that we sought to achieve from the Business Combination. In addition, we may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of our business.

        In addition, the market price of our ordinary shares may decline if the integration of EDT and Old Alkermes is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or if the effect of the Business Combination on our financial results is otherwise not consistent with the expectations of financial analysts or investors.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this Annual Report.

        The pro forma financial data contained in this Annual Report are presented for illustrative purposes only and may not be an indication of what our financial condition or results of operations would have been had the Business Combination been completed on the dates indicated. The pro forma financial data have been derived from the audited and unaudited historical financial statements of Old Alkermes and EDT, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Business Combination. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. For example, the pro forma financial data do not reflect all costs that we expect to incur in connection with the Business Combination. Accordingly, the actual financial condition and results of operations of the combined company following the Business Combination may not be consistent with, or evident from, this pro forma financial data.

        In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations. Any potential decline in our financial condition or results of operations may cause significant variations in our share price.

If goodwill or other intangible assets become impaired, we could have to take significant charges against earnings.

        In connection with the accounting for the Business Combination, we recorded a significant amount of goodwill and other intangible assets. Under accounting principles generally accepted in the U.S.

("GAAP"), we must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets have been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect our results of operations and shareholders' equity in future periods.

Our investments are subject to general credit, liquidity, market and interest rate risks, which may be exacerbated by volatility in the U.S. credit markets.

        As of March 31, 2012, a significant amount of our investments were invested in U.S. government treasury and agency securities. Our investment objectives are, first, to preserve liquidity and conserve capital and, second, to generate investment income. Should our investments cease paying or reduce the amount of interest paid to us, our interest income would suffer. In addition, general credit, liquidity, market and interest risks associated with our investment portfolio may have an adverse effect on our financial condition.

Our effective tax rate may increase.

        As a global biotechnology company, we are subject to taxation in a number of different jurisdictions. As a result, our effective tax rate is derived from a combination of applicable tax rates in the various places that we operate. In preparing our financial statements, we estimate the amount of tax that will become payable in each of these places. Our effective tax rate may fluctuate depending on a number of factors, including the distribution of our profits or losses between the jurisdictions where we operate, differences in interpretation of tax laws, etc. In addition, the tax laws of any jurisdiction in which we operate may change in the future which could impact our effective tax rate. Tax authorities in the jurisdictions in which we operate may audit the Company. If we are unsuccessful in defending any tax positions adopted in our submitted tax returns, we may be required to pay taxes for prior periods, interest, fines or penalties, and may be obligated to pay increased taxes in the future, any of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The Business Combination of Old Alkermes and EDT may limit our ability to use our tax attributes to offset taxable income, if any, generated from such Business Combination.

        For U.S. federal income tax purposes, a corporation is generally considered tax resident in the place of its incorporation. Because we are incorporated in Ireland, we should be deemed an Irish corporation under these general rules. However, Section 7874 of the Internal Revenue Code of 1986, as amended ("the Code") generally provides that a corporation organized outside the U.S. that acquires substantially all of the assets of a corporation organized in the U.S. will be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes if shareholders of the acquired U.S. corporation own at least 80% (of either the voting power or the value) of the shares of the acquiring foreign corporation after the acquisition by reason of holding shares in the domestic corporation, and the "expanded affiliated group" (as defined in Section 7874) that includes the acquiring corporation does not have substantial business activities in the country in which it is organized.

        In addition, Section 7874 provides that if a corporation organized outside the U.S. acquires substantially all of the assets of a corporation organized in the U.S., the taxable income of the U.S. corporation during the period beginning on the date the first assets are acquired as part of the acquisition, through the date which is ten years after the last date assets are acquired as part of the acquisition, shall be no less than the income or gain recognized by reason of the transfer during such period or by reason of a license of property by the expatriated entity after such acquisition to a foreign affiliate during such period, which is referred to as the "inversion gain," if shareholders of the acquired

U.S. corporation own at least 60% (of either the voting power or the value) of the shares of the acquiring foreign corporation after the acquisition by reason of holding shares in the domestic corporation, and the "expanded affiliated group" of the acquiring corporation does not have substantial business activities in the country in which it is organized. In connection with the Business Combination, Old Alkermes transferred certain intellectual property to one of our Irish subsidiaries, and it is expected that Old Alkermes had sufficient net operating loss carryforwards available to substantially offset any taxable income generated from this transfer. If this rule was to apply to the Business Combination, among other things, Old Alkermes would not have been able to use any of the approximately $274 million of U.S. Federal net operating loss ("NOL") and $38 million of U.S. state NOL carryforwards that it had as of March 31, 2011 to offset any taxable income generated as part of the Business Combination or as a result of the transfer of intellectual property. We do not believe that either of these limitations should apply as a result of the Business Combination. However, the U.S. Internal Revenue Service (the "IRS") could assert a contrary position, in which case we could become involved in tax controversy with the IRS regarding possible additional U.S. tax liability. If we were to be unsuccessful in resolving any such tax controversy in our favor, we could be liable for significantly greater U.S. federal and state income tax than we anticipate being liable for through the Business Combination, including as a result of the transfer of intellectual property, which would place further demands on our cash needs.

Transfers of our ordinary shares may be subject to Irish stamp duty.

        In certain circumstances, the transfer of shares in an Irish incorporated company will be subject to Irish stamp duty, which is a legal obligation of the buyer to pay. This duty is currently charged at the rate of 1.0% of the higher of the price paid and the market value of the shares acquired. However, transfers of book-entry interests in the Depository Trust Company ("DTC") representing our ordinary shares should not be subject to Irish stamp duty. Accordingly, transfers by shareholders who hold their ordinary shares beneficially through brokers, which in turn hold those shares through DTC, should not be subject to Irish stamp duty on transfers to holders who also hold through DTC. This treatment is available because our ordinary shares are traded on a recognized stock exchange in the U.S.

        In relation to any transfer of our ordinary shares that is subject to Irish stamp duty, our articles of association allow us, in our absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty payable by a buyer or otherwise require an instrument of transfer to be executed to effect a transfer. In the event of any such payment, we are (on our behalf or on behalf of our affiliates) entitled to, at our discretion (i) seek reimbursement from the buyer or seller, (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller and (iii) claim a first and permanent lien against the ordinary shares on which it has paid stamp duty. Our lien shall extend to all dividends paid on those shares.

Litigation and/or arbitration may result in financial losses or harm our reputation and may divert management resources.

        We may be the subject of certain claims, including product liability claims and those asserting violations of securities laws and derivative actions. We cannot predict with certainty the eventual outcome of any future litigation, arbitration or third-party inquiry. We may not be successful in defending ourselves or asserting our rights in new lawsuits, investigations or claims that may be brought against us and, as a result, our business could be materially harmed. These lawsuits, arbitrations, investigations or claims may result in large judgments or settlements against us, any of which could have a negative effect on our financial performance and business. Additionally, lawsuits, arbitrations and investigations can be expensive to defend, whether or not the lawsuit, arbitration or investigation has merit, and the defense of these actions may divert the attention of our management and other resources that would otherwise be engaged in running our business.

Our business could be negatively affected as a result of the actions of activist shareholders.

        Proxy contests have been waged against many companies in the biopharmaceutical industry over the last few years. If faced with a proxy contest, we may not be able to respond successfully to the contest, which would be disruptive to our business. Even if we are successful, our business could be adversely affected by a proxy contest involving us because:

  •
  responding to proxy contests and other actions by activist shareholders can be costly and time-consuming, disrupting operations and diverting the attention of management and employees, and can lead to uncertainty;

  •
  perceived uncertainties as to future direction may result in the loss of potential acquisitions, collaborations or in-licensing opportunities, and may make it more difficult to attract and retain qualified personnel and business partners; and

  •
  if individuals are elected to a board of directors with a specific agenda, it may adversely affect our ability to effectively and timely implement our strategic plan and create additional value for our shareholders.

        These actions could cause the market price of our ordinary shares to experience periods of volatility.

Likely Future Developments

        We expect to invest in research and development expenditures associated with internal initiatives in conjunction with external acquisitive investments and to focus these investments on products that we believe will offer the greatest potential for near and long-term growth. We plan to invest in areas in which we can benefit from our core competencies and global infrastructure. We plan to allocate resources to support the product lines that are faster-growing, higher-margin businesses in which we have or can develop a global competitive advantage. In 2012, we plan to continue to analyze our business portfolio, which may lead to the acquisition or divestiture of businesses.

Company Books of Account

        The directors are responsible for ensuring that the Company keeps proper books of accounting records and appropriate accounting systems. To achieve this, the directors have appointed a Chief Financial Officer who makes regular reports to the Board of Directors and ensures compliance with the requirements of Section 202 of the Companies Act, 1990. The Chief Financial Officer makes regular reports to the Audit Committee of the Board of Directors. The Audit Committee, in turn, briefs the full Board of Directors on significant financial matters arising from reports of the Chief Financial Officer and the external auditor.

        The measures taken by the directors to secure compliance with the Company's obligation to keep proper books of account are the use of appropriate systems and procedures and employment of competent persons. The books of account are kept at Connaught House, 1 Burlington Road, Dublin 4, Republic of Ireland.

Significant Events Since Year End

        There have been no significant events affecting the Company since the year-end.

Directors and Secretary

        The names of the persons who were directors or secretary at any time during the year ended March 31, 2012 or since March 31, 2012 are set out below.

Directors
David W. Anstice	(Appointed 16 September 2011)
Floyd E. Bloom	(Appointed 16 September 2011)
Robert A. Breyer	(Appointed 16 September 2011)
Wendy L. Dixon	(Appointed 16 September 2011)
Geraldine Henwood	(Appointed 16 September 2011)
Paul J. Mitchell	(Appointed 16 September 2011)
Richard F. Pops	(Appointed 16 September 2011)
Alexander Rich	(Retired 16 September 2011)
Mark B. Skaletsky	(Appointed 16 September 2011)
Michael A. Wall	(Retired 16 September 2011)
Secretary
Kathryn L. Biberstein	(Appointed 16, September 2011)

Directors' and Secretary's Interests in Shares

        No director, the secretary or any member of their immediate families had any interest in shares or debentures of any subsidiary. Directors' remuneration is set forth in Note 22 the consolidated financial statements. The interests of the directors and secretary in office at March 31, 2012 and September 16, 2011 (or date of appointment if later) in the ordinary share capital of Alkermes plc are shown in the table below.

	Ordinary Shares(1) At 16 September 2011			Ordinary Shares(1) At 31 March 2012
	Shares	Options	Restricted Share Units	Shares	Options	Restricted Share Units
Directors
David W. Anstice	10,000	80,000	—	10,000	105,000	—
Floyd E. Bloom	120,375	180,000	—	100,375	205,000	—
Robert A. Breyer	61,131	163,425	—	58,106	175,400	—
Wendy L. Dixon	—	35,000	—	—	60,000	—
Geraldine Henwood	—	198,000	—	—	165,000	—
Paul J. Mitchell	8,000	188,000	—	8,000	213,000	—
Richard F. Pops	418,104	3,891,250	338,125	335,932	3,581,250	311,625
Mark B. Skaletsky	5,000	159,000	—	5,000	184,000	—
Company Secretary
Kathryn L. Biberstein	30,459	592,125	41,875	32,934	592,125	37,625

(1)
All interests declared are in the ordinary shares of $0.01 par value of Alkermes plc.

Political Donations

        No political contributions that require disclosure under Irish law were made during the year.

Subsidiary Companies and Branches

        Information regarding our subsidiaries is provided in Note 24 to the consolidated financial statements.

Going Concern

        The board has formed a judgment at the time of approving the financial statements that there is a reasonable expectation that the Company have adequate resources to continue in operational existence for the foreseeable future. In arriving at this conclusion the board has taken account of current and anticipated trading performance, together with the current and anticipated levels of net debt and the availability of the committed borrowing facilities. For this reason, the going concern basis continues to be adopted in the preparation of the Company financial statements.

AGM

        The Annual General Meeting of the Company will take place at Connaught House, 1 Burlington Road, Dublin 4, Ireland on August 1, 2012. The notice of meeting and a description of the business to be transacted is available on the Company's website at www.alkermes.com.

Auditors

        PricewaterhouseCoopers (PwC) were appointed as auditors during the year and have expressed their willingness to continue in office in accordance with Section 160 (2) of the Companies Act, 1963.

On behalf of the Directors

/s/ RICHARD F. POPS	/s/ PAUL J. MITCHELL
Richard F. Pops	Paul J. Mitchell
Chairman	Director

June 13, 2012

 ALKERMES PLC
STATEMENT OF DIRECTORS' REPONSIBILITIES

        The directors are responsible for preparing the annual report and the financial statements in accordance with applicable law and regulations.

        Irish company law requires the directors to prepare financial statements for each financial period. Under that law the directors have prepared the Group financial statements in accordance with applicable Irish law and accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder. The directors have elected to prepare the Company financial statements in accordance with Generally Accepted Accounting Principles in Ireland (Irish GAAP), comprising the financial reporting standards issued by the Accounting Standards Board (ASB) and published by the Institute of Chartered Accountants in Ireland (ICAI) together with the Companies Acts, 1963 to 2009. The financial statements are required by law to give a true and fair view of the state of affairs of the Company and of the Group and of the profit or loss of the Group for that period.

        In preparing these financial statements, the directors are required to:

  •
  select suitable accounting policies and then apply them consistently;

  •
  make judgments and estimates that are reasonable and prudent;

  •
  state that the Group financial statements comply with U.S. GAAP to the extent that it does not contravene Irish Company Law and that the Company financial statements comply with the accounting standards issued by the Accounting Standards Board and Irish GAAP.

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  prepare the financial statements on the going concern basis, unless it is inappropriate to presume that the Group will continue in business.

        The directors confirm that they have complied with the above requirements in preparing the financial statements.

        The directors are responsible for keeping proper books of account that disclose with reasonable accuracy at any time the financial position of the Company and the Group and to enable them to ensure that the financial statements comply with the Irish Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations, 1992. They are also responsible for safeguarding the assets of the Company and the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

        The directors are responsible for the maintenance and integrity of the website (www.alkermes.com). Legislation in the Republic of Ireland concerning the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Independent auditors' report to the members of Alkermes plc

        We have audited the group financial statements of Alkermes plc for the year ended 31 March 2012 which comprise the Consolidated Balance Sheet, the Consolidated Profit and Loss Account, the Consolidated Reconciliation of Movement in Shareholders' Funds, the Consolidated Statement of Cash Flows and the related notes. These group financial statements have been prepared under the accounting policies set out therein.

        We have reported separately on the parent company financial statements of Alkermes plc for the period ended 31 March 2012.

Respective responsibilities of directors and auditors

        The directors' responsibilities for preparing the Annual Report and the group financial statements, in accordance with applicable Irish law and accounting principles generally accepted in the United States of America (U.S. GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, are set out in the Statement of Directors' Responsibilities on page 55.

        Our responsibility is to audit the group financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). This report, including the opinion, has been prepared for and only for the company's members as a body in accordance with Section 193 of the Companies Act, 1990 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

        We report to you our opinion as to whether the group financial statements give a true and fair view, in accordance with U.S. GAAP to the extent that the use of those principles in the preparation of the group financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, and have been properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations 1992. We state whether we have obtained all the information and explanations we consider necessary for the purposes of our audit. We also report to you our opinion as to whether the directors' report is consistent with the group financial statements.

        We also report to you if, in our opinion, any information specified by law regarding directors' remuneration and directors' transactions is not disclosed and, where practicable, include such information in our report.

        We read the other information contained in the Annual Report and consider whether it is consistent with the audited group financial statements. The other information comprises only the Directors' Report. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the group financial statements. Our responsibilities do not extend to any other information.

PricewaterhouseCoopers, One Spencer Dock, North Wall Quay, Dublin 1, Ireland, I.D.E. Box No. 137
T: +353 (0) 1 792 6000, F: +353 (0) 1 792 6200, www.pwc.com/ie

Chartered Accountants

Basis of audit opinion

        We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the group financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the group financial statements, and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.

        We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the group financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the group financial statements.

Opinion

        In our opinion the group financial statements:

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  give a true and fair view, in accordance with U.S. GAAP to the extent that the use of those principles in the preparation of the group financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder, of the state of the group's affairs as at 31 March 2012 and of the loss and cash flows of the group for the year then ended; and

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  have been properly prepared in accordance with the Companies Acts, 1963 to 2009 and the European Communities (Companies: Group Accounts) Regulations 1992.

        We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

        In our opinion the information given in the directors' report is consistent with the group financial statements.

Alisa Hayden
for and behalf of PricewaterhouseCoopers
Chartered Accountants and Statutory Audit Firm
Dublin

13 June 2012

ALKERMES PLC AND SUBSIDIARIES

CONSOLIDATED PROFIT AND LOSS ACCOUNT

		Year Ended March 31,
	Note	2012	2011
		(In thousands, except per share amounts)
Manufacturing and royalty turnover		$326,444	$156,840
Product sales, net		41,184	28,920
Research and development turnover		22,349	880

Total revenues		389,977	186,640
Cost of sales		127,578	52,185

Gross profit		262,399	134,455
Research and development expense		141,893	97,239
Selling, general and administrative expense		137,632	82,847
Amortization and impairment of acquired intangible assets	8	71,155	—

Operating loss		(88,281)	(45,631)

Interest income		1,516	2,728
Interest expense		(28,111)	(3,298)
Other income (expense), net		484	(290)

Total other expense, net		(26,111)	(860)

Loss on ordinary activities, before income taxes		(114,392)	(46,491)
Provision (benefit) for income taxes	15	(714)	(951)

Loss on ordinary activities, after tax		$(113,678)	$(45,540)

LOSS PER ORDINARY SHARE:
Basic	11	$(0.99)	$(0.48)

Diluted	11	$(0.99)	$(0.48)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES OUTSTANDING:
Basic		114,702	95,610

Diluted		114,702	95,610

The accompanying notes are an integral part of these consolidated financial statements.

The Consolidated Financial Statements were approved by the Board of Directors on June 13, 2012 and signed on its behalf by:

/s/ RICHARD F. POPS	/s/ PAUL J. MITCHELL
Richard F. Pops	Paul J. Mitchell
Chairman	Director

ALKERMES PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

	Year Ended March 31,
	2012	2011
	(In thousands)
NET LOSS	$(113,678)	$(45,540)
Unrealized losses on marketable securities:
Holding gains (losses), net of tax	627	379

Unrealized gains (losses) on marketable securities	627	379

Unrealized losses on derivative contracts, net of tax	(327)	—

COMPREHENSIVE LOSS	$(113,378)	$(45,161)

The accompanying notes are an integral part of these consolidated financial statements.

The Consolidated Financial Statements were approved by the Board of Directors on June 13, 2012 and signed on its behalf by:

/s/ RICHARD F. POPS	/s/ PAUL J. MITCHELL
Richard F. Pops	Paul J. Mitchell
Chairman	Director

ALKERMES PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

		March 31,
	Note	2012	2011
		(In thousands)
ASSETS
Fixed Assets
Intangible assets—Goodwill	8	$92,740	$—
Intangible assets—Other	8	617,845	—
Tangible fixed assets	7	302,995	95,020
Current Assets
Stock	6	39,759	20,425
Debtors	17	135,740	42,273
Investments	4	162,537	256,336
Cash at bank and in-hand		83,601	38,394

TOTAL ASSETS		$1,435,217	$452,448

LIABILITIES
Equity Shareholders' Funds
Share capital, $0.01 par value		$1,300	$1,059
Share premium		74,148	936,295
Profit and loss account		753,073	(411,228)
Treasury shares		(571)	(131,095)
Other reserves		25,902	(3,013)

Total equity shareholders' funds		853,852	392,018

Creditors
Debt	9	444,460	—
Creditors	18	136,905	60,430

Total for creditors		581,365	60,430

TOTAL LIABILITIES		$1,435,217	$452,448

The accompanying notes are an integral part of these consolidated financial statements.

The Consolidated Financial Statements were approved by the Board of Directors on June 13, 2012 and signed on its behalf by:

/s/ RICHARD F. POPS	/s/ PAUL J. MITCHELL
Richard F. Pops	Paul J. Mitchell
Chairman	Director

ALKERMES PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended March 31,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(113,678)	$(45,540)
Adjustments to reconcile net loss to cash flows from operating activities:
Share-based compensation expense	28,826	19,832
Depreciation and amortization	93,684	8,652
Deferred income taxes	(14,556)	—
Loss on purchase of non-recourse RISPERDAL CONSTA secured 7% Notes	—	841
Other non-cash charges	4,342	1,861
Changes in assets and liabilities, excluding the effect of acquisitions:
Receivables	(14,014)	2,347
Inventory, prepaid expenses and other assets	(4,879)	5,211
Accounts payable and accrued expenses	11,217	6,954
Deferred revenue	6,068	635
Other long-term liabilities	508	(88)
Payment or purchase of non-recourse RISPERDAL CONSTA secured 7% notes attributable to original issue discount	—	(6,611)

Cash flows used in operating activities	(2,482)	(5,906)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(16,988)	(9,401)
Proceeds from the sale of equipment	35	395
Acquisition of Elan Drug Technologies, net of cash acquired	(494,774)	—
Investment in Acceleron Pharmaceuticals, Inc.	(231)	(501)
Purchases of investments	(228,229)	(370,375)
Sales and maturities of investments	323,028	385,511

Cash flows (used in) provided by investing activities	(417,159)	5,629

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of ordinary shares for share-based compensation arrangements	17,188	4,744
Excess tax benefit from share-based compensation	4,335	—
Proceeds from the issuance of long-term debt	444,100	—
Principal payments of long-term debt	(775)	—
Payment or purchase of non-recourse RISPERDAL CONSTA secured 7% notes	—	(45,397)
Purchase of ordinary shares for treasury	—	—

Cash flows provided by (used in) financing activities	464,848	(40,653)

NET DECREASE IN CASH AND CASH EQUIVALENTS	45,207	(40,930)
CASH AND CASH EQUIVALENTS—Beginning of period	38,394	79,324

CASH AND CASH EQUIVALENTS—End of period	$83,601	$38,394

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$21,658	$1,684
Cash paid for taxes	$10,068	$60
Non-cash investing and financing activities:
Purchased capital expenditures included in accounts payable and accrued expenses	$3,416	$424
Investment in Civitas Therapeutics, Inc.	$1,547	$1,320
Issuance of common stock used in the acquisition of Elan Drug Technologies	$525,074	$—

The accompanying notes are an integral part of these consolidated financial statements.

The Consolidated Financial Statements were approved by the Board of Directors on June 13, 2012 and signed on its behalf by:

/s/ RICHARD F. POPS	/s/ PAUL J. MITCHELL
Richard F. Pops	Paul J. Mitchell
Chairman	Director

ALKERMES PLC AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF SHAREHOLDERS' FUNDS

	Share Capital	Share Premium	Profit and Loss Account	Treasury Shares	Other Reserves	Total
	(In thousands)
BALANCE—March 31, 2010	$1,051	$910,326	$(365,688)	$(129,681)	$(3,392)	$412,616
Net loss	—	—	(45,540)	—	—	(45,540)
Other comprehensive income	—	—	—	—	379	379
Share-based compensation	—	19,819	—	—	—	19,819
Shares issued under employee stock plans	8	4,736	—	—	—	4,744
Receipt of Alkermes' shares for the purchase of share options or to satisfy minimum tax withholding obligations related to share based awards	—	1,414	—	(1,414)	—	—

BALANCE—March 31, 2011	$1,059	$936,295	$(411,228)	$(131,095)	$(3,013)	$392,018

Net loss	—	—	(113,678)	—	—	(113,678)
Other comprehensive income	—	—	—	—	300	300
Share-based payment reserve	—	—	—	—	28,615	28,615
Shares issued under employee stock plans	24	17,164	—	—	—	17,188
Receipt of Alkermes' shares for the purchase of share options or to satisfy minimum tax withholding obligations related to share based awards	—	—	3,676	(3,676)	—	—
Issuance of ordinary shares to Elan Corporation, plc in connection with the purchase of Elan Drug Technologies	319	524,755	—	—	—	525,074
Reduction in share premium account			—	—	—	—
Excess tax benefit from share-based compensation	—	—	4,335	—	—	4,335
Cancellation of treasury shares	(102)	(134,098)	—	134,200	—	—
Transfer to profit and loss account	—	(1,269,968)	1,269,968	—	—	—

BALANCE—March 31, 2012	$1,300	$74,148	$753,073	$(571)	$25,902	$853,852

The accompanying notes are an integral part of these consolidated financial statements.

The Consolidated Financial Statements were approved by the Board of Directors on June 13, 2012 and signed on its behalf by:

/s/ RICHARD F. POPS	/s/ PAUL J. MITCHELL
Richard F. Pops	Paul J. Mitchell
Chairman	Director

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PREPARATION

        The directors have elected to prepare the consolidated financial statements of Alkermes and its consolidated subsidiaries in accordance with applicable Irish law and GAAP, as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

        The separate financial statements of the Company have been prepared in accordance with accounting standards generally accepted in Ireland and Irish statute comprising the Companies Acts, 1963 to 2009, and the European Communities (Companies: Group Accounts) Regulations, 1992. Accounting standards generally accepted in Ireland in preparing financial statements giving a true and fair view are those published by the Institute of Chartered Accountants in Ireland and issued by the Accounting Standards Board.

        The loss attributable to equity shareholders dealt with in the financial statements of the Company was $115.6 million. In accordance with Section 3(2) of the Companies Amendment Act, 1986, the Company is availing of the exemption from presenting its individual profit and loss account to the Annual General Meeting and from filing it with the Registrar of Companies.

        The financial statements are presented in U.S. dollars.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include the accounts of Alkermes plc and its wholly-owned subsidiaries: Alkermes Ireland Holdings Limited, Alkermes Pharma Ireland Limited, Alkermes U.S. Holdings, Inc., Alkermes, Inc., Eagle Holdings USA, Inc., Alkermes Gainesville LLC, Alkermes Controlled Therapeutics, Inc., Alkermes Europe, Ltd., Alkermes Finance Ireland Limited, Alkermes Finance S.A R.L. and Alkermes Finance Ireland (No. 2) Limited. Intercompany accounts and transactions have been eliminated.

  Use of Estimates

        The preparation of the Company's consolidated financial statements in accordance with GAAP requires management to make estimates, judgments and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments and methodologies, including those related to revenue recognition and related allowances, its collaborative relationships, clinical trial expenses, the valuation of stock, impairment and amortization of intangibles and long-lived assets, share-based compensation, income taxes including the valuation allowance for deferred tax assets, valuation of investments and derivative instruments, litigation and restructuring charges. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Cash at Bank and In-Hand

        The Company values its cash at bank and in-hand at cost plus accrued interest, which the Company believes approximates their market value. The Company considers only those investments which are highly liquid, readily convertible into cash and that mature within three months from the date of purchase to be cash.

  Investments

        The Company has investments in various types of securities including U.S. government and agency obligations, debt securities issued by foreign agencies and backed by foreign governments and corporate debt securities. The Company also has strategic equity investments which includes the common shares of a public company with which the Company has a collaborative arrangement. The Company generally holds its interest-bearing investments with major financial institutions and in accordance with documented investment policies. The Company limits the amount of credit exposure to any one financial institution or corporate issuer. At March 31, 2012, substantially all these investments are classified as available-for-sale and are recorded at fair value. Holding gains and losses on these investments are considered "unrealized" and are reported within "Accumulated other comprehensive (loss) income," a component of shareholders' equity. The Company uses the specific identification method for reclassifying unrealized gains and losses into earnings when investments are sold. Certain of the Company's money market funds and held-to-maturity investments are restricted investments held as collateral under letters of credit related to certain of the Company's service provider agreements and lease agreements, respectively, and are included in "Investments—short-term" and "Investments—long-term", respectively, in the consolidated balance sheets.

        The Company conducts periodic reviews to identify and evaluate each investment that has an unrealized loss, in accordance with the meaning of other-than-temporary impairment and its application to certain investments, as required by GAAP. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses on available-for-sale securities that are determined to be temporary, and not related to credit loss, are recorded in accumulated other comprehensive loss.

        For available-for-sale debt securities with unrealized losses, the Company performs an analysis to assess whether it intends to sell or whether it would more likely than not be required to sell the security before the expected recovery of the amortized cost basis. If the Company intends to sell a security, or may be required to do so, the security's decline in fair value is deemed to be other-than-temporary and the full amount of the unrealized loss is recorded within earnings as an impairment loss. Regardless of the Company's intent to sell a security, the Company performs additional analysis on all securities with unrealized losses to evaluate losses associated with the creditworthiness of the security. Credit losses are identified where the Company does not expect to receive cash flows sufficient to recover the amortized cost basis of a security.

        For equity securities, when assessing whether a decline in fair value below the cost basis is other-than-temporary, the Company considers the fair market value of the security, the duration of the security's decline, and the financial condition of the issuer. The Company then considers its intent and ability to hold the equity security for a period of time sufficient to recover its carrying value. Where the Company has determined that it lacks the intent and ability to hold an equity security to its expected

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

recovery, the security's decline in fair value is deemed to be other-than-temporary and is recorded within operations as an impairment loss.

  Fair Value of Financial Instruments

        The Company's financial assets and liabilities are recorded at fair value and are classified as Level 1, 2 or 3 within the fair value hierarchy, as described in the accounting standards for fair value measurement. The Company's financial assets and liabilities consist of cash equivalents and investments and are classified within the fair value hierarchy as follows:

          Level 1— these valuations are based on a market approach using quoted prices in active markets for identical assets. Valuations of these products do not require a significant degree of judgment. Assets utilizing Level 1 inputs include investments in money market funds, U.S. government and agency debt securities, debt securities issued and backed by foreign governments, and strategic equity investments;

          Level 2— these valuations are based on a market approach using quoted prices obtained from brokers or dealers for similar securities or for securities for which the Company has limited visibility into their trading volumes. Valuations of these financial instruments do not require a significant degree of judgment. Assets utilizing Level 2 inputs include investments in corporate debt securities that are trading in the credit markets;

          Level 3— these valuations are based on an income approach using certain inputs that are unobservable and are significant to the overall fair value measurement. Valuations of these products require a significant degree of judgment. Assets utilizing Level 3 inputs primarily consist of investments in certain corporate debt securities, auction rate securities and asset backed securities that are not trading in the credit markets.

        The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate fair value due to their short-term nature.

  Stock

        Stock is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Included in stock are raw materials used in production of pre-clinical and clinical products, which have alternative future use and are charged to R&D expense when consumed. VIVITROL® stock that is in the distribution channel is classified as "consigned-out stock."

  Tangible Fixed Assets

        Tangible fixed assets are recorded at cost, subject to review for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Expenditures for repairs and maintenance are charged to expense as incurred and major renewals and

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

improvements are capitalized. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Asset group	Term
Buildings and improvements	15 - 40 years
Furniture, fixtures and equipment	3 - 10 years
Leasehold improvements	Shorter of useful life or lease term

  Business Acquisitions

        The Company's consolidated financial statements include the operations of an acquired business after the completion of the acquisition. The Company accounts for acquired businesses using the acquisition method of accounting. The acquisition method of accounting for acquired businesses requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date, and that the fair value of acquired in-process research and development ("IPR&D") be recorded on the balance sheet. Also, transaction costs are expensed as incurred. Any excess of the purchase price over the assigned values of the net assets acquired is recorded as goodwill. Contingent consideration, if any, is included within the acquisition cost and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved. Changes in fair value are recognized in earnings.

  Goodwill and Intangible Assets

        Goodwill represents the excess cost of the Company's investment in the net assets of acquired companies over the fair value of the underlying identifiable net assets at the date of acquisition. The Company's goodwill balance solely relates to the EDT acquisition in the fiscal year ended March 31, 2012, as described in Note 3, Acquisitions. Goodwill is not amortized but is tested for impairment annually or when events or circumstances indicate the fair value of a reporting unit may be below its carrying value. A reporting unit is an operating segment or sub-segment to which goodwill is assigned when initially recorded.

        In September 2011, the Financial Accounting Standards Board ("FASB") issued guidance related to testing goodwill for impairment. This accounting standard allows an entity to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. An entity can choose to perform the qualitative assessment on none, some or all of its reporting units. Moreover, an entity can bypass the qualitative assessment for any reporting unit in any period and proceed directly to step one of the impairment test, and then resume performing the qualitative assessment in any subsequent period. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. However, an entity can choose to early adopt the standard if its annual test date is before the issuance of the final standard, provided that the entity has not yet performed its 2011 annual impairment test or issued its financial statements. The Company chose to early adopt the provisions of this standard as it had not

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

yet performed its annual impairment test, which the Company performs as of October 31 each year. The adoption of this standard did not impact the Company's financial position or results of operations. As a result of the qualitative assessment performed as of October 31, 2011, the Company determined that it was not more-likely-than-not that the fair value of the reporting unit was less than its carrying amount, and an impairment of the Company's goodwill was not recorded.

        The Company's finite-lived intangible assets consist of core developed technology and collaboration agreements and are recorded at fair value at the time of their acquisition and are stated within its consolidated balance sheets net of accumulated amortization and impairments. The finite-lived intangible assets are amortized over their estimated useful life using the economic use method, which reflects the pattern that the economic benefits of the intangible assets are consumed as revenue is generated from the underlying patent or contract. The useful lives of the Company's intangible assets are primarily based on the legal or contractual life of the underlying patent or contract, which does not include additional years for the potential extension or renewal of the contract or patent. IPR&D represents the fair value assigned to R&D assets that were acquired prior to their completion. IPR&D is considered an indefinite-lived asset and is not amortized but is tested for impairment annually or when events or circumstances indicate the fair value may be below its carrying value. If and when development is complete, which generally occurs when regulatory approval to market a product is obtained, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that point in time. The Company's intangible assets were all acquired as part of the EDT acquisition in the fiscal year ended March 31, 2012, as described in Note 3, Acquisitions.

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written-down to their estimated fair values. Long-lived assets to be disposed of are carried at fair value less costs to sell them.

  Asset Retirement Obligations

        The Company recognized an asset retirement obligation for an obligation to remove leasehold improvements and other related activities at the conclusion of the Company's lease for its AIR® manufacturing facility located in Chelsea, Massachusetts, which it presently subleases. The carrying amount of the asset retirement obligation at March 31, 2012 and 2011, was $1.9 million and $1.7 million, respectively, and is included within "Other Long-Term Liabilities" in the accompanying consolidated balance sheets.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table shows changes in the carrying amount of the Company's asset retirement obligation for the years ended March 31, 2012 and 2011:

(In thousands)	Carrying Amount
Balance, April 1, 2010	$1,537
Accretion expense	155

Balance, March 31, 2011	$1,692
Accretion expense	170

Balance, March 31, 2012	$1,862

  Revenue Recognition

  Collaborative Arrangements

        The Company has entered into a number of collaboration agreements with pharmaceutical companies including Ortho-McNeil-Janssen Pharmaceuticals, Inc. and Janssen Pharmaceutica International, a division of Cilag International AG ("Janssen") for RISPERDAL® CONSTA® and INVEGA® SUSTENNA®/XEPLION®, Acorda Therapeutics, Inc. ("Acorda") for AMPYRA®/FAMPYRA®, Amylin Pharmaceuticals, Inc. ("Amylin") for BYDUREONTM and Cilag GmbH International ("Cilag") for the resale of VIVITROL in Russia and the other countries in the Commonwealth of Independent States ("CIS"). These collaborative arrangements typically include upfront payments, funding of R&D, payments based upon achievement of pre-clinical and clinical development milestones, manufacturing services, sales milestones and royalties on product sales.

        On April 1, 2011, the Company adopted new authoritative guidance on revenue recognition for multiple element arrangements. The guidance, which applies to multiple element arrangements entered into or materially modified on or after April 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. The fair value of deliverables under the arrangement may be derived using a "best estimate of selling price" if vendor specific objective evidence and third-party evidence is not available. Deliverables under the arrangement will be separate units of accounting provided that (i) a delivered item has value to the customer on a stand-alone basis and (ii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The Company did not enter into any significant multiple element arrangements or materially modify any of its existing multiple element arrangements during the year ended March 31, 2012. The Company's existing collaboration agreements continue to be accounted for under previously issued revenue recognition guidance for multiple element arrangements, as described below.

        Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed and revenue will be recognized. Revenue will be recognized using either a proportional performance or straight-line method. The Company recognizes revenue using the proportional performance method when the level of effort required to complete its performance obligations under an arrangement can be reasonably estimated and such performance obligations are provided on a

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

best-efforts basis. Earned arrangement consideration is typically used as the measure of performance. The amount of revenue recognized under the proportional performance method is determined by multiplying the total expected payments under the contract, excluding royalties and payments contingent upon achievement of substantive milestones, by the ratio of earned arrangement consideration to estimated total arrangement consideration to be earned under the arrangement. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the proportional performance method, as of the period ending date.

        If the Company cannot reasonably estimate the total arrangement consideration to be earned under an arrangement, the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method, as of the period ending date.

        Significant management judgment is required in determining the consideration to be earned under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement. Steering committee services that are not inconsequential or perfunctory and that are determined to be performance obligations are combined with other research services or performance obligations required under an arrangement, if any, in determining the level of effort required in an arrangement and the period over which the Company expects to complete its aggregate performance obligations.

        Many of the Company's collaboration agreements entitle it to additional payments upon the achievement of performance-based milestones. If the achievement of a milestone is considered probable at the inception of the collaboration, the related milestone payment is included with other collaboration consideration, such as upfront payments and research funding, in the Company's revenue model. Milestones that involve substantial effort on the Company's part and the achievement of which are not considered probable at the inception of the collaboration are considered "substantive milestones."

        On April 1, 2011, the Company prospectively adopted the accounting guidance related to the milestone method of revenue recognition for R&D arrangements. Under the milestone method, contingent consideration received from the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved, which the Company believes is more consistent with the substance of its performance under its various collaboration agreements. A milestone is defined as an event (i) that can only be achieved based in whole or in part on either the entity's performance or on the occurrence of a specific outcome resulting from the entity's performance, (ii) for which there is substantive uncertainty at the date the arrangement is entered into that the event will be achieved, and (iii) that would result in additional payments being due to the entity. A milestone is substantive if the consideration earned from the achievement of the milestone is consistent with the Company's performance required to achieve the milestone, or the increase in value to the collaboration resulting from the Company's performance, relates solely to the Company's past performance, and is reasonable relative to all of the other deliverables and payments within the arrangement. The Company's collaboration agreements with its partners provide for payments to the Company upon the achievement of development milestones, such as the completion of clinical trials or regulatory approval for drug candidates. As of April 1, 2011, the Company's agreements with partners included potential future payments for development milestones aggregating $17.0 million. Given the

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

challenges inherent in developing and obtaining approval for pharmaceutical and biologic products, there was substantial uncertainty as to whether any such milestones would be achieved at the time these collaboration agreements were entered into. In addition, the Company evaluated whether the development milestones met the remaining criteria to be considered substantive. As a result of the Company's analysis, the Company considers $3.0 million of its development milestones to be substantive and, accordingly, the Company expects to recognize as revenue future payments received from such milestones as it achieves each milestone. The election to adopt the milestone method did not impact the Company's historical financial position at April 1, 2011. This policy election may result in revenue recognition patterns for future milestones that are materially different from those recognized for milestones received prior to adoption. During the year ended March 31, 2012, the Company recognized into revenue $3.0 million upon the achievement of developmental milestones and an aggregate of $14.0 million upon the achievement of milestones existing at April 1, 2011, where there were no remaining performance obligations under the collaborative arrangements.

        Milestone payments received prior to April 1, 2011 from arrangements where the Company has continuing performance obligations have been deferred and are recognized through the application of a proportional performance model where the milestone payment is recognized over the related performance period or, in full, when there are no remaining performance obligations. The Company makes its best estimate of the period of time for the performance period. The Company will continue to recognize milestone payments received prior to April 1, 2011 in this manner. As of March 31, 2012, the Company has deferred revenue of $4.8 million from milestone payments received prior to April 1, 2011 that will be recognized through the use of a proportional performance model through 2018.

        Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying consolidated balance sheets. Although the Company follows detailed guidelines in measuring revenue, certain judgments affect the application of its revenue policy. For example, in connection with the Company's existing collaboration agreements, the Company has recorded on its balance sheet short-term and long-term deferred revenue based on its best estimate of when such revenue will be recognized. Short-term deferred revenue consists of amounts that are expected to be recognized as revenue in the next 12 months. Amounts that the Company expects will not be recognized within the next 12 months are classified as long-term deferred revenue. However, this estimate is based on the Company's current operating plan and, if its operating plan should change in the future, the Company may recognize a different amount of deferred revenue over the next 12-month period.

        The estimate of deferred revenue also reflects management's estimate of the periods of the Company's involvement in certain of its collaborations. The Company's performance obligations under these collaborations consist of participation on steering committees and the performance of other research and development services. In certain instances, the timing of satisfying these obligations can be difficult to estimate. Accordingly, the Company's estimates may change in the future. Such changes to estimates would result in a change in revenue recognition amounts. If these estimates and judgments change over the course of these agreements, it may affect the timing and amount of revenue that the Company recognizes and records in future periods. At March 31, 2012, the Company had short-term and long-term deferred revenue of $3.1 million and $7.6 million, respectively, related to its collaborations.

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        Manufacturing revenues—The Company recognizes manufacturing revenues from the sale of products it manufactures for resale by its collaborative partners. Manufacturing revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred and title to the product and associated risk of loss has passed to the customer, the sales price is fixed or determinable and collectability is reasonably assured. Certain of the Company's manufacturing revenues are recognized by the Company based on information supplied to the Company by its collaborative partners and require estimates to be made. Differences between the actual manufacturing revenues and estimated manufacturing revenues are reconciled and adjusted for in the period in which they become known.

        Royalty revenue—The Company recognizes royalty revenues related to the sale of products by its collaborative partners that incorporates the Company's technology. Royalties are earned under the terms of a license agreement in the period the products are sold by the Company's collaborative partner and collectibility is reasonably assured. Certain of the Company's royalty revenues are recognized by the Company based on information supplied to the Company by its collaborative partners and require estimates to be made. Differences between the actual royalty revenues and estimated royalty revenues are reconciled and adjusted for in the period in which they become known.

        Research and development revenue—R&D revenue consists of funding that compensates the Company for formulation, pre-clinical and clinical testing under R&D arrangements. The Company generally bills its partners under R&D arrangements using a single full-time equivalent ("FTE") or hourly rate, plus direct external costs, if any.

  Product Sales, net

        The Company's product sales consist of sales of VIVITROL in the U.S. to wholesalers, specialty distributors and specialty pharmacies. Product sales are recognized from the sale of VIVITROL when persuasive evidence of an arrangement exists, title to the product and associated risk of loss has passed to the customer, which is considered to occur when the product has been received by the customer, the sales price is fixed or determinable, and collectability is reasonably assured. The Company defers the recognition of product sales on shipments of VIVITROL to its customers until the product has left the distribution channel, as it does not yet have sufficient sales history to reasonably estimate returns related to these shipments. The Company estimates product shipments out of the distribution channel through data provided by external sources, including information on stock levels provided by its customers in the distribution channel, as well as prescription information. In order to match the cost of goods sold related to products shipped to customers with the associated revenue, the Company defers the recognition of the cost of goods sold to the period in which the associated revenue is recognized.

        The Company records its product sales net of the following significant categories of sales discounts and allowances as a reduction of product sales at the time VIVITROL is shipped into the distribution channel, and are adjusted for stock in the distribution channel:

  •
  Medicaid Rebates—the Company records accruals for rebates to states under the Medicaid Drug Rebate Program as a reduction of sales when the product is shipped into the distribution channel. The Company rebates individual states for all eligible units purchased under the Medicaid program based on a rebate per unit calculation, which is based on its Average Manufacturer Price ("AMP"). The Company estimates expected unit sales and rebates per unit

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    under the Medicaid program and adjusts its rebate estimates based on actual unit sales and rebates per unit.

  •
  Chargebacks—wholesaler, specialty pharmacy and distributor, or intermediary, chargebacks are discounts that occur when contracted customers purchase directly from an intermediary. Contracted customers, which include federal government agencies purchasing under the federal supply schedule, generally purchase the product at its contracted price, plus a mark-up from the intermediary. The intermediary, in-turn, charges back to the Company the difference between the price initially paid by the intermediary and the contracted price paid to the intermediary by the customer. The allowance for chargebacks is based on actual and expected utilization of these programs. Chargebacks could exceed historical experience and the Company's estimates of future participation in these programs. To date, actual chargebacks have not differed materially from the Company's estimates.

  •
  Wholesaler Fees—cash consideration, including sales incentives and discounts, given by the Company under distribution service agreements with a number of wholesaler, distributor and specialty pharmacy customers that provide them with the opportunity to earn discounts in exchange for the performance of certain services.

  Risk-management instruments

        On September 16, 2011, the Company entered into a $310.0 million first lien term loan facility (the "First Lien Term Loan") and a $140.0 million second lien term loan facility (the "Second Lien Term Loan" and, together with the First Lien Term Loan, the "Term Loans"). Interest on the Term Loans is at a rate equal to an applicable margin plus three-month LIBOR. The Company addressed its risk to exposure to fluctuations in interest rates by entering into certain derivative financial instruments, the objective of which is to limit the impact of fluctuations in interest rates on earnings. The Company's derivative activities are initiated within the guidelines of documented corporate risk management policies and do not create additional risk because gains and losses on derivative contracts offset losses and gains on the liabilities being hedged.

        During the year ended March 31, 2012, the Company entered into an interest rate swap contract that was designated and qualified as a cash flow hedge. The Company reviews the effectiveness of its derivatives on a quarterly basis. The effective portion of gains or losses on the Company's cash flow hedge is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the same period the hedged transaction affects earnings. Hedge ineffectiveness is immediately recognized in earnings.

        During the year ended March 31, 2012, the Company entered into two interest rate cap contracts that were not designated as hedging instruments. The interest rate caps are recorded at fair value with associated gains or losses recognized in other income/(expense) during the period of change.

  Foreign Currency

        The Company's functional and reporting currency is the U.S. dollar. Transactions in foreign currencies are recorded at the exchange rate prevailing on the date of the transaction. The resulting monetary assets and liabilities are translated into U.S. dollars at exchange rates prevailing on the subsequent balance sheet date. Gains and losses as a result of translation adjustments are recorded

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

within "Other income (expense)" in the accompanying consolidated statement of operations and comprehensive loss. During the years ended March 31, 2012, 2011 and 2010, the Company recorded a gain on foreign currency translation of $0.5 million, none and none, respectively.

  Concentrations

        Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and marketable securities. Billings to large pharmaceutical and biotechnology companies account for the majority of the Company's accounts receivable, and collateral is generally not required from these customers. To mitigate credit risk, the Company monitors the financial performance and credit worthiness of its customers. The following represents revenue and receivables from the Company's customers exceeding 10% of the total in each category as of, and for the years ended, March 31:

	2012		2011		2010
Customer	Receivables	Revenue	Receivables	Revenue	Receivables	Revenue
Janssen	30%	48%	75%	83%	86%	83%
Acorda	11%	—	—	—	—	—

        The Company generally holds its interest-bearing investments with major financial institutions and in accordance with documented investment policies, the Company limits the amount of credit exposure to any one financial institution or corporate issuer. The Company's investment objectives are, first, to assure liquidity and conservation of capital and, second, to obtain investment income.

  Geographic Information

        Company revenues by geographic location, as determined by the location of the customer, and the location of its long-term assets, excluding financial instruments and deferred taxes, are as follows:

	Year Ended March 31,
(in thousands)	2012	2011	2010
Revenue by region:
U.S.	$212,859	$76,701	$81,674
Ireland	12,695	805	999
Rest of world	164,423	109,135	95,608
Total long-term assets by region:
Ireland	$171,751	$—	$—
U.S.	117,894	106,080	108,502
Rest of world	—	—	—

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  Research and Development Expenses

        The Company's R&D expenses include internally and externally generated costs incurred in conjunction with the development of the Company's technologies, proprietary product candidates, collaborators' product candidates and in-licensing arrangements. Internally generated costs include employee compensation and benefits, laboratory supplies, temporary help costs, external research costs, consulting costs, occupancy costs, depreciation expense and other allocable costs directly related to the Company's R&D activities. External research costs relate to toxicology and pharmacokinetic studies and clinical trials that are performed for the Company under contract by external companies, hospitals or medical centers as well as upfront fees and milestones paid to collaborators.

        A significant portion of the Company's internally generated R&D expenses (including laboratory supplies, travel, dues and subscriptions, recruiting costs, temporary help costs, consulting costs and allocable costs such as occupancy and depreciation) are not tracked by project as they benefit multiple projects or the Company's technologies in general. Externally generated R&D expenses are tracked by project and certain of these expenses are reimbursed to the Company by its partners. The Company accounts for its R&D expenses on a departmental and functional basis in accordance with its budget and management practices. All such costs are expensed as incurred.

  Share-Based Compensation

        The Company's share-based compensation programs grant awards which include share options and restricted share units ("RSU"), which vest with the passage of time and, to a limited extent, vest based on the achievement of certain performance or market criteria. Certain of the Company's employees are retirement eligible under the terms of the Company's share option plans (the "Plans") and share option awards to these employees generally vest in full upon retirement. Since there are no effective future service requirements for these employees, the fair value of these awards is expensed in full on the grant date.

  Share Options

        Share option grants to employees generally expire ten years from the grant date and generally vest one-fourth per year over four years from the anniversary of the date of grant, provided the employee remains continuously employed with the Company, except as otherwise provided in the plan. Share option grants to directors are for ten-year terms and generally vest over a one year period provided the director continues to serve on the Company's board of directors through the vesting date, except as otherwise provided in the plan. The estimated fair value of options is recognized over the requisite service period, which is generally the vesting period. Share-based compensation expense is based on awards ultimately expected to vest. Forfeitures are estimated based on historical experience at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.

        The fair value of share option grants is based on estimates as of the date of grant using a Black-Scholes option valuation model. The Company uses historical data as the basis for estimating option terms and forfeitures. Separate groups of employees that have similar historical share option exercise and forfeiture behavior are considered separately for valuation purposes. The ranges of expected terms disclosed below reflect different expected behavior among certain groups of employees. Expected share volatility factors are based on a weighted average of implied volatilities from traded options on the Company's ordinary shares and historical share price volatility of the Company's ordinary shares, which

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is determined based on a review of the weighted average of historical daily price changes of the Company's ordinary shares. The risk-free interest rate for periods commensurate with the expected term of the share option is based on the U.S. treasury yield curve in effect at the time of grants. The dividend yield on the Company's ordinary shares is estimated to be zero as the Company has not paid and does not expect to pay dividends. The exercise price of options granted prior to October 7, 2008 equals the average of the high and low of the Company's ordinary shares traded on the NASDAQ Select Stock Global Market on the date of grant. Beginning with the adoption of the Alkermes, Inc. 2008 Stock Option and Incentive Plan (the "2008 Plan"), the exercise price of option grants made after October 7, 2008 is equal to the closing price of the Company's ordinary shares traded on the NASDAQ Select Stock Global Market on the date of grant.

        The fair value of each share option grant was estimated on the grant date with the following weighted-average assumptions:

Year Ended March 31,
	2012	2011	2010
Expected option term	5 - 7 years	5 - 7 years	5 - 7 years
Expected stock volatility	47% - 51%	46% - 51%	38% - 49%
Risk-free interest rate	0.82% - 2.5%	1.11% - 3.42%	1.83% - 3.05%
Expected annual dividend yield	—	—	—

  Time-Vested Restricted Share Units

        Time-vested RSUs awarded to employees generally vest one-fourth per year over four years from the anniversary of the date of grant, provided the employee remains continuously employed with the Company. Shares of the Company's ordinary shares are delivered to the employee upon vesting, subject to payment of applicable withholding taxes. The fair value of time-vested RSUs is based on the market value of the Company's shares on the date of grant. Compensation expense, including the effect of forfeitures, is recognized over the applicable service period.

  Performance-Based Restricted Share Units

        The Company had RSUs that vested upon the achievement of certain performance criteria and RSUs that vested upon the achievement of a market condition. Shares of the Company's ordinary shares were delivered to the employee upon vesting, subject to payment of applicable withholding taxes. The estimated fair value of the RSUs that vested upon the achievement of certain performance criteria was based on the market value of the Company's shares on the date of grant. The estimated fair value of the RSUs that vested upon the achievement of a market condition was determined through the use of a Monte Carlo simulation model, which utilizes input variables that determine the probability of satisfying the market condition stipulated in the award and calculates the fair market value for the performance award.

        Compensation expense for RSUs that vest upon the achievement of performance criteria is recognized from the moment the Company determines the performance criteria will be met to the date the Company deems the event is likely to occur. Cumulative adjustments are recorded quarterly to reflect subsequent changes in the estimated outcome of performance-related conditions until the date results are determined. Compensation expense for RSUs that vest upon the achievement of a market

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

condition is recognized over a derived service period as determined by the Monte Carlo simulation model. The vesting of these awards is subject to the respective employees' continued employment. Both of these awards had been fully expensed prior to the beginning of the year ended March 31, 2012 and both awards vested during the year ended March 31, 2012.

  Income Taxes

        The Company recognizes income taxes under the asset and liability method. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company accounts for uncertain tax positions using a "more-likely-than-not" threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates this tax position on a quarterly basis. The Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense.

  Comprehensive Loss

        Comprehensive loss consists of net loss and other comprehensive (loss) income. Other comprehensive (loss) income includes changes in equity that are excluded from net loss, such as unrealized holding gains and losses on available-for-sale marketable securities and unrealized gains and losses on cash flow hedges.

  Loss per Share

        Basic loss per share is calculated based upon net loss available to holders of ordinary shares divided by the weighted average number of shares outstanding. For the calculation of diluted loss per share, the Company uses the weighted average number of shares outstanding, as adjusted for the effect of potential dilutive securities, including share options and RSUs.

  Segment Information

        The Company operates as one business segment, which is the business of developing, manufacturing and commercializing medicines designed to yield better therapeutic outcomes and improve the lives of patients with serious diseases. The Company's chief decision maker, the Chairman and Chief Executive Officer, reviews the Company's operating results on an aggregate basis and manages the Company's operations as a single operating unit.

  Employee Benefit Plans

  401(K) Plan

        The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"), which covers substantially all of its U.S. based employees. Eligible employees may contribute up to 100% of their eligible compensation, subject to certain Internal Revenue Service limitations. Through March 31, 2012,

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the Company matched 50% of the first 6% of employee pay and beginning April 1, 2012, the Company matches 100% of employee contributions up to the first 5% of employee pay, up to IRS limits. Employee and Company contributions are fully vested when made. During the years ended March 31, 2012, 2011 and 2010, the Company contributed $2.5 million, $2.0 million and $1.8 million, respectively, to match employee deferrals under the 401(k) Plan.

  Defined Contribution Plan

        The Company maintains a defined contribution plan for its Ireland based employees (the "defined contribution plan"). The defined contribution plan provides for eligible employees to contribute up to the maximum of 40% of their total taxable earnings, depending upon their age, or €115,000. The Company provides a match of up to 18% of taxable earnings depending upon an individual's contribution level. During the years ended March 31, 2012, 2011 and 2010, the Company contributed $1.8 million, none and none, respectively, in contributions to the defined contribution plan. At March 31, 2012, $0.5 million of the Company's contributions were included in accounts payable and accrued expenses in the accompanying consolidated balance sheet.

  New Accounting Pronouncements

        In January 2010, the Company adopted accounting guidance issued by the FASB related to fair value measurements that requires additional disclosure related to transfers in and out of Levels 1 and 2 of the fair value hierarchy. In addition, effective for the Company beginning on April 1, 2011, this standard further requires an entity to present disaggregated information about activity in Level 3 fair value measurements on a gross basis, rather than as one net amount. As this accounting standard only requires enhanced disclosure, the adoption of this newly issued accounting standard did not impact the Company's financial position or results of operations.

        In May 2011, the FASB issued accounting guidance that clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This standard was effective on a prospective basis for the Company on January 1, 2012. The adoption of this standard did not have a material impact on the Company's financial position or results of operations.

        In June 2011, the FASB issued guidance related to the presentation of comprehensive income. This accounting standard (1) eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders' equity; (2) requires the consecutive presentation of the statement of net income and other comprehensive income; and (3) requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. The amendments in this accounting standard do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income nor do the amendments affect how earnings per share is calculated or presented. This standard is required to be applied retrospectively and is effective for fiscal years and interim periods within those years beginning after December 15, 2011. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact the Company's financial position or results of operations.

        In December 2011, the FASB issued accounting guidance that requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial position as well as instruments and transactions executed under a master netting or similar arrangement. The standard was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. This standard is required to be applied retrospectively and is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. As this accounting standard only requires enhanced disclosure, the adoption of this standard is not expected to have an impact on the Company's financial position or results of operations.

3. ACQUISITIONS

        On September 16, 2011, the Company acquired EDT from Elan in a transaction accounted for under the acquisition method of accounting for business combinations, in exchange for $500.0 million in cash and 31.9 million ordinary shares of Alkermes, valued at $525.1 million, based on a share price of $16.46 per share on the acquisition date. Under the acquisition method of accounting, the assets acquired and liabilities assumed were recorded as of the acquisition date, at their respective fair values. The reported consolidated financial condition and results of operations after completion of the acquisition reflect these fair values. EDT's results of operations are included in the consolidated financial statements from the date of acquisition.

        Prior to the acquisition, EDT, which was a division of Elan, developed and manufactured pharmaceutical products that deliver clinical benefits to patients using EDT's experience and proprietary drug technologies in collaboration with other pharmaceutical companies worldwide. EDT's two principal drug technology platforms are the oral controlled release platform ("OCR") and the bioavailability enhancement platform, including EDT's NanoCrystal® technology. The Company acquired EDT to diversify its commercialized product portfolio and pipeline candidates, enhance its financial resources in order to invest in its proprietary drug candidates, pursue additional growth opportunities and reduce its cost of capital.

        During the year ended March 31, 2012, the Company incurred approximately $29.1 million in expenses related to the EDT acquisition, which primarily consist of banking, legal, accounting and valuation-related expenses. These expenses have been recorded within "Selling, general and administrative" expense in the accompanying consolidated statement of operations and comprehensive loss. During the year ended March 31, 2012, the Company's results of operations included revenues of $165.0 million and net loss of $6.3 million from the acquired EDT business.

        The purchase price of the EDT business was as follows (in thousands):

Upfront payment in accordance with the merger agreement	$500,000
Equity consideration in accordance with the merger agreement	525,074

Total purchase price	$1,025,074

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3. ACQUISITIONS (Continued)

        The purchase price allocation resulted in the following amounts being allocated to the assets acquired and liabilities assumed at the acquisition date based upon their respective fair values summarized below (in thousands):

Cash	$5,225
Receivables	59,398
Inventory	29,669
Prepaid expenses and other current assets	1,806
Property plant and equipment	210,558
Acquired identifiable intangible assets	689,000
Goodwill	92,740
Other assets	4,360
Accounts payable and accrued expenses	(18,650)
Deferred tax liabilities	(48,448)
Other long-term liabilities	(584)

Total	$1,025,074

        Asset categories acquired in the EDT acquisition included working capital, fixed assets and identifiable intangible assets, including IPR&D.

        The intangible assets acquired included the following (in thousands):

Collaboration agreements	$499,700
NanoCrystal technology	74,600
OCR technology	66,300
In-process research and development	45,800
Trademark	2,600

Total	$689,000

        Intangible assets associated with collaboration agreements relate to the several collaboration agreements EDT has in place with third-party pharmaceutical companies related to the development and commercialization of products or an improvement to existing products based on EDT's experience with drug delivery systems and their technology platforms. The estimated useful life of the collaboration agreements is 12 years. The NanoCrystal and OCR technologies are platform technologies that are used in both currently marketed products and potential future products currently under development. The estimated fair value of these technologies was determined using the relief from royalty method, an approach under which fair value is estimated to be the present value of royalties saved because the Company owns the intangible assets and therefore does not have to pay a royalty for its use. The estimated useful lives of the NanoCrystal and OCR technologies are 13 and 12 years, respectively.

        Intangible assets associated with IPR&D relate to three EDT product candidates, including Megestrol for use in Europe, which had a value of $28.8 million. The estimated fair value for the collaboration agreements and IPR&D was determined using the excess earnings approach. The excess earnings approach includes projecting revenue and costs attributable to the associated collaboration agreement or product candidate and then subtracting the required return related to other contributory

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. ACQUISITIONS (Continued)

assets used in the business to determine any residual excess earnings attributable to the collaboration agreement or product candidate. The after-tax excess earnings are then discounted to present value using an appropriate discount rate. During the fourth quarter of fiscal year 2012, and after finalization of the purchase accounting for the Business Combination, the Company identified events and changes in circumstance, such as correspondence from regulatory authorities and further clinical trial results related to three product candidates, including Megestrol for use in Europe, acquired as part of the Business Combination which indicated that the assets may be impaired. Accordingly, the Company recorded an impairment charge of $45.8 million within "Amortization expense" in the accompanying statement of operations and comprehensive loss. See Note 8, Goodwill and Intangible Assets for additional details.

        The estimated fair value of the EDT trademark was determined using the relief from royalty method. The Company does not expect to use the EDT trademark beyond March 31, 2012 and, as a result, the Company amortized the full value of the trademark during the year ended March 31, 2012.

        The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. The Company does not expect any portion of this goodwill to be deductible for tax purposes. The goodwill attributable to the acquisition of EDT has been recorded as a noncurrent asset and is not amortized, but is subject to an annual review for impairment. The factors that contributed to the recognition of goodwill included the synergies that are specific to the Company's business and not available to market participants, including the Company's unique ability to leverage its knowledge in the areas of drug delivery and development of innovative medicines to improve patients' lives, the acquisition of a talented workforce that brings translational medicine expertise to the Company's preclinical compounds and the Company's ability to utilize its research capacity to develop additional compounds using the acquired technologies.

  Pro forma financial information (unaudited)

        The following unaudited pro forma information presents the combined results of operations for years ended March 31, 2012, 2011 and 2010 as if the acquisition of EDT had been completed on April 1, 2009. The unaudited pro forma results do not reflect any material adjustments, operating efficiencies or potential cost savings which may result from the consolidation of operations but do reflect certain adjustments expected to have a continuing impact on the combined results.

	Year Ended December 31,
(In thousands, except per share data)	2012	2011
Revenues	$500,105	$450,222
Net (loss) income	$(108,782)	$10,265
Basic and diluted (loss) earnings per common share	$(0.84)	$0.08

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVESTMENTS

        Investments consist of the following:

		Gross Unrealized
			Losses
(In thousands)	Amortized Cost	Gains	Less than One Year	Greater than One Year	Estimated Fair Value
March 31, 2012
Short-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	$62,925	$67	$(17)	$—	$62,975
International government agency debt securities	25,646	22	(2)	—	25,666
Corporate debt securities	12,324	27	—	—	12,351

	100,895	116	(19)	—	100,992

Held-to-maturity securities:
Certificates of deposit	4,236	—	—	—	4,236
U.S. government obligations	417	—	—	—	417

	4,653	—	—	—	4,653

Money market funds	1,201	—	—	—	1,201

Total short-term investments	106,749	116	(19)	—	106,846

Long-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	35,493	—	(70)	—	35,423
International government agency debt securities	10,257	—	(20)	—	10,237
Corporate debt securities	8,009	—	—	(660)	7,349
Strategic investments	644	838	—	—	1,482

	54,403	838	(90)	(660)	54,491

Held-to-maturity securities:
Certificates of deposit	1,200	—	—	—	1,200

Total long-term investments	55,603	838	(90)	(660)	55,691

Total investments	$162,352	$954	$(109)	$(660)	$162,537

March 31, 2011
Short-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	$117,298	$129	$(1)	$—	$117,426
Corporate debt securities	20,973	48	—	(4)	21,017
International government agency debt securities	23,048	236	—	—	23,284

	161,319	413	(1)	(4)	161,727

Money market funds	1,201	—	—	—	1,201

Total short-term investments	162,520	413	(1)	(4)	162,928

Long-term investments:
Available-for-sale securities:
U.S. government and agency debt securities	57,709	—	(804)		56,905
International government agency debt securities	15,281	—	(93)		15,188
Corporate debt securities	15,140	—	(29)	(328)	14,783
Strategic investments	644	31	—	—	675

	88,774	31	(926)	(328)	87,551

Held-to-maturity securities:
Certificates of deposit	5,440	—	—	—	5,440
U.S. government obligations	417	—	—	—	417

	5,857	—	—	—	5,857

Total long-term investments	94,631	31	(926)	(328)	93,408

Total investments	$257,151	$444	$(927)	$(332)	$256,336

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVESTMENTS (Continued)

        The proceeds from the sales and maturities of marketable securities, excluding strategic equity investments, which were primarily reinvested and resulted in realized gains and losses, were as follows:

	Year Ended March 31,
(In thousands)	2012	2011	2010
Proceeds from the sales and maturities of marketable securities	$323,028	$385,511	$516,935
Realized gains	$47	$77	$251
Realized losses	$11	$32	$43

        The Company's available-for-sale and held-to-maturity securities at March 31, 2012 have contractual maturities in the following periods:

	Available-for-sale		Held-to-maturity
(In thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within 1 year	$60,828	$60,840	$5,853	$5,853
After 1 year through 5 years	93,826	93,161	—	—

Total	$154,654	$154,001	$5,853	$5,853

        At March 31, 2012, the Company believes that the unrealized losses on its available-for-sale investments are temporary. The investments with unrealized losses consist primarily of corporate debt securities. In making the determination that the decline in fair value of these securities was temporary, the Company considered various factors, including but not limited to: the length of time each security was in an unrealized loss position; the extent to which fair value was less than cost; financial condition and near-term prospects of the issuers; and the Company's intent not to sell these securities, and the assessment that it is more likely than not that the Company would not be required to sell these securities before the recovery of their amortized cost basis.

        The Company's investment in Acceleron Pharma, Inc. ("Acceleron") was $8.7 million and $8.5 million at March 31, 2012 and 2011, respectively, which is recorded within "Other assets" in the accompanying consolidated balance sheets. The Company accounts for its investment in Acceleron under the cost method as Acceleron is a privately-held company over which the Company does not exercise significant influence. The Company continues to monitor this investment to evaluate whether any decline in its value has occurred that would be other-than-temporary, based on the implied value from any recent rounds of financing completed by Acceleron, market prices of comparable public companies and general market conditions.

        The Company's investment in Civitas Therapeutics, Inc. ("Civitas") was $2.0 million and $1.3 million at March 31, 2012 and 2011, respectively, which is recorded within "Other assets" in the accompanying consolidated balance sheets. The Company accounts for its investment in Civitas under the equity method as the Company has an approximately 11% ownership position in Civitas, has a seat on the board of directors and believes it may be able to exercise significant influence over the operating and financial policies of Civitas.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVESTMENTS (Continued)

        During the year ended March 31, 2012, Civitas issued 14.3 million shares of Series A preferred shares in exchange for $12.5 million. The Company did not participate in the financing, however, it received 12.4% of these Series A preferred shares in accordance with the terms of its arrangement with Civitas and recorded an increase to its investment in Civitas of $1.5 million. The Company has deferred the recognition of the gain on its investment in Civitas and will recognize it into "Other income", ratably over a period of approximately four years, in the Company's consolidated statement of operations and comprehensive loss. In addition, during the year ended March 31, 2012, the Company recorded a reduction in its investment in Civitas of $0.9 million, which represented the Company's proportionate share of Civitas' net losses for this period.

5. FAIR VALUE

        The following table presents information about the Company's assets that are measured at fair value on a recurring basis and indicates the fair value hierarchy and the valuation techniques the Company utilized to determine such fair value:

(In thousands)	March 31, 2012	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$1,201	$1,201	$—	$—
U.S. government and agency debt securities	98,398	98,398	—	—
International government agency debt securities	35,903	30,902	—	5,001
Corporate debt securities	19,700	—	14,045	5,655
Strategic equity investments	1,482	1,482	—	—
Interest rate cap contracts	20	—	20	—

Total	$156,704	$131,983	$14,065	$10,656

Liabilities:
Interest rate swap contract	$(522)	—	(522)	—

Total	$(522)	$—	$(522)	$—

	March 31, 2011	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$1,303	$1,303	$—	$—
U.S. government and agency debt securities	174,331	174,331	—	—
Corporate debt securities	35,801	—	34,754	1,047
International government agency debt securities	38,471	38,471	—	—
Strategic equity investments	675	675	—	—

Total	$250,581	$214,780	$34,754	$1,047

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FAIR VALUE (Continued)

        The following table is a rollforward of the fair value of the Company's investments whose fair value was determined using Level 3 inputs at March 31, 2012:

(In thousands)	Fair Value
Balance, April 1, 2011	$1,047
Investments transferred into Level 3 from Level 1	4,995
Investments transferred into Level 3 from Level 2	7,586
Investments transferred out of Level 3 to Level 2	(2,762)
Total unrealized losses included in comprehensive loss	(210)

Balance, March 31, 2012	$10,656

        The Company transfers its financial assets and liabilities measured at fair value on a recurring basis between the fair value hierarchies at the end of each reporting period. During the year ended March 31, 2012, there was one investment in corporate debt securities transferred into Level 3 from Level 2 as trading in this security ceased during the period. Also, during the year ended March 31, 2012, there was one investment in an international government agency debt security transferred into Level 3 from Level 1 as trading in this security ceased during the period. During the period, there were two corporate debt securities that were transferred into Level 2 from Level 3as trading in these securities resumed during the period. There were no transfers of investments between Level 1 and Level 2 during the year ended March 31, 2012.

        In September and December 2011, the Company entered into interest rate cap agreements, and in September 2011, the Company entered into an interest rate swap agreement. These agreements are described in greater detail in Note 11, Derivative Instruments. The fair value of the Company's interest rate cap and interest rate swap agreements were based on an income approach, which excludes accrued interest, and takes into consideration then-current interest rates and then-current creditworthiness of the Company or the counterparty, as applicable.

        Substantially all of the Company's corporate debt securities have been classified as Level 2. These securities were initially valued at the transaction price and subsequently valued, at the end of each reporting period, utilizing market observable data. The market observable data includes reportable trades, benchmark yields, credit spreads, broker/dealer quotes, bids, offers, current spot rates and other industry and economic events. The Company validates the prices developed using the market observable data by obtaining market values from other pricing sources, analyzing pricing data in certain instances and confirming that the relevant markets are active.

        The Company used a discounted cash flow model to determine the estimated fair value of its Level 3 securities. The assumptions used in the discounted cash flow model included estimates for interest rates, timing of cash flows, expected holding periods and risk-adjusted discount rates, which include provisions for default and liquidity risk, which the Company believes to be the most critical assumptions utilized within the analysis. When available, the Company considers bid and ask prices in valuing its Level 3 securities.

        The carrying amounts reflected in the condensed consolidated balance sheets for cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate fair value due to their short-term nature. The fair value of the remaining financial

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. FAIR VALUE (Continued)

instruments not currently recognized at fair value on the Company's consolidated balance sheets consist of the Term Loans. The estimated fair value of the Term Loans, which was based on quoted market price indications, is as follows:

(In thousands)	Carrying Value	Estimated Fair Value
First Lien Term Loan	$306,822	$314,265
Second Lien Term Loan	$137,638	$144,550

6. STOCK

        Stock consists of the following:

	March 31,
(In thousands)	2012	2011
Raw materials	$12,841	$3,100
Work in process	9,569	5,843
Finished goods(1)	16,968	11,127
Consigned-out inventory(2)	381	355

Inventory	$39,759	$20,425

(1)
At March 31, 2012 and 2011, the Company had $1.3 million and $2.0 million, respectively, of finished goods stock located at its third party warehouse and shipping service provider.

(2)
At March 31, 2012 and 2011, consigned-out stock relates to VIVITROL stock in the distribution channel for which the Company had not recognized revenue.

        The estimated replacement cost of stock did not differ significantly from the amounts shown above.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. TANGIBLE FIXED ASSETS

        Tangible fixed assets consist of the following:

(In thousands)	Land and Buildings	Furniture, Fixtures and Equipment	Leasehold Improvements	Construction in Progress	Total
Cost
At April 1, 2011	$37,093	$62,660	$44,779	$42,194	$186,726
Additions at cost	984	10,669	279	9,498	21,430
Acquisitions	92,308	115,451	—	1,349	209,108
Transfers	6,089	1,444	740	(8,273)	—
Disposals		(962)		—	(962)

At March 31, 2012	$136,474	$189,262	$45,798	$44,768	$416,302

Accumulated Depreciation
At April 1, 2011	$(10,127)	$(46,850)	$(34,729)	$—	$(91,706)
Charged during the year	(3,913)	(17,480)	(1,154)	—	(22,547)
Disposals	—	946	—	—	946

At March 31, 2012	$(14,040)	$(63,384)	$(35,883)	$—	$(113,307)

Net Book Amount
At March 31, 2012	122,434	125,878	9,915	44,768	302,995

At March 31, 2011	26,966	15,810	10,050	42,194	95,020

        Depreciation expense was $22.5 million, $8.7 million and $25.0 million for the years ended March 31, 2012, 2011 and 2010, respectively. The Company has $0.5 million of fully depreciated equipment acquired under a capital lease at March 31, 2012 and 2011, respectively.

        During the year ended March 31, 2012, the Company wrote off furniture, fixtures and equipment that had a carrying value of less than $0.1 million at the time of disposition and received proceeds from the sales of furniture, fixtures and equipment of less than $0.1 million. During the year ended March 31, 2011, the Company wrote off furniture, fixtures and equipment that had a carrying value of $0.1 million at the time of disposition and received proceeds from the sales of furniture, fixtures and equipment of $0.4 million.

        Amounts included as construction in progress in the consolidated balance sheets primarily include costs incurred for the expansion of the Company's manufacturing facilities in Ohio. The Company continues to evaluate its manufacturing capacity based on expectations of demand for its products and will continue to record such amounts within construction in progress until such time as the underlying assets are placed into service, or the Company determines it has sufficient existing capacity and the assets are no longer required, at which time the Company would recognize an impairment charge. The Company continues to periodically evaluate whether facts and circumstances indicate that the carrying value of these long-lived assets to be held and used may not be recoverable.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. GOODWILL AND INTANGIBLE ASSETS

        Goodwill and intangible assets consists of the following:

(in thousands)	Goodwill	Collaboration Agreements	NanoCrystal Technology	OCR Technology	Trademark	IPR&D	Total
Cost:
At April 1, 2011	$—	$—	$—	$—	$—	$—	$—
Acquisitions	92,740	499,700	74,600	66,300	2,600	45,800	781,740
Impairment	—	—	—	—	—	(45,800)	(45,800)

At March 31, 2012	$92,740	$499,700	$74,600	$66,300	$2,600	$—	$735,940

Accumulated Amortization:
At April 1, 2011	$—	$—	$—	$—	$—	$—	$—
Expensed during the year	—	(17,734)	(1,839)	(3,182)	(2,600)	—	(25,355)

At March 31, 2012	$—	$(17,734)	$(1,839)	$(3,182)	$(2,600)	$—	$(25,355)

Net Book Amount
At March 31, 2011	$—	$—	$—	$—	$—	$—	$—

At March 31, 2012	$92,740	$481,966	$72,761	$63,118	$—	$—	$710,585

        The Company's goodwill balance solely relates to the Business Combination. As a result of the qualitative assessment performed as of October 31, 2011, the Company determined that it was not more-likely-than-not that the fair value of the reporting unit was less than its carrying amount, and an impairment of the Company's goodwill was not recorded.

        During the fourth quarter of fiscal year 2012 and after finalization of the purchase accounting for the Business Combination, the Company identified events and changes in circumstance, such as correspondence from regulatory authorities and further clinical trial results related to three product candidates, including Megestrol for use in Europe, acquired as part of the Business Combination which indicated that the assets may be impaired. As such, the Company performed an analysis to measure the amount of the impairment loss, if any. The Company performed the valuation of its IPR&D from the viewpoint of a market participant through the use of a discounted cash flow model. The model contained certain key assumptions, including the cost to bring the pre-clinical products through the clinical trial and regulatory approval process, the gross margin a market participant would expect to earn if the products were approved for sale, the cost to sell the approved product and a discount factor based on an industry average weighted average cost of capital. Based on the analysis performed, the Company determined that the IPR&D was impaired and recorded an impairment charge of $45.8 million within "Amortization of acquired intangible assets" in the accompanying statement of operations and comprehensive loss.

        The Company recorded $25.4 million of amortization expense related to its finite-lived intangible assets during the year ended March 31, 2012. Based upon the Company's most recent analysis, amortization of intangible assets included within its consolidated balance sheet at March 31, 2012 is expected to be in the range of approximately $40.0 million to $70.0 million annually through fiscal year 2017.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. LONG-TERM DEBT

        Long-term debt consists of the following:

(In thousands)	March 31, 2012	March 31, 2011
First Lien Term Loan, due September 16, 2017	$306,822	$—
Second Lien Term Loan, due September 16, 2018	137,638	—

Total	444,460	—

Less: current portion	(3,100)	—

Long-term debt	$441,360	$—

  Term Loans

        On September 16, 2011, the Company entered into the Term Loans with certain of its subsidiaries, as guarantors, Morgan Stanley Senior Funding, Inc., ("MSSF") as administrative agent and as collateral agent, MSSF and HSBC Securities (USA) Inc., ("HSBC") as co-syndication agents, joint lead arrangers and joint bookrunners, and various other financial institutions, as lenders. The First Lien Term Loan was issued with an original issue discount of $3.1 million, has a term of six years and is secured by a first priority lien on substantially all of the assets and properties of the Company and the guarantors. The Second Lien Term Loan was issued with an original issue discount of $2.8 million, has a term of seven years and is secured by a second priority lien on substantially all of the assets and properties of the Company and the guarantors.

        Scheduled maturities with respect to the Term Loans are as follows (in thousands):

Fiscal Year:
2013	$3,100
2014	3,100
2015	3,100
2016	3,100
2017	3,100
Thereafter	433,725

Total	$449,225

        The initial applicable margin for borrowings under the First Lien Term Loan is three-month LIBOR plus 5.25% and three-month LIBOR plus 8.00% under the Second Lien Term Loan. Under each of the Term Loans, LIBOR is subject to an interest rate floor of 1.50%. Commencing upon the completion of the Company's first fiscal quarter ending after the Business Combination, the applicable margin under the First Lien Term Loan is subject to adjustment each fiscal quarter, based upon meeting a certain consolidated leverage ratio during the preceding quarter. The applicable margin under the Second Lien Term Loan is not subject to adjustment.

        Required quarterly principal payments of $0.8 million on the First Lien Term Loan began on March 31, 2012. In addition, beginning in fiscal year 2013, the Company is required to make principal payments on the First Lien Term Loan for amounts up to 50% of excess cash flows as defined in the First Lien Term Loan credit agreement. The principal amount of the Second Lien Term Loan is due

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. LONG-TERM DEBT (Continued)

and payable in full on the maturity date. The Company may make prepayments of principal without penalty; however, no principal payments may be made on the Second Lien Term Loan until the First Lien Term Loan has been repaid in full. If prepayments are made prior to September 16, 2012, the Company may be subject to prepayment premium of 1% of the amount of the term loans being repaid if the prepayment is made in connection with a refinancing transaction or 1% of the amount of the outstanding term loans if the prepayment is made in connection with an amendment to the agreement resulting in a refinancing transaction.

        Each of the Term Loans has incremental capacity in an amount of $50.0 million, plus additional amounts so long as the Company meets certain conditions, including a specified leverage ratio. The agreements governing the Term Loans include a number of restrictive covenants that, among other things, and subject to certain exceptions and baskets, impose operating and financial restrictions on Alkermes, Inc., the Company and the restricted subsidiaries. These financing agreements also contain customary affirmative covenants and events of default. The Company was in compliance with its debt covenants at March 31, 2012.

        As part of the Term Loans, the Company is required to enter into and thereafter maintain hedge agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years. Pursuant to this requirement, the Company entered into an interest rate swap agreement and interest rate cap agreements, which are discussed in greater detail in Note 11, Derivative Instruments.

        The Company incurred $11.8 million of offering costs associated with the issuance of the Term Loans which were recorded under the caption "Other assets" in the accompanying consolidated balance sheets. The offering costs and original issue discount related to the Term Loans are being amortized to interest expense over the estimated repayment terms using the effective interest method. During the year ended March 31, 2012, the Company had amortization expense of $3.5 million related to the offering costs and original issue discount.

Non-Recourse RISPERDAL CONSTA Secured 7% Notes

        On February 1, 2005, the Company, pursuant to the terms of a purchase and sale agreement, sold, assigned and contributed to Royalty Sub the rights of the Company to collect certain royalty payments and manufacturing fees earned under the license and manufacturing and supply agreements with Janssen, in exchange for approximately $144.2 million in cash. Concurrently with the purchase and sale agreement, on February 1, 2005, Royalty Sub issued an aggregate principal amount of $170.0 million of its non-recourse 7% Notes to certain institutional investors in a private placement, for net proceeds of approximately $144.2 million, after the original issue discount and offering costs of approximately $19.7 million and $6.1 million, respectively. The yield to maturity at the time of the offer was 9.75%. The annual cash coupon rate was 7% and was payable quarterly, beginning on April 1, 2005, however, portions of the principal amount that were not paid off in accordance with the expected principal repayment schedule would have accrued interest at 9.75% per annum. Through January 1, 2009, the holders received only quarterly cash interest payments. Beginning on April 1, 2009, principal payments were made to the holders, subject to certain conditions, and the non-recourse 7% Notes were scheduled to mature on January 1, 2012.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. LONG-TERM DEBT (Continued)

        On July 1, 2010, in addition to the scheduled principal payment of $6.4 million, the Company fully redeemed the balance of the non-recourse 7% Notes for $39.2 million, representing 101.75% of the outstanding principal balance in accordance with the terms of the Indenture for the non-recourse 7% Notes. As a result of this transaction, the Company recorded charges of $1.4 million relating to the write-off of the unamortized portion of deferred financing costs and $0.8 million primarily related to the premium paid on the redemption of the non-recourse 7% Notes within "Interest expense" in the accompanying consolidated statement of operations. During the years ended March 31, 2012, 2011 and 2010, amortization of the original issue discount and offering costs, which were being amortized over the expected principal repayment period ending January 1, 2012, totaled zero, $1.7 million, and $1.7 million, respectively.

10. DERIVATIVE INSTRUMENTS

        In December 2011, the Company entered into an interest rate cap agreement with Morgan Stanley Capital Services LLC ("MSCS") at a cost of $0.1 million to mitigate the impact of fluctuations in the three-month LIBOR rate at which the Company's Term Loans bear interest. The interest rate cap agreement expires in December 2013, has a notional value of $160.0 million and is not designated as a hedging instrument. The Company recorded a loss of $0.1 million within "Other expense, net" in the accompanying consolidated statements of operations and comprehensive loss due to the decrease in value of this contract during the year ended March 31, 2012.

        In July 2011, the Company entered into an interest rate cap agreement with HSBC Bank USA at a cost of less than $0.1 million to mitigate the impact of fluctuations in the three-month LIBOR rate at which the Company's Term Loans bear interest. The interest rate cap agreement became effective upon the issuance of the Term Loans, expires in December 2012, has a notional value of $65.0 million and is not designated as a hedging instrument. The Company recorded an immaterial amount of loss within "Other expense, net" in the accompanying consolidated statements of operations and comprehensive loss due to the decline in value of this contract during the year ended March 31, 2012.

        In July 2011, the Company entered into an interest rate swap agreement with MSCS to mitigate the impact of fluctuations in the three-month LIBOR rate at which the Company's Term Loans bear interest. The interest rate swap agreement becomes effective in December 2012, expires in December 2014 and has a notional value of $65.0 million. This contract has been designated as a cash flow hedge and accordingly, to the extent effective, any unrealized gains or losses on this interest rate swap contract is reported in accumulated other comprehensive loss. To the extent the hedge is ineffective, hedge transaction gains and losses are reported in "Other expense, net" when the interest payment on the related debt is recognized.

        The following table summarizes the fair value and presentation in the consolidated balance sheets for derivatives designated and not designated as hedging instruments:

(In thousands)	Balance Sheet Location	Fair Value at March 31, 2012
Interest rate swap
Liability derivative designated as a cash flow hedge	Other long-term liabilities	$(522)
Interest rate caps
Asset derivatives not designated as a hedging instruments	Other long-term assets	$20

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. DERIVATIVE INSTRUMENTS (Continued)

        The following table summarizes the effect of derivatives designated as hedging instruments on the consolidated statements of operations and comprehensive loss:

(In thousands)	Amount Recognized in Accumulated Other Comprehensive Loss (Effective Portion)	Amount Reclassified from Accumulated Other Comprehensive Loss into Earnings (Effective Portion)	Amount of Loss Recorded (Ineffective Portion)
March 31, 2012	$(522)	$—	$—

        The cash flow hedge was deemed to be effective at March 31, 2012. Accordingly, the Company included the loss incurred during the year ended March 31, 2012 within accumulated other comprehensive loss. The Company expects that when this contract matures any amounts in accumulated other comprehensive loss is to be reported as an adjustment to interest expense. The Company considers the impact of its and MSCS' credit risk on the fair value of the contract as well as the ability of each party to execute its obligations under the contract. At March 31, 2012, credit risk did not materially change the fair value of the Company's interest rate swap contract.

11. LOSS PER SHARE

        Basic loss per common share is calculated based upon net loss available to holders of common shares divided by the weighted average number of shares outstanding. Diluted loss per common share is based upon the weighted-average number of common shares outstanding during the period plus additional weighted-average common equivalent shares outstanding during the period when the effect is dilutive. Common equivalent shares result from the assumed exercise of outstanding share options (the proceeds of which are then assumed to have been used to repurchase outstanding share using the treasury stock method) and the vesting of unvested restricted share units. Common equivalent shares have not been included in the net loss per common share calculations because the effect would have been anti-dilutive.

        The potential common equivalent shares consisted of the following:

	Year Ended March 31,
(In thousands)	2012	2011	2010
Denominator:
Stock options	8,299	13,357	17,675
Restricted stock units	1,205	936	419

Total	9,504	14,293	18,094

12. EQUITY SHAREHOLDERS' FUNDS

  Share Repurchase Programs

        On September 16, 2011, the board of directors authorized the continuation of the Alkermes, Inc., share repurchase program to repurchase up to $215.0 million of the Company's ordinary shares at the discretion of management from time to time in the open market or through privately negotiated transactions. The objective of the repurchase program is to improve shareholders' returns. At

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. EQUITY SHAREHOLDERS' FUNDS (Continued)

March 31, 2012, approximately $101.0 million was available to repurchase ordinary shares pursuant to the repurchase program. All shares repurchased are recorded as treasury shares, at cost and are included within the Shareholders' equity section. The repurchase program has no set expiration date and may be suspended or discontinued at any time. During the year ended March 31, 2012 and 2011, the Company did not acquire any shares of outstanding ordinary shares under the repurchase program.

        During the years ended March 31, 2012, 2011 and 2010, the Company acquired, by means of net share settlements, 205,901, 123,943 and 100,449 shares of Alkermes ordinary shares, at an average price of $17.85, $11.41 and $8.68 per share, respectively, related to the vesting of employee share awards to satisfy withholding tax obligations. In addition, during the year ended March 31, 2010, the Company acquired 7,961 shares of Alkermes ordinary shares, at an average price of $12.56 per share, tendered by former and current employees as payment of the exercise price of share options granted under the Company's equity compensation plans. During the years ended March 31, 2012 and 2011, there were no shares tendered by former or current employees as payment of the exercise price of share options granted under the Company's equity compensation plans.

        On November 8, 2011, the High Court in Ireland approved the reduction of the company's share premium. Refer to Note 5 in the Alkermes PLC Notes to the Company Balance Sheet for additional information.

        At March 31, 2012 and 2011, the Company held 35,078 and 10,069,208 ordinary shares at a cost of $0.6 million and $131.1 million, respectively. Distributable reserves have been reduced by $0.6 million being the consideration paid for these shares. These ordinary shares have been reflected as treasury shares in the consolidated balance sheets.

13. SHARE-BASED COMPENSATION

  Share-based Compensation Expense

        The following table presents share-based compensation expense included in the Company's consolidated statements of operations and comprehensive loss:

	Year Ended March 31,
(In thousands)	2012	2011	2010
Cost of goods manufactured and sold	$2,962	$1,725	$1,506
Research and development	8,784	6,218	3,489
Selling, general and administrative	17,080	11,889	8,926

Total share-based compensation expense	$28,826	$19,832	$13,921

        At March 31, 2012, 2011 and 2010, $0.4 million, $0.6 million and $0.6 million, respectively, of share-based compensation cost was capitalized and recorded as "Stock" in the consolidated balance sheets.

  Share-based Compensation Plans

        The Company has two compensation plans pursuant to which awards are currently being made, the 2011 Stock Option and Incentive Plan (the "2011 Plan"), and the 2008 Plan. The Company has five share-based compensation plans pursuant to which outstanding awards have been made, but from which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SHARE-BASED COMPENSATION (Continued)

no further awards can or will be made: (i) the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Plan"); (ii) the 1998 Equity Incentive Plan (the "1998 Plan"); (iii) the 1999 Stock Option Plan (the "1999 Plan"); (iv) the 2002 Restricted Stock Award Plan (the "2002 Plan"); and (v) the 2006 Stock Option Plan for Non-Employee Directors (the "2006 Plan"). The 2011 Plan and the 2008 Plan provides for issuance of non-qualified and incentive share options, restricted shares, restricted share units, cash-based awards and performance shares to employees, officers and directors of, and consultants to, the Company in such amounts and with such terms and conditions as may be determined by the compensation committee of the Company's board of directors, subject to provisions of the 2011 Plan and the 2008 Plan.

        At March 31, 2012, there were 9.4 million shares of ordinary shares available for issuance under the Company's share plans. The 2011 Plan provides that awards other than share options will be counted against the total number of shares available under the plan in a 1.8-to-1 ratio and the 2008 Plan provides that awards other than share options will be counted against the total number of shares available under the plan in a 2-to-1 ratio.

  Share Options

        A summary of share option activity is presented in the following table:

	Number of Shares	Weighted Average Exercise Price
Outstanding, April 1, 2011	16,985,009	$13.45
Granted	3,802,100	$16.41
Exercised	(1,798,349)	$11.63
Forfeited	(227,025)	$13.50
Expired	(1,401,975)	$21.60

Outstanding, March 31, 2012	17,359,760	$13.68

Exercisable, March 31, 2012	11,018,060	$13.54

        The weighted average grant date fair value of share options granted during the years ended March 31, 2012, 2011 and 2010 was $8.00, $5.92 and $4.46, respectively. The aggregate intrinsic value of share options exercised during the years ended March 31, 2012, 2011 and 2010 was $11.1 million, $2.0 million and $2.6 million, respectively.

        At March 31, 2012, there were 6.1 million share options expected to vest with a weighted average exercise price of $13.87 per share, a weighted average contractual remaining life of 8.6 years and an aggregate intrinsic value of $28.4 million. At March 31, 2012, the aggregate intrinsic value of share options exercisable was $56.6 million with a weighted average remaining contractual term of 4.2 years. The number of share options expected to vest is determined by applying the pre-vesting forfeiture rate to the total outstanding options. The intrinsic value of a share option is the amount by which the market value of the underlying share exceeds the exercise price of the share option.

        At March 31, 2012, there was $23.3 million of unrecognized compensation cost related to unvested share options, which is expected to be recognized over a weighted average period of approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SHARE-BASED COMPENSATION (Continued)

2.1 years. Cash received from option exercises under the Company's award plans during the years ended March 31, 2012 and 2011 was $17.2 million and $4.7 million, respectively. The Company issued new shares upon option exercises during the years ended March 31, 2012 and 2011.

  Time-Vested Restricted Share Units

        A summary of time-vested RSU activity is presented in the following table:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested, April 1, 2011	1,870,515	$10.69
Granted	883,100	$17.91
Vested	(544,989)	$11.17
Forfeited	(94,450)	$13.54

Novested, March 31, 2012	2,114,176	$13.45

        The weighted average grant date fair value of time-vested RSUs granted during the years ended March 31, 2012, 2011 and 2010 was $17.91, $11.74 and $8.83, respectively. The total fair value of time-vested RSUs that vested during the years ended March 31, 2012, 2011 and 2010 was $6.1 million, $4.0 million and $2.4 million, respectively.

        At March 31, 2012, there was $12.5 million of total unrecognized compensation cost related to unvested time-vested RSUs, which will be recognized over a weighted average remaining contractual term of 1.9 years.

  Performance-Based Restricted Share Units

        In May 2009, the board of directors awarded 45,000 RSUs to certain of the Company's executive officers under the 2006 Plan that vest upon the approval of BYDUREON by the U.S. Food and Drug Administration ("FDA"), provided the approval by the FDA occurs at least one year after the date of grant. During the year ended March 31, 2010, 20,000 RSU's were forfeited upon the resignation of an executive officer. The grant date fair value of the award was $8.55 per share, which was the market value of the Company's share on the date of grant. During the year ended March 31, 2012, the performance condition was met and the award vested.

        In May 2008, the board of directors awarded 40,000 RSUs to certain of the Company's executive officers under the 2002 Plan that vest upon the achievement of a market condition specified in the award terms. During the year ended March 31, 2010, 10,000 RSU's were forfeited upon the resignation of an executive officer. The grant date fair value of $9.48 per share was determined through the use of a Monte Carlo simulation model. The compensation cost for the award's grant date fair value of $0.4 million was recognized over a derived service period of 1.4 years. During the year ended March 31, 2012, the market condition was met and the awards vested.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COLLABORATIVE ARRANGEMENTS

        The Company's business strategy includes forming collaborations to develop and commercialize its products, and to access technological, financial, marketing, manufacturing and other resources. The Company significant collaborative arrangements are described below:

  Janssen

  RISPERDAL CONSTA

        Under a product development agreement, the Company collaborated with Janssen on the development of RISPERDAL CONSTA. Under the development agreement, Janssen provided funding to the Company for the development of RISPERDAL CONSTA, and Janssen is responsible for securing all necessary regulatory approvals for the product.

        Under license agreements, the Company granted Janssen and an affiliate of Janssen exclusive worldwide licenses to use and sell RISPERDAL CONSTA. Under its license agreements with Janssen, the Company receives royalty payments equal to 2.5% of Janssen's net sales of RISPERDAL CONSTA in each country where the license is in effect based on the quarter when the product is sold by Janssen. This royalty may be reduced in any country based on lack of patent coverage and significant competition from generic versions of the product. Janssen can terminate the license agreements upon 30 days' prior written notice to the Company. The licenses granted to Janssen expire on a country-by-country basis upon the later of (i) the expiration of the last patent claiming the product in such country or (ii) fifteen years after the date of the first commercial sale of the product in such country, provided that in no event will the license granted to Janssen expire later than the twentieth anniversary of the first commercial sale of the product in such country, with the exception of certain countries where the fifteen-year limitation shall pertain regardless. After expiration, Janssen retains a non-exclusive, royalty-free license to manufacture, use and sell RISPERDAL CONSTA. We exclusively manufacture RISPERDAL CONSTA for commercial sale. Under its manufacturing and supply agreement with Janssen, the Company records manufacturing revenues when product is shipped to Janssen, based on 7.5% of Janssen's net unit sales price for RISPERDAL CONSTA for the calendar year.

        The manufacturing and supply agreement terminates on expiration of the license agreements. In addition, either party may terminate the manufacturing and supply agreement upon a material breach by the other party, which is not resolved within 60 days after receipt of a written notice specifying the material breach or upon written notice in the event of the other party's insolvency or bankruptcy. Janssen may terminate the agreement upon six months' written notice to the Company. In the event that Janssen terminates the manufacturing and supply agreement without terminating the license agreements, the royalty rate payable to the Company on Janssen's net sales of RISPERDAL CONSTA would increase from 2.5% to 5.0%.

  INVEGA SUSTENNA/XEPLION

        Under its license agreement with Janssen Pharmaceutica N.V., the Company granted Janssen a worldwide exclusive license under its NanoCrystal technology to develop, commercialize and manufacture INVEGA SUSTENNA/XEPLION and related products.

        Under its license agreement, the Company receives certain development milestone payments from Janssen and tiered royalty payments between 5% and 9% of INVEGA SUSTENNA net sales in each

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COLLABORATIVE ARRANGEMENTS (Continued)

country where the license is in effect, with the exact royalty percentage determined based on worldwide net sales. These royalty payments may be reduced in any country based on lack of patent coverage or patent litigation, or where competing products achieve certain minimum sales thresholds. The licenses granted to Janssen expire on a country-by-country basis upon the later of (i) March 31, 2019 or (ii) the expiration of the last of the patents claiming the product in such country. After expiration, Janssen retains a non-exclusive, royalty-free license to develop, manufacture and commercialize the products.

        Janssen may terminate the license agreement in whole or in part upon three months' notice to the Company. The Company and Janssen have the right to terminate the agreement upon the material breach of the other party, which is not cured within a certain time period or upon the other party's bankruptcy or insolvency.

        During the years ended March 31, 2012, 2011 and 2010, the Company recognized $186.6 million, $154.4 million, and $148.8 million, respectively, of revenue from its arrangements with Janssen.

  Acorda

        Under an amended and restated license agreement, the Company granted Acorda an exclusive worldwide license to use and sell and, solely in accordance with its supply agreement, to make or have made AMPYRA/FAMPYRA. Under its license agreement with Acorda, the Company receives certain commercial and development milestone payments, license revenues and a royalty of approximately 10% based on sales of AMPYRA/FAMPYRA by Acorda or its sub-licensee, Biogen Idec. This royalty payment may be reduced in any country based on lack of patent coverage, competing products achieving certain minimum sales thresholds, and whether Alkermes manufactures the product.

        Acorda has the right to terminate the license agreement upon 90 days' written notice. The Company has the right to terminate the license agreement for countries in which Acorda fails to launch a product within a specified time after obtaining the necessary regulatory approval or fails to file regulatory approvals within a commercially reasonable time after completion and receipt of positive data from all preclinical and clinical studies required for filing a marketing authorization application. If the Company terminates Acorda's license in any country, the Company is entitled to a license from Acorda of its patent rights and know-how relating to the product as well as the related data, information and regulatory files, and to market the product in the applicable country, subject to an initial payment equal to Acorda's cost of developing such data, information and regulatory files and to ongoing royalty payments to Acorda. Subject to the termination of the license agreement, licenses granted under the license agreement terminate on a country-by-country basis on the later of (i) September 2018 or (ii) the expiration of the last to expire of our patents or the existence of a threshold level of competition in the marketplace.

        Under its commercial manufacturing supply agreement with Acorda, the Company manufactures and supplies AMPYRA/FAMPYRA for Acorda (and its sub-licensees). Under the terms of the agreement, Acorda may obtain up to 25% of its total annual requirements of product from a second source manufacturer. The Company receives royalties equal to 8% of net selling price for all product manufactured by it and a compensating payment for product manufactured and supplied by a third party. The Company may terminate the supply agreement upon 12 months' prior written notice to Acorda and either party may terminate the supply agreement following a material and uncured breach of the supply or license agreement or the entry into bankruptcy or dissolution proceedings of the other

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COLLABORATIVE ARRANGEMENTS (Continued)

party. In addition, subject to early termination of the supply agreement noted above, the supply agreement terminates upon the expiry or termination of the license agreement.

        In January 2011, the Company entered into a development and supplemental agreement to its amended and restated license agreement with Acorda. Under the terms of this agreement, the Company granted Acorda the right, either with it or with a third party, in each case in accordance with certain terms and conditions, to develop new formulations of dalfampridine or other aminopyridines. Under the terms of the agreement, Acorda has the right to select either a formulation developed by the Company or by a third party for commercialization. If Acorda selects and commercializes a formulation developed by the Company, the Company is entitled to development fees, milestone payments (for new indications if not previously paid), license revenues and royalties in accordance with its amended and restated license agreement, and either manufacturing fees as a percentage of net selling price for product manufactured by the Company or compensating fees for product manufactured by third parties. If Acorda selects a formulation not developed by the Company, then the Company will be entitled to various compensation payments and have the first option to manufacture such third-party formulation. The agreement expires upon the expiry or termination of the amended and restated license agreement or may be earlier terminated by either party following an uncured breach of the agreement by the other party.

        Acorda's financial obligations under this development and supplemental agreement continue for a minimum of ten years from the first commercial sale of such new formulation, and may extend for a longer period of time, depending on the intellectual property rights protecting the formulation, regulatory exclusivity and/or the absence of significant market competition. These financial obligations survive termination.

        During the years ended March 31, 2012, 2011 and 2010, the Company recognized $25.8 million, none and none respectively, of revenue from its arrangements with Acorda.

  Amylin

        In May 2000, the Company entered into a development and license agreement with Amylin for the development of exendin products falling within the scope of its patents, which includes the once-weekly formulation of exenatide, BYDUREON. Pursuant to the development and license agreement, Amylin has an exclusive, worldwide license to the Company's polymer-based microsphere technology for the development and commercialization of injectable extended-release formulations of exendins and other related compounds. The Company receives funding for research and development and milestone payments consisting of cash and warrants for Amylin common shares upon achieving certain development and commercialization goals and will also receive royalty payments based on future product sales. In October 2005 and in July 2006, the Company amended the development and license agreement. Under the amended agreement, the Company is responsible for formulation and is principally responsible for non-clinical development of any products that may be developed pursuant to the agreement and for manufacturing these products for use in early-phase clinical trials.

        Amylin is responsible for commercializing exenatide products, including BYDUREON, in the U.S. and for U.S. regulatory matters relating to BYDUREON. Lilly, Amylin's former worldwide collaboration partner with respect to exenatide products, continues to have exclusive rights to commercialize exenatide products outside of the U.S. until December 31, 2013 or such earlier date as agreed by the parties pursuant to the terms of their transition agreement, following which Amylin will

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COLLABORATIVE ARRANGEMENTS (Continued)

have such exclusive rights. Subject to these arrangements with Lilly, Amylin is responsible for conducting clinical trials, securing regulatory approvals and marketing any products resulting from the collaboration on a worldwide basis.

        In conjunction with the 2005 amendment of the development and license agreement with Amylin, the Company reached an agreement regarding Amylin's construction of a manufacturing facility for BYDUREON and certain technology transfer related thereto. The facility and technology transfer of the Company's manufacturing processes was completed in 2009. Amylin will be responsible for the manufacture of BYDUREON and will operate the facility.

        Until December 31 of the tenth full calendar year following the year in which the first commercial sale of BYDUREON occurs, the Company will receive royalties equal to 8% of net sales from the first 40 million units of BYDUREON sold in any particular year and 5.5% of net sales from units sold beyond the first 40 million units for that year. Thereafter, during the term of the development and license agreement, the Company will receive royalties equal to 5.5% of net sales of products sold. The Company received a $7.0 million milestone payment in each of July 2011 and March 2012 upon the first commercial sale of BYDUREON in the EU and U.S., respectively.

        The development and license agreement terminates on the later of (i) 10 years from the first commercial sale of the last of the products covered by the development and license agreement, or (ii) the expiration or invalidation of all of its patents covering such product. Upon termination, all licenses become non-exclusive and royalty-free. Amylin may terminate the development and license agreement for any reason upon 180 days' written notice to the Company. In addition, either party may terminate the development and license agreement upon a material default or breach by the other party that is not cured within 60 days after receipt of written notice specifying the default or breach.

        During the years ended March 31, 2012, 2011 and 2010, the Company recognized $18.8 million, $2.9 million and $4.1 million, respectively, of revenue from its arrangements with Amylin.

  Cilag

        In December 2007, the Company entered into a license and commercialization agreement with Cilag to commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence in Russia and other countries in the CIS. Under the terms of the agreement, Cilag has primary responsibility for securing all necessary regulatory approvals for VIVITROL and Janssen-Cilag, an affiliate of Cilag, commercializes the product. The Company is responsible for the manufacture of VIVITROL and receives manufacturing and royalty revenues based upon product sales.

        Cilag has paid the Company $6.0 million to date in nonrefundable payments, and the Company's agreement provides that it could be eligible for up to an additional $33.0 million in milestone payments upon the receipt of regulatory approvals for the product, the occurrence of certain agreed-upon events and the achievement of certain VIVITROL sales levels.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. COLLABORATIVE ARRANGEMENTS (Continued)

        Commencing five years after the effective date of the agreement, Cilag will have the right to terminate the agreement at any time by providing 90 days' written notice to the Company, subject to certain continuing rights and obligations between the parties. Cilag will also have the right to terminate the agreement at any time upon 90 days' written notice to it if a change in the pricing and/or reimbursement of VIVITROL in Russia and other countries of the CIS has a material adverse effect on the underlying economic value of commercializing the product such that it is no longer reasonably profitable to Cilag. In addition, either party may terminate the agreement upon a material breach by the other party, which is not cured within 90 days after receipt of written notice specifying the material breach or, in certain circumstances, a 30-day extension of that period.

        During the year ended March 31, 2012, 2011 and 2010, the Company recognized $5.1 million, $0.4 million and $0.8 million of revenue from its arrangement with Cilag, respectively.

15. INCOME TAXES

        The Company's provision (benefit) for income taxes is comprised of the following:

	Year Ended March 31,
(In thousands)	2012	2011	2010
Current income tax provision (benefit):
U.S. Federal	$7,321	$(756)	$(3,318)
U.S. State	6,649	30	75
Rest of world	28	—	—
Deferred income tax (benefit) provision:
Ireland	(4,551)	—	—
U.S. Federal	(10,024)	(206)	(1,674)
U.S. State	(137)	(19)	(158)

Total tax benefit	$(714)	$(951)	$(5,075)

        The current income tax provision for the year ended March 31, 2012 is primarily due to a provision of $13.1 million on the taxable transfer of the BYDUREON intellectual property from the U.S. to Ireland, partially offset by a $4.3 million benefit recorded to additional paid-in capital related to the utilization of certain NOL carryforwards resulting from the exercise of employee share options. The current income tax benefit for the year ended March 31, 2011 is primarily related to a tax benefit for bonus depreciation pursuant to the Small Business Jobs Act of 2010. The current income tax benefit for the year ended March 31, 2010 is primarily the result of a carryback of the Company's 2010 AMT NOL pursuant to the Worker, Homeownership and Business Act of 2009. This law increased the carryback period for certain NOLs from two years to five years. Prior to the adoption of this law, the Company had recorded a full valuation allowance against the credits that were established in prior periods when the Company was subject to AMT provisions.

        The deferred tax provision for the year ended March 31, 2012 is primarily due to a benefit of $4.6 million from the partial release of the Irish deferred tax liability relating to acquired intellectual property that was established in connection with the Business Combination and a benefit of $9.9 million due to the partial release of an existing U.S. federal valuation allowance as a consequence of the Business Combination. The deferred tax benefits for the years ended March 31, 2011 and 2010 are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. INCOME TAXES (Continued)

primarily due to the recognition of $0.2 million and $1.8 million of income tax expense associated with the increase in the value of certain securities that it carried at fair market value during the year ended March 31, 2011 and 2010, respectively.

        No provision for income tax has been provided on undistributed earnings of the Company's foreign subsidiaries because the Company considers such earnings to be indefinitely reinvested. Cumulative unremitted earnings of overseas subsidiaries totaled approximately $10 million at March 31, 2012. In the event of distribution of those earnings in the form of dividends or otherwise, the Company would be subject to income taxes, subject to an adjustment, if any, for foreign tax credits, and foreign withholding taxes payable to certain foreign tax authorities. Determination of the amount of income tax liability that would be incurred is not practicable because of the complexities associated with this hypothetical calculation; however, unrecognized foreign tax credit carryforwards may be available to reduce some portion of the tax liability, if any.

        The distribution of the Company's net loss before the provision for income taxes by geographical area consisted of the following:

	Year Ended March 31,
(In thousands)	2012	2011	2010
Ireland	$(36,711)	$—	$—
U.S.	(84,858)	(46,491)	(44,701)
Rest of world	7,177	—	—

Loss before provision for income taxes	$(114,392)	$(46,491)	$(44,701)

        The components of the Company's net deferred tax liabilities are as follows:

	March 31,
(In thousands)	2012	2011
Deferred tax assets:
Irish NOL carryforwards	$55,175	$—
Tax benefit from the exercise of stock options	22,089	35,440
Share-based compensation	21,992	18,137
Tax credit carryforwards	12,294	18,038
U.S. federal and state NOL carryforwards	7,365	54,555
Alkermes Europe, Ltd. NOL carryforward	4,675	5,049
Deferred revenue	1,778	2,016
Other	9,774	6,459
Less: valuation allowance	(107,128)	(133,212)

Total deferred tax assets	28,014	6,482

Deferred tax liablilities:
Intangible assets	(42,857)	—
Property, plant and equipment	(19,049)	(6,482)

Total deferred tax liabilities	(61,906)	(6,482)

Net deferred tax liabilities	$(33,892)	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. INCOME TAXES (Continued)

        As of March 31, 2012, the Company had $441.4 million of Irish NOL carryforwards, $107.3 million of U.S. federal NOL carryforwards, $15.4 million of state NOL carryforwards, and $18.7 million of other foreign NOL and capital loss carryforwards, which either expire on various dates through 2032 or can be carried forward indefinitely. These loss carryforwards are available to reduce certain future Irish and foreign taxable income, if any. These loss carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. These loss carryforwards, which may be utilized in any future period, may be subject to limitations based upon changes in the ownership of the company's shares. The Company has performed a review of ownership changes in accordance with the U.S. Internal Revenue Code and the Company has determined that it is more likely than not that, as a result of the Business Combination, the Company has experienced a change of ownership. As a consequence, the Company's U.S. federal NOL carryforwards and tax credit carryforwards are subject to an annual limitation of $127.0 million.

        The Company records a deferred tax asset or liability based on the difference between the financial statement and tax basis of assets and liabilities, as measured by enacted tax rates assumed to be in effect when these differences reverse. In evaluating the Company's ability to recover its deferred tax assets, the Company considers all available positive and negative evidence including its past operating results, the existence of cumulative income in the most recent fiscal years, changes in the business in which the Company operates and its forecast of future taxable income. In determining future taxable income, the Company is responsible for assumptions utilized including the amount of Irish, U.S. and other foreign pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates that the Company is using to manage the underlying businesses. As of March 31, 2012, the Company determined that it is more likely than not that a significant portion of the deferred tax assets will not be realized and a valuation allowance has been recorded. The $26.1 million decrease in the valuation allowance from the year ended March 31, 2011 to the year ended March 31, 2012 was primarily due to the utilization of NOLs. The Company has a $33.9 million deferred tax liability as of March 31, 2012 which is primarily related to book over tax basis differences in acquired intellectual property.

        The tax benefit from share option exercises included in the table above represents benefits accumulated prior to the adoption of Accounting Standards Codification ("ASC") Topic 718 ("ASC 718") that have not been realized. Subsequent to the adoption of ASC 718 on April 1, 2006, an additional $17.1 million of tax benefits from share option exercises, in the form of NOL carryforwards and tax credit carryforwards, have not been recognized in the financial statements and will be once they are realized. In total, the Company has approximately $39.2 million related to certain NOL carryforwards and tax credit carryforwards resulting from the exercise of employee share options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax expense.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. INCOME TAXES (Continued)

        As part of the Business Combination, Alkermes plc was incorporated and is headquartered in Dublin, Ireland. The statutory tax rate for trading income in Ireland is 12.5%. A reconciliation of the Company's statutory tax rate to its effective rate is as follows:

	Year Ended March 31,
	2012	2011	2010
Statutory rate	12.5%	34.0%	34.0%
U.S. State income taxes, net of U.S. federal benefit	(6.8)%	—%	(0.1)%
R&D credit	—%	1.4%	0.8%
Share-based compensation	(0.7)%	(2.6)%	(2.9)%
Other permanent items	—%	(0.6)%	(0.5)%
Change in valuation allowance	47.3%	(30.1)%	(19.9)%
Foreign rate differential	(51.7)%	—%	—%

Effective tax rate	0.6%	2.1%	11.4%

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Unrecognized Tax Benefits
Balance, April 1, 2010	$1,835
Additions based on tax positions related to prior periods	49

Balance, March 31, 2011	1,884
Additions based on tax positions related to prior periods	624
Decreases due to lapse of statute of limitations	(68)

Balance, March 31, 2012	$2,440

        Included in unrecognized tax benefits at March 31, 2012 is $2.4 million of tax benefits that, if recognized, would affect the Company's annual effective tax rate. Of this balance, $1.7 million relates to deferred tax assets for which a full valuation allowance would be recorded, offsetting any tax benefits that would be realized. The Company expects a net reduction in its unrecognized tax benefits in the amount of $0.5 million due to the expected resolution of certain matters over the next twelve months. The Company has elected to include interest and penalties related to uncertain tax positions as a component of its provision for taxes. For the year ended March 31, 2012, the Company's accrued interest and penalties related to uncertain tax positions was not significant.

        Our major taxing jurisdictions include Ireland and the U.S. (federal and state). These jurisdictions have varying statutes of limitations. In the U.S., the 2007 through 2012 fiscal years remain subject to examination by the respective tax authorities. In Ireland, fiscal years 2008 to 2012 remain subject to examination by the Irish tax authorities. Additionally, because of our Irish and U.S. loss carryforwards, certain tax returns from fiscal years 1998 onward may also be examined. These years generally remain open for three to four years after the loss carryforwards have been utilized. Fiscal years, 2007, 2008 and 2010 for Alkermes, Inc., are currently under examination by the U.S. Internal Revenue Service.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. COMMITMENTS AND CONTINGENCIES

  Lease Commitments

        The Company leases certain of its offices, research laboratories and manufacturing facilities under operating leases with initial terms of one to twenty years, expiring through the year 2020. Certain of the leases contain provisions for extensions of up to ten years. These lease commitments are primarily related to the Company's corporate headquarters in Ireland and its corporate offices and manufacturing facility in Massachusetts. As of March 31, 2012, the total future annual minimum lease payments under the Company's non-cancelable operating leases are as follows:

(In thousands)	Payment Amount
Fiscal Years:
2013	$6,190
2014	3,773
2015	4,068
2016	3,970
2017	3,472
Thereafter	12,000

33,473
Less: estimated sublease income	(4,582)

Total future minimum lease payments	$28,891

        Rent expense related to operating leases charged to operations was $4.2 million, $5.4 million and $11.2 million for the years ended March 31, 2012, 2011 and 2010, respectively. These amounts are net of sublease income of $9.2 million, $7.3 million and $3.5 million earned in the years ended March 31, 2012, 2011 and 2010, respectively. In addition to its lease commitments, the Company has open purchase orders totaling $114.8 million at March 31, 2012.

  Litigation

        From time to time, the Company may be subject to other legal proceedings and claims in the ordinary course of business. For example, the Company is currently involved in various sets of Paragraph IV litigations in the U.S. and similar suits in Canada and France in respect of certain of its products. The Company is not aware of any such proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, results of operations, cash flows and financial condition.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. DEBTORS

	March 31,
	2012	2011
	(In thousands)
Amounts falling due within one year
Trade receivables	$96,381	$22,969
Deferred income taxes	656	—
Prepaid expenses and other current assets	11,910	8,244

	108,947	31,213

Amounts falling due after more than one year
Other debtors	26,793	11,060

Total	$135,740	$42,273

18. CREDITORS

	March 31,
	2012	2011
	(In thousands)
Amounts falling due within one year
Accounts payable and accrued expenses	$76,354	$43,999
Deferred revenue	6,910	3,123
Income taxes	940	—
Value added tax	286	—
Corporate tax	50	—
Other taxes	1,524	935

	86,064	48,057

Amounts falling due after more than one year
Deferred income taxes	34,512	—
Deferred revenue	7,578	4,837
Other long-term liabilities	8,751	7,536

Total	$136,905	$60,430

19. CAPITAL EXPENDITURE COMMITMENTS

        The directors have authorized the Company to spend $25.0 million for capital expenditures in the year ended March 31, 2013.

20. RELATED PARTY DISCLOSURES

        The principal related party relationships requiring disclosure in the consolidated financial statements pertain to the existence of subsidiaries and associates and transactions with these entities entered into by the Group and the identification of key management personnel as addressed in greater detail below.

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. RELATED PARTY DISCLOSURES (Continued)

  Subsidiaries and Associates

        The consolidated financial statements include the results of operations, financial positions and cash flows of the Company and its subsidiaries and associates over which the Company has control. A listing of principal subsidiaries and associates is provided in Note 24, Subsidiaries.

  Trading Transactions

        There were no transactions requiring disclosure under Section 36B of the Irish Companies Act, 1986.

  Compensation of Key Management Personnel of the Group

        Key management personnel are the Company's executive and non-executive directors and their compensation is disclosed in Note 22, Directors' Remuneration.

21. EMPLOYEES

        The average number of persons employed by the Company during each year was as follows:

	March 31,
	2012	2011
Manufacturing	489	267
Research and development	220	141
Selling, general and administrative	198	185

Total	907	593

        Employee costs during each year consist of the following:

	March 31,
	2012	2011
	(In thousands)
Wages and salaries	$110,124	$72,630
Social security(1)	25,189	14,938
Share based compensation	28,826	19,832

	$164,139	$107,400

(1)
Social security costs include social security costs, employer paid payroll taxes and other employee benefits paid by the Company.

22. DIRECTORS' REMUNERATION

        Directors' remuneration is set forth in the table below. Mr. Pops, the Company's Chairman and Chief Executive Officer, is not compensated for his services as a director. Accordingly, the amounts below include compensation for Mr. Pops' service as Chief Executive Officer (referred to as

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. DIRECTORS' REMUNERATION (Continued)

"Managerial Services") as well as compensation for all non-employee directors in their capacities as such (referred to as "Director Services").

	March 31,
	2012	2011
	(In thousands)
Managerial Services(1)	$6,321	$3,905
Director Services(2)	1,916	1,931

(1)
Includes cash payments for salary, the non-equity incentive plan compensation earned during the year ended March 31, 2012 and 2011, the grant date fair value for option and equity awards granted during the year ended March 31, 2012 and 2011 and contributions to the Company's 401(k) plan

(2)
Includes cash payments and the grant date fair value of option awards granted during the year ended March 31, 2012 and 2011. The amount also includes $39,723 and $79,445 of compensation for Mr. Wall's during the years ended March 31, 2012 and 2011, respectively, for services he performed for us outside of his capacity as a director.

23. AUDITORS' REMUNERATION

        Total auditors' remuneration paid to PWC and its affiliated firms for the years ended March 31, 2012 and 2011 are as follows:

	2012	2011
Audit and review of financial statements(1)	$1,514,654	$579,112
Audit-related fees(2)	598,592	66,000
Tax fees(3)	1,167,362	245,824
All other fees(4)	8,020	1,500

Total	$3,288,628	$892,436

(1)
In the year ended March 31, 2012, consists of fees for services related to the audit of our annual consolidated financial statements, statutory audits, and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting as well as procedures related to our S-4 and S-1 registration filings. In the year ended March 31, 2011, consists of fees for services related to the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements, including the review of our internal controls over financial reporting.

(2)
In the year ended March 31, 2012, consists of fees for due diligence procedures performed in connection with the acquisition of EDT and a royalty audit of one of our collaboration agreements. In the year ended March 31, 2011, consists of fees for audit procedures performed in connection with one of our collaboration agreements.

(3)
In the years ended March 31, 2012 and 2011, consists of fees for tax advisory services, primarily related to the acquisition of EDT, other than those related to the audit of our

ALKERMES PLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

23. AUDITORS' REMUNERATION (Continued)

  annual consolidated financial statements and review of our quarterly consolidated financial statements.

(4)
In the year ended March 31, 2012, consists of fees for remuneration surveys performed for our Irish entity and payment for access to the PWC on-line accounting research database. In the year ended March 31, 2011, consists of fees for access to the PWC on-line accounting research database.

        Total fees paid to PWC Ireland in respect of the audit of the group accounts were $0.5 million during the year ended March 31, 2012. In addition, PWC Ireland received $0.6 million for tax advisory services during the year ended March 31, 2012 and less than $0.1 million in all other fees.

24. SUBSIDIARIES

        The subsidiaries of Alkermes plc are wholly owned by Alkermes plc or one of its subsidiaries.

Name	Nature of Business	Registered Office and Country of Incorporation	Percent of Ownership
Alkermes Ireland Holdings Limited	Holding Company	Connaught House, 1 Burlington Road Dublin 4, Ireland	100%
Alkermes Pharma Ireland Limited	Manufacturing and R&D	Connaught House, 1 Burlington Road Dublin 4, Ireland	100%
Alkermes Finance Ireland Limited	Finance Company	Connaught House, 1 Burlington Road Dublin 4, Ireland	100%
Alkermes Finance S.à r.l.	Finance Company	5, rue Guillaume Kroll L-1882 Luxembourg, R.C.S. Luxembourg	100%
Alkermes Finance Ireland (No.2) Limited	Non-Operating	Connaught House, 1 Burlington Road Dublin 4, Ireland	100%
Alkermes US Holdings, Inc.	Holding Company	852 Winter Streeet, Waltham, MA 02451 United States	100%
Alkermes, Inc.	Manufacturing and R&D	852 Winter Streeet, Waltham, MA 02451 United States	100%
Eagle Holdings USA, Inc.	Holding Company	852 Winter Streeet, Waltham, MA 02451 United States	100%
Alkermes Gainesville LLC	Manufacturing and R&D	1300 Gould Drive, Gainesville, GA 30504 United States	100%
Alkermes Controlled Therapeutics, Inc.	Non-Operating	852 Winter Streeet, Waltham, MA 02451 United States	100%
Alkermes Europe, Ltd.	Non-Operating	c/o Mitre House, 160 Aldersgate Street London EC1A 4DD, United Kingdom	100%

Independent auditors' report to the members of Alkermes plc

        We have audited the parent company financial statements of Alkermes plc for the period ended 31 March 2012 on pages 110-115. These parent company financial statements have been prepared under the accounting policies set out in the statement of accounting policies on pages 111-112.

        We have reported separately on the group financial statements of Alkermes plc for the year ended 31 March 2012.

Respective responsibilities of directors and auditors

        The directors' responsibilities for preparing the Annual Report and the parent company financial statements in accordance with applicable Irish law and the accounting standards issued by the Accounting Standards Board and published by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland) are set out in the Statement of Directors' Responsibilities.

        Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). This report, including the opinion, has been prepared for and only for the company's members as a body in accordance with Section 193 of the Companies Act, 1990 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

        We report to you our opinion as to whether the parent company financial statements give a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, and have been properly prepared in accordance with Irish statute comprising the Companies Acts, 1963 to 2009. We state whether we have obtained all the information and explanations we consider necessary for the purposes of our audit, and whether the financial statements are in agreement with the books of account. We also report to you our opinion as to:

  •
  whether the company has kept proper books of account;

  •
  whether the directors' report is consistent with the financial statements; and

  •
  whether at the balance sheet date there existed a financial situation which may require the company to convene an extraordinary general meeting of the company; such a financial situation may exist if the net assets of the company, as stated in the balance sheet, are not more than half of its called-up share capital.

        We also report to you if, in our opinion, any information specified by law regarding directors' remuneration and directors' transactions is not disclosed and, where practicable, include such information in our report.

        We read the Directors' Report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the parent company financial statements. Our responsibilities do not extend to any other information.

PricewaterhouseCoopers, One Spencer Dock, North Wall Quay, Dublin 1, Ireland, I.D.E. Box No. 137
T: +353 (0) 1 792 6000, F: +353 (0) 1 792 6200, www.pwc.com/ie

Chartered Accountants

Basis of audit opinion

        We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the parent company financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the parent company financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

        We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the parent company financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the parent company financial statements.

Opinion

        In our opinion the parent company financial statements:

  •
  give a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, of the state of the company's affairs as at 31 March 2012; and

  •
  have been properly prepared in accordance with the Companies Acts, 1963 to 2009.

        We have obtained all the information and explanations which we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the company. The financial statements are in agreement with the books of account.

        In our opinion the information given in the directors' report is consistent with the financial statements.

        The net assets of the company, as stated in the balance sheet on page 110 are more than half of the amount of its called-up share capital and, in our opinion, on that basis there did not exist at 31 March 2012 a financial situation which under Section 40 (1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the company.

Alisa Hayden
for and behalf of PricewaterhouseCoopers
Chartered Accountants and Statutory Audit Firm
Dublin

13 June 2012

ALKERMES PLC

COMPANY BALANCE SHEET

		March 31,
	Note	2012	2011
		(In thousands)
ASSETS
Financial Fixed Assets
Investment in subsidiaries	3	$1,964,890	$—
Current Assets
Amounts due from subsidiaries		185,022	—
Prepayments and other debtors		1,073	—
Cash at bank and in-hand		15,291	—

TOTAL ASSETS		$2,166,276	$—

LIABILITIES
Equity Shareholders' Funds
Share capital, $0.01 par value	4	$1,300	$—
Share premium	5	74,148	—
Profit and loss account	5	2,039,851	—
Other reserves	5	18,463	—

Total equity shareholders' funds		2,133,762	—

Creditors
Intercompany loan payable—non-current		15,000	—
Intercompany loan payable—current		17,201	—
Accruals and other creditors		313	—

Total for creditors		32,514	—

TOTAL LIABILITIES		$2,166,276	$—

The Notes to the Company Balance Sheet are an integral part of this statement.

The financial statements were approved by the Board of Directors on June 13, 2012 and signed on its behalf by:

/s/ RICHARD F. POPS	/s/ PAUL J. MITCHELL
Richard F. Pops	Paul J. Mitchell
Chairman	Director

ALKERMES PLC

NOTES TO COMPANY BALANCE SHEET

1. Summary of Significant Accounting Policies

Basis of Preparation

        The financial statements have been prepared under the historical cost convention in accordance with the Companies Acts, 1963 to 2009 and Generally Accepted Accounting Practice in the Republic of Ireland ("Irish GAAP"). The accompanying balance sheet of Alkermes plc (the "Company") is presented on a stand-alone basis, including related party transactions. The financial statements are presented in the United States dollars, which is the Company's functional and presentation currency.

Investment in Subsidiaries

        Alkermes plc's investment in Alkermes Ireland Holdings Limited of $1.6 billion was recorded at cost, which equaled fair value, on September 16, 2011, the date of the Company's incorporation, based on the Company's market capitalization at that time. The investment in Alkermes Pharma Ireland Limited of $315.0 million was recorded at cost, which equaled fair value, on December 6, 2011, the date of Company's reorganization. See Note 3 below for further information. The investment is tested for impairment if circumstances or indicators suggest that impairment may exist.

Share Based Payments

        Alkermes plc and its subsidiaries operate a number of share based payment plans the details of which are presented in Note 13 to the Consolidated Financial Statements. The share based payment expense associated with the share plans is recognized as an expense by the entity which receives services in exchange for the share based compensation. In these Company only accounts, the profit and loss account is charged with the expense related to the services received by the Company. The cost for options granted to the Company's subsidiaries' employees represents additional capital contributions by the Company to its subsidiaries. An additional investment in subsidiaries has been recorded in respect of those options granted to the Company's subsidiaries' employees, with a corresponding increase in the Company's shareholder equity. The additional capital contribution is based on the fair value at the grant date of the options issued, allocated over the life of the underlying grant's vesting period.

Share Premium

        The difference between the proceeds received on issue of shares and the nominal value of the shares is credits to the share premium account.

Profit and loss account

        In accordance with Section 3(2) of the Companies (Amendment) Act, 1986, the Company is availing of the exemption from presenting the individual profit and loss account. Alkermes plc's loss for the year ended March 31, 2012 was $22.5 million.

Cash flow statement

        The Company is availing of the exemption afforded by FRS 1 Cash Flow Statements not to provide statement of cash flows. The cash flows of the Company are included in the consolidated financial statements.

ALKERMES PLC

NOTES TO COMPANY BALANCE SHEET (Continued)

1. Summary of Significant Accounting Policies (Continued)

Treasury Shares

        Ordinary Shares acquired by the Company are deducted from profit and loss account reserves and presented within the profit and loss account at cost.

Foreign Currency

        The Company's functional and reporting currency is the U.S. dollar. Transactions in foreign currencies are recorded at the exchange rate prevailing on the date of the transaction. The resulting monetary assets and liabilities are translated into U.S. dollars at exchange rates prevailing on the subsequent balance sheet date. Gains and losses as a result of translation adjustments are recorded within "Other income (expense)" in the statement of operations.

Taxation

        The Company recognizes income taxes under the asset and liability method. Deferred income taxes are recognized for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company accounts for uncertain tax positions using a "more-likely-than-not" threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The Company evaluates this tax position on a quarterly basis. The Company also accrues for potential interest and penalties related to unrecognized tax benefits in income tax expense.

2. History and Description of the Company

        On May 9, 2011, Alkermes plc, Alkermes, Inc., Elan and certain of their respective subsidiaries entered into the Business Combination Agreement and Plan of Merger (the "Business Combination Agreement") pursuant to which Alkermes, Inc., and EDT agreed to combine their businesses under the Company in a cash and share transaction (the "Business Combination"). EDT, which operated as a business unit of Elan with its principal assets predominantly located in Ireland, developed and manufactured pharmaceutical products using its proprietary drug technologies in collaboration with pharmaceutical companies worldwide. On May 4, 2011, the Company was incorporated by Elan as Antler Science Two plc in connection with the negotiation and execution of the Business Combination Agreement solely to effect the Business Combination. Following the execution of the Business Combination Agreement, Elan contributed the assets and legal entities that comprised the EDT business to the Company through a combination of asset transfers, share transfers and other inter-company transactions, following which the EDT business was contained in several subsidiaries under the Company. On September 14, 2011, the Company changed its name to Alkermes plc.

        On September 16, 2011, the business of Alkermes, Inc., and EDT were combined under the Company. As part of the Business Combination, a wholly owned subsidiary of the Company merged with and into Alkermes, Inc., with Alkermes, Inc., surviving as a wholly owned subsidiary of the Company. At the effective time of the Business Combination, (i) each share of Alkermes, Inc., common shares then issued and outstanding and all associated rights were canceled and automatically converted

ALKERMES PLC

NOTES TO COMPANY BALANCE SHEET (Continued)

2. History and Description of the Company (Continued)

into and became the right to receive one ordinary share of Alkermes and (ii) all issued and outstanding options and share awards to purchase Alkermes, Inc., common shares granted under any equity compensation plan were converted into options and share awards to purchase on substantially the same terms and conditions the same number of Alkermes ordinary shares at the same exercise price. We paid Elan $500.0 million in cash and issued Elan 31.9 million ordinary shares of the Company, which had a fair value of approximately $525.1 million on the closing date, for the EDT business. Upon consummation of the Business Combination, the former shareholders of Old Alkermes owned approximately 75% of the Company, with the remaining approximately 25% of the Company owned by a subsidiary of Elan. At March 31, 2012, Elan owned approximately 6% of the Company's outstanding ordinary shares.

        Alkermes plc develops medicines that address the unmet needs and challenges of people living with serious chronic disease. A fully integrated global biopharmaceutical company, Alkermes applies proven scientific expertise, proprietary technologies and global development capabilities to create innovative treatments for major clinical conditions with a focus on central nervous system ("CNS") disorders, such as schizophrenia, addiction and depression.

        We create new, proprietary pharmaceutical products for our own account, and we collaborate with other pharmaceutical and biotechnology companies. We are increasingly focused on maintaining rights to commercialize our leading product candidates in certain markets.

        We are an Irish public limited company incorporated in Dublin, Ireland, with a research and development ("R&D") center in Waltham, Massachusetts and manufacturing facilities in Athlone, Ireland; Gainesville, Georgia; and Wilmington, Ohio. Our corporate headquarters are located at Connaught House, 1 Burlington Road, Dublin 4, Republic of Ireland.

3. Investment in Subsidiaries

(In thousands)
Balance—as at date of incorporation	$—
Additions—corporate incorporation	1,632,700
Additions—corporate reorganization	315,000
Capital contribution in respect of share-based payment plans	17,190

Balance—March 31, 2012, at cost	$1,964,890

        During the year ended March 31, 2012, Alkermes plc was formed. Refer to Note 2, History and Description of the Company for a description of this transaction.

ALKERMES PLC

NOTES TO COMPANY BALANCE SHEET (Continued)

4. Share Capital

	March 31,
($ in thousands, except per share amounts)	2012	2011
Authorized:
40,000 ordinary shares of €1 par value	$—	$—
50,000,000 preferred shares of $0.01 par value	500,000	—
450,000,000 ordinary shares of $0.01 par value	4,500,000	—

	$5,000,000	$—

(In thousands)
Allotted, called-up and fully paid equity:
As at date of incorporation	$—
Shares issued on incorporation	40
Shares redeemed	(40)
Issuance of 97,668,780 ordinary shares of $0.01 par value as part of corporate reorganization	975
Issuance of 31,900,000 ordinary shares of $0.01 par value to Elan Corporation, plc., in connection with the purchase of EDT	319
643,750 ordinary shares of $0.01 par value issued in respect of share based payment plans	6

At March 31, 2012	$1,300

        See Note 12 to the Consolidated Financial Statements for additional information regarding equity shareholders' funds. 40,000 ordinary shares were allotted for €1 each on incorporation, and were later redeemed by the company for €40,000.

5. Reserves

	Share Premium	Profit and Loss Account	Other Reserves	Total
	(In thousands)
BALANCE—as at date of incorporation	$—	$—	$—	$—
Conversion of Alkermes, Inc., common stock to Alkermes plc ordinary shares	1,606,651	—	—	1,606,651
Issuance of ordinary shares to Elan Corporation, plc in connection with the purchase of EDT	524,755	—	—	524,755
Reduction in share premium account	(2,062,932)	2,062,932	—	—
Net loss	—	(22,510)	—	(22,510)
Share-based payment reserve	—	—	18,463	18,463
Shares issued under employee share plans	5,103	—	—	5,103
Receipt of Alkermes' shares for the purchase of share options or to satisfy minimum tax withholding obligations related to share based awards	571	(571)	—	—

BALANCE—March 31, 2012	$74,148	$2,039,851	$18,463	$2,132,462

ALKERMES PLC

NOTES TO COMPANY BALANCE SHEET (Continued)

5. Reserves (Continued)

        On November 8, 2011, the High Court in Ireland approved the reduction of the company's share premium by $2.1 billion. As such, this amount has been transferred from share premium to distributable reserves. See Note 12 to the Consolidated Financial Statements for additional information regarding the acquisition of the Company's ordinary shares.

6. Related Party Transactions

        Alkermes plc has not disclosed any related party transactions as it has availed of the exemption available under FRS 8 "Related Party Transactions" 3 (c) which exempts disclosure of transactions entered into between two or more members of a group, provided that any subsidiary undertaking which is a party to the transaction is wholly owned by a member of that group.

7. Contingencies

        From time to time, the Company may be subject to other legal proceedings and claims in the ordinary course of business. For example, the Company is currently involved in various sets of Paragraph IV litigations in the U.S. and similar suits in Canada and France in respect of certain of its products. The Company is not aware of any such proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, results of operations, cash flows and financial condition.

8. Auditors' Remuneration

(In thousands)	2012	2011
Audit of the Company's individual accounts	$10	$—
Other assurance services	451	—
Tax advisory services	605	—
Other non-audit services	6	—

Total	$1,072	$—

        See Note 23 to the Consolidated Financial Statements for additional information regarding fees paid to PWC and its affiliated firms by the Company.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01HHCE 1 U PX + Annual General Meeting of Shareholders Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, 5 and 6 and every 1 YEAR for Proposal 4. For Against Abstain 2. To approve an amendment to the Alkermes plc 2011 Stock Option and Incentive Plan to increase the shares available for issuance from 8,350,000 to 12,550,000. 3. To hold a non-binding advisory vote to approve the compensation of our named executive officers. 4. To hold a non-binding advisory vote on the frequency of future advisory votes on executive compensation. 5. To authorize holding the 2013 Annual General Meeting of Shareholders of the Company at a location outside of Ireland. 6. To appoint PricewaterhouseCoopers as the independent auditors of the Company and to authorize the Audit and Risk Committee of the Board of Directors to set the auditor’s remuneration. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 01 - Floyd E. Bloom 1. Election of Directors: Nominees: 02 - Geraldine A. Henwood For Withhold IMPORTANT ANNUAL MEETING INFORMATION 1 Year 2 Years 3 Years Abstain For Against Abstain 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1 4 0 0 3 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on July 31, 2012. Vote by Internet • Go to envisionreports.com/alks • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 1, 2012 The undersigned shareholder of Alkermes plc (the "Company" or "Alkermes") acknowledges receipt of the Notice of Annual General Meeting of Shareholders and the accompanying proxy statement and, revoking any proxy or voting instructions previously given, hereby appoints James M. Frates and Iain M. Brown, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual General Meeting of Shareholders of the Company to be held at offices of Alkermes, located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, on August 1, 2012, at 12:30 p.m. local time and at any adjournment or postponement thereof, and to vote all such shares that the undersigned is entitled to vote at such Annual General Meeting or at any adjournment or postponement thereof, as stated on the reverse side. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no instructions are specified, this proxy, if signed and dated, will be voted "FOR" the election of each of the nominees for director named in proposal 1 and “FOR” proposals 2 and 3, every “1 Year” for proposal 4, and “FOR” proposals 5 and 6. If any other business is properly presented at the Annual General Meeting or any adjournment of the Annual General Meeting, this proxy will be voted by the named proxies in their discretion. At the present time, the Board of Directors knows of no other business to be presented at the Annual General Meeting. Should the undersigned be present and elect to vote at the Annual General Meeting or any adjournment or postponement thereof and after notification in writing to the Secretary of the Company at the Annual General Meeting of the undersigned's decision to terminate this proxy at any time before its exercise, then the power of such proxies shall be deemed terminated and of no further force and effect. (Continued and to be signed on the reverse side) If you vote by telephone or Internet, it is not necessary to return this proxy card. If you do not vote by telephone or Internet, please sign and date this proxy card on the reverse and return it in the enclosed postage-paid envelope. ANNUAL GENERAL MEETING OF SHAREHOLDERS PROXY CARD — ALKERMES PLC IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

QuickLinks

NOTICE OF 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 1, 2012
PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AUGUST 1, 2012
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS (Ordinary resolution)
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
PROPOSAL 2 APPROVAL OF AMENDMENT TO ALKERMES PLC 2011 STOCK OPTION AND INCENTIVE PLAN TO INCREASE SHARES AUTHORIZED FOR ISSUANCE
(Ordinary resolution)
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION (Ordinary resolution)
PROPOSAL 4 ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 5 AUTHORIZATION TO HOLD THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF THE COMPANY AT A LOCATION OUTSIDE OF IRELAND (Ordinary resolution)
PROPOSAL 6 APPOINTMENT OF INDEPENDENT AUDITORS AND AUTHORIZATION OF AUDIT AND RISK COMMITTEE TO SET AUDITORS' REMUNERATION (Ordinary resolution)
REPORT OF THE AUDIT AND RISK COMMITTEE
AUDIT FEES
OWNERSHIP OF THE COMPANY'S ORDINARY SHARES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
DISCLOSURE WITH RESPECT TO OUR EQUITY COMPENSATION PLANS
OTHER BUSINESS
  APPENDIX A
ALKERMES plc 2011 Stock Option and Incentive Plan
  APPENDIX B
DIRECTORS' REPORT For the Year Ended March 31, 2012
ALKERMES PLC STATEMENT OF DIRECTORS' REPONSIBILITIES
Independent auditors' report to the members of Alkermes plc
ALKERMES PLC AND SUBSIDIARIES CONSOLIDATED PROFIT AND LOSS ACCOUNT
ALKERMES PLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
ALKERMES PLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
ALKERMES PLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS
ALKERMES PLC AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Independent auditors' report to the members of Alkermes plc
ALKERMES PLC COMPANY BALANCE SHEET
ALKERMES PLC NOTES TO COMPANY BALANCE SHEET